  As filed with the Securities and Exchange Commission on April 16, 1999.

                                                      Registration No. 333-67995
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 2
                                       To
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                                  LYCOS, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                               04-3277338
    (State or other jurisdiction of                  (IRS Employer
     incorporation or organization)              Identification Number)

              400-2 Totten Pond Road, Waltham, Massachusetts 02451
                                 (781) 370-2700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ----------------

                                Robert J. Davis
                                  Lycos, Inc.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02451
                                 (781) 370-2700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    copy to:

        Mary Ellen O'Mara, Esq.                Kenneth L. Guernsey, Esq.
      Francis J. Feeney, Jr. Esq.                Cydney S. Posner, Esq.
          Laura S. Sarah, Esq.                   Jodie M. Bourdet, Esq.
      Hutchins, Wheeler & Dittmar                  Cooley Godward LLP
       A Professional Corporation            One Maritime Plaza, 20th Floor
           101 Federal Street               San Francisco, California 94111
      Boston, Massachusetts 02110                    (415) 693-2000
             (617) 951-6600

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]


                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              WIRED VENTURES, INC.
                         660 Third Street, Fourth Floor
                        San Francisco, California 94107

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON MAY   , 1999

TO THE STOCKHOLDERS OF WIRED VENTURES, INC.:

  Notice Is Hereby Given that a special meeting of stockholders of Wired Ventures, Inc., a Delaware corporation, will be held at 9:00 a.m. local time on
      , May   , 1999. The meeting will be held at the offices of Cooley Godward
LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111. The purpose of the meeting will be to approve the following proposal:

  . approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of October 5, 1998 and amended as of November 25, 1998, among Ventures, Lycos, Inc., BF Acquisition Corp. and H. William Jesse, Jr., Louis Rossetto and Paul J. Salem, as Stockholder Representatives; and

  . approve the merger of BF Acquisition Corp., a wholly-owned subsidiary of Lycos, with and into Ventures, through which Ventures will become a wholly-owned subsidiary of Lycos and the outstanding shares of Ventures capital stock will be converted into shares of Lycos common stock and other rights.

  Information on the above proposal is contained in the attached proxy statement/prospectus. Stockholders of record at the close of business on April
  , 1999 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting. Approval of the proposal described above will require the affirmative vote of the holders of a majority of the Ventures capital stock (assuming conversion of all Ventures preferred stock) and a majority of the Ventures Series C preferred stock outstanding on the record date.

                                          By Order of the Board of Directors


                                          Janelle Mitchell
                                          Secretary

San Francisco, California

April   , 1999

  All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A postage-paid return envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting.

  Please note, however, that if your shares are held of record by the trustee of the voting trust that was formed in March 1998, you will not receive a proxy card or be able to vote your shares at the meeting. The voting trustee will vote your shares. You are still cordially invited to attend the meeting.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this proxy statement/prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission is effective. This proxy + +statement/prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Dear Stockholders:

  As you may be aware, Wired Ventures, Inc. has entered into an agreement with Lycos, Inc. providing for the acquisition of Ventures by Lycos. If the merger is completed, Ventures will become a wholly-owned subsidiary of Lycos.

  In the merger, the Ventures stockholders will receive Lycos common stock and cash in exchange for their shares of Ventures capital stock. The exact number of shares and amount of cash to be paid by Lycos depends on a number of factors. However, assuming:

  .no change in Ventures' outstanding stock except for employee stock grants;
  and

  . Ventures' cash balance is $25 million and paid by Lycos entirely in cash,

the Ventures stockholders would receive (per 1,000 shares of each class of Ventures stock):

                                                      Lycos Common Stock and Cash
Ventures Capital Stock               Lycos Price of $42.86 or Greater Lycos Price of $20.64 or Less
Ventures common stock                 57 Lycos shares                 119 Lycos shares
Ventures Series A preferred stock     49 Lycos shares + $1,291,82     102 Lycos shares + $1,291.82
Ventures Series B Preferred stock    466 Lycos shares                 969 Lycos shares
Ventures Series C preferred stock    234 Lycos + $1,408.54            487 Lycos Shares + $1,408.54

  Ventures has scheduled a special meeting of the Ventures stockholders to vote on the matters described in this document. The special meeting will be held on
May   , 1999 at 9:00 a.m. California time at Cooley Godward llp, One Maritime
Plaza, 20th Floor, San Francisco, California. At the special meeting, you will be asked to approve the merger agreement and the merger.

  The merger cannot be completed unless the merger agreement and the merger are approved by the holders of a majority of the outstanding Ventures capital stock (assuming conversion of all Ventures preferred stock) and a majority of the outstanding Ventures Series C preferred stock. The Ventures board of directors has approved the merger agreement and the merger and recommends that you approve the merger agreement and the merger. Your vote is very important.

  If you are entitled to vote on the merger, a proxy card is enclosed for your signature. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing this proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the merger agreement and the merger. You may vote at the special meeting if you owned shares as of the close of business
on April   , 1999 and did not place your shares in the Ventures voting trust that was implemented in March 1998.

  On behalf of the Ventures board of directors, I thank you for your support and ask you to vote in favor of the merger agreement and the merger.

                             Sincerely,

                             Beth Vanderslice
                             President

       The date of this proxy statement/prospectus is April  , 1999.

  Please read all of this proxy statement/prospectus carefully, including the matters referred to beginning on page 7 under the heading "Risk Factors," before voting.


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Lycos common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY....................................................................   1
  The Companies............................................................   1
  Reasons for the Merger; Recommendation to Ventures Stockholders..........   1
  The Merger...............................................................   2
RISK FACTORS...............................................................   7
  Risks Relating to the Merger.............................................   7
  Risks Relating to Lycos..................................................   8
  Risks Relating to Ventures...............................................  18
WHERE YOU CAN FIND MORE INFORMATION........................................  27
FORWARD-LOOKING STATEMENTS.................................................  29
SELECTED HISTORICAL FINANCIAL DATA.........................................  30
SELECTED PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL DATA.............  32
COMPARATIVE PER SHARE DATA.................................................  33
PRICE RANGE OF COMMON STOCK................................................  34
DIVIDEND POLICIES..........................................................  34
THE SPECIAL MEETING........................................................  35
  Date, Time and Place.....................................................  35
  Purpose..................................................................  35
  Record Date and Outstanding Shares.......................................  35
  Vote Required............................................................  35
  Proxies..................................................................  35
  Recommendation of Ventures Board of Directors............................  35
THE MERGER.................................................................  36
  General..................................................................  36
  Effective Time of the Merger.............................................  36
  Merger Consideration.....................................................  36
  Rights of Dissenting Stockholders........................................  39
  Conversion and Exchange of Share Certificates............................  41
  Background of the Merger.................................................  42
  Ventures Reasons for the Merger..........................................  44
  Lycos Reasons for the Merger.............................................  46
  Opinion of Lazard Freres & Co. LLC.......................................  46
  Other Interests of Officers and Directors in the Merger..................  50
  Accounting Treatment.....................................................  51
  Material Federal Income Tax Consequences.................................  51
  Regulatory Approvals.....................................................  54
THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION........................  55
  Representations and Warranties...........................................  55
  Covenants................................................................  55
  Indemnification and Escrow...............................................  56
  Conditions to Consummation of the Merger.................................  56
  Termination and Amendment................................................  57
  Fees and Expenses........................................................  57
  Directors and Officers...................................................  57

                                                                           Page
                                                                           ----
VOTING AGREEMENTS ........................................................  58
COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF LYCOS AND VENTURES............  59
  Authorized Capital......................................................  59
  Directors and Classes of Directors; Removal of Directors................  61
  Special Meeting of Stockholders.........................................  61
  Amendment of By-Laws....................................................  61
  Section 203 of Delaware Law.............................................  61
  Antitakeover Provisions.................................................  62
BUSINESS OF LYCOS.........................................................  63
BUSINESS OF VENTURES......................................................  64
  Overview................................................................  64
  Online Properties.......................................................  64
  Strategic Alliances.....................................................  65
  Advertising and Other Sales.............................................  66
  Marketing...............................................................  67
  Competition.............................................................  67
  Intellectual Property...................................................  67
  Employees...............................................................  68
  Facilities..............................................................  68
VENTURES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  69
  Overview................................................................  69
  Results of Operations for the Fiscal Years ended December 31, 1996, 1997 and 1998...............................................................  69
  Gain on Sale of Print and Television Businesses.........................  71
  Liquidity and Capital Resources.........................................  71
  Year 2000...............................................................  72
  Quantitative and Qualitative Disclosures About Market Risk..............  72
PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS...............  74
DESCRIPTION OF LYCOS CAPITAL STOCK........................................  80
  Common Stock............................................................  80
  Preferred Stock.........................................................  80
  Certain Certificate of Incorporation, By-Laws and Statutory Provisions
   Affecting Stockholders.................................................  80
  Transfer Agent and Registrar............................................  81
SECURITY OWNERSHIP OF VENTURES............................................  82
LEGAL MATTERS.............................................................  84
EXPERTS...................................................................  84
FINANCIAL STATEMENTS OF VENTURES.......................................... F-1
ANNEXES
  Annex A--Agreement and Plan of Merger and Reorganization................ A-1
  Annex B--Forms of Voting Agreement...................................... B-1
  Annex C--Form of Escrow Agreement....................................... C-1
  Annex D--Opinion of Lazard Freres & Co. LLC............................. D-1
  Annex E--Section 262 of Delaware General Corporation Law................ E-1

                                    SUMMARY

  This summary highlights some important information from this proxy statement/prospectus, but may not contain all of the information that is important to you. To understand the merger agreement and the merger fully, you should carefully read this entire proxy statement/prospectus and the documents attached to, or incorporated by reference in, this proxy statement/prospectus. See "Where You Can Find More Information" on page 27.

                                 The Companies

Wired Ventures, Inc.
660 Third Street, Fourth Floor
San Francisco, California 94107
(415) 276-8400

  Ventures' business is conducted through its wholly-owned subsidiary, Wired Digital, Inc. Wired Digital maintains a suite of Websites featuring original content and search and navigation services. These sites include HotBot, Wired News, HotWired, and Suck.com. Until June 1998, Ventures also published Wired magazine through a separate, wholly-owned subsidiary. In June 1998, Ventures sold its magazine, books and television businesses to Advance Magazine Publishers Inc.

Lycos, Inc.
400-2 Totten Pond Road
Waltham, Massachusetts 02451
(781) 370-2700

  Lycos, "Your Personal Internet Guide," is a "New Generation Online Service" that offers through the Web a network of online services and content including community, chat, e-mail and online shopping. Lycos seeks to draw a large number of viewers to its Websites by providing a one-stop destination for identifying, selecting and accessing resources, services, content and information on the Web. The Lycos network is dedicated to helping each individual user locate, retrieve and manage information tailored to his or her personal interests.

        Reasons for Merger; Recommendation to Ventures Stockholders

  The Ventures board of directors has determined that the merger agreement and the merger are fair to, and in the best interests of, Ventures and its stockholders and recommends that you vote in favor of approval and adoption of the merger agreement and approval of the merger. See "The Special Meeting-- Recommendation of Ventures Board of Directors" on page 35. In reaching its decision, the Ventures board of directors considered Ventures' strategy, the historical performance and future prospects of Ventures and Lycos and other matters. Two members of the Ventures board of directors, Ms. Metcalfe and Mr. Rossetto, abstained from voting and expressed concern that the purchase price was not adequate. At that time, the purchase price was approximately $95 million excluding amounts to be paid relating to the Ventures cash balance and other contingencies.

                                   The Merger

  The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

What Ventures Stockholders Will Receive

  As a result of the merger, Lycos will pay Ventures stockholders a combination of shares of Lycos common stock and, in some cases, cash in exchange for their shares of Ventures capital stock.

  . Lycos will issue in the merger Lycos common stock valued, according to the mechanism in the merger agreement, at $95 million. In addition, Lycos will pay to the Ventures stockholders Lycos common stock or cash with a value equal to the amount of cash on Ventures' balance sheet at closing, after specified adjustments. This amount is referred to as the "Ventures cash balance."

  . In addition, Lycos may be obligated to pay up to approximately $9.5 million of additional cash in connection with the Advance escrow and potential tax benefits described under the caption "The Merger--Merger Consideration" beginning on page 36.

  Stockholders will receive different amounts per share of Ventures stock held, depending on the class or series. The dollar value assigned to each share of a class or series is determined by a complex formula described in detail under the caption "The Merger--Merger Consideration" beginning on page 36.

  The parties will determine the precise number of shares of Lycos common stock to be issued for any dollar value by dividing that dollar value by the "average closing stock price." This price is determined by calculating the average closing price for Lycos common stock over a period of 20 trading days ending three trading days prior to the closing of the merger. Under the merger agreement, however, this price is subject to a collar; that is, for the purpose of calculating the number of Lycos shares to be issued, the average closing stock price may not be higher than $42.86 or lower than $20.64 even if, in fact, the actual average closing price of Lycos common stock does exceed $42.86 or fall below $20.64. This provision is designed to set a minimum on the number of Lycos shares that Ventures stockholders will receive and a maximum on the number of shares that Lycos will have to issue. It is anticipated that this closing will occur not later than three business days after the special meeting.

  We have included below two tables designed to illustrate the amount of Lycos stock and cash that a holder of Ventures capital stock would receive, per 1,000 shares, in the merger, given the assumptions listed below. The tables are based on the number of shares, options and warrants outstanding as of February 15, 1999 and the stock grants contemplated to be made before closing. For the purposes of the tables, we have assumed the following:

  . That the actual average closing stock price is one of five different prices: $15.00, which is below the lower collar limit; $20.64, which is the lower collar limit; $31.75, which is the mid-point between the lower collar limit and the upper collar limit; $42.86, which is the upper collar limit; and $50.00, which is above the upper collar limit.

  . That the Ventures cash balance is $25 million.

  . That the Ventures cash balance is paid entirely in Lycos shares or entirely in cash, not in a combination of shares and cash.

  . That the closing will occur on May 31, 1999.

  We have not included any amounts in the table related to the Advance escrow or the tax refund.

                     Number of Shares of Lycos Common Stock
       (assumes Ventures Cash Balance Paid in Full in Lycos Common Stock)

 Ventures Capital
      Stock                              Lycos Average Closing Stock Price
    (per 1,000            ----------------------------------------------------------------
     shares)                 $15.00       $20.64       $31.75       $42.86       $50.00
 ----------------         ------------ ------------ ------------ ------------ ------------
 Common..................   119 shares   119 shares    77 shares    57 shares    57 shares
 Series A................   164 shares   164 shares   107 shares    79 shares    79 shares
 Series B................   969 shares   969 shares   629 shares   466 shares   466 shares
 Series C................   555 shares   555 shares   361 shares   267 shares   267 shares

                Number of Shares of Lycos Common Stock and Cash
              (assumes Ventures Cash Balance Paid in Full in Cash)

 Ventures Capital                        Lycos Average Closing Stock Price
 Stock (per 1,000         ----------------------------------------------------------------
     shares)                 $15.00       $20.64       $31.75       $42.86       $50.00
 ----------------         ------------ ------------ ------------ ------------ ------------
 Common.................. 119 shares   119 shares    77 shares    57 shares    57 shares
 Series A................ 102 shares + 102 shares +  66 shares +  49 shares +  49 shares +
                          $1,291.82    $1,291.82    $1,291.82    $1,291.82    $1,291.82
 Series B................ 969 shares   969 shares   629 shares   466 shares   466 shares
 Series C................ 487 shares + 487 shares + 316 shares + 234 shares + 234 shares +
                          $1,408.54    $1,408.54    $1,408.54    $1,408.54    $1,408.54

  Under the merger agreement, the relative proportions of cash and stock are subject to limitations relating to tax and regulatory matters. The foregoing tables do not take into account the effect of such limitations, which are described in greater detail starting on page 51.

  These tables are included for illustrative purposes only. The actual average closing stock price and the amount of the Ventures cash balance, as well as many of the other variables, will not be known until just prior to the merger.

  The price of Lycos' common stock has been subject to extreme fluctuations. Since October 5, 1998, the monthly high and low closing prices of Lycos' common stock as reported on the Nasdaq National Market have been:

                                                                 High     Low
                                                               -------- -------
October 1998.................................................. $42.9375 $ 25.00
November 1998................................................. $  65.25 $ 41.50
December 1998................................................. $  63.75 $ 50.50
January 1999 ................................................. $ 137.00 $52.375
February 1999................................................. $ 137.00 $ 84.25
March 1999.................................................... $ 110.00 $ 83.88
April 1999 (through April 13)................................. $ 110.50 $ 86.00

  On October 2, 1998, the trading day immediately prior to the date of the signing of the merger agreement, Lycos common stock closed at $31.75 per share. The closing price for Lycos common stock on April 13, 1999 was $102.69. You should check current market prices for Lycos common stock.

  The market price of many Internet stocks has increased significantly since October 5, 1998. As is indicated in the tables above, the collar provisions of the merger agreement set a minimum and maximum number of shares of Lycos common stock which Lycos must issue in the merger. The upper collar limit of $42.86 means that increases in the Lycos stock price above $42.86 will not increase the number of shares of Lycos common stock which you will receive. Nevertheless, once you receive your Lycos shares, if the Lycos stock price is higher than $42.86 then you will receive the benefit of that increase in value with respect to the shares you receive. We cannot predict what the Lycos stock price will be when the payment to Ventures stockholders under the merger agreement is calculated. There have been significant fluctuations in Lycos' stock price since the date of the merger agreement, and any increase in Lycos' stock price since that date and prior to the time that you receive your Lycos shares should not be viewed as representative of what the stock price will be when you receive your shares. Furthermore, the changes in Lycos stock price since the date of the merger agreement should not be viewed as directly comparable to the increase or decrease in the price of other internet stocks during the same period.

  For additional information, see "The Merger--Merger Consideration" beginning on page 36.

Effect of the Merger on Ventures and its Stockholders

  Upon completion of the merger, Ventures will become a subsidiary of Lycos. Individuals who own stock in Ventures before the merger will own stock in Lycos after the merger. Former Ventures stockholders will hold between approximately 5.1% and 12.7% of Lycos' common stock after the merger, based on 43,171,400 shares of Lycos common stock outstanding on January 31, 1999. The 5.1% figure assumes that Lycos will purchase the Ventures cash balance for cash and that the Lycos average closing stock price is $42.86 or greater. The 12.7% figure assumes that Lycos will purchase all of the Ventures cash balance for shares of Lycos common stock and that the average closing price is $20.64 or less. Other variables, such as the amount of cash actually paid by Lycos, could broaden the range stated above.

Indemnification by Ventures and Escrow of Shares

  At the closing, Lycos will deposit into an escrow fund 10% of the shares paid as part of the merger consideration, excluding Lycos shares that may be issued in exchange for the Ventures cash balance. The purpose of this escrow fund is to compensate Lycos for losses incurred as a result of false statements, if any, made by Ventures in the merger agreement, or any failure by Ventures to perform obligations included in the merger agreement, as well as for post-closing adjustments related to cash, working capital shortfalls and related matters.

  To the extent that the escrowed shares are not needed for such purposes, they will be distributed to the former Ventures stockholders after one year from the closing date, in the following proportions:

  . 10% to holders of Ventures common stock;

  . 70.92% to holders of Ventures Series A preferred stock (which is 78.8% of the remaining 90%); and

  . 19.08% to holders of Ventures Series C preferred stock (which is 21.2% of the remaining 90%).

  The complete terms of the escrow arrangement can be found in the escrow agreement attached to this proxy statement/prospectus as Annex C. See "The Agreement and Plan of Merger and Reorganization--Indemnification and Escrow" on page 56.

Opinion of Lazard Freres & Co. LLC

  Lazard Freres has delivered to the Ventures board of directors an opinion dated October 5, 1998, which states that, as of the date of the opinion, the total amount of cash and stock that Lycos would pay to the Ventures stockholders in the merger was fair to the holders of Ventures capital stock considered as a whole, from a financial point of view. The full text of the opinion of Lazard Freres is attached as Annex D to this proxy statement/prospectus. See "The Merger--Opinion of Lazard Freres & Co. LLC" beginning on page 46.

Vote Required

  In order to complete the merger, the approval of the merger agreement and the merger must be obtained from the following persons:

  . the holders of a majority of the outstanding Ventures capital stock, assuming conversion of all outstanding Ventures preferred stock; and

  . the holders of a majority of the outstanding Ventures Series C preferred stock.

  Affiliates of Ventures who hold a majority of the Ventures capital stock and the Ventures Series C preferred stock have agreed to vote all of their Ventures capital stock in favor of the merger. They have also appointed representatives of Lycos as proxies to vote their Ventures capital stock in favor of the merger. Because the vote of these stockholders is sufficient to approve the merger, the approval of the merger is assured. See "Voting Agreements" on page 58.

Rights of Dissenting Stockholders

  Stockholders of Ventures who do not vote in favor of the merger and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights under Delaware law. Such rights entitle the stockholder to require Ventures to purchase the dissenting shares for cash at their fair market value, excluding any appreciation or depreciation as a result of the merger. Fair market value may be more or less than the value of Lycos stock to be paid to other Ventures stockholders according to the merger agreement. Lycos is not required to close the merger if stockholders entitled to more than 5% of the total amount Lycos is paying in this merger exercise these dissenters' rights. Dissenting Ventures stockholders must precisely follow specific procedures to exercise this right, or the right may be lost. These procedures are described in this proxy statement/prospectus, and the relevant provisions of Delaware law are attached as Annex E. See "The Merger--Rights of Dissenting Stockholders" beginning on page 39.

Material Federal Income Tax Consequences

  The merger will be treated as a tax-free reorganization for federal income tax purposes. Ventures stockholders will not recognize gain or loss in the merger, except for taxes on cash received in the merger. The merger agreement does not require the parties to obtain a ruling from the IRS as to the tax consequences of the merger. As a condition to the closing of the merger, each of Lycos and Ventures must receive opinions from its legal counsel that the merger will be a tax-free reorganization for federal income tax purposes. See "The Merger--Material Federal Income Tax Consequences" beginning on page 51.


Other Interests of Officers and Directors in the Merger

  In considering the Ventures board's recommendation that you vote for the merger, you should be aware that the executive officers of Ventures and Wired Digital and the directors of Ventures have interests in the merger that are different from, or in addition to, their rights as Ventures stockholders. For information concerning the interests of executive officers and directors as stockholders, see "Security Ownership of Ventures" starting on page 82.

  . Before the merger is closed, the Ventures board will accelerate the vesting of all outstanding options. Ventures expects that each of these options, which cover an aggregate of approximately 1.3 million shares of Ventures common stock, will be exercised prior to the merger. Beth Vanderslice and Rick Boyce will benefit from this accelerated vesting. Ms. Vanderslice is the President and a director of Ventures, and is the President of Wired Digital. Mr. Boyce is an Executive Vice President of Wired Digital.

  . Before the merger is closed, the Ventures board will grant all remaining shares of Ventures common stock available for grant under the Ventures equity incentive plan as stock bonuses to Wired Digital employees. As of February 15, 1999, the Ventures equity incentive plan had approximately
    3.5 million shares available for grant. Beth Vanderslice and Rick Boyce will receive a substantial portion of these shares, the exact amount of which will be determined by the Ventures board of directors.

  . Beth Vanderslice and Rick Boyce will enter into employment agreements with Lycos.

  . If the merger occurs, Jane Metcalfe and Louis Rossetto, both of whom are directors of Ventures, will receive all remaining severance benefits of up to $1 million each under their separation agreements with Ventures, assuming their compliance with the terms of such agreements, and a lump sum cash payment of $500,000 each upon cancellation of their options.

  . Janelle Mitchell, the Chief Financial Officer of Ventures, will receive a
    $100,000 cash bonus upon closing of the merger.

  The exercise of options and the receipt of stock bonus grants by officers, employees and consultants of Wired Digital will result in the issuance of approximately 5.0 million additional shares of Ventures common stock prior to the merger and, therefore, significantly decrease the merger proceeds payable on each share of Ventures common stock. For a detailed description of these matters, see "The Merger--Other Interests of Officers and Directors in the Merger" beginning on page 50.


Conditions to the Merger

  The completion of the merger depends upon meeting a number of conditions, including approval of the merger by the Ventures stockholders and the absence of any injunction or other binding order preventing the occurrence of the merger.

  See "The Agreement and Plan of Merger and Reorganization--Conditions to Consummation of the Merger" beginning on page 56.

Termination of the Merger Agreement

  Either company may terminate the merger agreement without completing the merger if, among other things, the merger is not completed on or before March 4, 1999. Lycos and Ventures have waived this right until June 14, 1999. In addition, the merger agreement can be terminated by the mutual consent of Ventures and Lycos. See "The Agreement and Plan of Merger and Reorganization-- Termination and Amendment" on page 57.

Accounting Treatment

  Lycos intends to treat the merger as a purchase for accounting and financial reporting purposes, which means that Lycos will treat Ventures as a separate entity for periods prior to the closing and, thereafter, as a wholly-owned subsidiary of Lycos. See "Risk Factors--Risks Relating to the Merger--Method of accounting for the merger may delay profitability of Lycos" on page 7.

                                  RISK FACTORS

Risks Relating to the Merger

 Successful integration of Lycos' and Ventures' operations uncertain.

  Ventures and Lycos have entered into the merger agreement with the expectation that the merger will result in benefits to both companies through the integration of the companies' operations. If Lycos and Ventures fail to integrate the two companies quickly and efficiently, the combined company's business and results of operations could be impaired. The integration of operations will require, among other things, that we integrate the various Websites operated by Ventures into the Lycos Network and possibly combine the companies' technical staffs and sales and marketing operations. The difficulties of such integration may be increased by the geographical separation of the two companies and their employees. This integration will require the dedication of management resources that may temporarily distract management's attention from the day-to-day business of the combined companies. We cannot assure you that this integration will be achieved quickly or efficiently.

 Formula for determining purchase price and shares issuable may reduce value of merger proceeds to Ventures stockholders.

  The total purchase price to be paid in the merger is defined in terms of dollars and the majority of the purchase price is to be paid in shares of Lycos common stock. The value of the Lycos common stock may be limited as described below, which would decrease the value of your merger proceeds. For purposes of determining the number of shares to be issued in the merger, the Lycos common stock will be valued based on the average closing price of Lycos common stock during the 20-day period ending three trading days prior to the merger. However, if this average price is less than $20.64, the shares will be deemed to be valued at $20.64 per share, regardless of the actual average price. If the average Lycos common stock price is so limited, the number of shares of Lycos common stock that Ventures stockholders receive in the transaction would be limited and the value of your merger proceeds would be decreased. For example, if your portion of the merger proceeds were $100.00 according to the merger agreement, but the actual Lycos stock price were $10.00, you would receive the number of shares obtained by dividing $100.00 by $20.64, or 4.845 shares. These shares would be worth only $48.45 on the open market.

 Method of accounting for the merger may delay profitability of Lycos.

  The merger will be accounted for under the "purchase" method of accounting, meaning that the purchase price for Ventures must be allocated to the acquired assets and assumed liabilities of Ventures. The combined company's profitability is expected to be delayed beyond the time frame in which Lycos or Ventures, as independent entities, may have otherwise achieved profitability because of the use of the purchase method of accounting. Any amount allocated to goodwill, preliminarily estimated at $101.7 million, must be amortized ratably over five years. Additionally, an in-process research and development charge, preliminarily estimated to be between $1.0 million and $5.0 million, will be recorded in the quarter the merger is consummated and will be deducted from net revenues in determining the profitability of Lycos for that quarter.

 Some of the Ventures directors will receive additional benefits as a result of the merger.

  The Ventures board of directors has determined that the merger agreement and the merger are in the best interests of Ventures and all of its stockholders, and is recommending that you approve the merger agreement and the merger at the special meeting. In considering whether to vote in favor of the merger agreement and the merger, you should consider that some of these directors have separate interests in the merger that may differ from those of Ventures stockholders as a group. First, Beth Vanderslice will receive a significant number of shares of Ventures common stock in connection with the merger as a stock bonus, the exact number of which will be determined by the Ventures board of directors. Second, as a result of the merger, Jane Metcalfe and Louis Rossetto will be entitled to acceleration of severance payments due from Ventures. In addition, Ventures stock options held by Ms. Metcalfe and Mr. Rossetto will be exchanged for cash payments as a result of the merger. See "The Merger--Merger Consideration-- Treatment of Options" on page 39 and "The Merger--Other Interests of Officers and Directors in the Merger" on page 50.

 A majority of the Ventures directors who approved the merger may have interests as representatives of the Ventures Series C preferred stock that differ from the interests of Ventures stockholders as a whole.

  A majority of the Ventures directors may be subject to potential conflicts of interest as a result of their appointment to the Board as representatives of the Series C preferred stockholders. Providence Equity Partners L.P. and Providence Equity Partners II L.P. together have the right to appoint four of Ventures' directors. Raptor Global Fund, L.P., Raptor Global Fund, Ltd., Tudor Arbitrage Partners L.P. and Tudor BVI Futures, Ltd. together have the right to appoint two of Ventures' directors. As a result, a majority of the Ventures directors, including six of the nine directors who voted to approve the merger, are principals of Providence Equity Partners and Tudor Investments, who own all of the outstanding Ventures Series C preferred stock. The remaining directors own Ventures Series A preferred stock or options to purchase Ventures common stock. See "Security Ownership of Ventures" on page 82.

  These directors may have been subject to potential conflicts of interest in voting to approve the merger where their interests as stockholders or otherwise may differ from the interests of Ventures stockholders as a whole. These potential conflicts of interest may include conflicts regarding approval of the proposed merger with Lycos, on the one hand, and a decision to remain independent or to pursue a different corporate transaction on the other hand. Similarly, there may have been potential conflicts regarding the amount and allocation of the stock and cash to be received in the merger, as well as other terms of the merger. Ventures believes, however, that its directors are guided by their fiduciary obligations to Ventures' stockholders under Delaware law.

  In addition, Lazard Freres has acted as investment banker to Ventures in connection with the merger and rendered an opinion to the Ventures Board of Directors which states that, as of the date of the opinion, the total combination of stock and cash that Lycos would pay to the Ventures stockholders in the merger was fair, when considered together, to the holders of Ventures capital stock considered as a whole from a financial point of view. Stockholders should be aware that a managing director of Lazard Freres is a limited partner of funds controlled by Providence Equity Partners L.L.C., the general partner of some significant stockholders of Ventures.

 Issuance of additional shares of Lycos common stock in the merger may reduce Lycos' stock price.

  In connection with the merger, we estimate that between 2.2 million and 5.5 million newly-issued shares of Lycos common stock will be issued to current Ventures stockholders. The issuance of Lycos common stock in the merger will reduce Lycos' earnings per share, if any, or increase Lycos' loss per share. This dilution could reduce the market price of Lycos common stock unless and until the combined company achieves revenue growth or cost savings and other business economies sufficient to offset the effect of this issuance. We cannot guarantee you that we will achieve revenue growth, cost savings or other business economies or that you will achieve greater returns as a Lycos stockholder than as a Ventures stockholder. In addition, the immediate availability of this substantial number of additional shares of Lycos common stock for sale in the market could decrease the per share market price of Lycos common stock.

Risks Relating to Lycos

 Lycos has a limited operating history for Ventures stockholders to use in evaluating Lycos.

  Lycos was founded in June 1995. Accordingly, Lycos has a limited operating history for you to use in evaluating Lycos and its prospects. You should consider the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies operating in new and rapidly evolving markets. Lycos may not successfully address these risks.

  Lycos generated revenues of $22.3 million for the fiscal year ended July 31, 1997 and revenues of $56.1 million for the fiscal year ended July 31, 1998. Due to Lycos' limited operating history, you should not take Lycos' recent revenue growth as indicative of the rate of growth, if any, that you can expect in the future.

  As a strategic response to a changing competitive environment, Lycos may choose to make pricing, service or marketing decisions or acquisitions that could adversely impact its operations, and, therefore, its profitability. Due to the nascent nature of the Internet industry, Lycos believes that period-to-period comparisons of its operating results are not meaningful and that you should not rely upon them as an indication of Lycos' future performance.

 Lycos has a history of significant losses.

  Lycos has incurred significant losses since its inception and may incur losses in the future. As of July 31, 1998, Lycos had an accumulated deficit of $108.7 million. Although Lycos was profitable in the six months ended January 31, 1998, Lycos reported a loss of $3.13 per share for the year ended July 31, 1998, representing a $0.12 loss per share before amortization and one-time acquisition related charges. Lycos may not sustain revenue growth or return to profitability in the future. Lycos currently expects that its operating expenses will continue to increase significantly as Lycos' sales and marketing operations are expanded and as Lycos funds further product development and acquires complementary products and technologies. Lycos' potential inability to keep short-term expense levels in line with revenues could adversely affect its financial results for any given quarter. It is possible that in some future quarter, Lycos' operating results may be below the expectations of analysts and investors. This could reduce the price of Lycos' common stock.

 Lycos' operating results can be affected by seasonality.

   Lycos has experienced, and expects to continue to experience, seasonality in its business. Historically, users have made a smaller number of visits to Lycos' Websites and the Websites of its partners during the summer and the year-end vacation and holiday periods, when usage of the Web and Lycos' services typically declines.


 Lycos' stock price is volatile and is affected by factors relating to Lycos, to the Internet industry and to the stock market.

  The price of Lycos' common stock has been and may continue to be subject to wide fluctuations in response to a number of events and factors. These events and factors include but are not limited to:

  . quarterly variations in results of operations;

  . announcements of new technological innovations or new products, services or Websites by Lycos or its competitors;

  . changes in financial estimates and recommendations by securities analysts;

  . the operating and stock price performance of other companies that investors may deem comparable to Lycos; and

  . news relating to trends in Lycos' markets.

  Also, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of the companies. These broad market and industry fluctuations may adversely affect the price of Lycos' common stock, regardless of Lycos' operating performance. Additionally, fluctuations in the market price of Lycos' common stock could result in stockholder lawsuits, which potentially could impair Lycos' business.

 Lycos may not be able to maintain advertising revenues if the Internet is not adopted as an advertising medium.

  Lycos earns a significant portion of its revenues by selling advertisements on its Web pages. For the fiscal year ended July 31, 1998, advertising revenues represented approximately 75% of Lycos' total revenues. Lycos will not be able to sustain or increase its advertising revenues if the Internet does not develop as an attractive and sustainable advertising medium. For example, users may purchase "filter" software programs that limit or remove advertising from the Web user's desktop. The widespread adoption of this software by users could negatively impact the use of advertising on the Web. It is also difficult to predict which method of pricing will be adopted by the industry or advertisers. For example, Lycos' advertising revenues could decrease if advertising rates are based on the number of users who access the advertiser's Website from a Lycos network Website or seek additional information about a product or service by "clicking" on the advertisement, rather than rates being based solely on the number of times an advertisement is displayed. Lycos' strategy is to continue to develop advertising and other methods of generating revenues through the use of its products and services. In order to maintain and increase advertising revenues, Lycos must develop a large base of users of Lycos' products and services possessing demographic characteristics attractive to advertisers. Additionally, Lycos may be required to expand its advertising sales force.

 Lycos may not be able to deliver or measure the delivery of advertisements reliably.

  The process of reliably delivering and tracking advertising placements within large Websites like Lycos' is an increasingly important and complex task, and currently available software programs and other tracking methods are rapidly evolving. Lycos licenses an advertising management system from a third party. To the extent that Lycos encounters system failures or material difficulties in the operation of this system, or the software fails to keep pace with Lycos' informational needs, Lycos could be unable to deliver and track advertising placements reliably on its network of Websites. Any extended failure of, or other material difficulties with, Lycos' advertising management system may require Lycos to provide free advertising to its customers. In addition, advertising clients may not advertise on Lycos' Websites or may pay less for advertising if they do not perceive Lycos' measurements to be accurate or reliable.

 Lycos competes with a variety of competitors both to attract Internet users to visit its Websites and to attract advertisers and sponsors to place content on its Websites.

  The market for Internet products and services, including those which Lycos offers to Internet users, is highly competitive. Lycos competes with other providers both to attract Internet users and to attract advertisers and sponsors. A number of companies offer competitive products in Lycos' target markets. For example, Lycos competes with search program services that allow a user to search the databases maintained by Lycos and its competitors simultaneously. Lycos also competes indirectly with database vendors that offer information search and retrieval capabilities with their core database products. Lycos' community-based Websites Tripod and Angelfire.com compete with other community-based Websites, including GeoCities, Inc.

    Additional competition may come from a variety of companies that have announced their intention to offer services similar to those currently offered by Lycos. For example, many large media companies have announced that they are contemplating developing Internet navigation services and are attempting to become "gateway" or "portal" sites through which users may enter the Web, similar to the sites maintained by Lycos and its competitors. If these companies develop these "portal" sites, Lycos could lose a substantial portion of its users. These competitors could take actions that make it more difficult for viewers to find and use Lycos' products and services. Additionally, companies may acquire competitors of Lycos, including the recently announced acquisition of Netscape by America Online, or may enter into joint ventures and/or licensing arrangements involving competitors of Lycos.

    A number of companies offering Internet products and services, including direct competitors of Lycos, recently have begun to integrate multiple features within their products and services, including search and retrieval features. For example, the Web browsers offered by Netscape and Microsoft, which are the two most widely-used browsers and substantial sources of users for Lycos, may incorporate and promote information search and retrieval capabilities in future releases or upgrades. This integration of search and retrieval capabilities could make it more difficult for Internet viewers to find and to use Lycos' products and services.

    Lycos also competes with traditional off-line media, such as print and television, for a share of advertising budgets.

    If Lycos' competitors are more successful than Lycos in attracting users, then Lycos' attractiveness to advertiser will be diminished. Lycos believes that the principal competitive factors in attracting users include, but are not limited to:

    . name recognition;

    . distribution arrangements;

    . performance;

    . ease of use;

    . a variety of value-added services;

    . the ability to continually improve and upgrade products and services;
      and

    . quality of support.

    Lycos receives a majority of its revenue from selling advertising space on its Websites and allowing third parties to provide sponsored services and placements on Lycos' Websites under sponsorship agreements with Lycos. There is fluid and intense competition based on price in the sale of advertising on the Internet which makes it difficult to project future advertising revenues.

    Lycos may not be able to compete successfully against its current or future competitors. Although Lycos believes that the Internet market will provide opportunities for more than one supplier of products and services similar to those of Lycos, it is possible that a single supplier may dominate one or more market segments.

 Lycos may incur costs in connection with its arrangements with advertisers and sponsors.

  Lycos sells advertising space on its Websites and allows third parties to provide sponsored services and placements on Lycos' Websites under agreements with advertisers and sponsors which expose it to potentially significant financial risks. In connection with these arrangements, Lycos provides and sometimes guarantees a minimum number of times that an advertisement is displayed or a minimum number of user requests for additional information made by clicking on the advertisement or promotional hyperlink. Lycos may receive sponsorship fees as well as a portion of transaction revenues received by these third-party sponsors from users originated through Lycos' Websites. These sponsorship arrangements expose Lycos to potentially significant financial risks, including the risk that Lycos may fail to deliver the required number of advertisement displays or user requests for additional information. If Lycos fails to deliver these minimums, typically either the parties decrease the fees payable to Lycos or Lycos provides the sponsorship services to the sponsor for free for a limited "make good" period. Lycos' contracts with advertisers and sponsors typically have short terms and are terminable on relatively short notice. Third-party sponsors may not renew the sponsorship agreements at the end of their terms. Some of these arrangements also require Lycos to integrate sponsors' content with Lycos' services. Lycos must dedicate resources and significant programming and design efforts to accomplish such integration. Lycos may not be able to attract additional sponsors or renew existing sponsorship agreements when they expire. In addition, Lycos has granted exclusivity provisions to some of its sponsors, and may in the future grant additional exclusivity provisions. These exclusivity provisions may prevent Lycos, for the duration of these exclusivity agreements, from accepting advertising or sponsorship agreements within a particular subject matter in Lycos' Websites or across Lycos' entire service.

 Lycos is heavily dependent on third-party relationships for distribution and content.

Distribution

  Lycos depends on a number of third-party relationships, including those described below, to attract users to its Websites and consequently to generate revenues. Lycos requires these third-parties to provide users with access to Lycos' products and services. If Lycos is unable to attract users to Lycos' Websites, advertising revenues would be impaired, advertisers and sponsors may terminate agreements with Lycos, advertisers may not be willing to pay as much as they currently pay to appear on the Lycos Network and Lycos may be required to supply its services under agreements with advertisers for free.

  Browser services such as Netscape and Microsoft. Lycos depends on arrangements relating to the positioning of Lycos' products and services on Web browsers, including those offered by Netscape and Microsoft. If a Web browser grants an exclusive arrangement for positioning on its Web browser to a competitor of Lycos, then Lycos' business may be impaired.

    Although each of the Microsoft agreement and the Netscape agreement may be terminated only under particular limited circumstances, if Lycos is unable to continue as a premier provider for either Microsoft or Netscape, Lycos' Websites could lose a material portion of their users, the level of use on competing services could substantially increase, and Lycos' Websites could otherwise become less attractive to advertisers, resulting in harm to Lycos' revenues.

    Netscape has entered into a two-year agreement with Excite, Inc. Netscape has committed 50% of its search exposures during the first year of the agreement to Excite's search services and Netscape's own branded search service. Netscape's branded search service will be powered by Excite. Netscape has committed 75% of its search exposures during the second year of the agreement to Netscape's branded search service and Excite's search services. This agreement will limit the number of Netscape search exposures available to other providers of search services, including Lycos, in the future.

  Other Third-Party Distribution Relationships. Lycos depends on Website operators that provide links to Lycos' Websites or otherwise use its services to attract users to Lycos' Websites. Additionally, Lycos has entered into distribution agreements with computer manufacturers and internet service providers (ISPs). Lycos believes that some of its third-party relationships are important to its ability to attract users and advertisers. Any errors, failures or delays experienced in connection with these third-party technologies and information services could alienate Lycos' users and adversely affect Lycos' brand and its business. Although Lycos views these relationships as important, most of Lycos' arrangements do not include minimum commitments to use Lycos' services or to provide access or links to Lycos' products or services in the future, are not exclusive and generally have a term of only one to three years. In addition, Lycos' partners may not regard their relationship with Lycos as important to their own respective businesses and operations. These partners may reassess their commitment to Lycos' products or services at any time in the future, or may develop their own competitive products or services. Lycos' existing relationships may not result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for Lycos. The failure of one or more of Lycos' partnering relationships to achieve or maintain market acceptance or commercial success, or the termination of one or more successful partnering relationships, could have a material adverse effect on Lycos' business.

 Content

    Lycos relies on content development by third parties. Lycos licenses various technologies, databases and services, such as chat, street mapping, stock quotes and similar services, from third parties in connection with the operation of its Websites. Lycos believes that this third party content is an important element in attracting users to Lycos' Websites. Failure of these third party content providers to develop and maintain high quality products and services could impair Lycos' ability to attract users and advertisers.

 Lycos depends on the development of an infrastructure for providing internet access and services. The Internet may not develop the necessary infrastructure and the current infrastructure may not support a significant increase in the number of users and level of use.

  The use of Lycos' products and services depends in large part upon the development by others of an infrastructure for providing Internet access and services. Because global commerce and online exchange of information on the Internet and other similar open wide-area networks are new and evolving, it is difficult to predict whether the Internet will develop the necessary infrastructure, including a reliable public telecommunications network and acceptable security technologies, or timely develop and commercialize performance improvements, including high speed modems.

  In addition, the Internet infrastructure may not continue to be able to support the demands placed upon it by significant growth in the number of users and the level of use. The performance or reliability of the Web may be reduced by this continued growth. In addition, the Internet could lose its commercial viability due to delays in the development or adoption of new standards and protocols including the next generation Internet Protocol to handle increased levels of Internet activity. Lycos cannot assure you that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed. If the necessary infrastructure or complementary services or facilities are not developed, Lycos may not be profitable.

 Internet security concerns could hinder commercial transactions conducted over the Internet.

  The need to securely transmit confidential information over the Internet has been a significant barrier to commercial transactions conducted over the Internet and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, like stock trades or purchases of goods or services. Because many of Lycos' advertisers seek to advertise on Lycos' Websites to encourage people to use the Web to purchase goods or services, Lycos' business could be adversely affected by security violations of its or its commerce partners' Websites. Lycos may also incur significant costs to protect against the threat of security violations or to alleviate problems caused by such violations.

 Lycos is subject to concerns regarding privacy of personal information about users of its Websites and services.

  Lycos maintains a privacy policy which is displayed on each of its Websites. Lycos policy is not to disclose willfully any individually identifiable information about any user of its products or services to a third party without the user's consent. This policy and user choices regarding the dissemination of personal information collected on Lycos' Websites, which may include personal identification information, demographic profile data, user preferences and Website behavioral data, are accessible to users of Lycos personalized services when they initially register. Despite this policy, however, if third persons were able to penetrate Lycos' network security or otherwise misappropriate users' personal information, Lycos could be subject to liability claims. These could include claims for unauthorized purchases, impersonation or other similar fraud claims, as well as claims for other misuses of personal information, for example for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have been investigating some Internet companies regarding their use of personal information. Lycos could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate Lycos' privacy practices.

 Lycos' systems may fail to function or may not have adequate capacity which would impair Lycos' ability to attract advertisers and users.

  A key element of Lycos' strategy is to attract a high volume of users to its products and services. Accordingly, the performance of Lycos' products and services and of third-party service providers including Web browsers and Internet and online service providers is critical to (a) Lycos' reputation, (b) its ability to attract advertisers to Lycos' Websites and (c) the market acceptance of these products and services. Any system failure that causes interruptions in the availability, or increases response time, of Lycos' products and services could result in fewer users of Lycos' Websites. If these interruptions or increases in response time are sustained or repeated, they could reduce the attractiveness of Lycos' products and services to advertisers and partners. An increase in the volume of searches conducted through Lycos' products and services could strain the capacity of the software or hardware used by Lycos or the capacity of Lycos' network infrastructure. This strain could lead to slower response time or system failures. Any failure to expand the capacity of Lycos' hardware or network infrastructure on a timely basis or on commercially reasonable terms could diminish Lycos' business. In addition, as the number of Web pages and users increases, Lycos' products and services may not be able to increase proportionately.

  Lycos is also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its products and services. Substantially all of Lycos' hardware operations are located at its computer facility in Pittsburgh, Pennsylvania and in the Santa Clara, California and Waltham, Massachusetts sites of Exodus Communications. Lycos also outsources a portion of its hardware operations to third parties. A system failure at any of these locations may harm the performance of Lycos' products and services. This system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Despite the implementation of network security measures by Lycos, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or halts in service to users of Lycos' products and services. The occurrence of any of these risks could harm Lycos' business.

 Lycos must be able to adapt to technological change and to develop new products to remain competitive.

  The market for Internet products and services is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. These market characteristics are exacerbated by the emerging nature of this market and by the fact that many companies are expected to introduce new competitive Internet products in the near future. To be successful, Lycos must continually improve the performance, features and reliability of the Lycos search and navigation services. In addition, a key element of Lycos' business strategy is the development, introduction and integration of new products that capitalize on the increasing use of the Internet. Lycos cannot assure you that it will be successful in developing or integrating these products or services or that these products and services will meet with market acceptance. In addition, new product releases by Lycos may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence in Lycos' products and services and, consequently, viewer support, which will diminish the use of Lycos' products and services.

 The acquisitions and investments that Lycos has made and may make in the future may not be successful and may create unanticipated problems for Lycos.

  Lycos has completed acquisitions of companies, technologies or assets that complement Lycos' business. Lycos may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices or to complete any desired acquisitions. In addition, Lycos may not be able to successfully integrate any or all of the businesses it acquires, including Tripod, WiseWire, GuestWorld and WhoWhere?, into Lycos' operations. In order to pay for future acquisitions, Lycos may have to:

  . issue equity securities, which would decrease the ownership interest of all Lycos stockholders;

  . incur additional debt;

  . write-off in-process research and development or software acquisition and development costs; and/or

  . amortize goodwill and other intangible assets.

  Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company. Lycos' systems, procedures or controls may not be able to support Lycos' operations. Acquisitions also divert management's attention from other business concerns. Lycos also encounters risks by entering markets in which it has little or no experience. Problems with an acquired business could impair the performance of Lycos. Lycos has made investments in companies involved in the development of technologies or services that are complementary or related to Lycos' operations. Lycos may make investments of this type in the future. Lycos invested in companies that are in an early stage of development and may be expected to incur substantial losses. Lycos cannot assure you that any investments in these companies will result in any return, nor can there be any assurance as to the timing of any return.

 Lycos plans to expand its business into international markets. This expansion may not be profitable and may impose costs on Lycos.

  International sales, primarily from licensing Lycos' products and services, accounted for less than 10% of Lycos' revenues for the fiscal year ended July 31, 1998. As part of its business strategy, Lycos plans to expand its products and services into international markets. In marketing its products and services internationally, however, Lycos will face new competitors. In addition, international markets will require Lycos to create customized versions of its products and services for those markets. Lycos cannot assure you that it will be successful in creating customized versions of its products and services for those markets or marketing or distributing its products abroad. Even if Lycos is successful, its international revenues may not offset the expense of establishing and maintaining international operations. To date, Lycos has limited experience in marketing and distributing its products internationally. Additional difficulties and risks inherent in doing business on an international level include but are not limited to:

  . export controls relating to technology, tariffs and other trade barriers;

  . protection of intellectual property rights;

  . political instability; and

  . fluctuations in currency exchange rates.

 Lycos is dependent on intellectual property and proprietary rights and Lycos' methods of protecting its proprietary rights may not be adequate.

  Lycos' success depends significantly upon its proprietary technology. If Lycos is unable to use its proprietary technology and to keep others from using it, then Lycos may not be profitable. Lycos currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Lycos has registered and applied for registration of some key service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. In addition, Carnegie Mellon University has licensed a patent issued in the United States relating to Lycos' search and indexing technology to Lycos on a perpetual basis. Other parties may challenge this patent. If any challenges are brought, the patent may be invalidated. Also, Lycos cannot assure you that it will develop proprietary products or technologies that are patentable, that any issued patent will provide Lycos with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on Lycos' ability to do business. Despite Lycos' efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Lycos' products or services or to obtain and use information that Lycos regards as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Lycos does not currently have any patents or patent applications pending in any foreign country. Lycos' means of protecting its proprietary rights may not be adequate. Additionally, Lycos' competitors may independently develop similar technology, duplicate Lycos' products or design around intellectual property rights of Lycos.

 Lycos may become involved in intellectual property litigation. This litigaton could be expensive and could impair Lycos' ability to conduct its business.

  There have been substantial amounts of litigation in the computer industry regarding intellectual property rights. Lycos may become involved in claims and counterclaims with third parties regarding infringement with respect to current or future products or trademarks or other proprietary rights. Any claims or counterclaims of this kind could impair Lycos' business because they could:

  . be time-consuming;

  . result in costly litigation;

  . divert management's attention;

  . cause product release delays; or

  . require Lycos to redesign its products or require Lycos to enter into royalty or licensing agreements that may not be available on terms acceptable to Lycos, or at all.

 Lycos could be subject to new government regulations, and legal uncertainties could be resolved in a way that impairs Lycos' business.

  Lycos is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. There are currently few laws or regulations directly applicable to access to, or commerce on, the Web. However, due to the increasing popularity and use of the Web, it is possible that a number of laws and regulations may be adopted with respect to issues including user privacy, pricing and characteristics and quality of products and services that may decrease the growth of the Web. This decrease could in turn decrease the demand for Lycos' services and products or increase Lycos' cost of doing business.

 States or foreign countries may claim that Lycos' business is subject to their laws, including tax laws. They could take action to enforce these laws against Lycos.

  Due to the global nature of the Web, it is possible that, although transmission of Lycos' services originates from its operations centers in New Jersey, Pennsylvania, California and Massachusetts, the governments of other states and foreign countries might attempt to regulate Lycos' transmissions or to prosecute Lycos for violations of their laws. Violations of local laws may be alleged or charged by state or foreign governments. Lycos might unintentionally violate these laws and these laws may be modified, or new laws enacted, in the future. It is also possible that states or foreign countries may seek to impose sales taxes on out of state companies that engage in commerce over the Internet. In the event that states or foreign countries succeed in imposing sales or other taxes on Internet commerce, the growth of the use of the Internet for commerce could slow substantially.

 Lycos may be liable for information retrieved from the Internet, including obscene information, because Lycos provides access to this information.

  Because material may be downloaded by the online or Internet services operated or facilitated by Lycos or the Internet access providers with which Lycos has relationships, and be subsequently distributed to others, it is possible that claims will be made against Lycos on the basis of defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of these materials. These claims could be based on Lycos' providing access to obscene, lascivious or indecent information. Although Lycos carries general liability insurance, Lycos' insurance may not cover potential claims of this type, or may not be adequate to indemnify Lycos for all types of liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could impair Lycos' business.

 Lycos' system may experience difficulties related to Year 2000 computer problems.

  The codes of many currently installed computer systems and software products accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. Many companies' software and computer systems, including those of Lycos and the companies Lycos depends on, may need to be upgraded or replaced so that they will be able to distinguish 21st century dates from 20th century dates in order to comply with these year 2000 requirements and therefore be year 2000 compliant.

    Lycos' state of Year 2000 readiness. Lycos is currently evaluating the year 2000 readiness of the hardware and software products it sells, the information technology systems it uses and its non-information technology systems, like building security, voice mail and other systems. Lycos currently anticipates that this evaluation will include the following phases:

    . identification of all hardware and software products it sells and information technology systems and non-information technology systems it uses;

    . assessment of repair or replacement requirements;

    . repair or replacement;

    . testing;

    . implementation; and

    . creation of contingency plans in the event of year 2000 failures.

    Lycos has completed its assessment of all current versions of the hardware and software products it sells and believes that they are year 2000 compliant. However, whether a complete system or device that uses hardware or software sold by Lycos will process 21st century dates depends on other components that are supplied by parties other than Lycos. The supplier of Lycos' current financial and accounting software has informed Lycos that this software is year 2000 compliant. Further, Lycos relies, both domestically and internationally, upon various service providers that are outside of its control including:

    . various vendors;

    . governmental agencies;

    . utility companies;

    . telecommunications service companies;

    . delivery service companies; and

    . other service providers.

    These third parties may suffer a year 2000 business disruption caused by inability of various systems to process 21st century dates that could hinder Lycos' ability to conduct its business.

    During the first half of 1999, Lycos intends to:

    . conduct an internal review of the year 2000 compliance of all prior versions of the hardware and software it sells; and

    . circulate a questionnaire to vendors and customers with whom it has material relationships to obtain information about their year 2000 compliance.

    Lycos will not be able to evaluate whether any remediation efforts will be required, except as described above, until it receives this information. To the extent that Lycos' fails to identify and remedy any non-compliant internal or external Year 2000 problems, or the Year 2000 phenomenon creates a systemic failure beyond Lycos' control, like a prolonged telecommunications or electrical failure or a prolonged failure of third-party software on which Lycos relies, Lycos could be prevented from operating its business and permitting users access to its Websites.

    Costs of Year 2000 compliance to Lycos. To date, Lycos has not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of its expenses thus far relate to the opportunity cost of time spent by Lycos employees evaluating this software, the current versions of the hardware and software sold by Lycos and year 2000 compliance matters generally. At this time, Lycos can not estimate the potential impact of year 2000 issues relating to its business. This impact, including the effect of a year 2000 business disruption, could impair Lycos' financial condition.

    Status of Lycos' contingency plan. Lycos has not yet developed a year 2000-specific contingency plan. If Lycos discovers year 2000 compliance issues, then it will evaluate the need for contingency plans relating to these issues.

Risks Relating to Ventures

 Ventures has a limited operating history for stockholders to use in evaluating whether to approve the merger.

  Ventures' online business was founded in early 1994 and did not commence generating revenues until October 1994. Accordingly, Ventures has a limited operating history for you to use in evaluating Ventures' online business and its prospects. Ventures' online business generated revenues of approximately $4.3 million in 1996, $12.4 million in 1997, and $23.5 million in 1998. Due to Ventures' limited operating history, you should not take Ventures' recent revenue growth as indicative of the rate of growth, if any, that can be expected in the future. You should consider the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies operating in new and rapidly evolving markets like the Internet. Ventures cannot assure you that its business strategy will be successful or that it will successfully address such risks. As they apply to Ventures, these risks, expenses and difficulties include but are not limited to the risks described below and elsewhere in this "Risk Factors" section:

  . the ability to continue to develop or acquire desirable content, and to improve and upgrade Ventures' Websites and strengthen user loyalty;

  . the reduction in market prices for Web-based advertising as a result of competition or otherwise; and

  . the ability to attract, retain and motivate qualified personnel.

 Ventures has a history of significant losses.

  Ventures' online business has incurred significant losses since its inception. As of December 31, 1998, Ventures' online business had an accumulated deficit of approximately $17.2 million. Ventures expects to continue to incur significant operating and capital expenditures and, as a result, will need to generate significant revenues to achieve and maintain profitability. Although Ventures' online revenues have grown in recent quarters, Ventures cannot assure you that it will achieve sufficient revenues for profitability. Even if Ventures does achieve profitability, it cannot assure you that it can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow more slowly than Ventures anticipates, or if operating expenses exceed Ventures' expectations or cannot be adjusted accordingly, its business, results of operations and financial condition will be materially and adversely affected.

 Ventures has a limited ability to reduce short-term expenses.

  As a result of Ventures' limited operating history, Ventures does not have historical financial data for any significant period of time to use in planning operating expenses. Ventures bases its expense levels in part on its expectations as to future revenues and in part on fixed expenses. Because Ventures' expense levels are based in part upon anticipated levels of use of its Websites and advertising revenues, which are difficult to forecast, Ventures may not be able to quickly reduce its spending to compensate for any unexpected shortfall in advertising inventory or revenues. Accordingly, if Ventures has lower levels of use of its Websites or advertising revenues than expected for any given fiscal quarter, this shortfall would affect that quarter's financial results.

  In addition, in the future, leading Websites, browser providers and other potential marketing and distribution channels for Ventures' products and services may require Ventures to pay for providing access to Ventures' products and services, similar to its referral arrangements with Yahoo!, Microsoft, Earthlink and other high-user Web portal and Internet access providers today. To the extent that these expenses precede or are not subsequently followed by increased revenues, these expenses could impair Ventures' profitability.

 Ventures' business is seasonal and can suffer from significant fluctuations caused by factors which may be beyond Ventures' control.

  Ventures' operating results can be affected by a variety of factors, some of which are outside of Ventures' control. These factors include but are not limited to:

  . the level of Web and online services usage;

  . the level of use of Ventures' Websites, including Ventures' ability to both attract and retain users;

  . the demand for online advertising and commerce transacted over the Internet on Ventures' Websites as well as on the Web in general;

  . changes in rates paid for Web advertising resulting from competition or other factors;

  . the timing and uncertainty of advertising sales cycles, as well as the advertising budgeting cycles of individual advertising clients;

  . the addition or loss of advertisers on Ventures' Websites, including electronic commerce partners;

  . capital expenditures and other costs relating to the maintenance and expansion of Ventures' operations;

  . the introduction of new products or services by Ventures or its competitors;

  . technical difficulties or system downtime affecting the Web generally or the operation of Ventures' Websites, including operation of the services provided by its key search technology partner, Inktomi Corporation;

  . the amount and timing of Ventures' costs relating to its marketing and distribution efforts and other strategic initiatives; and

  . economic conditions specific to the Internet industry as well as general economic conditions.

  Due to the factors noted above and the other risks and uncertainties discussed in this section, Ventures believes that period-to-period comparisons of its operating results are not meaningful and that you should not rely upon them as an indication of Ventures' future performance.

  Ventures also has experienced, and expects to continue to experience, seasonality and cyclicality in its Internet advertising revenues. Historically, Ventures has experienced lower advertising revenues in the first calendar quarter each year and lower use of Ventures' Websites and the Websites of its partners during the summer and the year-end vacation periods, when use of the Web and Ventures' services typically declines. Further, the level of use of Ventures' search and news Websites typically fluctuates with the occurrence of significant news events, which could cause rapid changes in audience size. Due to all of the foregoing factors and others that Ventures cannot predict, it is possible that in some future quarter, Ventures' operating results may be below the expectations of analysts and investors.

 Ventures depends heavily on its relationship with Inktomi, from which Ventures licenses important technology.

  Ventures' search and navigation site, HotBot, is based in significant part on technology licensed from Inktomi Corporation. As such, the success of HotBot is dependent, in part, on Ventures' relationship with Inktomi. If Ventures were required to replace the core technology underlying HotBot, Ventures' business, financial condition and results of operations could be adversely affected. The license agreement may be terminated by Inktomi under various circumstances, including if Ventures materially fails to meet its payment or other obligations under the agreement. The agreement may also be terminated for convenience by either party by delivery of a specified number of months' prior written notice to the other party. However, pursuant to an ancillary agreement between Lycos and Inktomi, this termination-for-convenience provision in the Inktomi agreement will become inapplicable upon the closing of the merger. The agreement expires on March 31, 2001 if not extended by the parties.

  Similarly, HotBot's operation is dependent on access to Inktomi's searchable Web database. In the event Inktomi's database is not working or is otherwise unavailable, HotBot users are unable to complete general Web searches. Any extended failure of, or material difficulties with, Inktomi's database could result in a decrease in HotBot use, which could adversely affect Ventures' advertising revenues.

 Ventures needs to establish and maintain marketing and distribution relationships with third parties.

  Ventures depends in significant part on arrangements relating to the promotion, positioning and distribution of Ventures' products and services on third parties' Websites, products and services in order to attract users to Ventures' Websites and consequently generate revenues. The termination of Ventures' placement on key third-party Websites and services, if not replaced, could significantly reduce the level of use of Ventures' Websites, which would impair Ventures' revenues. Additionally, if a third party grants an exclusive arrangement for positioning on its Website, product or service to a competitor of Ventures, then Ventures' business may be impaired. These third-party sources of user referrals to Ventures' Websites include high-user Web "portals" such as Yahoo!, the Lycos Network, and Excite, Web search and navigation centers such as Netscape's NetSearch page and the Microsoft start page, and Internet access services like Earthlink and Mindspring. User-generating promotion and referrals are typically provided to Ventures under agreements with terms of one year or less and are generally delivered in exchange for fees or the value of promotion of the other party's Website based on the number of referrals generated by the placement, although some referral arrangements require minimum commitments on the part of Ventures or both parties.

 Ventures may not be able to maintain advertising revenues if the Internet is not adopted as an advertising medium.

  Ventures derives a substantial portion of its revenues from selling advertising and promotional placements on its Websites and expects to continue to do so for the foreseeable future. Accordingly, if the market for Internet advertising develops more slowly than Ventures expects, then Ventures' business, results of operations and financial condition could be materially and adversely affected. The Internet advertising market is new and rapidly evolving, and Ventures cannot yet gauge its effectiveness compared to traditional advertising media such as television, radio and print. No standards have been widely accepted to measure the effectiveness of Web advertising. If these standards do not develop, existing advertisers may not continue their current levels of Web advertising. Furthermore, advertisers that have traditionally relied upon other advertising media or that already have invested substantial resources in other advertising methods may be reluctant to advertise on the Internet. Many of Ventures' current and potential advertising customers have limited experience using the Internet for advertising purposes and have set aside only a limited portion of their marketing budgets for Internet advertising.

  Different methods of pricing are used to sell advertising on the Web. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project Ventures' future advertising rates and revenues. For example, advertising revenues which are based on the number of times that an advertisement is displayed comprise a substantial portion of Ventures' current advertising revenues. Therefore, advertising rates based on the number of requests for additional information or times users access advertisers' Websites by "clicking" on the advertisement or an appropriate link, instead of rates based solely on the number of times that an advertisement is displayed, could adversely affect Ventures' revenues. Ventures' advertising revenues could be adversely affected if it is unable to adapt to new forms of Web advertising. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Web advertising, so that Ventures may not be successful in generating significant future advertising revenues.

 Ventures' advertising sponsorship and other commercial agreements may result in costs to Ventures.

  In addition to traditional banner advertising, third parties provide services and placements on selected areas of Ventures' Websites under sponsorship and other commercial arrangements with Ventures. In connection with many of these arrangements, Ventures provides a minimum number of times that an advertisement is displayed or number of user requests for additional information and may receive sponsorship fees as well as a portion of revenues received by third-party sponsors from users originated through Ventures' Websites. These arrangements are often of longer duration and involve larger potential revenues than individual banner advertising placements and expose Ventures to potentially significant financial risks, including the risk that Ventures may fail to deliver required minimum levels. If Ventures fails to deliver these minimum levels, typically either the parties decrease the fees payable to Ventures or Ventures provides "make good" periods when services are provided for free. Additionally, third-party sponsors or commerce partners may choose not to renew the arrangements at the end of their terms.

  Some of these arrangements also have required Ventures to integrate sponsors' content or services with Ventures' content and services. Ventures must dedicate resources and significant programming and design efforts to accomplish this integration, which may not be recouped in all cases. Ventures may not be able to attract additional sponsors or renew existing arrangements when they expire. In addition, Ventures has granted category or product exclusivity to some of its sponsors and commerce partners, and may in the future grant additional exclusivity provisions. These exclusivity provisions may prevent Ventures, for the duration of the exclusivity arrangements, from accepting other advertising within a particular advertising subject matter or a designated area within Ventures' Websites.

 Ventures may not be able to deliver or measure the delivery of advertisements reliably.

  The process of reliably delivering and tracking advertising placements within large Websites like Ventures' is an increasingly important and complex task, and currently available software programs and other tracking methodologies are rapidly evolving. Ventures licenses an advertising management system from a third party. To the extent that Ventures encounters system failures or material difficulties in the operation of this system, or the software fails to keep pace with Ventures' informational needs, Ventures could be unable to deliver and track advertising placements reliably on its network of Websites. Any extended failure of, or other material difficulties with, Ventures' advertising management system may expose Ventures to "make good" obligations to provide free advertising to its customers, which obligations would reduce revenues by displacing advertising inventory. And advertising clients may not advertise on Ventures' Websites or may pay less for advertising if they do not perceive Ventures' measurements to be accurate or reliable.

 Ventures may not be able to attract sufficient users to be competitive.

  The number of Websites and Internet services competing for the attention and spending of users and advertisers has increased rapidly and Ventures expects it to continue to increase. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect Ventures' business. For example, Relevant Knowledge has reported that, from April 1998 to August 1998, the number of domestic unique visitors to Ventures' Websites declined by 26.4%. Ventures competes for advertisers, users and specialty content and service providers with the following types of companies:

  . Internet retrieval and other Web "portal" companies, such as Infoseek
    Corporation, Lycos, Inc., Excite, Inc., Netscape Communications Corporation and Yahoo! Inc.;

  . general purpose online service providers, such as America Online and Microsoft Network;

  . online content publishers, such as Time Warner's Pathfinder, C/net and Salon magazine; and

  . publishers and distributors of traditional media, including television, radio and print, such as CNN, CNBC and Reuters.

  Competition is likely to continue to intensify as new companies enter the Internet market, which presents few barriers to entry, and current competitors expand their services and establish alliances. For example, several large media companies and several large Internet browser and technology companies have developed or have announced that they are contemplating developing Internet navigation services and are attempting to become "gateway" sites through which users may enter the Web. Many of these potential competitors are likely to enjoy substantial competitive advantages, including: larger technical staffs; greater name recognition; larger customer bases; and substantially greater financial, marketing, technical and other resources than Ventures. Ventures' competitors may offer Internet products and services that are superior to those of Ventures or that achieve greater market acceptance. To be competitive, Ventures must respond promptly and effectively to the challenges of technological change, evolving standards and its competitors' innovations by continuing to enhance its services, as well as develop its sales and distribution channels and key brands. Ventures may not be able to compete successfully against its current or future competitors.

 Ventures must be able to adapt to technological change and develop new products to remain competitive.

  The market for Internet products and services is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. To be successful, Ventures must effectively integrate the various software programs and tools required to manage its business and continually improve the performance, features and reliability of the Ventures' suite of products and services. Ventures' HotBot search and navigation service, for example, has undergone numerous redesigns and technological enhancements since its launch in 1996, many of which required dedicated resources including significant programming and design efforts. Ventures cannot assure you that it will be successful in timely developing or integrating these new or improved products or services or that its products and services will meet the requirements of its current and prospective users and achieve market acceptance. In addition, new product releases by Ventures or its technology partners may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence in Ventures' products and services and, consequently, user support, which could diminish the use of Ventures' products and services. Ventures could also incur substantial costs if Ventures needs to modify its services or infrastructures to adapt to rapid technological changes.

 Ventures depends on the development of an infrastructure for providing Internet access and services. The Internet may not develop the necessary infrastructure and the current infrastructure may not support a significant increase in the number of users and level of use.

  The Internet market is new and rapidly evolving. Ventures' business would be adversely affected if Internet usage does not continue to grow and the Internet does not timely develop the infrastructure or complementary services required to make it a viable commercial marketplace for products and services such as those offered by Ventures. A number of factors may inhibit Internet usage and the Internet's development as a viable medium for advertising and commercial transactions, including inadequate network infrastructure, security concerns, inconsistent quality of service, and lack of availability of cost-effective, high-speed telecommunications services.

  If Internet usage continues to grow rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. Websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as the usage of Ventures' Websites and services, could grow more slowly or decline.

 Internet security concerns could hinder commercial transactions conducted over the Internet.

  The need to securely transmit confidential information over the Internet has been a significant barrier to commercial transactions conducted over the internet and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, such as stock trades or purchases of goods or services. Because many of Ventures' advertisers seek to advertise on Ventures' Websites to encourage people to use the Web to purchase goods or services, Ventures' business could be adversely affected by security violations of its or its commerce partners' Websites. Ventures may also incur significant costs to protect against the threat of security violations or to alleviate problems caused by these violations.

 Ventures is subject to concerns regarding privacy of personal information about users of its websites and services.

  Ventures maintains a privacy policy which is displayed on each of its Websites. Ventures policy is to not willfully disclose any individually identifiable information about any user of its products or services to a third party without the user's consent. This policy and user choices regarding the dissemination of personal information collected on Ventures' Websites, which may include personal identification information, demographic profile data, as well as user preferences and Website behavioral data, are accessible to users of Ventures personalized services when they initially register. Despite this policy, however, if third persons were able to penetrate Ventures' network security or otherwise misappropriate users' personal information, Ventures could be subject to liability claims. These could include claims for unauthorized purchases, impersonation or other similar fraud claims, as well as claims for other misuses of personal information, such as claims for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have been investigating a number of Internet companies regarding their use of personal information. Ventures could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate Ventures' privacy practices.

 Ventures' systems may fail to function or may not have adequate capacity, which would impair Ventures' ability to attract advertisers and users.

  An element of Ventures' strategy is to attract a high volume of users to its products and services, some of which require or deliver frequently updated information, such as the HotBot and Wired News services. Ventures makes these products and services available free of charge to users of the Internet. Any system failure that causes interruptions in the availability, or increases response time, of Ventures' products and services could result in less use of Ventures' Websites and impair Ventures' reputation and the market acceptance of Ventures' products and services. If these interruptions or increases are sustained or repeated, they could reduce the attractiveness of Ventures' products and services to advertisers and strategic partners. A significant increase in the volume of use of or searches conducted through Ventures' products and services could strain the capacity of the software or hardware used by Ventures or the capacity of Ventures' network infrastructure. This strain could lead to slower response time or system failures. Ventures' Websites have in the past and may in the future experience slower response times for a variety of reasons. Any failure to expand the capacity of Ventures' hardware or network infrastructure on a timely basis or on commercially reasonable terms could adversely affect Ventures' business.

  Ventures is dependent upon Web browsers and online service providers for providing Internet users access to its products and services. Ventures is also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its products and services. Substantially all of Ventures' commercial hardware operations are located at the Santa Clara, California site of Exodus Communications. A system failure at this location may harm the performance of Ventures' products and services. This system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Despite the implementation of network security measures by Ventures, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or halts in service to users of Ventures' products and services. The occurrence of any of these risks could harm Ventures' business.

 Ventures requires strong brand recognition to be competitive.

  Ventures believes that the creation and maintenance of strong brand recognition for its products and services is a critical aspect of its efforts to attract and expand its audience in a crowded, competitive Internet market. Promotion and enhancement of Ventures' key brands, including the HotBot, HotWired, Wired News, Webmonkey and Suck.com brands, will depend largely on Ventures' ability to provide consistently high-quality products and services, which success cannot be assured. Ventures may find it necessary to increase substantially its financial commitment to developing and maintaining several distinct brand loyalties among consumers. If Ventures is unable to provide consistently high-quality, reliable products and services to consumers or promote and maintain its key brands, Ventures' business, operating results, and financial condition would be materially impaired.

 Ventures is dependent on intellectual property and proprietary rights, and Ventures' methods of protecting its proprietary rights may not be adequate.

  Trademarks and other proprietary rights are important to Ventures' success and competitive position. Ventures currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. However, Ventures' means of protecting its proprietary rights may not be adequate, and Ventures cannot assure you that it will be able to establish or maintain its rights in all jurisdictions. Ventures generally enters into confidentiality agreements with its employees, consultants and partners. Ventures has registered and applied for registration of some key service marks and trademarks in the United States and in selected foreign countries, but it does not currently pursue registration in every country in which its products and services are available via the Internet. Ventures will continue to evaluate the registration of additional service marks and trademarks and monitor and seek to prevent unauthorized or potentially infringing uses of its marks, as appropriate. Despite Ventures' efforts to protect its proprietary rights, unauthorized parties may attempt to use or copy aspects of Ventures' products or services or to obtain and use information that Ventures regards as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States.

  Ventures licenses several key Website and search technologies from third parties, some of which are generally commercially available but some of which are licensed under individualized arrangements. While Ventures creates much of its original Website content, it also depends on third parties, including both individual contributors and corporate providers of specialty content such as stock data, to supply content for Ventures' products and services. In addition, most of the "Wired"-based trademarks, service marks and logos used in Ventures' business, including the Wired News brand, are licensed from Advance Magazine Publishers Inc. for use in digital media on a royalty-free basis under an arrangement that, among other things, restricts Ventures' use of its own "HotWired" mark for the duration of the license agreement. See "Business of Ventures--Intellectual Property" on page 67. The inability of Ventures to maintain or replace these relationships with key third-party intellectual property suppliers on terms acceptable to Ventures could materially impair its business.

 Ventures may become involved in intellectual property litigation. This litigation could be expensive and could impair Ventures' ability to conduct its business.

  There have been substantial amounts of litigation in the computer and related industries regarding intellectual property rights. Ventures has been involved in the past and may become involved in the future in claims and counterclaims with third parties regarding infringement with respect to current or future products or trademarks or other proprietary rights. Any claims or counterclaims of this nature could impair Ventures' business because they could: be time-consuming; result in costly litigation; divert management's attention; cause product release delays; or require Ventures to redesign its products or require Ventures to enter into royalty or licensing agreements. Any required royalty or licensing agreements may not be available on terms acceptable to Ventures, or at all.

 Ventures could be subject to new government regulations, and legal uncertainties could be resolved in a way that impairs Ventures' business.

  There are currently few laws or regulations directly applicable to Internet communications, commerce and advertising on the Web. However, due to the increasing popularity and use of the Web, it is anticipated that a number of laws and regulations may be adopted in the foreseeable future. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights and taxation. The adoption of laws or regulations may increase Ventures' cost of doing business and potentially hinder the growth of the Web. Any decrease could in turn decrease the demand for Ventures' services and products.

 States or foreign countries may claim that Ventures' business is subject to their laws, including tax laws. They could take action to enforce these laws against Ventures.

  Although Ventures' transmissions originate from California, the governments of other states and foreign countries might attempt to regulate Ventures' transmissions, levy sales or other taxes relating to its activities, or prosecute Ventures for violations of their laws. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of particular user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. In the event governmental authorities adopt or modify laws or regulations relating to the Internet, the growth of the use of the Internet for commerce could slow substantially, and Ventures' business, results of operations and financial condition could be adversely affected.

 Ventures may be subject to liability for information retrieved from the Internet, including obscene information, because Ventures provides access to this information.

  Because material may be downloaded by the online or Internet services operated or facilitated by Ventures or the Internet access providers with which Ventures has relationships, and be subsequently distributed to others, it is possible that claims will be made against Ventures on the basis of defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of these materials. These claims could be based on Ventures providing access to obscene, lascivious or indecent information. Ventures also offers e-mail services, which may subject the company to potential risks, such as liabilities or claims resulting from unsolicited e-mail which is sometimes referred to as spamming, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Although Ventures carries general liability and communications liability insurance, Ventures' insurance may not cover potential claims of this type, or may not be adequate to indemnify Ventures for all types of liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could impair Ventures' business.

 Ventures must manage its growth, establish informal effective systems and procedures and hire and retain additional personnel.

  Ventures has experienced and may in the future experience periods of significant growth which strain its managerial and operational resources. To manage its growth, Ventures must continue to implement and improve its operational and financial systems and controls. Additionally, Ventures must expand, train and manage its employee base and manage multiple relationships with various customers, strategic partners and other third parties. Ventures cannot assure you that it has made adequate allowances for the costs and risks associated with this potential expansion and transition. Ventures' systems, procedures or controls may not be adequate to support Ventures' operations. Ventures' future operating results will also depend on many factors, including its ability to expand its advertising sales and business development organizations and to expand its support organization along with the growth of its business. If Ventures is unable to manage potential future growth effectively, its business could be materially adversely affected.

 Loss of key personnel would impair Ventures' business.

  Ventures' performance is substantially dependent on the continued performance of Wired Digital's senior management and other key employees, all of whom have worked together for under five years. Ventures currently has employment agreements with some but not all of its senior managers and key employees. Ventures does not maintain "key person" life insurance policies on any of its employees. The loss of the services of one or more of its senior managers or other key employees could impair Ventures' business and prospects. Ventures depends upon its ability to attract, retain and motivate skilled technical and managerial personnel. Ventures' future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified personnel in Ventures' industry and geographical region is intense. If Ventures does not succeed in attracting new personnel or retaining and motivating its current personnel, Ventures' business will be adversely affected.

 Ventures systems may experience difficulties related to Year 2000 computer problems.

  Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations. Computer systems and software products that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements. If Ventures discovers any Year 2000 errors or defects in its internal systems or in the third-party systems on which it relies, Ventures could incur substantial costs in making repairs or obtaining replacements and could incur disruptions in its operations, which could damage its business and impair its financial condition. To the extent that Ventures' assessment is finalized without fully identifying and remedying any additional non-complaint internal or external Year 2000 problems, or the Year 2000 phenomenon creates a systemic failure beyond Ventures' control, such as a prolonged telecommunications or electrical failure or a prolonged failure of third-party software on which Ventures relies, Ventures could be prevented from operating its business and permitting users access to its Websites. In the event of a significant failure, the primary business risks would include, but are not limited to, lost advertising revenues and clients, increased operating costs, lost customers or other business interruptions of a material nature.

  Ventures recognizes the significance of these issues and has undertaken a company-wide assessment of Year 2000 factors to ensure that its internal technology systems are Year 2000 compliant, as well as an assessment of the material third-party technology systems on which Ventures' business relies. Ventures' assessment is ongoing and is partially completed at this time. Among other ongoing aspects of its evaluation, Ventures is still waiting to receive written confirmation of Year 2000 compliance from all material third-party vendors whose products or services may raise Year 2000 compliance issues. The results of Ventures' assessment will be taken into account in determining the nature and extent of any contingency plan. Currently, Ventures does not have a contingency plan in place.

  To date, Ventures has not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of its expenses thus far relate to the opportunity cost of time spent by Ventures employees evaluating internal and external systems and communicating with vendors and customers regarding Year 2000 compliance. At this time, Ventures cannot estimate the potential impact of Year 2000 issues relating to its business. It is possible that this impact, including the effect of a Year 2000 disruption in operations, could impair Ventures' business and financial condition.

                      WHERE YOU CAN FIND MORE INFORMATION

  Lycos files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Lycos files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lycos' SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov. Lycos has filed a registration statement to register with the SEC the Lycos common stock to be issued to Ventures stockholders in the merger. This proxy statement/prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

  Some of the important business and financial information that you may want to consider in deciding how to vote is not included in this proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been filed by Lycos with the SEC. The information that is incorporated by reference consists of:

  . Lycos Current Reports on Form 8-K for the events reported on February 9,
    1999, filed on February 11, 1999 and February 26, 1999;

  . Lycos' Annual Reports on Form 10-K/A for the year ended July 31, 1998, filed on February 2, 1999 and on April 16, 1999;

  . Lycos' Current Reports on Form 8-K/A for the events reported each of February 2, 1998, April 30, 1998 and August 13, 1998, filed on February 2, 1999;

  . Lycos' Quarterly Reports on Form 10-Q for the quarter ended October 31,
    1998, filed on December 14, 1998, and for the quarter ended January 31, 1999, filed on March 16, 1999;

  . Lycos' Quarterly Reports on Form 10-Q/A for the quarters ended October
    31, 1998 and January 31, 1999, filed on April 16, 1999;

  . Lycos' Annual Report on Form 10-K for the fiscal year ended July 31,
    1998, filed on October 29, 1998;

  . Lycos' Current Reports on Form 8-K filed on August 11, 1998; August 13,
    1998 and October 20, 1998 and on Form 8-K/A filed on October 27, 1998;
    and

  . All documents filed by Lycos under the Securities Exchange Act of 1934
    (e.g., Forms 10-Q and 8-K) after the date of this proxy statement/prospectus and prior to the special meeting.

  If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this proxy statement/prospectus.

  If you are a stockholder, you can obtain any of the documents incorporated by reference through Lycos or the SEC. Documents incorporated by reference are available from Lycos without charge, excluding all exhibits. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing to the following address or by telephone:

                                  Lycos, Inc.
                         Attention: Investor Relations
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02451
                                 (718) 370-2700

  If you would like to request documents from Lycos, please do so by May , 1999 to ensure that you receive them before the special meeting.

  You should rely on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in the proxy statement/prospectus is
accurate as of any date other than       , 1999. This proxy
statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.

                        FORWARD-LOOKING STATEMENTS

  We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934 in this document. Forward-looking statements include information concerning the possible or assumed future results of operations of the combined company as well as statements preceded by, followed by or that include words such as "believes," "expects," "anticipates" or similar expressions. Certain important factors, in addition to those discussed under the caption "Risk Factors" and elsewhere in this document and in the documents that Lycos has incorporated by reference, could affect the future results of the combined company and could cause those results to differ materially from those expressed in our forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after we distribute this document, even if new information, future events or other circumstances have made them incorrect or misleading.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data of Lycos and Ventures has been derived from their respective historical financial statements, and should be read in conjunction with such financial statements and the notes thereto, included elsewhere or incorporated by reference in this proxy statement/prospectus. The Lycos selected historical financial data as of and for the years ended July 31, 1998, 1997 and 1996 and as of July 31, 1995 and for the period from Inception (June 1, 1995) to July 31, 1995 has been derived from the financial statements of Lycos, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Lycos selected historical financial data as of January 31, 1999 and for the six months ended January 31, 1999 and 1998 has been derived from the unaudited financial statements of Lycos, which have been prepared on the same basis as the other financial statements of Lycos. The net loss of Lycos includes a gain on the sale of investments of approximately $10,120,000 in the six months ended January 31, 1999. All periods presented for Lycos reflect the effect of a two-for-one stock split made by Lycos in August 1998.

  Ventures' selected historical financial data as of and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 has been derived from the consolidated financial statements of Ventures, which have also been audited by KPMG LLP, independent certified public accountants. The operating loss of Ventures includes a write-off of intangible assets of approximately $23,708,000 in the year ended December 31, 1996. The selected historical financial data should not be considered to be indicative of future results and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference elsewhere in this proxy statement/prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (in thousands, except per share data)

                              Six Months
                          Ended January 31,      Year Ended July 31,           Inception
                          -------------------  --------------------------   (June 1, 1995)
                            1999       1998      1998     1997     1996    to July 31, 1995
                          ---------  --------  --------  -------  -------  ----------------
                             (Unaudited)
Statements of Operations
 Data--Lycos
 Net revenues...........  $  55,336  $ 21,906  $ 56,060  $22,273  $ 5,257      $     5
 In process research
  and development.......        --        --     17,280      --       452          --
 Amortization of
  intangible assets.....     23,413       204     7,614      540      360          --
 Operating loss.........    (30,980)     (696)  (31,491)  (8,750)  (5,802)        (105)
 Net income (loss)......    (17,349)      409   (28,439)  (6,619)  (5,088)        (105)
 Net income (loss) per
  share:
   Basic................  $   (0.41) $   0.01  $  (0.92) $ (0.24) $ (0.21)     $ (0.01)
   Diluted..............      (0.41)     0.01     (0.92)   (0.24)   (0.21)       (0.01)
 Weighted average
  shares used in
  computing net income
  (loss) per share:
   Basic................     42,433    28,350    30,933   27,589   23,985       22,026
   Diluted..............     42,433    29,416    30,933   27,589   23,985       22,026

                                                       July 31,
                                January 31, -------------------------------
                                   1999       1998    1997    1996    1995
                                ----------- -------- ------- ------- ------
                                (Unaudited)
Balance Sheet Data--Lycos
 Working capital..............   $147,597   $146,922 $38,129 $39,974 $  329
 Total assets.................    464,915    317,235  65,419  53,661  1,317
 Long-term portion of deferred
  revenue.....................     27,839     26,160   5,100     --     --
 Long-term portion of notes
  payable.....................      1,220        --      --      --     --
 Total stockholders' equity...    385,216    237,164  37,647  44,106  1,145

                                        Year Ended December 31,
                          -------------------------------------------------------
                            1998       1997      1996       1995         1994
                          ---------  --------  --------  -----------  -----------
Statements of Operations
 Data--Ventures
 Net revenues...........  $  23,455  $ 12,405  $  4,312  $     1,942  $       348
 Operating loss.........    (21,582)  (16,297)  (41,092)      (2,096)         (32)
 Loss from continuing
  operations............    (12,989)  (16,302)  (40,250)      (1,575)         (32)
 Loss from discontinued
  operations............     (2,455)   (2,632)  (10,991)      (4,930)      (3,425)
 Gain on sale of
  discontinued
  operations............     66,834       --        --           --           --
 Net income (loss)......     51,390   (18,934)  (51,241)      (6,505)      (3,457)
 Loss per share from
  continuing
  operations:
   Basic and diluted....  $ (189.54) $(511.16) $(67,139) $  (787,500) $   (16,000)
 Income (loss) per
  share from
  discontinued
  operations:
   Basic and diluted....  $  736.67  $ (82.53) $(18,334) $(2,465,000) $(1,712,500)
 Net income (loss) per
  share:
   Basic and diluted....  $  547.13  $(593.69) $(85,473) $(3,252,500) $(1,728,500)
 Weighted average
  shares used in
  computing net income
  (loss) per share:
   Basic and diluted....         87        32      (a)          (a)          (a)
                                             December 31,
                          -------------------------------------------------------
                            1998       1997      1996       1995         1994
                          ---------  --------  --------  -----------  -----------
Balance Sheet Data--
 Ventures
 Working capital
  (deficit).............  $  35,389  $(16,022) $(13,290) $     5,350  $      (797)
 Total assets...........     53,751     9,198     9,221        8,643        5,112
 Long-term
  obligations...........        710       --      1,443        6,397          --
 Redeemable convertible
  preferred stock.......     24,558    20,983     3,900          --           --
 Total stockholders'
  equity (deficit)......     13,845   (34,398)  (15,948)        (141)        (153)

--------

(a) There were six hundred common shares outstanding in 1996 and two common shares assumed outstanding in 1995 and 1994 which were used in calculating basic and diluted historical loss per share.

         SELECTED PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL DATA

  The following selected pro forma unaudited combined condensed financial data of Lycos and Ventures is derived from the pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included elsewhere in this proxy statement/prospectus. For pro forma purposes, the financial statements of Ventures for the twelve months ended June 30, 1998 have been combined with the financial statements of Lycos for the year ended July 31, 1998. For the six-month period ended January 31, 1999, the financial statements of Lycos have been combined with the financial statements of Ventures for the six months ended December 31, 1998. The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated, nor is it necessarily indicative of future operating results or financial position. See "Pro Forma Unaudited Combined Condensed Financial Statements" on page 74.

                                 Six Months Ended         Year Ended
                                 January 31, 1999       July 31, 1998
                                -------------------   -------------------
                                (in thousands, except per share data)
Statements of Operations Data
Net revenues..................   $           70,025   $            79,263
Amortization of intangible
 assets.......................               51,614                95,380
Operating loss................              (70,690)             (140,308)
Net loss......................              (57,058)             (137,457)
Basic and diluted loss per
 share........................   $            (1.28)  $             (3.69)
Shares used in computing basic
 and diluted loss per share...               44,650                37,244

                                                                     January 31,
                                                                        1999
                                                                     -----------
Balance Sheet Data
Working capital.....................................................  $141,124
Total assets........................................................   758,819
Long-term portion of deferred revenue...............................    27,840
Long-term portion of notes payable..................................     1,220
Redeemable Convertible Preferred Stock..............................    24,558
Total stockholders' equity..........................................   639,214

                           COMPARATIVE PER SHARE DATA

  The following table includes selected historical per share data and the corresponding unaudited pro forma per share amounts for Lycos common stock and Ventures capital stock for the periods indicated, giving effect to the merger. The data presented are based upon the financial statements and related notes of each of Lycos and Ventures appearing elsewhere in, or incorporated by reference into, this proxy statement/prospectus and the unaudited pro forma combined condensed balance sheet and statements of operations, including the related notes thereto, appearing elsewhere in this proxy statement/prospectus. This information is only a summary and should be read in conjunction with the historical and unaudited pro forma combined condensed financial statements and related notes thereto. The assumptions used in the preparation of this table appear under "Selected Pro Forma Unaudited Combined Condensed Financial Data" on page 32. The comparative per share data does not necessarily indicate the results of the future operations of the combined organization or the actual results that would have occurred if the merger had occurred at the beginning of the periods indicated.

                                     Lycos

                                                          Six Months
                                                             Ended    Year Ended
                                                          January 31,  July 31,
                                                             1999        1998
                                                          ----------- ----------
Historical Per Common Share Data:
  Basic and diluted loss from continuing operations......   $(0.41)     $(0.92)
  Book value.............................................     9.08        7.67
Pro Forma Per Common Share Data:(a)
  Basic and diluted loss from continuing operations......   $(1.28)     $(3.69)
  Book value.............................................    14.32       14.62

                                    Ventures

                                                     Six Months
                                                       Ended        Year Ended
                                                    December 31,   December 31,
                                                        1998           1997
                                                    ------------   ------------
Historical Per Common Share Data:
  Basic and diluted loss from continuing
   operations......................................   $(189.54)(c)   $(511.16)
  Book value.......................................     122.33        (564.80)
Pro Forma Equivalent Per Common Share Data:(b)
  Basic and diluted loss from continuing
   operations......................................   $  (0.06)      $  (0.18)
  Book value.......................................   $   0.71       $   0.73

--------

(a) See "Selected Pro Forma Unaudited Combined Condensed Financial Data" on page 32.

(b) Represents pro forma equivalent Ventures amounts calculated by multiplying the Lycos pro forma per common share data by the ratio of common shares issued to acquire Ventures (based on an assumed Lycos average closing stock price of $42.86 or greater) to the total pro forma common shares outstanding.

(c) Earnings per common share reflects the accretion of $3,575,000 of dividends on redeemable convertible preferred stock through December 31, 1998.

                          PRICE RANGE OF COMMON STOCK

  Shares of Lycos' common stock are listed on the Nasdaq National Market under the symbol "LCOS." The shares of Lycos common stock issued in connection with the merger will also be listed on the Nasdaq National Market. The table below provides, for the fiscal quarters indicated, the reported high and low bid prices of Lycos common stock as reported on the Nasdaq National Market.

     Fiscal
      Year                   Fiscal Quarter Ended                   High   Low
     ------                  --------------------                  ------ ------
     1999   October 31, 1998.....................................  $44.50 $20.06
            January 31, 1999.....................................  145.38  51.13
     1998   October 31, 1997.....................................   21.00   8.13
            January 31, 1998.....................................   21.00  12.63
            April 30, 1998.......................................   39.57  17.60
            July 31, 1998........................................   53.63  24.16
     1997   October 31, 1996.....................................    6.38   2.88
            January 31, 1997.....................................    9.38   4.75
            April 30, 1997.......................................   11.37   6.00
            July 31, 1997........................................    9.63   5.60
     1996   April 30, 1996 (commencing April 2, 1996)............   14.63   7.00
            July 31, 1996........................................    9.63   2.94

  On October 5, 1998, the full trading day prior to the public announcement of the proposed merger, Lycos stock closed at $31.94 per share. On April 13, 1999, Lycos stock closed at $102.69 per share. As of January 31, 1999, Lycos had 865 stockholders of record.

  Ventures is a privately-owned company, and, therefore, no market value information on its stock is available. As of January 31, 1999, Ventures had 167 stockholders of record.

  Because the market price of Lycos common stock changes, the market value of the shares to be issued in the merger may increase or decrease at any time. See "Risk Factors--Risks Relating to Lycos--Lycos stock price is volatile and is affected by factors relating to Lycos, to the Internet industry and to the stock market" beginning on page 9.

                               DIVIDEND POLICIES

  Neither Lycos nor Ventures has ever declared or paid cash dividends on its shares of capital stock. Ventures' certificate of incorporation provides for the accumulation of dividends on its Series C preferred stock, none of which has been paid to date. Those dividends will be paid as part of the merger consideration. Lycos currently intends to retain all of its earnings to finance the development and expansion of its business and therefore does not intend to declare or pay cash dividends on its common stock in the foreseeable future. Lycos' board of directors, in its discretion, will determine whether to declare and pay dividends in the future. Any future declaration and payment of dividends will depend upon:

  . Lycos' results of operations;

  . earnings, financial condition;

  . contractual limitations;

  . cash requirements;

  . future prospects;

  . applicable law; and

  . other factors deemed relevant by Lycos' board of directors.

                              THE SPECIAL MEETING

Date, Time and Place

  Ventures' board of directors is soliciting the enclosed proxy to be used at a
special meeting of stockholders to be held on May   , 1999, at 9:00 a.m. local
time, or at any adjournment or postponement of the meeting. The proxy will be used for the purposes described in this proxy statement/prospectus and in the accompanying notice of special meeting. The meeting will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111. Ventures intends to mail this proxy statement/prospectus and accompanying notice of special meeting and proxy card on or about
April   , 1999 to all stockholders entitled to vote at the meeting. The costs of soliciting proxies will be borne by Ventures, subject to the provisions of the merger agreement relating to the payment of expenses.

Purpose

  The purpose of the meeting is to vote upon a proposal to approve and adopt the merger agreement and to approve the merger.

Record Date and Outstanding Shares

  Only holders of record of Ventures capital stock at the close of business on April [ ], 1999 will be entitled to notice of and to vote at the meeting. At the close of business on that date, Ventures had outstanding and entitled to
vote [   ] shares of common stock, 15,199,794 shares of Series A preferred stock, 625,000 shares of Series B preferred stock and 3,762,760 shares of Series C preferred stock. Each record holder of common stock, Series A preferred stock and Series B preferred stock on that date will be entitled to one vote for each share held. Each record holder of Series C preferred stock on that date will be entitled to approximately 1.3126 votes for each share held.

Vote Required

  Approval and adoption of the merger agreement and approval of the merger will require the affirmative vote of the holders of a majority of the Ventures capital stock, assuming conversion of all Ventures preferred stock, and a majority of the Ventures Series C preferred stock outstanding on the record date. The persons named as proxy holders on the proxy card will vote your shares as you indicate on the card. If you do not specify on the proxy card how to vote your shares, the proxy holders will vote your shares in favor of the merger agreement and the merger. If your shares are held of record by the voting trust, the trustee will vote your shares. The inspector of election appointed for the meeting will separately tabulate affirmative and negative votes and abstentions. Abstentions will have the same effect as negative votes.

  Directors and executive officers of Ventures, including for this purpose Beth Vanderslice and Rick Boyce, together with stockholders of Ventures who own 5% or more of any class or series of Ventures capital stock, own 78.7% of the outstanding Ventures capital stock, assuming conversion of all Ventures preferred stock, and 100% of the Ventures Series C preferred stock.

  Due to the existence of the voting trust and voting agreements that have been executed by the trust and other Ventures stockholders, we are assured of receiving the requisite vote at the special meeting.

Proxies

  You may revoke your proxy before it is voted by filing with Ventures' corporate secretary a written notice of revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the meeting and voting in person. Attending the meeting will not, by itself, revoke a proxy.

Recommendation of Ventures Board of Directors

  The Ventures board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger is fair to, and in the best interests of, Ventures and its stockholders. After careful consideration, the Ventures board of directors recommends that you vote in favor of approval and adoption of the merger agreement and approval of the merger.

                                   THE MERGER

  This section contains detailed information regarding the companies' reasons for the merger, the events leading up to the execution of the merger agreement and the terms of the merger agreement. The merger agreement and its key exhibits are attached to this proxy statement/prospectus as Annexes A, B and C.

  Please note that the following description of the merger is a summary only. You should read the following summary and the merger agreement for a full understanding of the terms of the merger.

General

  At the effective time of the merger, BF Acquisition Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of Lycos, will be merged into Ventures. As a result, the separate corporate existence of BF will cease, and Ventures will continue as the surviving corporation under Delaware law. As the surviving corporation, Ventures will be a wholly-owned subsidiary of Lycos.

Effective Time of the Merger

  The merger will take effect when the certificate of merger has been filed with the Secretary of State of the State of Delaware in accordance with Delaware law. This time is referred to as the "effective time."

  The merger agreement provides that the merger and the other transactions contemplated by the merger agreement will be completed within three business days of the waiver or satisfaction of all of the conditions to the obligations of Lycos, BF and Ventures to complete the merger. The merger agreement may be terminated by either Lycos or Ventures if the merger has not occurred on or before March 4, 1999. Lycos and Ventures have waived this right until June 14, 1999. See "The Agreement and Plan of Merger and Reorganization--Termination and Amendment" on page 57.

Merger Consideration

  As a result of the merger, at the effective time, the outstanding shares of Ventures capital stock, other than Ventures dissenting shares, and warrants to acquire Ventures capital stock will be converted into and exchanged for the right to receive a portion of the merger consideration, as described below.

  Total Merger Consideration. As a result of the merger, Lycos will pay Ventures stockholders a combination of shares of Lycos common stock and, in some cases, cash in exchange for their shares of Ventures capital stock.

  Ventures stockholders will receive, in the aggregate, the following consideration for their shares in the merger:

    (1) Lycos common stock valued, according to the mechanism in the merger agreement, at $95.0 million.

    (2) Lycos common stock or cash with a value equal to the amount of cash and cash equivalents shown on Ventures' balance sheet at closing, net of exclusions for specified compensation and other identified expenses. This amount is referred to as the "Ventures cash balance." There will also be adjustments for borrowings, working capital shortfalls and similar items. Ventures estimates that the net amount of the Ventures cash balance will be approximately $25 million. Lycos has the option to pay up to the amount of the Ventures cash balance in cash or stock, subject to limitations related to tax and regulatory matters.

    (3) Up to $4.5 million in cash plus interest from Lycos, contingent upon receipt by Ventures after the closing of distributions from an escrow fund established in connection with Ventures' sale of its magazine, books and television businesses to Advance Magazine Publishers Inc. in June 1998. The amount of the Advance escrow fund distributed will depend on the amount of the fund used to satisfy claims by Advance. Lycos will distribute cash equal to such Advance distributions in June 1999, if such distributions are received by Lycos.

    (4) Up to $5.0 million in cash, contingent upon receipt by Lycos after closing of specified federal and state income tax benefits related to Ventures' pre-merger business. If and to the extent any such refunds are received, Lycos will distribute cash equal to such refunds over the two-year period following the closing of merger.

  The parties will determine the precise number of shares of Lycos common stock to be issued for any dollar value by dividing that dollar value by the "average closing stock price." This price is determined by calculating the average closing price for Lycos common stock over a period of 20 trading days ending three trading days prior to the closing of the merger. Under the merger agreement, however, this price is subject to a collar; that is, for the purposes of calculating the number of Lycos shares to be issued, the average closing stock price may not be higher than $42.86 or lower than $20.64 even if, in fact, the actual average closing price of Lycos common stock does exceed $42.86 or fall below $20.64. Ten percent of the shares described in paragraph
(1) will be held in escrow for one year following the closing date. See "The Agreement and Plan of Merger and Reorganization--Indemnification and Escrow" on page 56.

  The portions of the merger consideration described in paragraphs (1) and (2) are together referred to as the "Aggregate Share Value." As indicated earlier, Lycos may elect to pay a portion of the Aggregate Share Value, up to the amount of the Ventures cash balance, in cash instead of in shares of Lycos common stock. Under the merger agreement, the relative proportions of cash and stock are subject to limitations relating to tax and regulatory matters. Specifically, under applicable tax requirements, Lycos can pay in cash no more than 20% of the total consideration to be paid in the transaction, valued as of the trading day immediately prior to the effective time. Total consideration paid in the transaction includes cash paid in respect of the Advance escrow, the tax refund, fractional shares and dissenting shares. Similarly, under the merger agreement, to comply with Nasdaq National Market requirements, Lycos can pay in stock no more than 19.9% of its outstanding common stock.

  Merger Consideration to be Received By Class Or Series. Stockholders of Ventures will receive different amounts per share of Ventures capital stock held, depending on the class or series. The amounts allocated to each class and series were determined by reference to Ventures' certificate of incorporation, after taking into account the negotiated amount to be allocated to the holders of common stock. Each holder of a share of a class or series will receive a pro rata portion of the aggregate amount allocated to that class or series. Therefore, the amounts received in exchange for a share of any class or series depend in part on the number of shares of that class or series outstanding at the effective time of the merger.

  Common Stock. The holders of Ventures common stock will receive in the aggregate that number of shares of Lycos common stock with a value equal to $12,538,700, based on the average closing stock price. The portion of the merger consideration to be paid to the holders of Ventures common stock is referred to as the "Common Amount."

  Series A Preferred Stock. The holders of Ventures Series A preferred stock and warrants to purchase Ventures Series A preferred stock will receive in the aggregate that number of shares of Lycos common stock (or cash and shares as described above) with a value equal to 78.8% of the "Residual Share Value." The Residual Share Value is equal to the Aggregate Share Value, minus the following:

  . the amounts payable to the holders of Ventures common stock
    ($12,538,700);

  . the amounts payable to the holders of Ventures Series B preferred stock
    ($12,500,000); and

  . amounts payable to the holders of Ventures Series C preferred stock
    (estimated to be approximately $29,191,430, assuming a closing date of May 31, 1999).

  For example, if the Aggregate Share Value were $120 million, the Residual Share Value would be approximately $65,769,870; if the Aggregate Share Value were $95 million, the Residual Share Value would be approximately $35,769,870. The holders of Ventures Series A preferred stock will also receive cash equal to 78.8% of any amounts paid in respect of the Advance escrow and tax refund. The portion of the merger consideration to be paid to the holders of Series A preferred stock is referred to as the "Series A Amount."

  Series B Preferred Stock. The holders of Ventures Series B preferred stock will receive in the aggregate that number of shares of Lycos common stock with a value equal to $20.00 multiplied by the number of shares of Ventures Series B preferred stock outstanding at the effective time. The portion of the merger consideration to be paid to the holders of Series B preferred stock is referred to as the "Series B Amount."

  Series C Preferred Stock. The holders of Ventures Series C preferred stock will receive in the aggregate that number of shares of Lycos common stock, or cash and shares as described above, with a value equal to:

  . 21.2% of the Residual Share Value;

  . plus the amount of all dividends accrued for the benefit of the holders of Ventures Series C preferred stock (will be approximately $4,343,130 at May 31, 1999);

  . plus 26.903553% of the amount to be paid to the holders of the Series B preferred stock (approximately $3,362,940); and

  . plus $5.71 times the number of shares of Series C preferred stock outstanding at the effective time (approximately $21,485,360).

  In addition, the holders of Ventures Series C preferred stock will receive cash equal to 21.2% of any amounts paid in respect of the Advance escrow and tax refund. The portion of the merger consideration to be paid to the holders of Series C preferred stock is referred to as the "Series C Amount."

  Stockholders should note that the values to be paid in Lycos common stock described above could vary if Lycos' average closing stock price is above or below the collar limits described above. In that event, the number of shares to be issued does not decrease or increase any further and, as a result, the "value" of the shares in the market would be correspondingly higher or lower, as the case may be. See "Risk Factors--Formula for determining purchase price and shares issuable may reduce value of merger proceeds to Ventures stockholders" on page 7.

  Per Share Merger Consideration. At the effective time of the merger, each share of Ventures capital stock, except for dissenting shares, will be automatically converted into Lycos common stock and, if applicable, the right to receive cash as follows:

  . Each share of Ventures common stock will be converted into that fraction of a share of Lycos common stock equal to the Common Amount divided by the number of shares of Ventures common stock outstanding at the effective time (estimated to be approximately 5,098,041 shares after option exercises).

  . Each share of Ventures Series A preferred stock (including shares subject to warrants) will be converted into that fraction of a share of Lycos common stock and the right to receive cash equal to the Series A Amount divided by the number of shares of Ventures Series A preferred stock outstanding at the effective time (estimated to be approximately 15,249,794 shares, including warrants).

  . Each share of Ventures Series B preferred stock will be converted into that fraction of a share of Lycos common stock equal to the Series B Amount divided by the number of shares of Ventures Series B preferred stock outstanding at the effective time (estimated to be approximately 625,000 shares).

  . Each share of Ventures Series C preferred stock will be converted into that fraction of a merger share and the right to receive cash equal to the Series C Amount divided by the number of shares of Ventures Series C preferred stock outstanding at the effective time (estimated to be approximately 3,762,760 shares).

  For an illustration of the calculation of the amount each share of Ventures capital stock would receive in the merger based on a variety of assumptions, see "Summary--The Merger--What Ventures Stockholders Will Receive" beginning on page 2.

  Cancellation of Warrants. At the effective time, warrants to purchase 50,000 shares of Series A preferred stock will be canceled and converted into the right to receive the number of shares of Lycos common stock into which the shares of Series A preferred stock subject to such warrants would have been converted if such warrants had been exercised in their entirety immediately prior to the effective time, rounded down to the nearest whole share of Lycos common stock, minus the per share exercise of the warrants.

  Treatment of Options. Ventures expects all outstanding options to be exercised prior to the closing.

  Option Exercises and Stock Bonuses. As of February 15, 1999, there were options outstanding under the Ventures' equity incentive plan to purchase 1,474,893 shares of Ventures common stock, assuming cancellation of the founder options as described below. Each of these options has an exercise price of $1.00 per share. The Ventures board will take action to cause each of these options to become fully vested prior to the closing.

  As of February 15, 1999, the Ventures equity incentive plan had approximately
3.5 million shares available for grant. The Ventures board will grant all of these remaining shares as stock bonuses to Wired Digital employees prior to the closing. The Ventures equity incentive plan was approved by the Ventures stockholders. Therefore, no additional stockholder approval is necessary for the Ventures board to make these stock bonus grants.

  In order to receive the benefits of accelerated vesting or to receive a stock bonus, each employee will be required to agree that he or she will not sell more than 50% of the Lycos common stock acquired in the merger in exchange for the option or bonus shares for one year following the merger. This one-year "lockup" provision will be extended to three years following the merger if the employee leaves Lycos during the first year following the merger, subject to some specific limitations.

  The exercise of options and stock bonus grants will significantly increase the number of shares of Ventures common stock outstanding immediately prior to the merger and, therefore, significantly decrease the merger proceeds that would otherwise be payable for each share of Ventures common stock.

  Cancellation of Founder Options. Options to purchase 354,000 shares of Ventures common stock held by Louis Rossetto, a co-founder and director of Ventures, and options to purchase 304,000 shares of Ventures common stock held by Jane Metcalfe, a co-founder and director of Ventures, will not be repriced or exercised prior to the closing of the merger. Under the terms of separation agreements between Ventures and these founders, these options will be canceled in exchange for $500,000 in cash to each co-founder, to be paid after closing of the merger.

  Fractional Shares. No fractional shares of Lycos common stock will be issued in connection with the merger. Instead of receiving a fractional share, a stockholder who would otherwise be entitled to a fractional share will receive an amount of cash, rounded to the nearest whole cent, equal to the product of
(1) the fraction and (2) the average closing stock price.

Rights of Dissenting Stockholders

  Stockholders of Ventures who do not vote in favor of the merger and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights under Delaware law. Such rights entitle the stockholder to require Ventures to purchase the dissenting shares for cash at their fair market value, excluding any appreciation or depreciation as a result of the merger. The following is a summary description of the provisions of the applicable Delaware law. This summary is complete in all material respects but should be read with the full text of the applicable law, a copy of which is attached hereto as Annex E. Any holder of Ventures capital stock intending to exercise statutory appraisal rights is urged to review Annex E carefully and to consult with legal counsel so as to assure strict compliance with its provisions.

  A vote in favor of the merger agreement and the merger will constitute a waiver of your right to demand appraisal of your Ventures capital stock.

  Who May Exercise Statutory Appraisal Rights. Under Section 262 of the Delaware General Corporation Law, holders of Ventures capital stock who follow the procedures set forth in such law will be entitled to have their Ventures capital stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court. Stockholders considering seeking appraisal should be aware that the fair value of their Ventures capital stock under Section 262 could be more than, less than or equal to the merger consideration otherwise to be received by such holder.

  Procedure for Exercising Statutory Appraisal Rights. A holder of Ventures capital stock wishing to exercise statutory appraisal rights must (1) deliver to Ventures prior to the vote on the merger agreement at the special meeting a written demand for appraisal of such holder's Ventures capital stock and (2) not vote in favor of the merger agreement. A holder of Ventures capital stock wishing to exercise such rights must be the record holder of such shares on the date the written demand is made and must continue to hold such shares of record through the effective time. Accordingly, a holder of the Ventures capital stock who is a record holder on the date that the demand is made but who subsequently transfers such shares prior to the effective time will lose such holder's right to appraisal with respect to the shares transferred.

  A demand for appraisal should be executed by or on behalf of the holder of record, as such holder's name appears on the stock certificate. If the shares of Ventures capital stock in question are held in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. All demands for appraisal must be in writing and must be sent or delivered to Ventures at 660 Third Street, Fourth Floor, San Francisco, California 94107, Attention: Janelle Mitchell, Secretary.

  Any holder of Ventures capital stock who has demanded an appraisal in compliance with Section 262 will not, from and after the effective time, be entitled to vote the Ventures capital stock subject to the demand for any purpose or be entitled to the payment of future dividends or other distribution on the Ventures capital stock.

  Within ten days after the effective time, Ventures will be required to notify each stockholder who has complied with the provisions of Section 262 and who has not voted in favor of the merger agreement and the merger of the date that the merger became effective. Within 120 days after the effective time, any stockholder who has complied with the requirements for exercise of statutory appraisal rights will be entitled, upon written request, to receive from Ventures a statement setting forth the aggregate number of shares of Ventures capital stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Ventures capital stock. Such statements must be mailed within ten days after a written request therefor has been received by Ventures or within ten days after the expiration of the period for delivery of demands, whichever is later.

  Determination of Fair Value; Venue For Filing Appraisal Petition. Within 120 days after the effective time, Ventures or any stockholder who has complied with the statutory requirements described above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Ventures capital stock. Ventures is under no obligation to and does not currently intend to file a petition with respect to the appraisal of the fair value of the Ventures capital stock. Accordingly, it will be the obligation of the stockholders to initiate all necessary action to perfect statutory appraisal rights with respect to their Ventures capital stock within the time periods prescribed by Section 262.

  If a petition for appraisal is timely filed, stockholders entitled to statutory appraisal rights may receive notice of the time and place of a hearing on the petition. After such hearing, the Delaware Court of Chancery will determine the stockholders entitled to statutory appraisal rights and the "fair value" of their Ventures capital stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid thereon. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in determining fair value in an appraisal proceeding. The Delaware Supreme Court has further stated that in determining fair value in an appraisal proceeding, the court must consider market value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on the future prospects of the merger corporation. In Weinberger v. UOP, Inc., the Delaware Supreme Court held that the "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered" in determining fair value.

  Costs of Appraisal Action. The costs of an appraisal action may be determined by the Court of Chancery and taxed upon the parties as it deems equitable. The Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with appraisal, including, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Ventures capital stock entitled to appraisal.

  Loss of Appraisal Rights. If any stockholder who properly demands appraisal of his or her Ventures capital stock under Section 262 fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided under Delaware law, such stockholder's shares will be converted into the right to receive the consideration specified in the merger agreement. A stockholder will fail to perfect statutory appraisal rights, or effectively lose or withdraw his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to Ventures a written withdrawal of his or her demand for appraisal and acceptance of the merger. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time will require written approval of Ventures.

Conversion and Exchange of Share Certificates

  At the effective time, the Ventures stock and warrants issued and outstanding immediately prior to such time, other than Ventures dissenting shares, will automatically be converted into the right to receive the merger consideration from Lycos.

  At the effective time, Lycos will (1) authorize its exchange agent, Boston EquiServe Limited Partnership, to make the merger shares available (2) authorize Boston EquiServe to deliver the shares to be held in escrow to State Street Bank and Trust Company as escrow agent and (3) deliver to Boston EquiServe cash in an amount sufficient for payments of any cash payments to be made for the Ventures cash balance and in lieu of fractional shares. Holders of Ventures stock and warrants who properly complete and validly execute and surrender letters of transmittal and certificates representing Ventures stock and warrants to Lycos prior to the effective time will have certificates representing the shares of Lycos common stock and any cash payment to which they are entitled mailed to them by Boston EquiServe no later than ten days after the closing date. Holders of Ventures stock and warrants who properly complete and validly execute and surrender letters of transmittal and certificates representing Ventures stock and warrants to Lycos after the effective time will be entitled to receive the shares of Lycos common stock and any cash payment to which they are entitled following surrender of these documents. Surrendered Ventures stock and warrants will be canceled.

  Until surrendered as provided above, (1) each outstanding certificate that prior to the merger represented Ventures stock and warrants, other than certificates for dissenting shares, will for all corporate purposes evidence only the right to receive the portion of the merger consideration to which such holder is entitled pursuant to the merger agreement, and (2) each outstanding certificate evidencing Ventures dissenting shares will evidence only the right of the holders to pursue such holder's remedies as a dissenting stockholder as provided by Delaware law.

Background of the Merger

  As part of its regular review and planning process, Ventures' management and board of directors regularly review Ventures' strategic direction and explore a variety of financing alternatives, including public and private offerings of securities, strategic alliances and business combinations with other companies.

  Prior to 1998, Ventures' operations were financed principally through private placements of equity securities, the latest of which was an approximately $21.5 million equity financing in December 1996, as well as through debt financing. In mid-1997, Ventures' management and board of directors reviewed the company's business and financial plans and concluded that significant additional capital would be required to pay off debt incurred and to fund its operations to the point at which it operated on a cash flow break-even basis. To address these funding needs, in September 1997, Ventures engaged Lazard Freres to undertake a broad marketing process to seek offers for a significant investment in or strategic alliance with Ventures or, alternatively, for an acquisition of the company. From October 1997 through March 1998, Lazard Freres initiated contacts with 33 companies and six private equity investment firms with interests either in magazine publishing or Internet properties. Management of Ventures also engaged in a number of discussions with potential strategic partners. Those companies either declined to submit formal offers or submitted offers only for either Wired Digital or Wired Magazine Group (Ventures' magazine subsidiary), but not for Ventures as a whole. This process led to Ventures' sale of its magazine, books and television businesses and related brands to Advance Magazine Publishers Inc. in June 1998.

  Following the sale to Advance, Ventures continued its Internet business operations, funded in part by the proceeds of that sale. At a meeting in late May 1998, the Ventures board of directors considered at length Ventures' long-term strategy and prospects, both as an independent company with the eventual goal of a successful initial public offering and as part of a larger combined company created through a merger or acquisition. Following that meeting, the Ventures' board of directors directed management to conduct exploratory discussions with investment banks with respect to the possibility of an initial public offering. At the same time, the Ventures' board of directors directed Lazard Freres to approach a list of a number of media and Internet companies to determine their interest in a possible business combination or other strategic transaction with Ventures. As part of that process, Lazard Freres engaged in preliminary discussions with 13 companies, including Lycos.

  As part of its regular business, Lycos' management and board of directors regularly review potential strategic acquisitions. On June 24, 1998, Lazard Freres, on behalf of Ventures, entered into a non-disclosure agreement with Lycos in connection with Lycos' evaluation of a potential transaction with Ventures. In early July 1998, members of the management teams of Lycos and Ventures held their first meeting to discuss the possible benefits of a strategic alliance or other business combination. Preliminary due diligence continued over the next several weeks.

  Initial price discussions began in mid-July. At a meeting on July 23, 1998, the Lycos board of directors discussed a potential transaction with Ventures and, on July 28, 1998, Lycos submitted a written proposal to Ventures outlining the terms of a possible acquisition of Ventures. Under this proposal, Lycos would pay to Ventures stockholders approximately $140 million in cash and Lycos shares, exclusive of any amounts to be paid by Lycos for the Ventures cash balance and the Advance escrow. A tax refund payment was not a component of that proposal. At a meeting on August 6, 1998, in the San Francisco office of Cooley Godward LLP, Ventures' legal counsel, Ventures management,
Lycos management and advisors to the companies discussed specific terms of the proposed transaction, including Lycos' requirement that Ventures be precluded in the definitive agreement from "shopping" Ventures or accepting any other offer to acquire Ventures. This requirement and the other terms of the Lycos proposal were discussed extensively with some of the members of Ventures' board of directors later that day. Lycos and Ventures, together with their respective legal counsel and investment bankers, then began a series of discussions concerning the terms of the proposed transaction and the definitive agreement, as well as the potential long-term strategic benefits of the transaction.

  On August 18, 1998, the board of directors of Ventures met again by telephone to review and discuss the terms of the proposed transaction and to consider alternative strategies, including a potential minority equity investment. Ventures' legal counsel and investment bankers were also present. Following extensive discussion of the proposed terms of the transaction with Lycos, as well as potential alternative strategies, Ventures' board of directors determined to continue discussions with Lycos, while continuing to explore other alternatives.

  In light of the increased stock market volatility in late August and early September 1998 and the decline in the market price of Lycos shares during that period, negotiations between the parties came to a temporary standstill. Discussions resumed during the week of September 14, with Lycos offering to Ventures a reduced price of approximately $95 million, exclusive of any amounts to be paid by Lycos for the Ventures cash balance, the Advance escrow and tax refunds. This amount reflected, Lycos maintained, the reduced market valuations attributable to Internet companies generally. Negotiations also resumed with respect to the definitive agreement, with issues centering on, among other things, the extent of the Ventures stockholders' escrow and indemnification obligations. In addition, Lycos required that Ventures enter into a separate "no-shop" agreement.

  On September 23, 1998, the Lycos board of directors met to review and discuss the terms of the proposed transaction. Lycos engaged the firm of Hambrecht & Quist to serve as a financial advisor in connection with the proposed acquisition of Ventures.

  On September 24, 1998, Ventures' board of directors held a special telephonic meeting to consider, with its legal counsel and investment bankers present, the revised terms proposed by Lycos. The Ventures board of directors considered at length both the Lycos proposal and the prospects for pursuing alternative strategies, including the prospects for remaining independent and seeking additional investments in Ventures. After extensive discussion, the Ventures board of directors directed Ventures' advisors to continue negotiations, with the goal of realizing the highest price possible. The board also authorized Ventures' management to enter into a short-term no-shop agreement with Lycos, which was signed on September 25, 1998.

  Intense negotiations over the terms of the transaction and the definitive agreement continued over the next two weeks. During this period, Ventures' legal counsel and investment bankers communicated to Lycos Ventures' concerns regarding, among other things, the latest proposed price and related pricing terms. Over the entire course of negotiations, Jane Metcalfe and Louis Rossetto, two directors of Ventures, expressed concern that the proposed purchase price of $95 million was not adequate.

  On September 30, 1998, Ventures' board of directors held a regular telephonic meeting, during which both Ventures' legal counsel and investment bankers were present. The Ventures board of directors again discussed the proposed Lycos transaction, including Ventures' inability to obtain significant concessions from Lycos on price and related pricing terms. At a meeting on September 30, 1998, the Lycos board of directors heard a report from Hambrecht & Quist regarding the fairness of the proposed transaction and approved the terms of the definitive agreement.

  On October 2, 1998, Ventures' board of directors held a special telephonic meeting to consider the proposed merger and the terms and conditions of the definitive agreement. At the meeting, Lazard Freres presented its financial analysis of the terms and conditions of the merger and delivered its oral opinion confirmed by a written opinion dated as of October 5, 1998, to the effect that, as of such date, based upon and subject to the various considerations set forth therein, the merger consideration was fair in the aggregate to the Ventures stockholders, taken as a whole, from a financial point of view. Following the presentation and discussion, the Ventures' board of directors determined that the merger was in the best interests of Ventures and its stockholders, approved the terms of the definitive agreement and the merger and resolved to recommend that the Ventures stockholders approve the definitive agreement and the merger. Jane Metcalfe and Louis Rossetto, members of the Ventures board of directors, abstained from the vote.

  On October 5, 1998, Lazard Freres reconfirmed its opinion by delivering a written fairness opinion to the Ventures board of directors dated October 5, 1998, and the definitive agreement was executed. See "--Opinion of Lazard Freres & Co. LLC" beginning on page 46. A press release announcing the execution of the merger agreement was issued on October 6, 1998. The Merger Agreement was subsequently amended on November 25, 1998 and ratified by the Lycos and Ventures boards of directors on December 3, 1998.

Ventures Reasons for the Merger

  At a telephonic meeting held on October 2, 1998, the board of directors of Ventures concluded that the merger was in the best interests of Ventures and its stockholders and determined to recommend that the stockholders of Ventures approve the merger agreement and the merger. In reaching these conclusions and recommendations, the board considered a number of factors, including:

  . The fact that, by receiving immediately tradeable shares of Lycos common stock as consideration in the merger, Ventures stockholders would have the opportunity either (1) to obtain liquidity by selling their Lycos shares in the public market, subject to "lockup" restrictions on employee shares, or (2) to participate as Lycos stockholders in the potential long-term benefits that the board believed could result from the merger.

  . The uncertainty of Ventures' ability to attract the capital necessary for the execution of its long-term strategy, including the possibility of completing an initial public offering, particularly in light of the unfavorable conditions then prevailing in the stock market generally, the uncertain prospects for improved conditions and Ventures' own historical experience with the public equity markets.

  . The fact that Ventures did not have the financial resources of many of its Internet competitors to devote to the marketing of its products, which could adversely affect its ability to attract advertising customers over the long term.

  . The recognition that the recent trend toward industry consolidation had
    (1) led to intensified competition for advertising revenues, raising the threshold of user levels needed to attract top advertisers, and (2) adversely affected Ventures' leverage in purchasing or licensing rights to technology or seeking to negotiate strategic alliances with corporate partners.

  . The recent entry into the Internet navigation service market of Microsoft, Netscape, NBC and several other companies, most of which have significantly greater resources and more established advertiser and media relationships than Ventures, and at least two of which use the same underlying Web search technology as Ventures' HotBot search engine.

  . The risk that technological advances being pursued by Ventures might not be successfully developed or, if developed, might not add sufficient value to Ventures' products and services to maintain Ventures in the highest tier of Internet navigation service providers.

  . Ventures' prospects as an independent company for achieving the scale and level of use necessary to remain competitive with the top tier of Internet companies in attracting advertising revenues.

  . The intense competition among Internet companies for talented employees and the risk of loss of key employees absent a significant strategic transaction or other development leading to a widespread perception of improved momentum in Ventures' business.

  . The historical and prospective business of Lycos, including its competitive position, recent financial and stock performance, financial condition, experienced management team, long-term strategic plan and prospects for the future.

  . The fact that Lycos had recently completed a number of acquisitions to diversify its business, increase the level of use of its Website and expand its reach.

  . The fact that the merger would provide Ventures, as part of the Lycos
    Network, with access to the Lycos Network's diversified resources, infrastructure, services and technologies, offering Ventures an expanded opportunity for increasing user visits to its properties, generating advertising revenues and developing technology.

  . The probability that the combined company would sustain levels of use competitive with other Internet market leaders.

  . The board's belief that, in view of the substantial efforts by Ventures and Lazard Freres since October 1997 to contact other parties about a potential transaction with Ventures, it was likely that any party potentially interested in submitting a proposal to acquire Ventures, and financially able to do so, had already been afforded the opportunity to make an offer.

  . A review of the possible alternatives to the merger, including the possibility of continuing to operate Ventures as an independent entity, the impediments to pursuing those alternatives, the range of possible values to Ventures' stockholders of such alternatives and the potential timing of the realization of those values, and the likelihood of accomplishing those alternatives.

  . The presentation of Lazard Freres and its oral opinion, subsequently confirmed in writing, to the effect that the consideration to be received by the stockholders of Ventures in the merger was fair in the aggregate to the stockholders of Ventures, taken as a whole, from a financial point of view.

  The board also considered a variety of potentially negative factors in its deliberations concerning the merger, including:

  . The fact that the merger agreement does not permit Ventures to engage in discussions or enter into agreements with third parties regarding an acquisition of or investment in Ventures, even if a third-party proposal were superior to the merger.

  . The fact that Lycos required that holders of shares representing a majority of the outstanding capital stock and of the Series C preferred stock enter into agreements to vote in favor of the merger.

  . The transaction value of the merger as compared with recent comparable precedent transactions, although recognizing that the precedent transactions occurred in periods of less market volatility.

  . The risk that the value of Lycos common stock might decline below the $20.64 floor established in merger agreement, with the result that the value of the consideration delivered to Ventures' stockholders would, at the time of the merger, be less than anticipated.

  . The risk of management and employee disruption associated with the merger, including the risk that key personnel might not continue with the combined company.

  . The risk that the merger could adversely affect Ventures' relationships with some of its advertising customers and strategic partners.

  . The risk that the merger might not be consummated, even if approved by Ventures' stockholders.

  . The risk that the potential benefits of the merger might not be realized.

  The board concluded, however, that, on balance, the benefits to Ventures and its stockholders of the merger outweighed the risks associated with the foregoing negative factors. The foregoing discussion of the information and factors considered by Ventures' board in connection with its evaluation of the merger is not intended to be exhaustive. In view of the variety of factors considered by the board, the directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the factors considered. The board of directors of Ventures has determined that the merger is fair to and in the best interests of Ventures and its stockholders, approved the merger agreement and the merger and recommends that the stockholders approve and adopt the merger agreement and the merger.

Lycos Reasons for the Merger

  In assessing the transaction, Lycos considered its strategic positioning and plans, the past performance and future potential of Ventures and Ventures' lines of business and services. Lycos authorized the merger for numerous reasons including:

  . Ventures' navigation and content Websites will complement and expand
    Lycos' Internet offerings.

  . The acquisition presents significant opportunities to increase Lycos' existing sales and advertising revenues by increasing weekly page impressions and therefore increasing available inventory. Additionally, the Ventures user base may utilize other Lycos properties providing additional revenues.

  . The combination of the properties of Lycos and Ventures will strengthen
    Lycos' long-term growth strategy of establishing a network presence of premiere Websites.

Opinion of Lazard Freres & Co. LLC

  On October 2, 1998, Lazard Freres delivered its oral opinion to the board of directors of Ventures, which was reconfirmed by delivery of its written opinion dated October 5, 1998, to the effect that, as of October 5, 1998, based upon and subject to the various considerations set forth in the opinion, the merger consideration was fair in the aggregate to the stockholders of Ventures, taken as a whole, from a financial point of view.

  A copy of the full text of the Lazard Freres opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with rendering such opinion, is attached to this proxy statement/prospectus as Annex D. This summary discussion of such opinion of Lazard Freres is qualified in its entirety by reference to the full text of such opinion. The engagement of Lazard Freres and its opinion are for the benefit of the board of directors of Ventures, and its opinion was rendered to the board of directors of Ventures in connection with its consideration of the merger. The Lazard Freres opinion is directed only to the fairness of the merger consideration in the aggregate from a financial point of view to the stockholders of Ventures, taken as a whole, and does not address any other aspects of the merger. The opinion is not intended to, and does not constitute, a recommendation to any stockholder of Ventures as to how such holder should vote with respect to the merger. Holders of Ventures capital stock are urged to, and should, read the Lazard Freres opinion carefully and in its entirety in conjunction with this proxy statement/prospectus.

  In connection with rendering the Lazard Freres opinion to the board of directors of Ventures, Lazard Freres:

  . reviewed the financial terms and conditions of the merger agreement, which were determined by negotiation between the companies;

  . analyzed historical business and financial information relating to Ventures and Lycos;

  . reviewed various internal financial forecasts and other financial and operating data provided to Lazard Freres by Ventures relating to its business and financial performance;

  . reviewed analysts' financial forecasts regarding Lycos with Lycos in order to elicit Lycos' view of its future financial performance, Lycos not having provided Lazard Freres with a current forecast following a request by Lazard Freres;

  . held discussions with members of the senior managements of Ventures and Lycos with respect to the past and current business operations and financial condition and the prospects of Ventures and Lycos, Ventures' competitive position and the strategic objectives of each, possible strategic, financial and operating benefits that may be realized following the merger;

  . reviewed the pro forma impact of the merger on the earnings per share of Lycos;

  . reviewed the historical stock prices and trading volumes of the Lycos common stock;

  . reviewed publicly available commentary of the research analysts following
    Lycos and the Internet sector generally;

  . participated in discussions with the Ventures board of directors and its legal and other advisors; and

  . considered such other financial studies, analyses and investigations as Lazard Freres deemed appropriate.

  Lazard Freres relied, with the consent of Ventures, upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Ventures or Lycos, or concerning the solvency or fair value of either Ventures or Lycos. With respect to financial forecasts, Lazard Freres assumed that they were reasonably prepared on bases reflecting the best currently available estimates in the case of Ventures and judgments of the managements of Ventures and Lycos as to the future financial performance of Ventures and Lycos, respectively. Lazard Freres assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

  The Lazard Freres opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, October 2 and October 5, 1998. In rendering its opinion, Lazard Freres took into account Ventures' commercial assessment regarding the timing of a transaction and Ventures' ability to access the capital markets.

  In rendering its opinion, Lazard Freres assumed that:

  . the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Ventures;

  . obtaining the necessary regulatory approvals for the merger would not have a material adverse effect on Ventures or Lycos;

  . the merger consideration will not be reduced as a result of the adjustment, indemnification or escrow provisions of the merger agreement; and

  . cash equal to the full amount of the estimated tax refund would be paid to security holders of Ventures.

  In addition, Lazard Freres expressed no opinion as to (1) the prices at which the Lycos common stock may trade following the date of the Lazard Freres opinion or (2) the manner in which the merger consideration would be allocated among the different classes of Ventures capital stock or among the different holders of such securities.

  The following is a brief summary of the financial and comparative analyses performed by Lazard Freres in connection with providing its opinion to the Ventures board of directors and reviewed with the Ventures board of directors at its meeting on October 2, 1998. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lazard Freres, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Discounted Cash Flow Analysis of Ventures and Lycos. Based upon forecasts provided by the management of Ventures, Lazard Freres estimated the net present value of the future free cash flows of Ventures. For this analysis, Lazard Freres used discount rates ranging from 20% to 40% and multiples of estimated earnings before interest, taxes, depreciation and amortization, referred to as "EBITDA," in 2001 ranging from 10x to 14x for the business of Ventures. This analysis indicated a net present equity value reference range of Ventures ranging from approximately $44 million to $125 million.

  In addition, based upon publicly available analysts' financial forecasts for Lycos, Lazard Freres estimated the net present value of the future free cash flows of Lycos. For this analysis, Lazard Freres used discount rates ranging from 17% to 21% and multiples of estimated EBITDA in 2003 ranging from 11x to 15x. This analysis indicated a net present equity value reference range per share of Lycos common stock ranging from approximately $27.99 to $42.00.

  Comparable Publicly Traded Companies Analysis of Lycos. Lazard Freres reviewed and compared actual and estimated financial, operating and stock market information of companies in lines of business believed to be generally comparable to those of Lycos. Lazard Freres noted that, although there were no public companies with precisely the same mix of business and financial condition as Lycos, Lazard Freres believed that the most relevant comparable companies were Yahoo! Inc. and Excite, Inc., referred to as the "selected comparables." The analysis indicated the following ranges of equity value of the selected comparables as a multiple of the indicated parameters:

                                                          Low   Median  High
                                                         -----  ------  -----
      Estimated 1998 Revenue............................  13.7x  38.9x   64.0x
      Estimated 1999 Revenue............................   8.3x  24.3x   40.3x
      Unique Users...................................... 112.8x 264.9x  416.9x
      Daily Pageviews...................................  42.5x  68.6x   94.7x

Based upon the foregoing data and other data deemed relevant for the selected comparables and on publicly available analysts' financial forecasts for Lycos, Lazard Freres' analysis indicated approximate equity value reference ranges per share of Lycos common stock as follows:

                                                             Approximate Equity
                                                              Value Reference
      Parameter                                                    Range
      ---------                                              ------------------
      Estimated 1998 Revenue................................   $30.24-$128.07
      Estimated 1999 Revenue................................   $31.01-$136.29
      Unique Users..........................................   $51.01-$178.63
      Daily Pageviews.......................................   $29.56-$ 61.47

  Contribution Analysis. Lazard Freres evaluated the potential contribution of each of Wired Digital and Lycos to the 1997 actual revenues, 1998 estimated revenues, August 1998 unique visitors and July 1998 average daily pageviews of the pro forma combined company using Ventures management estimates, publicly available analysts' financial forecasts for Lycos and publicly available market data. Earnings contributions were not meaningful due to Wired Digital's losses during the relevant period. This analysis indicated the following Wired Digital approximate contributions, in each case as compared to the pro forma equity ownership of the current Ventures stockholders ranging from approximately 6% to 13%:

                                                                    Approximate
                                                                   Wired Digital
      Parameter                                                    Contribution
      ---------                                                    -------------
      1997 Revenue................................................       22%
      Estimated 1999 Revenue......................................       19%
      August 1998 Unique Users....................................       20%
      July 1998 Daily Pageviews...................................       14%

  Pro Forma Merger Analysis. Lazard Freres considered the effect that the merger could have on the earnings per share of the combined company, compared with the projected earnings per share of Lycos on a stand-alone basis. Based upon forecasts for Ventures provided by the management of Ventures and on publicly available analysts' forecasts for Lycos and upon an assumption regarding the goodwill from the merger, but assuming the realization of no cost savings or other synergies, the analysis indicated that the merger would be significantly dilutive to the projected stand-alone earnings per share in 1999 (61%) and 2000 (20%). For the purposes of this analysis Lazard Freres estimated that Lycos may be able to assign a portion of the purchase price to identified intangibles and in-process research and development. Without the benefit of a valuation audit, Lazard Freres estimated goodwill at 50% of the difference between the purchase price and book equity and amortized this amount over a period of five years. If Lazard Freres' estimate of 50% were too high, then the magnitude of this dilution would be greater.

  Other Considerations. Lazard Freres also reviewed public information with respect to some of the other companies in the Internet sector and reviewed the financial terms, to the extent publicly available, of some of the business combinations involving companies in the Internet sector, but there was no such company or transaction that Lazard Freres considered comparable to Ventures or the merger. No public Internet company comparables existed primarily due to the absence of Wired Digital's user critical mass and unsuccessful historic experience with the public equity markets. As a result, Ventures did not become the beneficiary of valuations conferred upon the small number of established, public Internet companies. No business combination involving companies in the Internet sector was considered comparable for the reasons described in the immediately preceding sentences and because of the wide variation in valuation metrics among transactions and the prevalence of other transactions in this sector occurring during favorable markets for Internet stocks, in contrast to the timing of the signing of the merger agreement.

  Despite Lazard Freres' belief that no comparable companies or transactions existed, it did provide to the Ventures board, for illustrative purposes only, the results of performing these traditional valuation analyses using companies and transactions in the sector. The medians of the implied valuation ranges so generated, which Lazard Freres did not believe were indicative of Ventures' valuation, were as follows:

 Enterprise  Enterprise  Enterprise   Enterprise  Transaction    Transaction
 Value/1998  Value/1999  Value/Unique Value/Daily Value/Latest   Value/Monthly
 Estimated   Estimated   Users        Page Views  12 Month       Users
 Revenue     Revenue     (companies)  (companies) Revenue        (transactions)
 (companies) (companies)                          (transactions)
 $270mm      $321mm      $363mm       $213mm      $505mm         $360mm

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole, could create an incomplete or misleading view of the process underlying the Lazard Freres opinion. No company involved in any transaction used in the above analysis as a comparison is identical to Lycos. The analyses were prepared solely for the purpose of Lazard Freres providing its opinion to the board of directors of Ventures in connection with its consideration of the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually maybe sold, which may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

  In performing its analyses, Lazard Freres made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Ventures, Lazard Freres, or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses. Although, in connection with the delivery of its opinion, Lazard Freres also analyzed Lycos, the Lazard Freres opinion is not a valuation of Lycos and does not represent Lazard Freres' view as to what the value of the Lycos common stock will be prior to or after consummation of the merger. The Lazard Freres opinion was one of many factors taken into consideration by the board of directors of Ventures in making its determination to approve the merger agreement.

  Lazard Freres is an internationally recognized investment banking and advisory firm. Lazard Freres, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard Freres was selected to act as investment banker to the board of directors of Ventures because of its qualification, expertise and reputation in investment banking and mergers and acquisitions. In the ordinary course of its business, Lazard Freres and its affiliates may actively trade in the securities of Lycos for their own account and for the account of their customers and, accordingly, may at anytime hold a long or short position in such securities. As the Ventures board of directors knows, a managing director of Lazard Freres is a limited partner of funds controlled by Providence Equity Partners L.L.C., the general partner of some significant stockholders of Ventures.

  Ventures has agreed to pay a fee to Lazard Freres for its investment banking services in connection with the merger, including among other things, rendering the Lazard Freres opinion described above. Ventures has agreed to pay to Lazard Freres a fee ranging from 1.0% to 1.2% of the aggregate value of the transaction if the merger is consummated. Ventures also has agreed to reimburse Lazard Freres for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel). In addition, Ventures has agreed to indemnify Lazard Freres, its affiliates and other persons against some liabilities and expenses. In the past, Lazard Freres has provided investment banking services to Ventures, for which it expects to receive customary fees.

Other Interests of Officers and Directors in the Merger

  Some of the executive officers and directors of Ventures and Wired Digital have interests in the merger that are different from those of the Ventures stockholders generally. The Ventures board of directors has considered these interests in approving the merger agreement and the merger. Ventures stockholders should consider these interests carefully before voting.

  Stock Option Acceleration and Stock Bonus Grants. Beth Vanderslice, an executive officer and director of Wired Digital and an executive officer and director of Ventures, currently holds options to purchase 427,068 shares of Ventures common stock, 275,731 of which were vested as of March 31, 1999, and will be receiving additional stock bonuses prior to closing. Rick Boyce, an executive officer of Wired Digital, currently holds outstanding options to purchase 100,401 shares of Ventures common stock, 43,837 of which were vested as of March 31, 1999, and will be receiving additional stock bonuses prior to closing. All of Ms. Vanderslice's and Mr. Boyce's options will be accelerated on the terms described in "The Merger--Merger Consideration--Treatment of Options" beginning on page 39. The Ventures board has not yet determined the number of shares to be granted to Ms. Vanderslice or Mr. Boyce as stock bonuses.

  Employee Bonus. Janelle Mitchell, an executive officer of Ventures, will be receiving a cash bonus of $100,000 upon the closing of the merger.

  Employment Agreements. Beth Vanderslice, Rick Boyce and four other employees will enter into one-year employment agreements with Lycos upon the closing of the merger. Under these agreements, each employee will receive salary, bonus compensation, options to purchase Lycos common stock and other employee benefits. These employment agreements provide that 50% of the Lycos stock acquired by the employee as a result of the merger may not be resold until the first anniversary of the merger. However, these agreements also provide that in the event the employee's employment with Lycos is terminated (1) without good cause, (2) due to death or disability or (3) by the employee because the employee's job responsibilities have been materially reduced, this "lockup" provision will cease to apply. If the employee voluntarily terminates his or her employment during the first year after the merger for a reason other than material reduction in job responsibilities, or is terminated during such year for good cause, then the employee will be obligated to pay Lycos liquidated damages in the amount and on the terms specified in the employment agreement. In addition, the payment of some of the compensation to Ms. Vanderslice under her employment agreement with Ventures will be accelerated as a result of the merger.

  Separation Agreements with Co-Founders. Louis Rossetto and Jane Metcalfe, who are members of the Ventures board of directors and co-founders of Ventures, have entered into separation agreements with Ventures. These agreements govern the terms upon which Mr. Rossetto's and Ms. Metcalfe's employment with Ventures and its subsidiaries were terminated. Mr. Rossetto and Ms. Metcalfe ceased to be employed by Ventures and its subsidiaries on June 15, 1998 but each is still a director of Ventures.

  These agreements provide that Mr. Rossetto and Ms. Metcalfe are each entitled to $1,000,000 in cash, paid over a 12-month period beginning with the date their employment terminated. However, upon the closing of the merger, Mr. Rossetto and Ms. Metcalfe will be entitled to have any remaining cash amounts paid to them immediately, instead of on a monthly basis, subject to their compliance with their severance agreements. In addition, upon closing of the merger, they will be entitled to receive $500,000 each in exchange for cancellation of their Ventures stock options. See "The Merger--Merger Consideration--Treatment of Options" beginning on page 39.

Accounting Treatment

  Lycos intends to treat the merger as a purchase for accounting and financial reporting purposes, which means that Lycos will treat Ventures as a separate entity for periods prior to the closing and, thereafter, as a wholly-owned subsidiary of Lycos. See "Risk Factors--Risks Relating to the Merger--Method of accounting for the merger may delay profitability of Lycos" on page 7.

Material Federal Income Tax Consequences

  The following discussion summarizes the material federal income tax consequences of the merger that are generally applicable to holders of Ventures capital stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed United States Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the Ventures stockholders, as described in this section.

  Ventures stockholders should be aware that this discussion does not deal with all federal income tax consequences that may be relevant to particular stockholders in light of their particular circumstances, including the tax consequences which may differ from those described in this tax discussion for the following types of stockholders:

  . dealers in securities, banks or insurance companies;

  . those subject to the alternative minimum tax provisions of the Internal
    Revenue Code;

  . foreign persons;

  . tax-exempt entities;

  . taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction; or

  . those who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

  In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. The following discussion only applies to Ventures stockholders who hold shares of Ventures capital stock as capital assets. Accordingly, all stockholders are urged to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

  Neither Lycos nor Ventures has requested, or will request, a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. Lycos has received an opinion from Hutchins, Wheeler & Dittmar, A Professional Corporation, counsel to Lycos, and Ventures has received an opinion from Cooley Godward LLP, counsel to Ventures, that the merger will constitute a reorganization pursuant to Section 368(a) of the Internal Revenue Code (a "Reorganization").

  The tax opinions assume and are conditioned upon:

  . the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement, in the tax representations received from Lycos, BF and Ventures to support the tax opinions and in all other instruments and documents related to the formation, organization and operation of Lycos, BF and Ventures examined by and relied upon by Hutchins Wheeler and Cooley Godward in connection with the merger;

  . that original documents submitted to such counsel are authentic, documents submitted to such counsel as copies conform to the original documents, and that all such documents have been (or will be by the effective time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness of such documents;

  . that all covenants contained in the merger agreement and the tax representations, described above, are performed without waiver or breach of any material provision of such covenants; and

  . that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

  The discussion below has been prepared by Hutchins Wheeler and Cooley Godward, and in their opinion, to the extent such description relates to statements of law, it is correct in all material respects. Subject to the limitations and qualifications referred to in this description and in the tax opinions, and assuming the merger is treated in accordance with the tax opinions, the following federal income tax consequences will result:

    1. A stockholder of Ventures will recognize gain in an amount not to exceed the lesser of (1) the amount of cash received by such stockholder in the merger, including any cash received as part of the merger consideration and any cash received instead of a fractional share of Lycos common stock, and (2) such stockholder's total gain in the merger. A stockholder's total gain in the merger is generally equal to the difference between the sum of the fair market value of the Lycos common stock and any cash received by the stockholder in the merger, less such stockholder's basis in his, her or its Ventures capital stock surrendered in the merger. A stockholder's recognized gain should be capital gain so long as the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code. If a loss, rather than a gain, results from the application of the stockholder's cost basis for the Ventures capital stock surrendered against the total merger consideration received by such stockholder, that loss will not be recognized.

    2. The merger agreement anticipates that holders of Ventures Series A preferred stock and Ventures Series C preferred stock may receive cash payments after the close of the taxable year in which the merger occurs. As a result, any taxable gain realized by these stockholders, other than dissenting stockholders, resulting from the exchange of his, her or its shares must be reported under the installment method, unless the stockholder affirmatively elects out of or is otherwise ineligible for installment method treatment, as discussed below.

    3. The aggregate tax basis of the Lycos common stock received by a Ventures stockholder in the merger, including any fractional share deemed received as described in paragraph 5 below, generally should be equal to the aggregate adjusted basis of the Ventures capital stock surrendered in the merger, less any cash received in the merger plus any gain recognized by such stockholder in the merger.

    4. The holding period of the Lycos common stock so received in the merger by each Ventures stockholder will include the period for which the Ventures capital stock surrendered in the merger was considered to be held.

    5. Cash payments received by holders of Ventures capital stock instead of a fractional share of Lycos common stock will be treated as if such fractional share had been issued in the merger and then redeemed by Lycos. A Ventures stockholder receiving such cash will generally recognize gain or loss upon such payment. Such gain or loss will generally be equal to the difference, if any, between the amount of cash received and the basis in such fractional share.

    6. A holder of Ventures capital stock who exercises appraisal rights with respect to a share of Ventures capital stock and receives a cash payment for such share generally should recognize capital gain or loss. Such gain or loss will generally be equal to the difference between the stockholder's basis in such share and the amount of cash received, provided that such payment is not considered a dividend as discussed above in paragraph 1. A sale of shares pursuant to an exercise of appraisal rights generally will not be considered a dividend if, as a result of such exercise, the stockholder owns no shares of capital stock of Lycos, either actually or constructively within the meaning of Section 318 of the Internal Revenue Code, immediately after the merger.

    7. Neither Lycos nor Ventures will recognize gain solely as a result of the merger.

  Installment Method. The following discussion of the installment method applies to the holders of Ventures Series A preferred stock and Ventures Series C preferred stock only. Generally, under the installment method, a portion of each payment of the merger consideration is taxable as gain in the year of receipt and a portion represents a tax-free recovery of the holder's basis in the Ventures capital stock. The taxable gain for any year is calculated by multiplying the principal amount of any payment, which does not include Lycos common stock, received in the year by a "gross profit ratio." The gross profit ratio is equal to the "adjusted gross profit" divided by the "total selling price" of the holder's Ventures capital stock. For this purpose, the total selling price does not include the value of any Lycos common stock received in the merger. The adjusted gross profit is equal to the selling price less the sum of (1) the holder's adjusted basis in the Ventures capital stock and (2) the value of the Lycos common stock received in the merger less the holder's basis in such Lycos common stock immediately after the merger. As mentioned above, the total gain to be realized by each stockholder will not exceed the fair market value of the non-Lycos common stock portion of such stockholder's portion of the merger consideration. In addition, a portion of any merger consideration payments that are received after the close of the taxable year in which the merger occurs will be treated as interest income. Such interest income will be taxable at ordinary income tax rates when received by such holders under the Internal Revenue Code's original issue discount rules and will reduce the amount of gain (or increase the amount of loss) otherwise recognizable.

  The installment method does not apply to holders of Series A preferred stock and Series C preferred stock who will recognize a loss in the merger or who elect out of installment method treatment. Such stockholders may elect out of the installment method by timely filing the appropriate form with his, her or its tax return for the tax year in which the merger occurs. This tax discussion does not address the tax treatment to stockholders who elect out of or who are ineligible for installment method treatment. Stockholders considering making such an election or who are ineligible for installment method treatment are urged to consult their own tax advisors concerning the consequences of such an election or such ineligibility.

  Tax Consequences of the Escrow. The following discussion of the escrow shares applies only to holders of Ventures common stock, Series A preferred stock and Series C preferred stock. Under the merger agreement, 10% of the aggregate number of shares of Lycos common stock to be received by Ventures stockholders in the merger, excluding any stock paid for the Ventures cash balance, will be placed in escrow. The return of any escrow shares to Lycos in satisfaction of an indemnifiable claim should not result in the recognition of gain or loss to the holders of escrow shares. The return of any escrow shares should be characterized as an adjustment to the exchange terms of the merger agreement. Accordingly, the basis of each share of Lycos common stock received in the merger would be adjusted. Moreover, if any escrow shares are returned to Lycos, holders of Series A preferred stock and Series C preferred stock could be required to redetermine the amount and timing of interest and any gain recognized under the installment method, discussed above. The holders of Ventures common stock, Series A preferred stock and Series C preferred stock and Lycos are urged to consult their respective tax advisors regarding the tax consequences to them of the transfer of the escrow shares.

  Consequences of IRS Challenge. A successful IRS challenge to the Reorganization status of the merger would result in significant tax consequences. Ventures stockholders would recognize gain or loss with respect to each share of Ventures capital stock surrendered in the merger. Such gain or loss would be equal to the difference between the stockholder's basis in such share and the sum of the fair market value, as of the effective time, of the Lycos common stock received in the merger and cash received as part of the merger consideration, including cash received instead of a fractional share of Lycos common stock. In such event, a stockholder's aggregate basis in the Lycos common stock so received would equal its fair market value as of the effective time and the stockholder's holding period for such stock would begin the day after the merger is consummated.

  Even if the merger qualifies as a Reorganization, a recipient of Lycos common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration of anything other than the Ventures capital stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that Ventures stockholders were treated as receiving, directly or indirectly, consideration other than Lycos common stock in exchange for such stockholder's Ventures capital stock, gain or loss would have to be recognized.

  This discussion does not address the tax consequences of the merger to holders of Ventures warrants and stock options. Holders of such securities should consult their tax advisors with respect to such tax consequences.

Regulatory Approvals

  Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, some acquisition transactions may not be completed unless (1) the parties give notice and furnish required information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and (2) specified waiting period requirements have been satisfied. Lycos and Ventures each filed the required information on October 22, 1998. The waiting period under the HSR Act terminated on November 21, 1998. At any time before or after the effective time, the Federal Trade Commission or the Antitrust Division could take action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divesture of Ventures by Lycos, in whole or in part, or the divestiture of substantial assets of Lycos, Ventures or their respective subsidiaries. State attorneys general and private parties may also bring legal actions under federal or state antitrust laws in some circumstances.

  Additionally, in order to complete the merger, the parties must file a certificate of merger with the Secretary of State of the State of Delaware.

              THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  Please note that the following description of the merger agreement is a summary only. You should read the following summary and the merger agreement attached as Annex A for a full understanding of the merger agreement. The merger agreement is incorporated by reference into this proxy statement/prospectus. All material elements of the merger agreement are described in this proxy statement/prospectus.

Representations and Warranties

  In the merger agreement, Lycos, BF and Ventures made certain customary and other representations and warranties relating to, among other things:

  . their respective organizations and similar corporate matters;

  . their respective authorizations and the enforceability of the merger agreement against each of them;

  . their respective capital structures;

  . their compliance with law; and

  . the absence of material litigation.

  In addition, Ventures made representations and warranties regarding, among other things:

  . the accuracy of financial information disclosed to Lycos;

  . the absence of changes or events since August 31, 1998;

  .business statistics regarding the level of use of Ventures' Website;

  .the status of operations of Ventures, including its employees and principal customers; and

  . the status of various assets of Ventures, including properties, contracts, intellectual property and accounts receivable.

  The representations and warranties of the parties will remain in full force and effect until the first anniversary of the closing date. See "-- Indemnification and Escrow" on page 56.

Covenants

  Lycos, BF and Ventures have agreed to several covenants. Ventures has agreed, among other things, to carry on its business in the ordinary course until the closing date. Lycos and BF have agreed, among other things, to hold in confidence all documents and information received about Ventures, to offer employees of Ventures at-will employment after the closing date, to designate the Ventures stockholders' representatives as agents to take specified actions concerning the Advance escrow and to distribute cash in the amount of the tax refund as required under the merger agreement. Lycos, BF and Ventures have agreed to carry out a specified marketing program that is beyond the scope of Ventures' ordinary marketing programs.

  Ventures also has agreed not to (1) solicit or knowingly encourage submission of any proposal for any business combination, equity or debt financing, disposition of any substantial portion of Ventures' intellectual property rights or similar transactions involving Ventures or any of its material subsidiaries or (2) participate in any negotiations with, or disclose any non-public information concerning, Ventures to any person, entity or group, other than Lycos, with respect to any of the foregoing.

Indemnification and Escrow

  Under the merger agreement, the former Ventures stockholders will indemnify and hold Lycos and its affiliates harmless from any and all losses, net of insurance proceeds actually realized or to be realized by Lycos, arising out of, based upon or resulting from:

  . any inaccuracy in or breach of any representation and warranty of Ventures that is contained in the merger agreement or any schedule or certificate delivered pursuant to the merger agreement;

  . any breach or failure to perform any of the covenants, agreements or undertakings of Ventures (to the extent that such covenants, agreements or undertakings were to be performed or complied with on or prior to the effective time);

  . any losses of Lycos, Ventures or Ventures' subsidiaries to the extent arising out of Ventures' obligations to provide indemnification in excess of the amount of the Advance escrow resulting from or relating to the operation or the sale of the magazine, books and television businesses; or

  . any losses resulting from a delay in filing a form related to a Ventures employee benefit plan.

  To secure payment of these indemnification obligations, 10% of the shares delivered as merger consideration, other than shares representing the Ventures cash balance, will be delivered to State Street Bank and Trust Company, as escrow agent, to be held for a period ending on the first anniversary of the closing date. Escrow shares may, however, be withheld after this date to satisfy claims for indemnification that are made prior to that date.

  The former Ventures stockholders will have liability for indemnification only for the aggregate losses to Lycos in excess of a $500,000 deductible. However, the deductible will not apply to inaccuracies in specified representations or warranties relating to corporate power and authority to enter into the merger agreement, execution of the merger agreement, Ventures' ownership of its subsidiaries, Ventures' tax matters and Ventures' use of brokers in this transaction. The deductible will also not apply to any losses arising out of Ventures' obligations to provide indemnification to Advance in excess of the amount of the Advance escrow or otherwise resulting from or relating to the operation or the sale of the magazine, books and television businesses, or any losses resulting from specified disclosed delayed form filings.

  Lycos and Ventures, as the surviving corporation, will indemnify and hold former Ventures stockholders harmless from any and all losses, net of any insurance proceeds recoverable and net of any tax benefit, actually suffered by them as a direct result of the failure of a representation or warranty made by Lycos or BF to have been true in all material respects when made.

Conditions to Consummation of the Merger

  The obligations of Lycos, BF and Ventures are subject to the satisfaction or waiver of customary and other conditions, including:

  . the accuracy of the representations and warranties contained in the merger agreement in all material respects;

  . the performance in all material respects of all obligations under the merger agreement;

  . the receipt of necessary corporate approvals;

  . the demand of appraisal rights by holders of Ventures capital stock entitled to no more than 5% of the merger consideration;

  . the receipt of legal opinions by each of Lycos and Ventures from its legal counsel that the merger will be a tax-free reorganization for federal income tax purposes;

  . the absence of any injunction or other legal restraint preventing the occurrence of the merger; and

  . the receipt of all required approvals, authorizations and consents of governmental and regulatory authorities.

  Each condition may be waived by the company entitled to assert it.

Termination and Amendment

  The merger agreement may be terminated at any time prior to the effective time by the mutual agreement of Lycos and Ventures or by either party if the effective time has not occurred by March 4, 1999. However, a party can not terminate the merger agreement unilaterally for failure to close by March 4, 1999 if the action of that party has been a principal cause of or resulted in the failure of the merger to occur by such date. Lycos and Ventures have waived this right until June 14, 1999.

  The merger agreement may be amended or modified by written consent of the party against which enforcement of such amendment or modification is sought.

Fees and Expenses

  If the merger is consummated, the parties will pay their own costs and expenses incidental to the merger and the transactions contemplated by the merger agreement. However, for purposes of determining the Ventures cash balance, Ventures will receive a credit for all such costs and expenses paid prior to the closing, up to a maximum credit of $2.5 million. If the merger is not consummated because Lycos is the cause of the failure to close, then Lycos must pay its expenses, plus the expenses of Ventures up to $200,000. If the merger is not consummated because Ventures is the cause of the failure to close, then Ventures must pay its expenses, plus the expenses of Lycos up to $200,000.

Directors and Officers

  The officers of Ventures after the merger will be Edward M. Philip, Thomas E. Guilfoile and Jeffrey M. Snider. The sole director of Ventures after the merger will be Edward M. Philip.

                               VOTING AGREEMENTS

  Please note that the following description of the voting agreements is a summary only. The voting agreements attached as Annex B contain the complete terms of the voting agreements.

  In connection with the execution of the merger agreement, some of the directors and holders of Ventures capital stock, all of whom are affiliates of Ventures, who together own a majority of the Ventures capital stock and the Ventures Series C preferred stock, each agreed to vote all shares of Ventures capital stock held by such holders in favor of the merger. The general effect of the voting agreements is to ensure that stockholder approval of the merger will be obtained.

  Each of the parties to the voting agreements, except the trustee of the voting trust, has agreed to vote (1) in favor of the merger, the adoption of the merger agreement and the approval of the terms thereof and (2) against the following actions, other than the merger and the transactions contemplated by the merger agreement:

  . any business combination involving Ventures or its subsidiaries;

  . any sale of a material amount of assets of Ventures or its subsidiaries;

  . any change in a majority of the board of directors of Ventures;

  . any amendment to Ventures' certificate of incorporation other than a change necessary or desirable in connection with the merger and acceptable to Lycos; or

  . any other action that requires the approval of Ventures' stockholders that is intended, or could reasonably be expected, to interfere with the completion of the merger or the transactions contemplated by the merger agreement or the voting agreements.

  The trustee of the voting trust has agreed to vote (1) in favor of the merger, the adoption of the merger agreement and the approval of the terms thereof and (2) against any business combination involving Ventures or its subsidiaries or any sale of a material amount of assets of Ventures or its subsidiaries (other than the merger and the transactions contemplated by the merger agreement).

  Each of the parties to the voting agreements has irrevocably granted to, and appointed, BF and the President and Treasurer of BF, in their respective capacities as officers of BF, such party's proxy and attorney-in-fact to vote or act by written consent with respect to its, his or her Ventures capital stock solely with respect to the matters set forth above.

  Each of the parties to the voting agreements has agreed, among other things,
(1) not to solicit, including by way of furnishing information, or respond to any inquiries or the making of any proposal by any person (other than Lycos or BF and other than advising such person or entity of the existence of the voting agreement) with respect to Ventures that constitutes or could reasonably be expected to lead to an acquisition transaction and (2) not to:

  . except pursuant to the terms of the merger agreement, take any action to sell, transfer or otherwise dispose of any or all of the party's Ventures capital stock;

  . except as contemplated by the voting agreement, grant any proxies or powers of attorney or enter into a voting agreement with respect to the Ventures capital stock; or

  . take any action that would make any representation or warranty contained in the voting agreements incorrect or have the effect of preventing or disabling the party from performing its, his or her obligations under the voting agreements.

  The voting agreements terminate upon the completion of the merger or the termination of the merger agreement in accordance with its terms.

         COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF LYCOS AND VENTURES

  As stockholders of Lycos, your rights will be governed by the Delaware corporate law and by Lycos' restated certificate of incorporation and amended and restated by-laws. Following is a summary of some of the differences between the rights of Ventures stockholders and Lycos stockholders. This summary covers only the primary differences; it is not a complete discussion of the rights of Lycos and Ventures stockholders.

  Ventures and Lycos are both organized under the laws of the state of Delaware. Any differences, therefore, in the rights of holders of Ventures capital stock and Lycos common stock generally arise from differences in their respective certificates of incorporation and by-laws and the application of California law as described below.

Authorized Capital

  Ventures. The total number of authorized shares of Ventures capital stock is 75,000,000 shares with a par value of $.001 per share, consisting of 45,000,000 shares of common stock and 30,000,000 shares of preferred stock. The Ventures preferred stock has been designated into four series: 15,300,000 shares of Series A preferred stock; 700,000 shares of Series B preferred stock; 3,800,000 shares of Series C preferred stock; and 50,000 shares of Series D preferred stock.

  Each series of Ventures preferred stock has a number of rights, preferences and privileges that will be eliminated in the merger. These rights, preferences and privileges include:

  . Dividend Rights. The holders of Ventures Series C preferred stock are entitled to receive cumulative dividends at the rate of 8% per year, compounded annually. As of March 4, 1999, these compounded dividends will be approximately $3,885,400. The holders of Ventures Series B preferred stock and Ventures Series A preferred stock are entitled to noncumulative dividends at the rate of 8% per year. The Ventures board of directors has never declared any dividends on the Ventures Series B preferred stock or the Ventures Series A preferred stock, and has no intention to do so in the future.

  . Special Voting Rights. Several actions may not be taken by Ventures without the approval of a majority of the holders of the Ventures Series C preferred stock. These actions include amendments to Ventures' certificate of incorporation or bylaws, authorizations of securities ranking on a parity with or senior to the Ventures Series C preferred stock, declarations of dividends, mergers and acquisitions, incurrences of significant amounts of indebtedness and issuances of equity securities. In addition, some actions may not be taken by Ventures without the approval of a majority of the holders of the Ventures Series B preferred stock. These actions include amendments to Ventures' certificate of incorporation or bylaws and authorizations of securities ranking on a parity with or senior to the Ventures Series B preferred stock.

  . Liquidation Preferences. In the event of a liquidation of Ventures, including an acquisition of Ventures, the proceeds of such liquidation are first distributed to the holders of Ventures preferred stock before any proceeds are distributed to the holders of Ventures common stock. The proceeds are distributed as follows:

   . First, proceeds are allocated so that the holders of Ventures Series C preferred stock receive an amount equal to their original purchase price plus accrued but unpaid dividends.

   . Second, proceeds are allocated 21.2% to the holders of Ventures Series C preferred stock and 78.8% to the holders of Ventures Series B preferred stock until the holders of Ventures Series B preferred stock have received their original purchase price plus accrued but unpaid dividends.

   . Third, proceeds are allocated 21.2% to the holders of Ventures Series C preferred stock and 78.8% to the holders of Ventures Series A preferred stock until the holders of Ventures Series A preferred stock have received their original purchase price plus accrued but unpaid dividends.

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

   . Fourth, any remaining proceeds would be allocated to the holders of Ventures common stock and Ventures Series C preferred stock on an as-if-converted to common stock basis.

  . Conversion Rights. Each share of Ventures preferred stock is convertible into Ventures common stock at any time at the election of the stockholder. The conversion rate for each series of Ventures preferred stock is adjusted for stock splits, consolidations, stock dividends and the like. In addition, the conversion rate for the Ventures Series C preferred stock and Ventures Series B preferred stock is adjusted upward if Ventures sells equity securities for an amount less than that originally paid by the holders of Ventures Series C preferred stock and Ventures Series B preferred stock for such stock, subject to exclusions contained in Ventures' certificate of incorporation. Finally, the conversion rate for the Ventures Series C preferred stock is adjusted if financial performance tests included in Ventures' certificate of incorporation are not met. The conversion rate for the Ventures Series A preferred stock and Ventures Series B preferred stock is, and always has been, 1 for 1. Because Ventures failed the financial performance tests included in Ventures' certificate of incorporation, the conversion rate for the Ventures Series C preferred stock is 1 for 1.3126.

   Each share of Ventures Series C preferred stock automatically converts into Ventures common stock upon the occurrence of any of the following:

  . the vote of holders of a majority of the outstanding Series C preferred stock;

  . the closing of Ventures' initial public offering of common stock, if the offering is of a specified size; or

  . the closing of a sale of all or substantially all of Ventures' equity securities or a sale of all or substantially all of Ventures' assets, in either case where the holders of Ventures Series C preferred stock then outstanding would receive, if the Ventures Series C preferred stock is converted into Ventures common stock at such closing, at least $60 million in cash.

   Upon any such automatic conversion, Ventures would be required to pay the accrued but unpaid dividends on the Ventures Series C preferred stock. The merger with Lycos will not trigger the automatic conversion of the Ventures Series C preferred stock because the holders of Ventures Series C preferred stock would not under any circumstances receive at least $60 million in cash.

   Each share of Ventures Series B and Series A preferred stock automatically converts into Ventures common stock upon any of the following:

  . the vote of holders of a majority of the outstanding Ventures Series B preferred stock or Ventures Series A preferred stock, as applicable;

  . the automatic conversion of the Ventures Series C preferred stock; or

  . the closing of Ventures' initial public offering of common stock.

   Because there will be no automatic conversion of the Ventures Series C preferred stock upon the closing of the merger, there will likewise be no automatic conversion of the Ventures Series B and Series A preferred stock upon the closing of the merger.

  . Redemption Rights. Each outstanding share of Ventures Series C preferred stock is redeemable, at the option of the stockholder, at any time after December 31, 2001 or earlier if any of the other tests contained in Ventures' certificate of incorporation is met. The redemption price is the amount that would be received for one share of Ventures Series C preferred stock, pursuant to the terms of Ventures' certificate of incorporation, if Ventures were sold for fair market value on the redemption date.

  Lycos. The total number of authorized shares of Lycos capital stock is 105,000,000 shares with a par value of $.01 per share, consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

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

Directors and Classes of Directors; Removal of Directors

  Ventures. The Ventures certificate of incorporation provides that the number of directors is 11. The Series C preferred stockholders are entitled to elect six of the 11 directors so long as 100,000 shares of Series C preferred stock are outstanding. Providence Equity Partners L.P. and Providence Equity Partners II L.P. are together entitled to elect four of these six directors. These stockholders own 81.4% of the Ventures Series C preferred stock. Raptor Global Fund, L.P., Raptor Global Fund, Ltd., Tudor Arbitrage Partners L.P. and Tudor BVI Futures, Ltd. are together entitled to elect the other two of these six directors. These stockholders own the remaining 18.6% of the Ventures Series C preferred stock, and also own 16.0% of the Ventures Series B preferred stock and 0.43% of the Ventures Series A preferred stock. The remaining directors are elected by the common stockholders and the Series A, Series B and Series C preferred stockholders, voting together. The Series A, Series B and Series C preferred stockholders are entitled to the number of votes that they would have if they converted their stock to common stock. The Ventures board of directors is not divided into classes.

  One or more directors may be removed from office with cause by a majority vote of the Ventures stockholders, subject to the rights of preferred stockholders to elect directors. One or more directors may be removed from office without cause by a 66 2/3% vote of the Ventures stockholders, subject to the rights of preferred stockholders to elect, and therefore remove, directors.

  Lycos. The number of directors of Lycos is set by the Lycos board of directors. Directors are elected by all of the stockholders entitled to vote. The Lycos board of directors is divided into three equal classes, consisting as nearly as possible of equal numbers of directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at the annual meeting are elected for a three-year term.

  One or more directors may be removed from office with cause by a majority vote of the Lycos stockholders. Directors may not, however, be removed without cause.

Special Meetings of Stockholders

  Ventures. Special meetings of Ventures stockholders may be called by the Chief Executive Officer, Chair of the board of directors, by a majority of the board of directors or by stockholders entitled to cast at least 10% of the votes at such meeting.

  Lycos. Special meetings of Lycos stockholders may only be called by the President, the Chairman of the board of directors or the board of directors. Stockholders of Lycos may not call a special meeting of stockholders. Stockholders may bring proposals before the stockholders of Lycos at annual or special meetings if they provide Lycos with written notice that complies with the time and content requirements of the Lycos by-laws and other applicable regulatory requirements.

Amendment of By-Laws

  Ventures. The Ventures by-laws may be altered or amended or new by-laws adopted by the Ventures board of directors or by the affirmative vote of at least 66 2/3% of the voting power of all then-outstanding shares.

  Lycos. The Lycos by-laws may be altered or amended or new by-laws adopted by the Lycos board of directors or by a majority in interest of the voting power of all then-outstanding stock, provided, however, that either the approval of at least 80% of the voting power or the approval of the entire Lycos board of directors is required to alter, amend, repeal or adopt any provision regarding: meetings of stockholders; the number, election and term of directors; the removal of directors; and amendments of the Lycos by-laws.

Section 203 of Delaware Law

  Lycos has elected to be subject to the "business combination" statute of the Delaware General Corporation Law, Section 203. In general, this statute prohibits a publicly-held Delaware corporation from

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


engaging in various "business combination" transactions with any "interested stockholder" for three years after the date that the person became an "interested stockholder" unless specified requirements are met. A "business combination" includes mergers, asset sales and other transactions that result in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay mergers or other takeover or change in control attempts and may discourage parties from attempting to acquire Lycos.

  Ventures is not subject to Section 203 of the Delaware General Corporation Law because it is a privately-held corporation.

Anti-Takeover Provisions

  Some of the provisions of Delaware law and the Lycos certificate of incorporation and by-laws described above may have the effect of delaying Lycos stockholder actions and the election of new Lycos directors. These and other provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding Lycos voting stock, discourage a hostile bid, or delay, prevent or deter a merger, acquisition or tender offer, in which Lycos stockholders could receive a premium for their shares, or a proxy contest for control of Lycos. These provisions include:

  . the classification of the Lycos board and the provisions regarding removal of directors;

  . the application of Section 203 of the Delaware General Corporate Law to
    Lycos; and

  . the restriction that only the President, the Chairman of the board of directors, or the board of directors may call meetings of the Lycos stockholders.

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

                               BUSINESS OF LYCOS

  Lycos, "Your Personal Internet Guide," is a "New Generation Online Service" that offers through the Web a network of online services and content including community, chat, e-mail and on-line shopping. Lycos seeks to draw a large number of viewers to its Websites by providing a one-stop destination for identifying, selecting and accessing resources, services, content and information on the Web. The Lycos network is dedicated to helping each individual user locate, retrieve and manage information tailored to his or her personal interests. Lycos' recent acquisitions of Tripod and Angelfire allow it to offer Internet users the ability to create personal homepages and join interest-based communities.

  Since its inception in June 1995, Lycos has rapidly expanded into a global Internet resource used daily by millions of people throughout the world. Lycos is one of the leading online media services in terms of level of use of its Website, revenues and user reach, serving millions of information requests per day. According to Media Metrix, Lycos' Websites attracted approximately 38.3% of all Web users during September, 1998. Lycos generates revenues primarily through selling advertising and sponsorships, electronic commerce and by licensing its products and technology. Lycos' Websites have become a widely accepted advertising medium for several prominent companies, including Coca-Cola, Disney, General Motors, Hilton, IBM, Proctor and Gamble and Visa. Lycos has established electronic commerce and sponsorship relationships with several companies, including AT&T, Barnes & Noble, Fleet Bank and Preview Travel. In addition, Lycos has established strategic licensing and technological alliances with some of the world's leading corporations, including such companies as Bertelsmann, Sumitomo, Microsoft and Viacom.

  Lycos' ability to easily adapt its technology in a variety of languages has made its service a popular global Internet destination, easily accessible to users throughout the world. In order to expand the international distribution of Lycos' services, in May 1997, Lycos entered into a joint venture with Bertelsmann AG to launch local versions of the Lycos service throughout Europe, and, in March 1998, Lycos entered into a joint venture with Sumitomo Corp. and Internet Initiative Japan, Inc. to offer a localized version of the Lycos service in Japan. Lycos currently offers localized versions of the Lycos service in Austria, Belgium, France, Germany, Italy, Japan, Luxembourg, the Netherlands, Spain, Sweden, Switzerland and the United Kingdom.

  See "Where You Can Find More Information" on page 27.

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

                              BUSINESS OF VENTURES

Overview

  Ventures' business is conducted through its wholly-owned subsidiary, Wired Digital, Inc. Wired Digital maintains a suite of Websites featuring original content and search and navigation services. Until June 1998, Ventures also published Wired magazine through a separate wholly-owned subsidiary. In June 1998, Wired magazine and some of the other businesses conducted by Ventures were sold to Advance Magazine Publishers Inc.

Online Properties

  Wired Digital's branded online properties, which are provided to users free of charge, include the following:

  Search and Navigation Services--HotBot. HotBot (www.hotbot.com) is one of the most popular search and navigation sites on the World Wide Web, hosting over
6.7 million unique users in January 1999, as reported by Relevant Knowledge. "Unique users" are users 12 years of age or older who visited a site over the course of a particular reporting period. HotBot provides a range of search technologies and services to its users. HotBot offers one of the largest searchable databases of Websites with an index of over 110 million documents as well as an extensive set of features to help users refine and target their searches. Since its launch in June 1996, HotBot has been recognized as the Web's best search site by PC Magazine, PC Computing, PC World and SmartMoney magazines and has received numerous awards for its site design and user interface.

  The HotBot service enables users to search the Web for information based on a number of search criteria, including key words, date of posting, language, presence of types of files, such as audio, video and graphic image, and type of domain, such as ".com" or ".org". Wired Digital licenses the principal technology employed by users for HotBot searches from Inktomi Corporation. The fee charged to Wired Digital is based on a fixed fee per search query. In addition, Wired Digital has enhanced HotBot's search functionality through new technology intended to assist consumers in finding the information they are seeking faster and more efficiently. These technologies are primarily developed by and licensed from third parties. For example, HotBot has recently implemented a new search technology that classifies search results according to popularity of the sites based on the behavior of previous users. HotBot also features a variety of specialty search services, covering information sources such as yellow and white pages, classified advertisements and job listings, Usenet postings and Internet domain names, offered through strategic alliances with other information providers. These specialty search services are also available to users through links featured on HotBot.

  HotBot users also may browse through a set of channel guides for information related to broad subject categories, such as Stay Informed, Manage Your Money, Make a Purchase and Use Technology. These channels were developed to mimic how consumers use the Web to stay informed about current events, to manage their investments, career and education and to learn about technology. Each channel includes a topical list of preferred sites selected by Wired Digital's editorial staff as well as a more extensive list of related sites users can access from each channel guide through hyperlinks.

  HotBot also recently introduced HotBot-branded e-mail addresses and home pages. These free services, like the other features of HotBot, are intended to attract users, encourage repeat visits to the site and build loyalty to the HotBot brand. In order to use these services, users must register for membership by providing information about themselves. The e-mail address and home page services are based on technology provided by WhoWhere? Inc., which was recently acquired by Lycos. WhoWhere? sells the advertising for these services and shares a percentage of the resulting advertising revenues generated by Wired Digital.

  News and Editorial Content.

   Wired News. Wired News (www.wired.com) is one of the Web's most popular sources for daily analysis of how technology impacts business, politics and culture with approximately 1.3 million unique visitors in January 1999 as reported by RelevantKnowledge. Content updates to the Wired News site are published six to eight times every weekday with original content written by staff reporters and commissioned editors and, to a lesser extent, content from major news services. Stories are generally categorized into the following topics: business, culture, technology and politics. Wired News also provides general news, a daily news overview and a weekly news summary. In addition, Wired News provides stock market information, including stock quotes, indexes, graphing capabilities and portfolio management tools. These features are provided through an arrangement with Ethos Corporation (dba StockPoint). Wired Digital shares some advertising revenues with Ethos.

  Consumers can access Wired News either directly or by subscribing to a service that delivers Wired News content via e-mail. Wired Digital has made arrangements with Internet service providers and other distribution partners to provide this e-mail delivery service. Generally, these Internet service providers are compensated based on a varying fixed fee per referral.

   HotWired. HotWired (www.hotwired.com) was the first commercial Website to publish original content focused on technology and culture. HotWired features a network of original content sites focused on innovative Web technology and culture. HotWired sites such as RGB Gallery and the recently-launched Animation Express animation channel, which showcase emerging Web technologies, are designed to demonstrate to users the power and possibilities of the Web. One of the largest and most popular sites within HotWired is Webmonkey (www.hotwired.com/webmonkey). Webmonkey features tips and tricks, appropriate for both novice and experienced Web users, for learning the language of the Web as well as information and online resources on how to build Websites.

  HotWired has been recognized by the digital community with numerous awards, including "Best Design" from I.D. Magazine Interactive Media in 1997; "Top Websites" from TIME in 1996; "Still Cool Site of the Year" from Internet Community in 1996; "Best Website of the Year" from Digital Hollywood in 1996; "Website Design of the Year" from SF Focus in 1996; "Best Arts and Entertainment Site" by NII in 1995; "Best Online Publication" from Computer Press in 1995; and "Online Magazine of the Year" from Ad Age in 1994.

   Suck.com. Suck.com (www.suck.com) features witty humor and clever commentary on new media. This daily column is colorfully written and offers insights into the Internet and media industries.

Strategic Alliances

  A key element of Wired Digital's business strategy is to enter into alliances with other Internet service, access and technology providers and other third-party content providers. These alliances include:

  Marketing and Distribution Relationships. Wired Digital has an agreement with Netscape Corporation pursuant to which HotBot is promoted as a "distinguished provider" on Netscape's U.S. English-language NetSearch page, which attracts users to HotBot. Wired Digital has entered into similar agreements with Microsoft for the promotion of both HotBot and Wired Digital's branded content on some Microsoft Websites and products. In addition, Wired Digital maintains numerous similar promotional arrangements with ISPs such as Earthlink and other Websites and portals to promote its services and content via promotional links and via content emails delivered directly to subscribers. Such promotion is typically delivered in exchange for fees based on the number of referrals or overall site visits generated by the promotion and sometimes in exchange for advertising and other cross-promotional activities on the Wired Digital properties. See "Risk Factors--Ventures needs to establish and maintain marketing and distribution relationships with third parties" on page 20.

  In addition, in exchange for online promotion and license fees, Wired Digital has licensed some of its branded content and Website design to Nippon Telegraph & Telephone Corporation and its affiliates in Japan and to Internet Technologies China, Inc. in Beijing for the creation of localized Japanese- and Chinese-language "mirror" sites showcasing Wired Digital's content properties in Asia.

  Key Technology and Content Alliances. HotBot's core Web search and retrieval technology is provided through a license with Inktomi Corporation in exchange for fees generally payable on a per-query basis.

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

Ancillary specialty search and directory services, such as yellow pages, white pages, Usenet postings and classified ads, and various subject-specific search services, including stock market data, music catalogs and comparison shopping tools, are provided on HotBot and on other Wired Digital properties. These services are provided through licenses with third-party data and technology providers, typically in exchange for a per-query fee or fees based on advertising revenues generated by usage of such specialty services and sometimes as part of larger promotional arrangements with Wired Digital's advertising clients. In addition, Wired Digital has forged several technology development relationships with third parties pursuant to which Wired Digital licenses and develops applications to better anticipate and refine users' queries and improve the relevance of search results. An example is the license and development relationship with Direct Hit Technologies, Inc., whose technology tracks and applies aggregate user behavior data to help filter search results.

Advertising and Other Sales

  Wired Digital currently derives revenues principally from the sale of advertisements, and to a lesser extent, from sponsorships of programs or pages. Advertising revenues constituted 96% of Wired Digital's net revenues in 1997 and 1998. During the year ended December 31, 1998, Wired Digital had over 660 advertisers.

  Wired Digital sells a variety of advertising packages to clients, including advertising banners, promotional hypertext links, sponsorships, and targeted and direct response advertising units that are featured prominently on the pages of content delivered on Wired Digital's online properties. Currently, Wired Digital's advertising revenues are derived from short-term advertising contracts, averaging one to two months, in which Wired Digital guarantees a minimum number of impressions for a fixed fee per 1,000 impressions delivered, commonly referred to as "CPM." Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant Wired Digital obligations remain and collection of the resulting receivable is probable. Some of Wired Digital's advertising arrangements, particularly those with its electronic commerce merchant advertisers, are structured to compensate Wired Digital partly on a CPM basis and partly on a cost-per-click basis. On a cost-per-click basis, a merchant advertiser pays Wired Digital a small fee each time a user accesses the merchant's Website by "clicking" on a hyperlink or an advertising banner from one of Wired Digital's properties.

  Wired Digital offers advertisers a variety of advertising programs that enable advertisers to target and meet their particular needs and objectives. Advertisers can purchase untargeted advertisements that rotate on a random basis throughout one or more sites. This type of advertisement provides frequent exposure to advertisers and may appeal to advertisers seeking to build general brand recognition.

  Targeted advertisements are designed to appeal to selected segments of a consumer market. An advertiser can purchase a program combining banners and sponsorships across properties targeting different segments of the online market. For instance, an advertiser can designate that a specific number of advertising units be placed on a particular site or portion of a site. On HotBot, an advertiser also can purchase impressions generated from a list of specific search terms input by the user, known as "key words." Wired Digital is able to charge premium rates for such targeted advertising.

  Sponsorships allow an advertiser to sponsor a particular Wired Digital program, or particular section or page of a site, for a fixed period of time. During the sponsorship, the advertiser's name or product will be promoted on the designated area, usually on an exclusive basis. While sponsorships typically provide a less targeted approach to online advertising, they afford the advertiser the opportunity to have its name or products associated more closely with a particular Wired Digital property or service.

  Wired Digital also derives revenues from licensing its content to other online content and service providers. Wired Digital licenses some of its branded news and editorial content to Nippon Telegraph and Telephone and to Internet Technologies China. Content is generally licensed in exchange for a fixed distribution fee and a percentage of the revenues generated from the online distribution networks.

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


  Wired Digital's direct sales force and advertising operations group consists of 46 employees as of February 28, 1999, who are located in the Wired Digital's offices in San Francisco, New York, Chicago and Los Angeles.

Marketing

  Wired Digital's strategy is to generate a high volume of traffic across all of its online properties by providing high-quality content and services to users free of charge. Wired Digital relies in part on its high-quality content and services to generate positive word-of-mouth marketing. Wired Digital also cross-promotes all of its sites and services by providing textual links and promotions designed to drive users from one Wired Digital online property to another. Wired Digital is also building its online brands through a combination of online and traditional media marketing campaigns as well as through distribution arrangements that send traffic to Wired Digital's online properties. For example, Wired Digital recently launched a television marketing campaign aimed at increasing traffic to its HotBot site, which Wired Digital expects will ultimately increase traffic to its other online properties through strategically placed links.

Competition

  Wired Digital operates in the dynamic and rapidly expanding market of Internet content and service providers. The market for Internet services and products, particularly Internet advertising and Internet search and retrieval services and products, is intensely competitive. Since there are few barriers to entry to this market, the competition for advertisers is increasing as the number of online content and service providers increases. Ventures believes that the critical factors for Wired Digital's success include:

  . Providing high-quality, easy-to-use products and services;

  . Maintaining a large base of regular users; and

  . Creating strong brand recognition for its products and services.

  Wired Digital's primary competitors include the major search and navigation sites: Lycos, Yahoo!, Excite, Infoseek, NBC's Snap!, Compaq's AltaVista, Netscape's NetCenter and Microsoft's MSN. These sites have become gateways to the Internet for many consumers by offering a combination of search tools, informational content and a range of online utilities, including e-mail, home page building tools and online shopping. Yahoo!, Snap!, MSN and other search and navigation service competitors each license the technology from Inktomi that is the basis of HotBot. Wired Digital also competes with sites that produce technology information and news such as Cnet's news.com and Ziff-Davis' ZDNet. Many of Wired Digital's existing competitors, as well as a number of potential new competitors, have greater financial, sales and marketing resources, larger customer bases and databases and may have longer, more established advertiser and media relationships.

  Wired Digital also competes with traditional advertising media, such as print, television and radio, for a share of advertisers' total advertising budgets. To the extent that the Internet is not an effective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to media other than traditional media. In addition, Ventures expects that larger, traditional media companies will continue to enter into the Internet medium. These traditional media companies may gain a competitive advantage by leveraging their traditional media outlets to promote their online properties.

Intellectual Property

  Ventures aggressively protects its brand names and marks by seeking trademark registration for such names and marks and by monitoring and seeking to prevent unauthorized use of such names and marks. Wired Digital also seeks copyright protection for its original content. Ventures also enters into confidentiality agreements or license agreements with its employees, consultants and key contributors, and generally controls access to and distribution of its proprietary content and information.

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


  Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Ventures' or its subsidiaries' products or technology without authorization. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in some foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's products. Ventures' success depends significantly upon its ability to prevent unauthorized reproduction or use of its trade names, products and services. See "Risk Factors--Risks Relating to Ventures--Ventures is dependent on intellectual property and proprietary rights and Ventures' methods of protecting its proprietary rights may not be adequate" on page 24.

  Wired Digital licenses several key Website and search technologies from third parties, some of which technologies are generally commercially available but some of which are licensed pursuant to highly-negotiated or individualized arrangements. For instance, Wired Digital licenses the core Web search database and retrieval technology for its HotBot search service from Inktomi Corporation pursuant to an information services agreement that expires in March 2001 if not renewed on mutually acceptable terms. The agreement with Inktomi may be terminated prior to its expiration date by either party if the other party fails to cure a material breach of its obligations upon the other party's insolvency or if search volume falls below specified levels. The current agreement also provides for termination by either party for convenience upon delivery of a specified number of months' prior written notice to the other party; however, pursuant to an ancillary agreement with Lycos, this termination for convenience provision in the Inktomi agreement will become inapplicable upon the closing of the merger. See "Risk Factors--Risks Relating to Ventures-- Ventures relies heavily on its relationship with Inktomi from which Ventures licenses important technology" on page 19.

  Although Ventures owns rights in "HotBot," "Webmonkey," "Suck" and several other of its brands, most of the "Wired"-based trademarks, service marks and logos used in its business including, "Wired News," are licensed from Advance Magazine Publishers Inc., which purchased Ventures' magazine, books and television businesses and related brands in June 1998. Under the agreement with Advance, Ventures has a royalty-free license to use the "Wired"-based marks and other marks in digital media on an exclusive basis and for marketing purposes in all media on a non-exclusive basis in perpetuity, subject to adherence to specified quality-control standards. For the duration of the license agreement with Advance covering Ventures' use of the "Wired" marks, Ventures' use of its own mark "HotWired" will be similarly restricted by contract to uses primarily in the digital media domain and subject to specified quality-control standards. Pursuant to a separate collaboration agreement that continues through the duration of the trademark license agreement, Ventures and Advance also have mutual obligations to cooperate regarding the use and protection of the licensed marks and regarding the parties' participation in conferences and trade shows under the licensed "Wired" marks.

Employees

  As of February 28, 1999, Ventures and Wired Digital had 159 full-time employees, including 46 in sales and advertising operations, 15 in administration and finance, 14 in marketing, 23 in engineering and infrastructure and 61 in design, editorial and production. From time to time, Ventures and Wired Digital also employ independent contractors to support its engineering, infrastructure, sales, marketing and administrative functions. None of Ventures' or Wired Digital's employees is represented by a collective bargaining agreement. Ventures believes that its and Wired Digital's relationships with their employees are good.

Facilities

  Ventures' and Wired Digital's executive offices are located in a leased facility consisting of approximately 40,000 square feet in San Francisco, California. The lease expires in July 2006 with an additional five-year option to renew. Ventures believes the space will be adequate through that period and, if required, suitable space is available nearby. Wired Digital also leases offices for its sales force in New York, Chicago and Los Angeles.

  Some of Ventures' communications and computer hardware are located at a leased facility in Santa Clara, California. A system failure at this location could adversely affect the performance of Wired Digital's services.

    VENTURES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Overview

  Ventures operates its business through its wholly-owned subsidiary, Wired Digital. In October 1994, Ventures launched HotWired, a collection of Web-based online content sites. HotBot, its search and navigation service, was launched in June 1996, and Wired News, its online daily news and analysis service, was launched in November 1996 to capitalize on the Wired brand and existing network. In May 1997, Ventures renamed its online division Wired Digital to more effectively leverage the Wired brand. In May 1998, Wired Digital added commerce transacted over the Internet known commonly as "e-commerce," to its HotBot site with the launch of its online shopping directory.

  Wired Digital derives its revenues principally from selling advertising space on its branded content and search and navigation Websites. These revenues are derived principally from short-term advertising contracts in which Wired Digital guarantees a minimum level of impressions (a view of an advertising banner or other promotional unit by the site user) for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain for Wired Digital. E-commerce revenues, which were introduced in 1998, generally represent longer term contracts with online vendors, with fees based on a combination of guaranteed impression levels and fixed percentages of commerce transactions. The fixed percentage revenue component of a commerce transaction is recognized in the period the user conducts the transaction at the vendor's site. Wired Digital is notified of a commerce transaction, or purchase of merchandise at the vendor's site by the redirected user, by the vendor through daily or weekly reporting. These revenues are not subject to subsequent adjustments for user returns or other sale allowances. For the year ended December 31, 1998, e-commerce revenues represented 19% of total net revenues.

  In addition to advertising revenues, Wired Digital derives revenues from licensing its branded content to other online providers. These licenses are based primarily on a fixed fee plus a variable component based on the provider's net revenues. These revenues are recognized ratably over the terms of the contract. The variable component of the license fees, which to date has been insignificant, is recognized when the online provider reports its net revenues, generally on a quarterly basis. Subsequent debits received from providers relating to license fees have not been material to date. For the years ended December 31, 1997 and 1998, license revenues represented 8% and 3%, respectively, of total online revenues.

  Ventures has entered into agreements to exchange advertising on Wired Digital's Web properties for advertisements on the Web sites of other companies or, to a lesser extent, for equipment. Barter revenues and expenses are recorded at the fair market value of services provided or received. Revenue from barter transactions is recognized as income when the advertisements are delivered on Ventures' Web sites. Barter expense is recognized when Ventures' advertisements are run on the other company's Web site, which is typically in the same period when the barter revenue is recognized.

  Prior to June 1998, Ventures also published Wired magazine through a separate wholly-owned subsidiary. In June 1998, Ventures sold its magazine, books and television businesses and some of its brands to Advance Magazine Publishers Inc. for approximately $90.0 million. Ventures used the proceeds to pay off short-term debt and liabilities of approximately $25.0 million and to partially fund Wired Digital operations. The results of the discontinued magazine, books and television operations are reflected as discontinued operations in the accompanying consolidated financial statements. The gain recognized on the sale of the print and television assets is reflected in the consolidated financial statements for the year ended December 31, 1998.

Results of Operations for the Fiscal Years ended December 31, 1996, 1997 and
1998

  Online Revenues. Online revenues began in 1995 and consist of advertising, licensing and transaction revenues that are generated from Wired Digital's network of Websites. Online revenues grew from $4.3 million in 1996 to $12.4 million in 1997 to $23.5 million in 1998. The increase in revenues was primarily attributable to an increase in pageviews and thus increased capacity for advertising during those periods.

  Barter revenues and expenses were approximately $965,000, $1,732,000 and $3,500,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

  Online Production and Development Costs. Online production and development costs consist primarily of personnel costs associated with developing, producing, designing and delivering content, news and search services on the Company's online Web properties and licensing fees for the use of a third-party search technology. Online production and development costs were $7.5 million in 1996, $10.4 million in 1997 and $10.9 million 1998. Online production and development costs increases for these periods were attributable to the increased staffing of the editorial, design, copy, production and engineering departments of Wired Digital, undertaken to expand Wired Digital's online programming, news and search services. Online licensing fees, paid primarily to an external search technology provider, were based on a fixed, negotiated percentage of net search revenues during 1996 and 1997. Search provider fees have decreased as a percentage of search online revenues due to Wired Digital's renegotiation in 1998 of its agreement to base license fees on a fixed cost-per-search query versus a fixed percentage of total search online revenues. Licensing fees were $0.9 million in 1996, $2.4 million in 1997 and $2.5 million in 1998.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of compensation and benefits expenses, commissions paid to sales representatives, consulting fees and advertising and promotional expenses. Sales and marketing expenses increased from $6.2 million in 1996 to $8.7 million in 1997 and to $17.0 million in 1998. The increase in sales and marketing expenditures was primarily attributable to increases in the sales and advertising production staffs to sell the increased capacity for advertising as well as the expanded efforts by Wired Digital to promote and market its brands, principally through online marketing branding campaigns and a national television marketing campaign broadcast in 1998.

  General and Administrative Expenses. General and administrative expenses consist of compensation and benefit costs for executive management, finance, legal, human resources, business development and administrative personnel, professional fees, facilities costs and other general corporate expenses. General and administrative expenses were $8.1 million in 1996, $9.6 million in 1997 and $12.3 million in 1998. These increases were primarily attributable to growth in executive management and administrative support personnel, increases in professional fees, financing fees, facilities expenses and increased investments in internal systems and staffing to support the expanded business. In addition, the increase in general and administrative expenses from 1997 to 1998 was also attributable to approximately $1.0 million of bonuses paid to employees who provided direct support for the sale of Ventures' magazine, books and television businesses.

  In 1996, Ventures recognized $23.7 million of operating losses attributable to the write-off of intangible assets, primarily in-process research and development, surrounding Ventures' purchase of the minority interest in HotWired Ventures LLC in exchange for Series A Preferred stock.

  Restructuring and Other Non-recurring Charges. The $4.8 million restructuring and other non-recurring charges primarily represent approximately $4.3 million of severance and termination benefits expenses. The severance amount recorded in the year ended December 31, 1998 represents costs related to the termination of 10 Ventures' employees. These Ventures' employees did not have direct responsibilities or association with either the operations of Wired Digital or Wired Magazine Group and they were not deemed essential to the ongoing management team or cost structure of Ventures subsequent to the sale of the print and television businesses.

  Operating Losses. Operating losses before discontinued operations were $41.1 million in 1996, $16.3 million in 1997 and $20.0 million in 1998. The decrease in operating losses from 1996 to 1997 was primarily attributable to the one-time write-off of intangible in-process research and development costs in 1996. The improvements, excluding the one-time write-off in 1996 and restructuring and magazine-sale bonus charges in 1998, from 1996 to 1997 and 1997 to 1998 were primarily due to significant revenue growth coupled with improvements in gross margin due to increased efficiencies in the editorial, production and design staffs and decreased license fees as a percentage of net revenues.

  The loss from discontinued operations reflects the activities of Ventures' print and television businesses that were sold in June 1998. The losses from discontinued operations were $11.0 million, $2.6 million and $2.5 million for the years ended December 31, 1996, 1997 and 1998, respectively. The decrease in the loss from discontinued operations from 1996 to 1997 was primarily attributable to a reduction in Ventures' development of its foreign print and television businesses. The decrease from 1997 to 1998 was primarily attributable to the difference in the number of periods included in discontinued operations in 1998 as a result of the sale in June 1998.

  During the year ended December 31, 1998, Ventures recorded tax benefits of approximately 7.0 million related to the loss from continuing operations in the current period. The beginning of the year tax loss carryforwards that previously have not been recognized have been recorded as a tax benefit and a reduction of the tax expense on the loss from discontinued operations and the gain on sale of discontinued operations. At December 31, 1997, Ventures had tax loss carryforwards that had not previously been recognized because the deferred tax assets were offset by valuation allowances. The tax benefit of Ventures' use of these tax loss carryforwards has been recorded as a tax benefit and a reduction of the tax expense on the loss from discontinued operations and the gain on sale of discontinued operations, respectively, during the year ended December 31, 1998, because those benefits would not otherwise have been recognized. Based upon available information, which includes Ventures' historical operating losses from continuing operations and the uncertainties regarding future results of operations of Ventures, Ventures has provided a full valuation allowance against its net deferred tax assets as of December 31, 1998 as it was determined that it was more likely than not that the deferred tax assets would not be realized.

  Income tax expenses recorded during 1996 and 1997 represent state minimum franchise taxes. Based upon available information, which includes Ventures' historical operating losses and the uncertainties regarding future results of operations of Ventures, Ventures has provided a full valuation allowance against its net deferred tax assets during each of these periods, as it was determined that it was more likely than not that the deferred tax assets would not be realized.

Gain on Sale of Print and Television Businesses

  On June 15, 1998, Ventures sold substantially all of the assets of its magazine, books and television businesses to Advance Magazine Publishers Inc. and recorded a gain on sale of discontinued operations of $66.8 million, net of estimated federal and state income taxes.

Liquidity and Capital Resources

  From inception through June 1998, Ventures has financed its operations and its capital expenditure requirements primarily from private placements of equity securities and secured debt totaling approximately $67 million. In June 1998, as a result of the sale of the print and television businesses to Advance Magazine Publishers Inc., Ventures repaid all existing debt and partially funded Wired Digital's operations and capital expenditure requirements with proceeds from the sale.

  At December 31, 1998, Ventures had outstanding cash and cash equivalents of $37.3 million. Ventures invests these amounts in short-term interest-bearing money market funds.

  Operating activities used cash of approximately $33.2 million for the year ended December 31, 1998. The net cash used during this period was primarily due to cash used by discontinued operations to pay certain liabilities associated with the sale of the discontinued operations. Investing activities generated cash of approximately $84.5 million in the year ended December 31, 1998, primarily due to the proceeds received from the sale of Ventures' print and television businesses. Financing activities used cash of approximately $14.8 million for the year ended December 31, 1998 primarily for the repayment of all of Ventures' outstanding debt.

  Capital expenditures have been primarily for computer equipment to support expansion of Ventures' operations and management information systems. As of December 31, 1998, Ventures' principal commitments consisted of obligations under capital leases of $1.4 million.

  Ventures believes that its current cash and cash equivalents will be sufficient to meet its anticipated cash needs for working capital and capital expenditure requirements for at least the next 12 months. If existing cash balances and cash generated from operations are insufficient to satisfy Ventures' liquidity requirements, Ventures may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to Ventures' stockholders. The incurrence of indebtedness would result in increased fixed obligations of Ventures and could result in operating covenants that would restrict Ventures' operations. There can be no assurance that additional funding will be available on favorable terms, if at all.

Year 2000

  The potential for software failures due to processing errors arising from calculations using the year 2000 date is a known risk. Ventures recognizes the need to ensure that its operations, products and services will not be adversely impacted by Year 2000 software failures. Ventures has partially completed an assessment of its internal and external third-party computer systems. At this point in its assessment, Ventures is not aware of any Year 2000 problems relating to systems operated by Ventures or by third parties that would have a material effect on its business, results of operations or financial condition, without taking into account Ventures efforts to avoid such problems. There can be no guarantee, however, that systems on which Ventures relies will be able to handle all Year 2000 problems. Ventures has not received written confirmation of Year 2000 compliance from all material third-party vendors.

  Although no assurance can be given, based on its assessment to date, Ventures does not anticipate that costs associated with any Year 2000 problems will be material.

  To the extent that Ventures' assessment is finalized without identifying and remedying any additional material non-compliant internal or external Year 2000 problems, or the Year 2000 date creates a systemic failure beyond Ventures' control, such as a prolonged telecommunications or electrical failure or a prolonged failure of third-party software on which Ventures relies, Ventures could be prevented from operating its business and permitting users to access its Websites. In the event of such failure, the primary business risks would include, but are not limited to, lost advertising revenues, increased operating costs, lost customers or other business interruptions of a material nature.

  As discussed above, Ventures is engaged in an ongoing Year 2000 assessment. The results of this assessment will be taken into account in determining the nature and extent of any contingency plan. Currently, Ventures does not have a Year 2000 contingency plan in place.

Quantitative and Qualitative Disclosures About Market Risk

  Market Risk Disclosures

  The following discussion about Ventures' market risk involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Ventures is exposed to market risk related to changes in interest rates and foreign currency exchange rates. Ventures does not have derivative financial instruments for hedging, speculative or trading purposes.

  Interest Rate Sensitivity

  Ventures maintains a short-term investment portfolio consisting of mainly fixed-income securities with an average maturity of less than one year. These available-for-sale securities are subject to interest rate risk and will fall in value if market interest rates increase. The financial instrument holdings at year-end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by using net present values. In our sensitivity analysis, the same change in interest rate was used for all maturities. All other factors were held constant. If interest rates changed by 10%, the expected effect on results of operations related to Ventures' financial investments would be immaterial.

  Foreign Currency Risk

  Ventures believes that its exposure to currency exchange fluctuation risk is insignificant because Ventures' transactions with international vendors are generally denominated in US dollars, which is considered to be the functional currency of Ventures and its subsidiaries.

                          PRO FORMA UNAUDITED COMBINED
                         CONDENSED FINANCIAL STATEMENTS

  The following pro forma unaudited combined condensed financial statements give effect to the merger of Lycos and Ventures, to be accounted for under the purchase method of accounting. For pro forma purposes the financial statements of Ventures for the twelve months ended June 30, 1998 have been combined with the financial statements of Lycos for the years ended July 31, 1998. For the six months ended January 31, 1999, the financial statements of Lycos have been combined with the financial statements of Ventures for the six months ended December 31, 1998. The pro forma unaudited combined condensed balance sheet presents the combined financial position of Lycos and Ventures as of January 31, 1999 assuming that the merger had occurred as of January 31, 1999. The pro forma unaudited combined condensed statements of operations present the combined financial results of Lycos, WhoWhere? and Ventures assuming that the proposed mergers had occurred as of August 1, 1997. Such pro forma information is based on the historical financial statements of Lycos, WhoWhere? and Ventures and should be read in conjunction with the historical financial statements and notes thereto of Lycos and Ventures included elsewhere or incorporated by reference in this proxy statement/prospectus. The pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been consummated as of the assumed dates nor are they necessarily indicative of future operating results or financial position.

                                  LYCOS, INC.

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                                 (in thousands)

                                  1/31/99  12/31/98  Pro forma      Pro forma
                                   Lycos   Ventures Adjustments    as adjusted
                                  -------- -------- -----------    -----------
             ASSETS
             ------
Cash and cash equivalents........ $135,167 $37,252   $(37,252)(g)   $135,167
Escrow receivable................            4,610     (4,610)(h)
Accounts receivable, less
 allowance.......................   14,573   7,535                    22,108
License fees receivable..........   32,179                            32,179
Other current assets.............   16,290     630                    16,920
                                  -------- -------   --------       --------
    Total current assets.........  198,209  50,027    (41,862)       206,374
Property and equipment, less
 accumulated depreciation........    5,734   3,569                     9,303
Intangible assets, net...........  215,697            282,015 (a)    497,712
Other assets.....................   45,275     155                    45,430
                                  -------- -------   --------       --------
    Total assets................. $464,915 $53,751   $240,153       $758,819
                                  ======== =======   ========       ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
  -----------------------------
Accounts payable and accruals.... $ 14,734 $13,905                  $ 28,639
Deferred revenues................   34,485      80                    34,565
Other current liabilities........    1,393     653                     2,046
                                  -------- -------                  --------
    Total current liabilities....   50,612  14,638                    65,250
Notes payable--long-term.........    1,220                             1,220
Long term portion of deferred
 revenues........................   27,840                            27,840
Other non-current liabilities....       27     710                       737
Redeemable convertible preferred
 stock...........................           24,558                    24,558
Stockholders' equity.............  385,216  13,845    282,015 (a)    639,214
                                                      (37,252)(g)
                                                       (4,610)(h)
                                  -------- -------   --------       --------
    Total liabilities and
     stockholders' equity........ $464,915 $53,751   $240,153       $758,819
                                  ======== =======   ========       ========

 See accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                  LYCOS, INC.

         PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENT OF OPERATIONS
                 (in thousands except share and per share data)

                                       Six Months Ended
                          ---------------------------------------------------
                                                                   Pro forma
                           1/31/99    12/31/98       Pro forma         as
                            Lycos     Ventures      Adjustments     adjusted
                          ----------  ---------     -----------    ----------
Total revenues..........  $   55,336  $  14,689                    $   70,025
Cost of revenues........      11,740      6,050                        17,790
                          ----------  ---------      ---------     ----------
    Gross profit........      43,596      8,639                        52,235
Operating expenses
  Research and
   development..........      11,359                                   11,359
  Sales and marketing...      34,217     12,686                        46,903
  General and
   administrative.......       5,588      7,461                        13,049
  Amortization of
   intangible assets....      23,413                    28,201 (a)     51,614
                          ----------  ---------      ---------     ----------
    Total operating
     expenses...........      74,577     20,147         28,201        122,925
Operating loss..........     (30,981)   (11,508)       (28,201)       (70,690)
Interest income, net....       3,512                                    3,512
Gain on sale of
 investments............      10,120                                   10,120
                          ----------  ---------      ---------     ----------
Net loss................  $  (17,349) $ (11,508)(d)  $ (28,201)    $  (57,058)
                          ==========  =========      =========     ==========
Basic and diluted net
 loss per share.........  $    (0.41)                              $    (1.28)(b)
                          ==========                               ==========
Weighted average shares
 used in computing basic
 and diluted net loss
 per share..............  42,433,178                 2,216,518 (c) 44,649,696
                          ==========                 =========     ==========



 See accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                  LYCOS, INC.

         PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENT OF OPERATIONS
                 (in thousands except share and per share data)

                                           Twelve Months Ended
                          -------------------------------------------------------------
                           7/31/98     7/31/98  6/30/98       Pro forma      Pro forma
                            Lycos     WhoWhere? Ventures     Adjustments    as adjusted
                          ----------  --------- --------     -----------    -----------
Total revenues..........  $   56,060   $ 6,984  $ 16,219                    $   79,263
Cost of revenues........      12,513     2,041    10,515                        25,069
                          ----------   -------  --------      ---------     ----------
    Gross profit........      43,547     4,943     5,704                        54,194
Operating expenses
  Research and
   development..........       9,478     2,729                                  12,207
  In process research
   and development......      17,280       797                                  18,077
  Sales and marketing...      35,035     5,497     8,619                        49,151
  General and
   administrative.......       5,631     4,226     9,830                        19,687
  Amortization of
   intangible assets....       7,614                             56,403 (a)     95,380
                                                                 31,363 (e)
                          ----------   -------  --------      ---------     ----------
    Total operating
     expenses...........      75,038    13,249    18,449         87,766        194,502
Operating loss..........     (31,491)   (8,306)  (12,745)       (87,766)      (140,308)
Interest income, net....       3,052      (201)                                  2,851
                          ----------   -------  --------      ---------     ----------
Net loss................  $  (28,439)  $(8,507) $(12,745)(d)    (87,766)    $ (137,457)
                          ==========   =======  ========      =========     ==========
Basic and diluted net
 loss per share.........  $    (0.92)                                       $    (3.69)
                          ==========                                        ==========
Weighted average shares
 used in computing basic
 and diluted net loss
 per share..............  30,932,982                          6,311,116 (f) 37,244,098 (g)
                          ==========                          =========     ==========


 See accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                  LYCOS, INC.

              NOTES TO THE PRO FORMA UNAUDITED COMBINED CONDENSED
                             FINANCIAL INFORMATION

Pro Forma Adjustments and Assumptions

  (a) The pro forma unaudited combined condensed financial statements reflect the acquisition of Ventures for approximately $300.9 million, including costs of acquisition, of which approximately $282.0 million was allocated to intangible assets. Assuming, for pro forma purposes that the merger was consummated on January 31, 1999, the purchase price per class of Ventures capital stock would have been comprised of the following approximate components:

                            Number of shares       Value of
 Ventures class of stock   Lycos common stock Lycos common stock     Cash
 -----------------------   ------------------ ------------------ -------------
 Common Stock and common
       stock options         292,000 shares     $34.1 million         --
 Series A preferred stock    749,000 shares      87.8 million    $29.4 million
 Series B preferred stock    293,000 shares      34.2 million         --
 Series C preferred stock    883,000 shares     103.4 million     7.9 million

  Each class of Ventures stock will convert into Lycos common stock at the effective time of the merger, as discussed on page 36. All options to purchase Ventures common stock are expected to be exercised prior to the closing of the merger. The exercise of all oustanding Ventures options will increase Ventures cash balance by approximately $1.5 million prior to the merger, with no impact to the pro forma financial statements at January 31, 1999. The purchase price also consists of $3.3 million of merger related costs incurred by Lycos. The merger related costs consist primarily of investment banker, legal and accounting fees directly related to the merger. Intangible assets will be amortized over a period of five years. The pro forma adjustments reflect twelve months of amortization expense for the year ended July 31, 1998, assuming the transaction had occurred on August 1, 1997. Based on preliminary estimates, approximately $1 million to $5 million of the purchase price will be allocated to acquired in-process research and development, which will be charged to operations during the quarter in which the merger is consummated. For the purpose of the following presentation and the pro forma unaudited combined condensed financial statements, $5 million was used as the amount of acquired in-process research and development. The number of shares of Lycos common stock assumed issued in the pro forma financial statements is approximately 2.2 million. This amount assumes an average closing stock price of Lycos common stock above $42.86 per share, which represents the maximum share price subject to the collar contained in the merger agreement. This amount also assumes that the Ventures cash balance will be paid by Lycos in cash. The actual number of shares of Lycos common stock to be issued will be determined at the effective date of the merger based on the average closing stock price as defined by the merger agreement.

  The following represents the allocation of the purchase price over the historical net book values of the acquired assets and liabilities of Ventures at December 31, 1998, and is for illustrative pro forma purposes only. Actual fair values will be based on financial information as of the acquisition date. The actual purchase price will be determined based on an average closing price of Lycos' common stock over a few days prior to consummation of the merger. Had the merger closed on March 12, 1999, the purchase price would be approximately $261.2 million based upon an average Lycos stock price of $99.55 per share. Additionally an 1/8th percent fluctuation in the price of Lycos common stock used in preparing the pro forma financial statements would increase or decrease pro forma amortization of intangible assets and pro forma net loss by $33,000 for the six months ended January 31, 1999 and $67,000 for the year ended July 31, 1998, with no material impact on pro forma net loss per share for either period. Assuming the transaction had occurred on January 31, 1999, the allocation would have been as follows (in thousands):

                                                                       Ventures
                                                                       --------
   Assets acquired:
     Cash and cash equivalents........................................ $ 37,252
     Accounts receivable, net.........................................    7,535
     Property and equipment...........................................    3,569
     Other assets.....................................................    5,395
     In-process research and development..............................    5,000
     Developed technology, goodwill and other intangible assets.......  282,015
   Liabilities assumed:
     Accounts payable and accrued expenses............................  (13,905)
     Deferred revenues................................................      (80)
     Other liabilities................................................   (1,363)
     Redeemable convertible preferred stock...........................  (24,558)
                                                                       --------
     Purchase price................................................... $300,860
                                                                       ========

  The pro forma adjustments reconcile the historical balance sheet of Ventures at December 31, 1998 to the allocated purchase price assuming the transaction had occurred on January 31, 1999.

  (b) The pro forma basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. The calculation of the weighted average number of shares outstanding assumes that all shares of Lycos' common stock issued in its acquisitions were outstanding for the entire period. Pro forma diluted net loss per common share equals basic net loss per common share.

  (c) The pro forma adjustment assumes the conversion of shares of Ventures capital stock upon acquisition of Ventures by Lycos.

  (d) Does not include results from discontinued operations or any tax amounts recorded or assumed to be recoverable by Ventures.

  (e) Lycos acquired WhoWhere? Inc. for approximately $158.2 million in August 1998, including costs of acquisition, of which approximately $156.8 million was allocated to intangible assets. Goodwill and other intangible assets and developed technology are amortized over a period of five years. The pro forma adjustments reflect twelve months of amortization expense for the year ended July 31, 1998, assuming the transaction had occurred on August 1, 1997.


  The following represents the allocation of the purchase price over the historical net book values of the acquired assets and liabilities of WhoWhere? at July 31, 1998, and is for illustrative pro forma purposes only. Actual fair values were based on financial information as of the acquisition date of August 13, 1998. Assuming the transaction had occurred on July 31, 1998, the allocation would have been as follows (in thousands):

                                                                     WhoWhere?,
                                                                        Inc.
                                                                     ----------
   Assets acquired:
     Cash and cash equivalents......................................  $  2,004
     Accounts receivable, net.......................................     2,472
     Property and equipment.........................................     3,129
     Other assets...................................................     2,156
     Developed technology, goodwill and other intangible assets.....   156,813
   Liabilities assumed..............................................    (8,392)
                                                                      --------
     Purchase price.................................................  $158,182
                                                                      ========

  (f) The pro forma adjustment assumes the conversion of shares of WhoWhere? common stock and Ventures common stock upon acquisition of WhoWhere? and Ventures by Lycos.

  (g) Assumes Lycos elects to pay for the Ventures cash balance with cash as provided in the merger agreement.

  (h) In accordance with the merger agreement, Lycos will distribute any cash that may be received from the Ventures' escrow receivable back to Ventures.

                       DESCRIPTION OF LYCOS CAPITAL STOCK

  The authorized shares of Lycos capital stock consist of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

  The following is a summary of certain provisions of the common stock and preferred stock terms. This summary only summarizes the major terms; it is not a complete discussion of the terms of the Lycos capital stock.

Common Stock

  Lycos common stockholders have one vote per share on matters on which they may vote. There are no cumulative voting rights. If the Lycos board of directors declares dividends, then the Lycos common stockholders receive ratable dividends, subject to the preferential rights of any outstanding Lycos preferred stock. If Lycos is liquidated or dissolved, then the Lycos common stockholders will share ratably in Lycos' assets that are distributed to its stockholders, subject to the preferential rights of any outstanding Lycos preferred stock. The shares of Lycos common stock outstanding upon the effective date of this proxy statement/prospectus are, and the shares offered under this proxy statement/prospectus will be, fully paid and nonassessable when issued and paid for. The rights, preferences and privileges of Lycos common stockholders are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that Lycos may issue in the future. As of January 31, 1999, Lycos had 43,171,400 shares of issued and outstanding common stock.

Preferred Stock

  The Lycos board of directors may issue up to 5,000,000 shares of preferred stock without further stockholder approval. The Lycos board of directors may issue one or more series of preferred stock and may fix the relative rights, preferences, privileges, qualifications, limitations and restrictions of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Lycos' ability to issue preferred stock provides desirable flexibility in connection with possible acquisitions and other corporate purposes. However, if Lycos issues preferred stock, this could delay, defer or prevent a change in control of Lycos or discourage bids for Lycos' common stock at a premium over the market price of the common stock and may decrease the market price of the Lycos common stock. Additionally, the issuance of preferred stock could adversely affect the voting and other rights of the holders of the Lycos common stock. No shares of Lycos preferred stock are outstanding or will be outstanding after the merger. Lycos has no present plans to issue any shares of preferred stock.

Certain Certificate of Incorporation, By-laws and Statutory Provisions Affecting Stockholders

  Classified Board and Other Matters. Lycos' board of directors is divided into three classes. Each class serves for three years, and one class is elected each year. Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation provides otherwise, stockholders may remove a director only for cause if the corporation's board of directors is divided into classes. Therefore, Lycos stockholders may only remove a director for cause. If a stockholder wishes to nominate a person for an election of directors or to bring any other matter before a meeting of stockholders, then such person must inform Lycos' secretary of this intent within the time periods specified in Lycos' amended and restated by-laws. Lycos' certificate of incorporation provides that only the board of directors, the chairman of the board of directors or the president of Lycos may call special meetings of Lycos stockholders. The certificate of incorporation also provides that no action required or permitted to be taken at any annual or special meeting of the Lycos stockholders may be taken without a meeting, unless the consent of all of the Lycos stockholders entitled to vote on such action is obtained. The affirmative vote of the holders of at least 80% of the combined voting power of then outstanding voting stock of Lycos, voting together as a single class, is required to alter, amend or repeal the provisions described above. The classification of the board of directors, stockholder written consent requirements and the limitations on the removal of directors and the filing of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Lycos.

  Section 203 of Delaware Law. See "Comparison of the Rights of Stockholders of Lycos and Ventures--Section 203 of Delaware Law" on page 61.

  Directors Liability. The certificate of incorporation of Lycos provides that no director will be personally liable to Lycos or its stockholders for monetary damages for breach of fiduciary duty as a director, except for:

  . any breach of the director's duty of loyalty to Lycos or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct;

  . acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or

  . any transaction from which such director derives improper personal benefit.

  This provision eliminates the rights of Lycos and its stockholders, through stockholders' derivative suits on behalf of Lycos, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. However Lycos or its stockholders may seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty. The limitations summarized above do not limit liability under the federal securities laws. Lycos' amended and restated by-laws provide that Lycos will, to the full extent permitted by the Delaware General Corporation Law as currently in effect, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents arising in connection with their acting in such capacities.

  Some of the provisions described above may delay stockholder actions with respect to business combinations and the election of new members to the board of directors. As such, the provisions could have the effect of discouraging open market purchases of Lycos' common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantages. The existence of these provisions may depress the market price of the Lycos common stock.

Transfer Agent and Registrar

  The transfer agent and registrar for the Lycos common stock is Boston EquiServe Limited Partnership.

                         SECURITY OWNERSHIP OF VENTURES

  The following table sets forth certain information as of December 31, 1998 with respect to the ownership of Ventures capital stock. The persons listed below include the following:

  . each director of Ventures;,

  . each executive officer of Ventures, which includes for this purpose two executive officers of Wired Digital;

  . each stockholder that beneficially owns more than 5% of any class or series of Ventures' outstanding capital stock; and

  . the executive officers and directors of Ventures as a group, which includes for this purpose two executive officers of Wired Digital.

The following information does not include the stock bonus grants Ventures expects to make prior to completion of the merger.

  In March 1998, Ventures borrowed $5.0 million from the holders of its Series C preferred stock. As part of that transaction, the holders of 8,782,950 shares of Ventures Series A preferred stock and 350,000 shares of Ventures Series B preferred stock placed such shares in a voting trust. The trustee of the voting trust has the sole ability to vote such shares with respect to the merger agreement and the merger, but has no investment power with respect to the shares. The trustee of the voting trust is also an employee of Providence Equity Partners L.L.C.

                              Number of Ventures Shares
                                  Beneficially Owned             Beneficial Ownership of
                             (Percentage of Series/Class            Lycos Common Stock
                                 Beneficially Owned)               After the Merger(7)
                         --------------------------------------  ---------------------------
                                 Series A   Series B  Series C                   Percentage
                         Common  Preferred  Preferred Preferred    Number        of Common
          Name           Stock     Stock      Stock     Stock     of Shares       Stock(7)
          ----           ------  ---------  --------- ---------  -------------  ------------
The Voting Trust........   --    8,782,950   350,000        --          601,580          1.4%
  Raymond M. Mathieu,
   Trustee
  c/o Providence Equity
   Partners, L.P.
  50 Kennedy Plaza
  Fleet Center, 9th
   Floor
  Providence, RI 02903
Providence Equity
 Partners L.L.C.(1).....   --          --        --   3,062,235         709,214          1.7%
  901 Fleet Center                                       (81.4%)
  50 Kennedy Plaza
  Providence, RI 02903
John Paul Tudor II(2)...   --       65,986   100,000    700,525         212,194          0.5%
  c/o Tudor Investment
   Corporation                      (.043%)   (16.0%)    (18.6%)
  40 Rowes Wharf, Second
   Floor
  Boston, MA 02110
Orca Bay Capital
 Corporation(3).........   --      131,930   250,000        --          123,233          0.3%
  999 Third Avenue                  (.087%)   (40.0%)
  Suite 4600
  Seattle, WA 98104
Nippon Telegraph and
 Telephone
 Corporation(4).........   --          --    150,000        --           69,990          0.2%
  c/o NTT Corporation                         (24.0%)
  3-19-2, Nishi-Shinjuku
  Shinjuku-ku, Tokyo
   163-19 Japan
Kumquat-Gatehall
 LLC(3).................   --          --     50,000        --           23,330          0.1%
  4 Gatehall Drive                             (8.0%)
  Parsippany, NJ 07054
Louis Rossetto..........     1   2,771,524       --         --          138,299          0.3%
  1732 La Vereda         (0.0%)     (18.2%)
  Berkeley, CA 94702
Jane Metcalfe(3)........     1   2,677,662       --         --          133,615          0.3%
  1732 La Vereda         (0.0%)     (17.6%)
  Berkeley, CA 94702
Advance Magazine
 Publishers Inc.(3).....   --    2,043,056    50,000        --          125,278          0.3%
  350 Madison Avenue,
   14th Floor                       (13.4%)    (8.0%)
  New York, NY 10017

                            Number of Ventures Shares Beneficially
                                            Owned                       Beneficial Ownership of
                           (Percentage of Series/Class Beneficially        Lycos Common Stock
                                            Owned)                        After the Merger(7)
                           -------------------------------------------  ---------------------------
                                      Series A   Series B    Series C                   Percentage
                            Common   Preferred   Preferred  Preferred     Number        of Common
          Name              Stock      Stock       Stock      Stock      of Shares       Stock(7)
          ----             --------  ----------  ---------  ----------  -------------- ------------
Jackson Living Trust dtd
July 15, 1992............       --    1,336,368       --           --           66,685         0.2%
  c/o Clopine Hinkle &
   Associates                             (8.8%)
  6046 Cornerstone Court
   West, Suite 2201
  San Diego, CA
Nicholas Negroponte(3)...       --    1,210,239       --           --           60,391         0.1%
  c/o MIT Research                        (8.0%)
  20 Ames Street
  Cambridge, MA 02139
H. William Jesse,
 Jr.(3)(5)...............       --      827,603       --           --           41,297         0.1%
  c/o Jesse Hansen & Co.                  (5.4%)
  222 Sutter Street
  San Francisco, CA 94108
Alex Evans(1)............       --          --        --     3,062,235         709,214         1.7%
                                                                (81.4%)
Robert Forlenza(2).......       --       65,986   100,000      700,525         212,194         0.5%
                                         (.043%)   (16.0%)      (18.6%)
Mark Masiello(1).........       --          --        --     3,062,235         709,214         1.7%
                                                               (81.4%)
Mark Pelson(1)...........       --          --        --     3,062,235         709,214         1.7%
                                                                (81.4%)
Paul Salem(1)............       --          --        --     3,062,235         709,214         1.7%
                                                                (81.4%)
Carmen Scarpa(2).........       --       65,986   100,000      700,525         212,194         0.5%
                                         (.043%)   (16.0%)      (18.6%)
Elizabeth
 Vanderslice(6)..........   275,731      20,057       --           --           80,201         0.2%
                             (71.2%)     (0.13%)
Lawrence Wilkinson(6)....    71,338      16,255       --           --            2,694          --
                             (42.6%)      (0.1%)      --
Rick Boyce(6)............    43,837      24,598       --           --           80,427         0.2%
                             (28.2%)      (0.2%)      --
All officers and
 directors as a group (13
 persons)
 (1)(2)(3)(4)(5)(6)......   390,908   6,430,685   100,000    3,762,760       2,254,712         5.3%
                             (77.8%)     (41.2%)   (16.0%)     (100.0%)

--------

(1) Includes shares held by Providence Equity Partners II L.P. and Providence Equity Partners L.P. The general partner of these funds, Providence Equity Partners L.L.C., has investment and voting control over these shares. Messrs. Evans, Masiello, Pelson and Salem are officers of Providence Equity Partners L.L.C. and are directors of Ventures.

(2) Includes shares held by Raptor Global Fund, L.P., Raptor Global Fund, Ltd., Tudor Arbitrage Partners, L.P. and Tudor BVI Futures, Ltd. Mr. Jones has investment and voting control over these shares. Mr. Forlenza, a director of Ventures, is an officer and director of Tudor Investment Corporation. Mr. Scarpa, a director of Ventures, is an officer of Tudor Investment Corporation.

(3) All shares of Ventures Series A preferred stock and Ventures Series B preferred stock beneficially owned by this stockholder are owned of record by the voting trust.

(4) Includes shares held by Nippon Telephone and Telegraph Corporation, and its majority-owned subsidiaries, NTT Advertising, Inc. and NTT Learning Systems Corporation.

(5) Includes shares held by Jesse Capital Management, Inc., a company controlled by Mr. Jesse, and by Pensco Pension Services in an investment for the benefit of Mr. Jesse.

(6) Reflects 275,731, 71,338 and 43,837 shares subject to options held by Ms. Vanderslice, Mr. Wilkinson and Mr. Boyce that are exercisable within 60 days of the date of this table. The percentages reflect application of SEC rules that require us to assume that the option is exercised, but that no other options are exercised. Ventures expects that all outstanding options will be exercised in full and that approximately 3.5 million shares of Ventures common stock will be issued as stock bonuses prior to closing, resulting in approximately 5,098,041 shares of Ventures common stock being outstanding at closing. Ms. Vanderslice and Mr. Boyce will receive additional shares of Ventures common stock as stock bonuses prior to the closing of the merger, in amounts to be determined by the Ventures board of directors.

(7) Beneficial ownership is based on estimates only and assumes at the closing of the merger that Ventures will have issued and outstanding (a) 5,098,041 shares of common stock, (b) 15,249,794 shares of Series A preferred stock, including warrants, (c) 625,000 shares of Series B preferred stock and (d) 3,762,760 shares of Series C preferred stock. Calculations also assume that Lycos will pay for the Ventures cash balance with cash only and that the average closing price of Lycos common stock will equal $42.86, which is the maximum collar limit, or greater.

                                 LEGAL MATTERS

  The legality of the shares of Lycos common stock offered by this proxy statement/prospectus will be passed upon for Lycos by Hutchins, Wheeler & Dittmar, A Professional Corporation.

  Hutchins, Wheeler & Dittmar, A Professional Corporation, counsel for Lycos, and Cooley Godward LLP, counsel for Ventures, have delivered opinions concerning material federal income tax consequences of the merger. Some of the attorneys with Cooley Godward LLP own, through an investment partnership, 75,267 shares of Ventures Series A preferred stock. See "The Merger--Material Federal Income Tax Consequences" on page 51.

                                    EXPERTS

  The consolidated financial statements of Lycos incorporated by reference into this proxy statement/ prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as stated in their report appearing in such incorporated documents. Lycos' financial statements are incorporated in this proxy statement/prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Ventures included in this proxy statement/prospectus have been audited by KPMG LLP, independent public accountants, as stated in their report appearing elsewhere herein. Ventures' consolidated financial statements are included in this proxy statement/prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
WIRED VENTURES, INC.:
  Independent Auditors' Report ........................................... F-2
  Consolidated Balance Sheets............................................. F-3
  Consolidated Statements of Operations and Comprehensive Income (Loss)... F-4
  Consolidated Statements of Minority Interest and Stockholders' (Deficit)
   Equity ................................................................ F-5
  Consolidated Statements of Cash Flows .................................. F-6
  Notes to Consolidated Financial Statements ............................. F-7

                          Independent Auditors' Report

The Board of Directors
Wired Ventures, Inc.:

We have audited the accompanying consolidated balance sheets of Wired Ventures, Inc. (a Delaware corporation) and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income (loss), minority interest and stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wired Ventures, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

San Francisco, California

February 26, 1999

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

                          Consolidated Balance Sheets

                (In thousands, except share and per share data)

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                          Assets
Current assets:
 Cash and cash equivalents................................. $    827  $ 37,252
 Escrow receivable from Advance Magazine Publishers Inc. ..      --      4,610
 Accounts receivable, net of allowance for returns and
  doubtful accounts of $254 and $763 in 1997 and 1998,
  respectively.............................................    3,197     7,535
 Prepaid expenses and other current assets.................      289       630
Net assets of discontinued operations......................    2,278       --
                                                            --------  --------
   Total current assets....................................    6,591    50,027
Property and equipment, net................................    2,413     3,569
Other assets...............................................      194       155
                                                            --------  --------
                                                            $  9,198  $ 53,751
                                                            ========  ========
 Liabilities, Redeemable Convertible Preferred Stock, and
               Stockholders' (Deficit) Equity
Current liabilities:
 Accounts payable.......................................... $    231  $    542
 Accrued expenses..........................................    6,471     9,613
 Taxes payable.............................................      --      3,750
 Lease obligations.........................................      --        653
 Deferred revenue..........................................    1,028        80
 Notes payable and line of credit..........................   14,883       --
                                                            --------  --------
   Total current liabilities...............................   22,613    14,638
Long-term lease obligations................................      --        710
                                                            --------  --------
   Total liabilities.......................................   22,613    15,348
Redeemable convertible preferred stock:
 Series C: $0.001 par value; 3,800,000 shares authorized;
  3,762,760 shares issued and outstanding in 1997 and
  1998.....................................................   20,983    24,558
Stockholders' (deficit) equity:
 Preferred stock:
 Series A preferred stock; $0.001 par value; 15,300,000
  shares authorized as of 1997 and 1998; 15,209,904 and
  15,199,794 shares issued and outstanding in 1997 and
  1998, respectively.......................................       15        15
 Series B preferred stock, $0.001 par value; 700,000
  shares authorized as of 1997 and 1998; 625,000 shares
  issued and outstanding as of 1997 and 1998...............        1         1
 Series D and undesignated preferred stock; $0.001 par
  value, 10,200,000 shares authorized as of 1997 and 1998;
  -0- issued and outstanding...............................      --        --
 Common stock, $0.001 par value; 45,000,000 shares
  authorized as of 1997 and 1998; 60,903 and 113,180 shares
  issued and outstanding in 1997 and 1998, respectively....      --        --
 Additional paid-in capital................................   30,929    30,981
 Deferred compensation.....................................     (376)      --
 Accumulated deficit.......................................  (64,967)  (17,152)
                                                            --------  --------
   Total stockholders' (deficit) equity....................  (34,398)   13,845
                                                            --------  --------
                                                            $  9,198  $ 53,751
                                                            ========  ========

        See accompanying notes to the consolidated financial statements.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

   Consolidated Statements of Operations and Comprehensive Income (Loss)

               (In thousands, except share and per share amounts)

                                                    Years ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
Total online revenues............................  $  4,312  $ 12,405  $ 23,455
                                                   --------  --------  --------
Costs and expenses:
  Online production and development..............     7,463    10,401    10,933
  Sales and marketing............................     6,151     8,716    17,031
  General and administrative.....................     8,082     9,585    12,267
  Write-off of intangibles ......................    23,708       --        --
  Restructuring and other non-recurring charges..       --        --      4,806
                                                   --------  --------  --------
    Total costs and expenses.....................    45,404    28,702    45,037
                                                   --------  --------  --------
    Operating loss...............................   (41,092)  (16,297)  (21,582)
Interest income, net.............................       --        --      1,588
                                                   --------  --------  --------
    Loss before taxes............................   (41,092)  (16,297)  (19,994)
Income tax benefit (expense).....................        (4)       (5)    7,005
Minority interest, net of taxes..................       846       --        --
                                                   --------  --------  --------
    Loss from continuing operations..............   (40,250)  (16,302)  (12,989)
                                                   --------  --------  --------
Loss from discontinued operations including
 tax expense of $5, $4 and $246 in 1996, 1997 and
 1998,
 respectively....................................   (10,991)   (2,632)   (2,455)
Gain on sale of discontinued operations
 (net of taxes of $14,835).......................       --        --     66,834
                                                   --------  --------  --------
    Net income (loss) ...........................  $(51,241) $(18,934) $ 51,390
                                                   ========  ========  ========
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustments.......      (318)       69       --
  Reclassification adjustment for foreign
   currency translation adjustment included in
   gain on sale of discontinued operations.......       --        --        199
                                                   --------  --------  --------
    Comprehensive income (loss)..................  $(51,559) $(18,865) $ 51,589
                                                   ========  ========  ========
Loss per share from continuing operations:
  Basic and diluted..............................  $(67,139) $(511.16) $(189.54)
                                                   ========  ========  ========
Income (loss) per share from discontinued
 operations:
  Basic and diluted..............................  $(18,334) $ (82.53) $ 736.67
                                                   ========  ========  ========
Net income (loss) per share:
  Basic and diluted..............................  $(85,473) $(593.69) $ 547.13
                                                   ========  ========  ========
Shares used in basic and diluted per share
 calculations....................................       600    31,892    87,392
                                                   ========  ========  ========

        See accompanying notes to the consolidated financial statements.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                           (A Delaware Corporation)

   Consolidated Statements of Minority Interest and Stockholders' (Deficit)
                                  Equity

               Years ended December 31, 1996, 1997 and 1998
                                (In thousands)

                               Preferred                                              Deficit                      Total
                                 stock      Common stock  Additional                accumulated                stockholders'
                    Minority -------------- -------------  paid-in     Deferred       prior to     Accumulated   (deficit)
                    interest Shares  Amount Shares Amount  capital   compensation recapitalization   deficit      equity
                    -------- ------  ------ ------ ------ ---------- ------------ ---------------- ----------- -------------
Balances,
December 31,
1995............     $1,366  14,105   $14     --    $ --   $ 9,643         --         $(11,214)           --      $(1,557)
Net loss
accumulated
prior to
recapitalization..     (846)     --    --     --      --        --         --           (5,208)           --       (5,208)
Recapitalization..       --      --    --     --      --   (16,422)        --           16,422            --           --
Acquisition of
minority
interest in
HotWired
Ventures LLC....       (520)  1,242     1     --      --    24,852         --               --            --       24,853
Series B
preferred stock
private
placement.......         --     625     1     --      --    12,299         --               --            --       12,300
Issuance of
Series A
preferred
stock...........         --      79    --     --      --       790      $(790)              --            --           --
Amortization of
deferred
compensation
expense.........         --      --    --     --      --        --        257               --            --          257
Series A
preferred stock
repurchase......         --    (176)   --     --      --      (296)        --               --            --         (296)
Proceeds from
exercise of
employee stock
options.........         --      --    --      2      --         4         --               --            --            4
Series A
preferred stock
forfeiture......         --      (3)   --     --      --        --         --               --            --           --
Net loss
following
recapitalization..       --      --    --     --      --        --         --               --      $(46,033)     (46,033)
                     ------  ------   ---    ---    ----   -------      -----         --------      --------      -------
Balances,
December 31,
1996............         --  15,872    16      2      --    30,870       (533)              --       (46,033)     (15,680)
Amortization of
deferred
compensation
expense.........         --      --    --     --      --        --        157               --            --          157
Proceeds from
exercise of
employee stock
options.........         --      --    --     59      --        59         --               --            --           59
Series A
preferred stock
repurchase......         --     (37)   --     --      --        --         --               --            --           --
Net loss........         --      --    --     --      --        --         --               --       (18,934)     (18,934)
                     ------  ------   ---    ---    ----   -------      -----         --------      --------      -------
Balances,
December 31,
1997............         --  15,835    16     61      --    30,929       (376)              --       (64,967)     (34,398)
Amortization of
deferred
compensation
expense ........         --      --    --     --      --        --        376               --            --          376
Proceeds from
exercise of
employee stock
options ........         --      --    --     52      --        52         --               --            --           52
Series A
preferred stock
repurchase .....         --     (10)   --     --      --        --         --               --            --           --
Accretion of
Series C
redemption value
 ................         --      --    --     --      --        --         --               --        (3,575)      (3,575)
Net income .....         --      --    --     --      --        --         --               --        51,390       51,390
                     ------  ------   ---    ---    ----   -------      -----         --------      --------      -------
Balances,
December 31,
1998 ...........     $   --  15,825   $16    113    $ --   $30,981      $  --         $     --      $(17,152)     $13,845
                     ======  ======   ===    ===    ====   =======      =====         ========      ========      =======

       See accompanying notes to the consolidated financial statements.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

                     Consolidated Statements of Cash Flows
                                 (In thousands)

                                                  Years ended December 31,
                                                ------------------------------
                                                  1996       1997       1998
                                                ---------  ---------  --------
Cash flows from operating activities:
 Net income (loss)............................. $ (51,241) $ (18,934) $ 51,390
 Adjustments to reconcile net income (loss) to
  net cash used in operating activities:
 Discontinued operations.......................    10,991      2,632   (64,379)
 Minority interest.............................      (846)       --        --
 Accretion of note payable.....................       109        104       --
 Depreciation and amortization.................       420      1,123     1,520
 Amortization of deferred compensation.........       257        157       376
 Loss on disposal of property and equipment....        39        --        --
 Equipment acquired in exchange for
  advertising..................................      (119)       --       (252)
 Accrual for closure of Wired UK operations....       715        --        --
 Write-off of intangibles......................    23,708        --        --
 Changes in operating assets and liabilities:
  Escrow receivable............................       --         --       (100)
  Accounts receivable, net.....................      (992)    (1,770)   (4,338)
  Prepaid expenses and other current assets....      (105)      (116)     (341)
  Accounts payable and accrued expenses........     5,637       420      2,838
  Deferred revenue.............................       357        429      (948)
                                                ---------  ---------  --------
   Net cash used in continuing operations......   (11,070)   (15,955)  (14,234)
   Net cash used in discontinued operations....   (10,852)    (8,845)  (18,978)
                                                ---------  ---------  --------
   Net cash used in operating activities.......   (21,922)   (24,800)  (33,212)
                                                ---------  ---------  --------
Cash flows from investing activities:
 Proceeds from sale of discontinued
  operations...................................       --         --     85,490
 Capital expenditures..........................    (2,174)    (1,034)   (1,061)
 Other assets..................................       (35)       (11)       39
                                                ---------  ---------  --------
   Net cash provided by (used in) continuing
    operations ................................    (2,209)    (1,045)   84,468
   Net cash used in discontinued operations....    (1,274)      (192)      --
                                                ---------  ---------  --------
   Net cash provided by (used in) investing
    activities.................................    (3,483)    (1,237)   84,468
                                                ---------  ---------  --------
Cash flows from financing activities:
 Repurchase of Series A preferred stock........      (296)       --        --
 Issuance of Series B preferred stock, net.....    12,300        --        --
 Issuance of Series C preferred stock, net.....     3,900     17,083       --
 Proceeds from exercise of employee stock
  options......................................         4         59        52
 Proceeds from note payable and line of
  credit.......................................     7,199      8,425     6,369
 Repayment of note payable and line of credit..       --      (3,639)  (21,252)
                                                ---------  ---------  --------
   Net cash provided by (used in) financing
    activities.................................    23,107     21,928   (14,831)
                                                ---------  ---------  --------
Increase (decrease) in cash and cash
 equivalents...................................    (2,298)    (4,109)   36,425
Cash and cash equivalents, beginning of year...     7,234      4,936       827
                                                ---------  ---------  --------
Cash and cash equivalents, end of year......... $   4,936  $     827  $ 37,252
                                                =========  =========  ========
Supplemental disclosure of cash flow
 information -- Cash paid for interest......... $     359  $   1,223  $    109
                                                =========  =========  ========
Supplemental disclosure of cash flow
 information -- Cash paid for taxes............       --         --   $  4,300
                                                =========  =========  ========
Noncash investing and financing activities:
 Acquisition of minority interest in HotWired
 Ventures LLC for preferred stock.............. $  24,852        --        --
                                                =========  =========  ========
 Capital lease obligations.....................       --         --   $  1,363
                                                =========  =========  ========
 Accretion of preferred stock redemption
  value........................................       --         --   $  3,575
                                                =========  =========  ========

        See accompanying notes to the consolidated financial statements.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     December 31, 1996, 1997 and 1998

(1) The Company

  Wired Ventures, Inc. ("Wired" or the "Company") is a diversified media company that produces and distributes branded content and search and navigation services on the World Wide Web through its wholly owned subsidiary, Wired Digital, Inc. Prior to its sale in June 1998 (see note 2) the Company's wholly owned subsidiary, Wired Magazine Group, Inc., owned and published Wired Magazine. The Company's print and television businesses, which were also sold in June 1998, have historically not been significant.

  The Company (a Delaware C corporation) was recapitalized in May 1996 such that the ownership interests of Wired Holdings Inc. (previously a California S corporation), Wired USA Ltd., and Wired Ventures, Ltd. were contributed to the Company and approximately 14,000,000 shares of the Company's Series A preferred stock were issued to the owners of such entities. The effective ownership percentage of each respective equity holder in the Company after the recapitalization is the same as their respective interests in the operating assets and liabilities of the Company prior to the recapitalization, and there was no change in control as a result of the recapitalization. Thus, all indirect and direct ownership interests in Wired Ventures, Ltd. have been converted to direct ownership interests in Wired. The consolidated financial statements reflect the accounting for this transaction as a combination of companies under common control.

  The Company's businesses were historically conducted in partnership and limited liability company form, beginning with Wired Partners in 1992, and continuing through Wired USA Ltd., a California limited partnership (from its formation in January 1993 to January 1994) and Wired Ventures, Ltd., a California limited partnership (from its formation in January 1994 to May
1996). From January 1994 to May 1996, all businesses were conducted by Wired Ventures, Ltd. Wired (via Wired Ventures, Ltd.) maintained a majority interest in HotWired Ventures LLC, a California limited liability company (from its formation in January 1995 through May 1996), and in May 1996 acquired the remaining minority interest (see note 5). Wired Holdings Inc. and Wired USA Ltd. had no operations, operating assets, or operating liabilities.

(2) Discontinued Operations

  In June 1998, the Company sold substantially all of the assets and liabilities of its print and television businesses to Advance Magazine Publishers Inc. for approximately $90,000,000 (of which $4,500,000 was placed in a one-year, interest-bearing escrow). Accordingly, operating results of the Company's print and television operations have been reclassified and reported as discontinued operations in the accompanying consolidated financial statements.

  The following table reconciles the proceeds received from the sale of these discontinued operations to the gain on sale of the discontinued operations, net of tax (in thousands):

Sale proceeds......................................................... $ 90,000
  Net assets of discontinued operations as of disposal date...........   (1,241)
  Transaction-related expenses........................................   (7,090)
  Estimated tax liability on gain.....................................  (14,835)
                                                                       --------
Gain on sale of discontinued operations............................... $ 66,834
                                                                       ========

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


  Summary operating results of discontinued print and television businesses are as follows (in thousands):

                                                   Years ended December 31,
                                                   ---------------------------
                                                     1996     1997      1998
                                                   --------  -------  --------
Total revenues.................................... $ 33,504  $34,850  $ 14,669
Loss before income taxes..........................  (10,986)  (2,628)   (2,209)
Income tax expense................................       (5)      (4)     (246)
                                                   --------  -------  --------
  Net loss........................................ $(10,991) $(2,632) $ (2,455)
                                                   ========  =======  ========

  Assets and liabilities of discontinued print and television businesses as of December 31, 1997 are as follows (in thousands):

Current assets:
  Accounts receivable, net............................................. $ 4,747
  Deferred production costs............................................   1,526
  Prepaid expenses and other current assets............................      47
  Acquired subscribers list intangibles................................   4,247
                                                                        -------
    Total current assets...............................................  10,567
Noncurrent assets:
  Property and equipment, net..........................................     894
  Other assets.........................................................     101
  Foreign currency translation adjustment..............................     199
                                                                        -------
    Total noncurrent assets............................................   1,194
                                                                        -------
    Total assets....................................................... $11,761
                                                                        =======
Current liabilities:
  Accounts payable..................................................... $   961
  Accrued expenses.....................................................   2,586
  Deferred revenue.....................................................   5,812
                                                                        -------
    Total current liabilities..........................................   9,359
Long-term liabilities:
  Deferred revenue.....................................................     124
                                                                        -------
    Total long-term liabilities........................................     124
                                                                        -------
    Total liabilities..................................................   9,483
                                                                        =======
    Net assets of discontinued operations.............................. $ 2,278
                                                                        =======

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


(3) Summary of Significant Accounting Policies

(a) Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Minority interest represents the minority participants' share of the equity of HotWired Ventures LLC through May 1996.

  All material intercompany balances and transactions have been eliminated in consolidation.

(b) Revenue Recognition

  Online advertising revenue consists of revenue from selling advertisements, which are placed in content or search and navigation services web pages.

  Revenue from the sale of online advertising is recognized over the period advertisements are displayed, provided that collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of pageviews, or times that the page containing the advertisement is viewed by users. To the extent minimum guaranteed pageviews are not met, the Company defers recognition of the corresponding revenues until guaranteed pageview levels are achieved. Cash received in advance for online advertising is classified as deferred revenue and is recognized as revenue over the time the advertisements are displayed.

(c) Stock-Based Compensation

  The Company has elected to use the intrinsic value-based method of Accounting Principles Board (APB) Opinion No. 25, as allowed under Statement of Financial Accounting Standards SFAS No. 123, Accounting for Stock-Based Compensation, to account for all of its employee stock-based compensation plans. Therefore, the Company has made in note 9 the required pro forma net income (loss) and pro forma net income (loss) per share disclosure as if the fair value method defined in SFAS No. 123 had been applied to measure employee stock-based compensation.

(d) Cash and Cash Equivalents

  Cash and cash equivalents includes investments in money market accounts and in highly liquid debt securities with insignificant interest rate risk and remaining maturities of 90 days or less when acquired. As of December 31, 1998, the Company had approximately $37,252,000 held in money market accounts, classified as cash equivalents. As of December 31, 1997 and 1998, the Company had no significant cash investments subject to the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

(e) Concentrations of Credit Risk

  Financial instruments, which potentially subject the Company to a concentration of credit risk, consist of cash and cash equivalents and accounts receivable. The Company holds cash in deposit accounts with various major banks. The Company performs ongoing credit evaluations of its customers, who are primarily trade advertisers. The Company generally does not require collateral from its customers.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


(f) Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided on the straight-line basis over an estimated useful life of 3 years for equipment and up to 10 years for leasehold improvements. Maintenance and repairs are charged to expense as incurred.

(g) Nonmonetary Transactions

  Agreements to exchange advertising in the Wired Digital network of online sites for equipment or services, primarily online advertising services, are recorded at the estimated fair value of the equipment or service upon the completion of both parties' obligations. Total barter revenues of approximately $965,000, $1,732,000 and $3,500,000 were recorded in 1996, 1997 and 1998, respectively.

(h) Comprehensive income (loss)

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. Wired adopted SFAS No. 130 on January 1, 1998.

(i) Accounting for Impairment of Long-Lived Assets

  The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

(j) Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k) Income Taxes

  Wired accounts for income taxes under the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998

  Prior to the recapitalization discussed in Note 1, Wired consisted of an S corporation and several partnerships and limited liability companies for federal income tax purposes. As such, income was taxed at the individual stockholder or partner level.

(l) Per Share Information

  Basic and diluted net income (loss) per share are computed using the weighted average number of outstanding shares of common stock. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration are included in the calculation of basic and diluted per share results as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration. Total per share results and results from continuing operations for the year ended December 31, 1998 reflect the accretion of $3,575,000 of dividends on redeemable convertible preferred stock.

  Per share results for the year ended December 31, 1997 do not include the effect of approximately 19,600,000 shares of convertible preferred stock outstanding and stock options and warrants outstanding to purchase 3,563,000 shares of common stock with weighted average exercise prices of $1.00 per share, because their effects are anti-dilutive with respect to the loss from continuing operations.

  Per share results for the year ended December 31, 1998 do not include the effect of approximately 19,600,000 shares of convertible preferred stock outstanding and stock options and warrants outstanding to purchase approximately 2,212,000 shares of common stock with weighted average exercise prices of $1.00 per share, because their effects are anti-dilutive with respect to the loss from continuing operatings.

(m) Recent Accounting Pronouncements

  The FASB recently issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. The Company must adopt SFAS No. 133 by July 1, 1999. Management does not believe the adoption of SFAS No. 133 will have a material effect on the financial position or results of operations of the Company.

(4) Balance Sheet and Statement of Operations Components

(a) Current Assets

  The $4.6 million escrow receivable recorded as of December 31, 1998 represents the amount due to Wired from Advance Magazine Publishers Inc. as final payment from the sale of its print and television assets in June 1998. The one-year escrow is subject to certain standard representations and warranties made by Wired's management in connection with the sale of its print and television assets. Currently, no claims have been asserted against the escrow and Wired is not aware of any pending claims. Payment of the escrow is expected in June 1999.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


(b) Property and Equipment

  Property and equipment consisted of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
Leasehold improvements........................................ $ 1,024  $ 1,138
Computer and communications equipment.........................   2,638    5,163
Other.........................................................     533      417
                                                               -------  -------
                                                                 4,195    6,718
Less accumulated depreciation and amortization................  (1,782)  (3,149)
                                                               -------  -------
                                                               $ 2,413  $ 3,569
                                                               =======  =======

(c) Accrued Expenses

  Accrued expenses consist of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
Payroll-related.................................................. $  727 $1,642
Professional services............................................    450  1,180
License fees.....................................................  1,810  2,229
Termination benefits.............................................    --   2,000
Transaction-related expenses.....................................    --     615
Other............................................................  3,484  1,947
                                                                  ------ ------
                                                                  $6,471 $9,613
                                                                  ====== ======

(d) Restructuring and Other Non-Recurring Charges

  Restructuring and other non-recurring charges includes the following components as of December 31, 1998 (in thousands):

Termination benefits..................................................... $4,347
Miscellaneous exit costs.................................................    459
                                                                          ------
                                                                          $4,806
                                                                          ======

  The $4.3 million termination benefits amount recorded in 1998 represents costs related to the termination of 10 employees. The employees terminated were employees of Wired Ventures, Inc. and, while not having direct responsibilities and association with either the operations of Wired Digital or the Wired Magazine Group, were not deemed necessary to the ongoing management team or cost structure of Wired subsequent to the sale of its print and television businesses in June 1998. During 1998, approximately $2.3 million of the severance amounts was paid and approximately $2.0 million is payable in 1999.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


(5) Business Combinations

(a) Wired UK

  Wired UK was formed in 1994. The Company contributed intellectual property in exchange for a 50% interest in Guardian Media Group plc (Guardian), a United Kingdom corporation, contributed cash of approximately $216,000 for its 50% interest. Wired UK had no material results of operations prior to 1995. In July 1995, Wired purchased Guardian's 50% interest in Wired UK. The Company closed the operation in 1997.

(b) HotWired Ventures LLC

  In May 1996, the Company purchased the minority interest in HotWired Ventures LLC in exchange for 1,242,000 shares of Series A preferred stock. The Company has accounted for this transaction using the purchase method, and accordingly, the operating results of HotWired Ventures LLC previously attributable to minority interests have been included in the consolidated financial statements from the date of acquisition.

  The value of the stock was allocated as follows (in thousands):

     Fair value of net tangible assets acquired........................ $   371
     Research and development in-process...............................  20,500
     Purchased technology and goodwill, net of deferred income taxes...   3,982
                                                                        -------
                                                                        $24,853
                                                                        =======

  The reseach and development in-process was written off and charged to operations in 1996. Approximately $774,000 in amortization of purchased technology and goodwill was recognized in the year ended December 31, 1996. The remaining $3,208,000 in purchased technology and goodwill was written off in 1996, primarily based on a reassessment of the pace of innovation in the online industry and its impact on the recoverablility of purchased technology.

  The following combined results of operations for the year ended December 31, 1996 is presented as if the business combination with HotWired Ventures LLC had occurred at the beginning of 1996. The $20,500,000 charge associated with research and development in-process has been reflected in the following summary. The summary also reflects the acquisition of Wired UK (see above) as if the acquisition had occurred in the beginning of 1996. The summary does not necessarily reflect the results of operations as they would have been if the Company and the minority interest in HotWired Ventures LLC and Wired UK had constituted a single entity during 1996 (in thousands, except per share amount).

     Total revenues from continuing operations....................... $  4,312
                                                                      ========
     Loss from continuing operations................................. $(38,441)
                                                                      ========
     Net loss........................................................ $(49,432)
                                                                      ========
     Net loss per share--basic and diluted........................... $(82,387)
                                                                      ========

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


(6) Note Payable and Line of Credit

(a) Note Payable

  The Company had a non-interest bearing note payable with a stated value of (Pounds)1,000,000 (approximately U.S. $1,700,000) to Guardian, which was due in July 1998. As of December 31, 1997, the note payable had an estimated present value of approximately $1,500,000. It was payable on demand with a stated interest rate of 5% in the event of certain changes in ownership or certain transactions with Guardian. In the event that the Company entered into certain joint venture transactions in Continental Europe, Guardian had the right to convert its loan to equity of the new joint venture. During 1998, this note had been repaid in full.

(b) Line of Credit

  As of December 31, 1997, the Company maintained a $14,975,000 line of credit collateralized by all of the Company's tangible and intangible assets. The line bore an interest rate of 18% and expired on September 30, 1998. The outstanding balance on the line of credit was $13,424,500 as of December 31, 1997. As of December 31, 1997, the Company was in compliance with all financial covenants contained in the credit facility. During 1998, the line of credit had been repaid and was not renewed.

(c) Bridge Loan

  On March 23, 1998, the Company obtained a $10,000,000 bridge loan from the holders of Series C preferred stock bearing interest at 18%. Of the bridge loan, $5,000,000 was available and drawn upon at the close. If the loan was not repaid by December 1998, the debt may have been converted into Series D redeemable preferred shares. These preferred shares would have similar features and rights as Series C redeemable convertible preferred shares (see note 8), except it would rank senior to Series C.

  The drawings against the Bridge Loan triggered noncompliance with certain of the financial covenants of the Series C redeemable convertible preferred stock agreement. Due to the event of noncompliance the holders of the Series C preferred stock exercised their right to appoint four additional board of director members. In addition, the holders of Series C preferred stock have the right to redeem the stock and any accrued cumulative dividends. The Company has accrued cumulative dividends of approximately $3.6 million through December 31, 1998. During 1998, the bridge loan was repaid.

  As of December 31, 1998, the Company had no available or unused credit facilities.

(7) Income Taxes

  Prior to the recapitalization discussed in note 1, Wired consisted of an S corporation and several partnerships and limited liability companies. As a result of the recapitalization, Wired is now taxed as a C corporation.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


  Income tax expense (benefit) has been allocated to the following (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                      1996     1997     1998
                                                    --------  -------  -------
   Continuing operations........................... $      4  $     5  $(7,005)
   Discontinued operations.........................        5        4      246
   Gain on sale of discontinued operations.........      --       --    14,835
                                                    --------  -------  -------
                                                    $      9  $     9  $ 8,076
                                                    ========  =======  =======

  During the year ended December 31, 1998, Ventures recorded tax benefits of approximately $7.0 million related to the loss from continuing operations in the current period. These benefits are realizable as a result of the gain on sale of the discontinued operations. The tax benefit of Ventures' use of the beginning of the year tax loss carryforwards that previously have not been recognized (the deferred tax asset has been offset by a valuation allowance) have been recorded as a tax benefit and a reduction of the tax expense on the loss from discontinued operations and the gain on sale of discontinued operations, respectively, during the year ended December 31, 1998, because those benefits would not otherwise have been recognized.

  Significant components of income tax expense (benefit) from continuing operations include the following (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                      1996     1997     1998
                                                    --------  -------  -------
   Current:
     Federal....................................... $    --   $   --   $(6,017)
     State.........................................        4        5     (988)
                                                    --------  -------  -------
   Total current expense (benefit).................        4        5   (7,005)
                                                    --------  -------  -------
   Deferred:
     Federal.......................................      --       --       --
     State.........................................      --       --       --
                                                    --------  -------  -------
   Total deferred..................................      --       --       --
                                                    --------  -------  -------
   Total tax expense (benefit)..................... $      4  $     5  $(7,005)
                                                    ========  =======  =======

  The following tabulation reconciles the statutory corporate federal income tax expense (benefit) (computed by multiplying the Company's results before income taxes by the statutory rate) to the Company's income tax expense
(benefit) from continuing operations (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                      1996     1997     1998
                                                    --------  -------  -------
   Expected income tax benefit..................... $(13,972) $(5,431) $(6,998)
   Permanent differences...........................      --        37      358
   State taxes, net of federal benefit.............        4        5        3
   Write-off of intangibles........................    8,061      --       --
   Unutilized (utilized) net operating losses......    5,890    5,394     (368)
   Other...........................................       21      --       --
                                                    --------  -------  -------
                                                    $      4  $     5  $(7,005)
                                                    ========  =======  =======

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998

  The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax assets as of December 31, 1997 and 1998 are presented below (in thousands):

                                                                Years ended
                                                                December 31,
                                                              -----------------
                                                                1997     1998
                                                              --------  -------
Deferred tax assets:
  Reserves and accruals...................................... $  1,590  $ 1,228
  State taxes................................................      770      829
  Net operating loss carryforwards...........................   15,266      --
  Property and equipment.....................................      265      350
                                                              --------  -------
    Total gross deferred tax assets..........................   17,891    2,407
  Valuation allowance........................................  (17,891)  (2,407)
                                                              --------  -------
    Net deferred tax assets.................................. $    --   $   --
                                                              ========  =======

  Based upon available information, which includes Ventures' historical operating losses from continuing operations and the uncertainties regarding future results of operations of Ventures, Ventures has provided a full valuation allowance against its net deferred tax assets as of December 31, 1998 as it was determined that it was more likely than not that the deferred tax assets would not be realized.

  As of December 31, 1997, the Company had available net operating loss carryforwards for federal and state income tax purposes of approximately $38.5 million and $19.5 million, respectively. As a result of the sale transaction described in Note 2, the Company believes that all available federal and state net operating loss carryforwards have been utilized at December 31, 1998.

(8) Redeemable Convertible Preferred Stock

  The Company has authorized 30,000,000 shares of preferred stock, of which 3,800,000 are designated as $0.001 par value redeemable convertible Series C preferred stock (Series C preferred stock). As of December 31, 1997 and 1998, 3,762,760 shares were issued and outstanding. In addition, the Company issued 50,000 warrants in January 1997 to purchase Series A preferred stock at a price of $0.01 per share in connection with the Series C preferred stock issuance, and no significant value was assigned to the warrants.

  The Series C preferred stock may be converted into common stock at the option of the holder on a one-for-one basis, subject to antidilution provisions and certain adjustments related to financial performance in 1997 and 1998. Based on the lack of achievement of certain financial performance criteria in 1997, each share of Series C preferred stock is currently convertible into 1.312 shares of common stock. Conversion is automatic upon the closing of an initial public offering of common stock in which the gross proceeds are at least $25,000,000 and in which the offering price is not less than (i) 2.5 times the original purchase price of Series C preferred stock ($5.71) if the offering is completed by December 6, 1998, or (ii) three times the original purchase price if the offering is completed after December 6, 1998. Conversion is also automatic upon a sale of the Company in which the holders of Series C preferred stock, after converting into common stock, would receive cash in the amount of $50,000,000 if the sale occurred before December 31, 1998 or $60,000,000 if the sale occurs on or after January 1, 1999.

  Holders of Series C preferred stock accrue cumulative dividends at 8% per annum, compounded annually, which are payable in cash upon liquidation of the Company, redemption of the Series C preferred stock, or

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998

upon the closing of an initial public offering for the sale of common stock of the Company in which the proceeds to the Company are less than $25,000,000. The dividends are not payable in the event of an initial public offering which results in proceeds to the Company of at least $25,000,000 or in the event of a sale of the Company in which the cash amount payable to the holders of the Series C preferred stock is equal to or exceeds $40,000,000.

  The holders of Series C preferred stock may redeem the stock in the event of
(i) noncompliance with certain financial and nonfinancial covenants, (ii) after December 6, 2001, or (iii) upon bankruptcy, reorganization, or liquidation of the Company. The redemption price shall be equal to the original purchase price ($5.71) of the Series C preferred stock, plus accrued dividends thereon, plus an amount that would be received per share of Series C preferred stock upon a sale of the Company at fair market value in excess of the original purchase price plus accrued dividends thereon.

  The holders of Series C preferred stock are entitled to preemptive rights to enable them to maintain their fully diluted percentage ownership in the Company for each issuance by the Company of equity securities, other than the exercise of employee stock options. In the event of a sale or disposition of any shares by a stockholder of the Company owning 5% or more, the holders of Series C preferred stock have co-sale rights. No holder of more than 2% of the Company's equity or Series C preferred stock, nor any officer of the Company is entitled to sell any of their equity without the consent of a majority of the holders of Series C preferred stock.

  The holders of Series C preferred stock have common stock voting rights on an "as if converted" basis. The holders of Series C preferred stock have the right to appoint two directors to the seven member Board of Directors of the Company and to appoint one member to the audit committee and the compensation committee of the Board of Directors. In the event of noncompliance with certain covenants, the holders of Series C preferred stock have the right to elect an additional four board members (see note 6), for a total of six out of eleven board members, and the holders of Series C preferred stock, voting as a class, shall have the right to require a sale of the Company.

  In the event of liquidation, the holders of Series C preferred stock are entitled to receive a liquidation preference equal to the original purchase price of the Series C preferred stock ($5.71) plus accrued dividends thereon, plus approximately 20% of any liquidation proceeds distributed to the holders of Series A and B preferred stock until these holders have received their liquidation preference ($20.00) (note 9), plus a pro rata share of any amount distributed to the holders of common stock calculated as if the holders of Series C preferred stock had converted their shares into common stock.

(9) Stockholders' (Deficit) Equity

(a) Reverse Stock Split

  In September 1996, the Company's Board of Directors authorized, and in October 1996 the stockholders approved, a one-for-two reverse split of all of the Company's series of preferred and common stock. All references in the accompanying consolidated financial statements to number of shares and per share amounts have been retroactively restated to reflect the decreased number of shares outstanding.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


(b) Series A and B Preferred Stock

  Each share of Series A and B preferred stock is convertible into common stock at the exchange rate in effect at the time of conversion and is subject to appropriate adjustment for common stock splits, stock dividends, and similar transactions. Conversion is automatic upon a majority vote of the holders of preferred stock or upon the closing of a public offering of common stock. The exchange ratio for the holders of Series A and B preferred stock is one-to-one.

  Each holder of Series A and B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible.

  Each holder of preferred stock is entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the annual rate of $1.60 per share of Series A preferred stock and $1.60 per share of Series B preferred stock in preference and priority to any payment of any dividend on common stock. Each holder of preferred stock will participate pro rata on dividends paid on the common stock.

  In the event of liquidation, the holders of Series B preferred stock are entitled to a per share liquidation preference equal to $20.00, plus all declared and unpaid dividends, after which all holders of Series A preferred stock are entitled to a per share liquidation preference equal to $20.00, plus all declared but unpaid dividends.

  There are no redemption or sinking fund provisions applicable to preferred stock.

  In January 1996, the Company issued equity interests, which represented approximately 79,000 shares of Series A preferred stock, to certain of its employees and recorded deferred compensation expense of approximately $790,000, based on the deemed fair value of the shares. This amount has been amortized over the vesting period of the Company's repurchase rights to such shares, which was based upon the employees' continuing employment with the Company.

  As a result of the sale of its print and television businesses in June 1998, the Company amortized the balance of its deferred compensation resulting in a charge against gain from sale of discontinued operations of approximately $361,000.

  The Company repurchased approximately 176,000 shares of Series A preferred stock in 1996 at a total cost of approximately $296,000. During 1997, the Company repurchased approximately 37,000 shares of Series A preferred stock for an insignificant amount. During the year ended December 31, 1998, the Company repurchased approximately 10,000 shares of Series A preferred stock for an insignificant amount.

(c) 1996 Equity Incentive Plan

  In March and May 1996, the Board of Directors adopted, and the stockholders approved, respectively, the 1996 Equity Incentive Plan (1996 Equity Plan) and reserved 3,000,000 shares of common stock for issuance. In May 1996 and August 1997, the Board of Directors reserved an additional 1,250,000 and 1,500,000 shares, respectively of common stock for issuance under the 1996 Equity Plan. The 1996 Equity Plan provides for the granting of stock options and stock bonuses and the issuance of restricted stock by the Company to its employees, officers, directors, and consultants.

  During 1996, the Company issued options for the purchases of an aggregate of approximately 1,800,000 shares of common stock pursuant to the 1996 Equity Plan at prices varying between $11.90 and $20.00. In

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998

September 1996, these options were canceled by the Company and reissued at prices ranging from $10.00 to $12.00. In addition, the Company issued options for the purchase of an aggregate of approximately 700,000 shares of common stock outside of the 1996 Equity Plan at a price of $2.00. In December 1996, substantially all of the outstanding options were repriced by the Company and reissued within the 1996 Equity Plan at an exercise price of $1.00. Options generally vest to the extent of 25% upon the first anniversary of the employee hire date and an additional 1/36 of the unvested shares vest ratably over the following 36 months.

(d) Deferred Compensation Expense

  In 1996, the Company recorded approximately $9,100,000 in deferred compensation expense for the difference between the exercise price and the deemed fair value of the common stock of $14.00 at the dates of grant. The deferred compensation was to be amortized over the vesting period of the individual options, generally four years. The Company recorded approximately $6,300,000 in amortization of compensation expense related to such options in 1996.

  As of December 31, 1996, the Company reevaluated the fair value of the common stock for which options were granted and revised the fair value to $1.00. Accordingly, as of December 31, 1996, the Company reversed the deferred compensation of approximately $9,100,000 and the related amortization of approximately $6,300,000.

(e) 1996 Nonemployee Director Stock Option Plan

  Under the 1996 Nonemployee Director Stock Option Plan (1996 Director Plan), adopted and approved in May and July of 1996, respectively, the Company may grant options to its nonemployee directors for up to 50,000 shares of common stock. No shares have been issued under the 1996 Director Plan.

(f) Accounting for Stock-Based Compensation

  The Company applies the intrinsic value method in accordance with APB Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation plans. Had compensation costs for the Company's stock-based compensation plans been determined consistent with the fair value method defined in SFAS No. 123, the Company's net income (loss) for 1996, 1997 and 1998 would have been as follows (in thousands, except per share amounts):

                                                    Years Ended December 31,
                                                    ---------------------------
                                                      1996      1997     1998
                                                    --------  --------  -------
   Net income (loss)--as reported.................  $(51,241) $(18,934) $51,390
   Net income (loss)--pro forma...................  $(51,399) $(19,239) $50,988
   Basic and diluted net income (loss) per share--
    as reported...................................  $(85,473) $(593.69) $547.13
   Basic and diluted net income (loss) per share--
    pro forma.....................................  $(85,736) $(603.25) $542.53

  The fair value of options granted during the year ended December 31, 1996, 1997 and 1998 for employee services were estimated on the date of grant using the minimum value method with the following weighted-average assumptions: risk-free interest rate of 6.28%, 5.61% and 5.12% respectively, expected lives of
4.5 years, and no dividends.

  The fair value of options granted during the year ended December 31, 1997, for other than employee services, representing approximately 58,000 of the total options granted, were estimated on the date of grant

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


using the Black-Scholes Pricing Model with the following weighted-average assumptions: risk-free interest rate of 5.61%, expected life of 4.5 years, expected volatility of 55%, and no dividends.

  A summary of the status of the Company's fixed employee benefit plans and changes during the years then ended are presented below (shares in thousands):

                                                            Weighted-
                                                             average
                                                 Options  exercise price
                                                 -------  --------------
   Outstanding at January 1, 1996..............     --           --
   Granted.....................................   2,550       $12.74
   Forfeited...................................    (130)       12.97
   Canceled September 1996.....................  (1,767)       16.32
   Regranted September 1996....................   1,767        11.24
   Canceled December 1996......................  (2,420)        8.81
   Regranted December 1996.....................   2,420         1.00
                                                 ------
   Outstanding at December 31, 1996............   2,420         1.00
                                                 ======
   Options vested at December 31, 1996.........     869         1.00
                                                 ======
   Weighted-average fair value of options
    granted during the year at exercise price
    equal to market price at grant date........               $ 0.19
                                                              ======
   Weighted-average remaining contractual life
    ...........................................                  8.3      years
                                                              ======     ======
   Outstanding at January 1, 1997..............   2,420         1.00
   Granted.....................................   2,012         1.00
   Canceled....................................    (860)        1.00
   Exercised...................................     (59)        1.00
                                                 ------
   Outstanding at December 31, 1997............   3,513         1.00
                                                 ======
   Options vested at December 31, 1997.........   1,582         1.00
                                                 ======
   Weighted-average fair value of options
    granted during the year at exercise price
    equal to market price at grant date........               $ 0.17
                                                              ======
   Weighted-average remaining contractual
    life.......................................                  9.1      years
                                                              ======     ======
   Outstanding at January 1, 1998..............   3,513         1.00
   Granted.....................................   1,742         1.00
   Canceled....................................  (3,041)        1.00
   Exercised...................................     (52)        1.00
                                                 ------
   Outstanding at December 31, 1998............   2,162         1.00
                                                 ======
   Options vested at December 31, 1998.........   1,061         1.00
                                                 ======
   Weighted-average fair value of options
    granted during the period at exercise price
    equal to market price at grant date........               $ 0.16
                                                              ======
   Weighted-average remaining contractual life
    ...........................................                  8.5      years
                                                              ======     ======

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998


(10) Employee Benefit Plans

  The salary deferral 401(k) plan allows employees to defer up to 25% of their salary subject to certain limitations. The Company may make discretionary contributions to the plan, however, no employer contributions have been made since inception.

(11) Commitments and Contingencies

(a) Lease Commitments

  The Company leases certain office space, office and computer equipment under noncancelable operating leases with terms exceeding one year. The Company also leases certain equipment under capital leases. Future minimum lease payments as of December 31, 1998, are as follows (in thousands):

                                                               Operating Capital
   Year ending December 31                                      Leases   Leases
   -----------------------                                     --------- -------
     1999.....................................................  $  792   $  745
     2000.....................................................   1,022      476
     2001.....................................................   1,093      269
     2002.....................................................   1,052        3
     2003.....................................................   1,046      --
     Thereafter...............................................   3,047      --
                                                                ------   ------
     Total minimum lease payments.............................  $8,052   $1,493
                                                                ------
     Less amount representing imputed interest................              130
                                                                         ------
     Present value of minimum lease payment...................            1,363
     Less current portion.....................................              653
                                                                         ------
     Long term capital lease obligation.......................           $  710
                                                                         ======

  Continuing operations includes net rental expense under operating leases for the years ended December 31, 1996, 1997 and 1998 was approximately $499,500, $890,500 and $745,000, respectively.

(b) Legal Matters

  Wired and its subsidiaries are involved in a number of claims arising in the ordinary course of business. Wired and its subsidiaries believe these matters will be resolved without material adverse effect on the Company's or its subsidiaries' financial position, results of operations or cash flows.

(12) Segment Information

  The Company has adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     December 31, 1996, 1997 and 1998

  The Company's chief operating decision maker is considered to be the Company's President. The President reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the President is identical to the information presented in the accompanying consolidated statement of operations. Therefore, the Company operates in a single operating segment: online content and search and navigation services on the World Wide Web. No single customer accounted for greater than 10% of revenues in any period presented and the Company does not have any significant international operations or export revenues.

                                                                         ANNEX A


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  by and among

                                  LYCOS, INC.,
                            a Delaware corporation,

                             BF ACQUISITION CORP.,
                            a Delaware corporation,

                             WIRED VENTURES, INC.,
                            a Delaware corporation,

                                      and

            H. William Jesse, Jr., Louis Rossetto and Paul J. Salem
                         AS STOCKHOLDER REPRESENTATIVE

                               Table of Contents

                                                                         Page
                                                                         ----
 ARTICLE 1  DESCRIPTION OF TRANSACTION.................................    1
     1.1    Merger of Acquisition Sub into Ventures....................    1
     1.2    Effect of the Merger.......................................    1
     1.3    Closing; Effective Time....................................    1
            Certificate of Incorporation and Bylaws; Directors and
     1.4    Officers...................................................    2
     1.5    Merger Consideration.......................................    2
     1.6    Effect on Capital Stock....................................    5
     1.7    Dissenting Shares..........................................    7
     1.8    Exchange of Certificates...................................    8
     1.9    Tax Consequences...........................................    9
     1.10   Accounting Consequences....................................    9
     1.11   Further Action.............................................    9
 ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF VENTURES.................    9
     2.1    Organization, Standing, Etc. ..............................    9
     2.2    Wired Companies; Title to Wired Companies' Shares, Etc. ...   10
     2.3    Capitalization of Ventures.................................   10
     2.4    Certificate of Incorporation and Bylaws....................   10
     2.5    Compliance with Other Instruments and Laws.................   11
     2.6    Governmental Authorizations and Consents...................   11
     2.7    No Violations..............................................   11
     2.8    Financial Statements.......................................   11
     2.9    Absence of Certain Changes or Events.......................   12
     2.10   Title to Assets............................................   12
     2.11   Intellectual Property......................................   13
     2.12   Benefit Plans..............................................   13
     2.13   Litigation.................................................   15
     2.14   Taxes......................................................   16
     2.15   Contracts..................................................   17
     2.16   Insurance..................................................   18
     2.17   Environmental Quality......................................   18
     2.18   Brokers....................................................   18
     2.19   Statements; Proxy Statement/Prospectus.....................   19
     2.20   Governmental Permits.......................................   19
     2.21   Major Customers............................................   19
     2.22   Traffic....................................................   19
     2.23   Accounts Receivable........................................   19
     2.24   Bank Accounts; Powers of Attorney..........................   20
     2.25   Minute Books, Etc. ........................................   20
     2.26   Company Action.............................................   20
     2.27   Disclosure.................................................   20
 ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PURCHASER
            AND ACQUISITION SUB........................................   20
     3.1    Organization and Standing of Purchaser.....................   20
     3.2    Charter and Bylaws.........................................   20
     3.3    Capitalization of Purchaser................................   20
     3.4    Authorization..............................................   21
     3.5    Enforceability.............................................   21
     3.6    Compliance with Other Instruments and Laws.................   21
     3.7    Governmental Authorizations and Consents...................   21

                                                                         Page
                                                                         ----
     3.8    Litigation.................................................   21
     3.9    Brokers....................................................   22
     3.10   Public Filings.............................................   22
     3.11   Statements; Proxy Statement/Prospectus.....................   22
     3.12   Ownership of Ventures Stock................................   23
     3.13   Material Adverse Effect....................................   23
 ARTICLE 4  COVENANTS OF VENTURES......................................   23
     4.1    Conduct of Business........................................   23
     4.2    Access.....................................................   24
     4.3    No-Shop Provision..........................................   24
     4.4    Meeting of Stockholders....................................   25
     4.5    Consent of Ventures' Stockholders to Certain Payments......   25
 ARTICLE 5  COVENANTS OF PURCHASER AND ACQUISITION SUB.................   25
     5.1    Confidentiality............................................   25
     5.2    Investigation..............................................   25
     5.3    Employees..................................................   25
     5.4    Indemnification............................................   26
     5.5    Stock Options..............................................   26
     5.6    Nasdaq National Market.....................................   26
     5.7    Advance Agreement..........................................   26
     5.8    Tax Refund Amount..........................................   27
 ARTICLE 6  COVENANTS OF ALL PARTIES...................................   27
     6.1    Best Efforts; Further Assurances...........................   27
     6.2    Certain Filings............................................   27
     6.3    Public Announcements.......................................   27
     6.4    Tax Returns................................................   28
     6.5    Proxy Statement and Registration Statements................   29
     6.6    Tax-Free Reorganization....................................   29
     6.7    Tax Representation Letters.................................   29
     6.8    Marketing Program Funding..................................   29
 ARTICLE 7  CONDITIONS TO OBLIGATIONS OF PURCHASER AND ACQUISITION SUB
            TO CLOSE...................................................   30
     7.1    Accuracy of Representations and Warranties.................   30
     7.2    Performance................................................   30
     7.3    Certificate................................................   30
     7.4    Employment Agreements......................................   30
     7.5    No Injunction..............................................   30
     7.6    HSR Act....................................................   30
     7.7    Legal Opinion..............................................   30
     7.8    Stockholder Approval.......................................   30
     7.9    Consents...................................................   30
     7.10   Escrow Agreement...........................................   31
     7.11   Resignations...............................................   31
     7.12   Appraisal Rights...........................................   31
     7.13   Termination of Agreements..................................   31
     7.14   Form S-4 Registration Statement............................   31
     7.15   Tax Opinion................................................   31
     7.16   Quotation on Nasdaq National Market........................   31
     7.17   Consent of Ventures' Stockholders to Certain Payments......   31
 ARTICLE 8  CONDITIONS TO OBLIGATION OF VENTURES TO CLOSE..............   31
     8.1    Accuracy of Representations and Warranties.................   31

                                                                          Page
                                                                          ----
     8.2     Performance................................................   32
     8.3     Certificate................................................   32
     8.4     No Injunction..............................................   32
     8.5     HSR Act....................................................   32
     8.6     Consents...................................................   32
     8.7     Legal Opinion..............................................   32
     8.8     Stockholder Approval.......................................   32
     8.9     Tax Opinion................................................   32
     8.10    Form S-4 Registration Statement............................   32
     8.11    Quotation on Nasdaq National Market........................   32
 ARTICLE 9   TERMINATION................................................   32
     9.1     Right to Terminated Agreement..............................   32
     9.2     Effect of Termination......................................   33
     9.3     Failure to Close...........................................   33
 ARTICLE 10  ADJUSTMENT PROCEDURES......................................   33
    10.1     Preparation of Final Closing Balance Sheet.................   33
    10.2     Adjustment of Escrow Fund..................................   35
 ARTICLE 11  CERTAIN REMEDIES AND LIMITATIONS...........................   35
    11.1     Expiration of Representations, Warranties and Covenants....   35
    11.2     Escrow Fund................................................   35
    11.3     Indemnification by Purchaser...............................   36
    11.4     Defense of Third Party Actions.............................   36
    11.5     Subrogation; No Contribution...............................   37
    11.6     Exclusivity................................................   37
    11.7     Retention of Records.......................................   37
    11.8     Notice as to Representations...............................   37
    11.9     No Recission...............................................   38
 ARTICLE 12  MISCELLANEOUS..............................................   38
    12.1     Material Adverse Effect....................................   38
    12.2     Knowledge of Ventures......................................   38
    12.3     Memorandum; Disclaimer of Projections......................   38
    12.4     Expenses...................................................   38
    12.5     Notices....................................................   39
    12.6     Assignment.................................................   41
    12.7     Entire Agreement; Amendment; Governing Law; etc. ..........   41
    12.8     Counterparts...............................................   41
    12.9     Venue......................................................   41
    12.10    Third-Party Rights.........................................   41
    12.11    Titles and Headings........................................   41
    12.12    Exhibits and Schedules.....................................   41
    12.13    Pronouns...................................................   41
    12.14    Severability...............................................   41
    12.15    Time of Essence............................................   42
    12.16    Interpretation.............................................   42

                               TABLE OF EXHIBITS

 Exhibit Description
 ------- -----------
  A      Forms of Voting Agreement
  B      Form of Tax Representation Letter of Ventures
  C      Form of Tax Representation Letter of Purchaser
  D      Form of Employment Agreement
  E      Form of Nondisclosure and Developments Agreement
  F      Opinion of Cooley Godward LLP
  G      Form of Escrow Agreement
  H      Opinion of Hutchins, Wheeler & Dittmar



Certain Exhibits and Schedules have been ommitted but will be provided by Lycos on request.

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  This Agreement And Plan Of Merger And Reorganization (this "Agreement") is entered into as of November 25, 1998 by and among Lycos, Inc., a Delaware corporation ("Purchaser"), BF Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Acquisition Sub"), Wired Ventures, Inc., a Delaware corporation ("Ventures"), and H. William Jesse, Jr., Louis Rossetto and Paul J. Salem, as Stockholder Representatives (as defined below). This Agreement amends and restates in its entirety that certain Agreement and Plan of Merger and Reorganization, dated as of October 5, 1998, among the parties hereto; provided, however, that all representations and warranties will be deemed made as of October 5, 1998 and all references to "as of the date of this Agreement" or language of similar import will be deemed to refer to October 5, 1998.

                                    Recitals

  A. Purchaser, Acquisition Sub and Ventures intend to effect a merger of Acquisition Sub into Ventures in accordance with this Agreement and applicable laws (the "Merger"). Upon consummation of the Merger, Acquisition Sub will cease to exist, and Ventures will become a wholly-owned subsidiary of Purchaser.

  B. The respective boards of directors of Purchaser, Acquisition Sub and Ventures have adopted this Agreement and approved the Merger.

  C. As a condition and inducement to Purchaser's willingness to enter into this Agreement, certain stockholders of Ventures have, concurrently with the execution of this Agreement, executed and delivered to Purchaser a Voting Agreement in one of the forms attached hereto as Exhibit A, pursuant to which such stockholders have agreed to vote their shares of Ventures' capital stock in favor of the Merger and to grant Purchaser irrevocable proxies to vote such shares.

                                   Agreement

  The parties to this Agreement, intending to be legally bound, agree as follows:

                                   ARTICLE I

                           DESCRIPTION OF TRANSACTION

  1.1 Merger of Acquisition Sub into Ventures. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Acquisition Sub shall be merged with and into Ventures, and the separate existence of Acquisition Sub shall cease. Ventures will continue as the surviving corporation in the Merger (the "Surviving Corporation").

  1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law ("DGCL") and other applicable law.

  1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, at 10:00 a.m. on a date to be agreed by Purchaser and Ventures (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Articles 7 and 8. Contemporaneously with the Closing, a properly executed agreement of merger or certificate of merger conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of

Delaware. The Merger shall take effect at the time such agreement of merger or certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

  1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise agreed by Purchaser and Ventures prior to the Effective Time:

    (a) the Certificate of Incorporation of Ventures, as amended by the agreement of merger or the certificate of merger, as the case may be, shall be the Certificate of Incorporation of the Surviving Corporation;

    (b) the Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation;

    (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the individuals who are directors of Acquisition Sub immediately prior to the Effective Time; and

    (d) the officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are officers of Acquisition Sub immediately prior to the Effective Time.

  1.5 Merger Consideration.

    (a) The consideration to be paid by Purchaser in the Merger (the "Merger Consideration") shall consist of the Merger Shares (as hereinafter defined), the Cash Portion (as hereinafter defined), the Tax Refund Amount (as hereinafter defined) and the Advance Escrow Amount (as hereinafter defined).

    (b) For purposes of this Agreement:

    (1) The term "Merger Shares" shall mean a number of shares of Common Stock of Purchaser, $.01 par value per share ("Purchaser Common Stock"), rounded to the nearest full share, equal to the Aggregate Share Value (as hereinafter defined) divided by the Average Closing Stock Price (as hereinafter defined).

    (2) The term "Aggregate Share Value" shall mean (i) $95 million, (ii) plus Wired Cash at Closing, (iii) minus Wired Borrowings at Closing, (iv) minus Wired Adjusted Working Capital Shortfall at Closing, (v) minus the Closing Expense Adjustment Amount (as such terms are hereinafter defined): provided, however, that:

    (i) the Aggregate Share Value may be decreased, and the Cash Portion increased, by such amount, if any (not to exceed Wired Cash at Closing), as Purchaser may specify no later than the third trading day preceding the Effective time (as hereinafter defined);

    (ii) to the extent the Merger Shares would otherwise exceed 19.9% of the outstanding capital stock of Purchaser as of the Closing Date, the Aggregate Share Value shall be decreased and the Cash Portion shall be correspondingly increased;

    (iii) notwithstanding any other provision of this Agreement to the contrary, the Aggregate Share Value shall not be decreased and the Cash Portion shall not be increased if and to the extent such decrease would result in the Equity Cash Value exceeding twenty percent (20%) of the Total Equity Value. For purposes hereof, "Equity Cash Value" shall mean the sum of (A) the Cash Portion payable to the holders of Ventures Capital Stock plus (B) $9,767,868 plus (C) the dollar amount of the cash to be paid to the holders of Ventures Capital Stock with respect to fractional shares pursuant to Section 1.6(e) plus (D) two multiplied by the cash amount that would have been paid to the holders of Dissenting Shares (as defined in Section 1.7) if such holders had not dissented plus (E) two multiplied by the amount equal to (I) the number of shares of Purchaser Common Stock that would have been issued to the holders of Dissenting Shares if such holders had not dissented multiplied by (II) the closing price of Purchaser Common Stock on the trading date immediately prior to the Effective Time. For purposes hereof, "Total Equity Value" shall mean (x) the number of shares of Purchaser Common Stock issued to the holders of Ventures Capital Stock pursuant to Section 1.6 (other than to the holders of Dissenting Shares and other than such shares as are placed in the Escrow Fund on behalf of the holders of Ventures Capital Stock pursuant to Section 1.6(d)) multiplied by the closing price of Purchaser Common Stock on the trading date immediately prior to the Effective Time plus (y) the Equity Cash Value; and

    (iv) notwithstanding any other provision of this Agreement to the contrary, the Aggregate Share Value shall not be decreased if and to the extent such decrease would result in the Warrant Cash Value exceeding twenty percent (20%) of the Total Warrant Value. For purposes hereof, "Warrant Cash Value" shall mean the sum of (A) the Cash Portion payable to the holders of Warrants plus (B) $32,132 plus (C) the dollar amount of the cash to be paid to Warrant holders with respect to fractional shares pursuant to Section 1.6(e). For purposes hereof, "Total Warrant Value" shall mean (x) the number of shares of Purchaser Common Stock issued to the holders of Warrants pursuant to Section 1.6 (other than such shares as are placed in the Escrow Fund on behalf of Warrant holders pursuant to Section 1.6(d)) multiplied by the closing price of Purchaser Common Stock on the trading date immediately prior to the Effective Time plus (y) the Warrant Cash Value.

  Immediately following the close of trading on the trading date immediately prior to the Effective Time (or the business day immediately prior to the Effective Time, if later), Purchaser will calculate the Aggregate Share Value and provide such calculation to Ventures in writing.

    (3) The term "Average Closing Stock Price" shall mean the average of the closing prices of one share of Purchaser Common Stock for the 20 consecutive most recent days that Purchaser Common Stock has traded on the Nasdaq National Market ("NNM") ending on the third trading day preceding the Effective Time, as reported on the NNM; provided, however, that the Average Closing Stock Price shall not be greater than $42.86 (the "Upper Collar Limit") or less than $20.64 (the "Lower Collar Limit").

    (4) The term "Advance Escrow Amount" shall mean any and all amounts that are delivered to or for the benefit of Ventures at any time, or from time to time, pursuant to the escrow arrangements (the "Advance Escrow") established under Section 10.2(b) of that certain Asset Purchase Agreement dated as of May 7, 1998 among Advance Magazine Publishers Inc., Ventures, Wired Magazine Group, Inc., Wired Digital, Inc., Wired Books, Inc., Wired Television, Inc. and The Chase Manhattan Bank, as Escrow Agent, as amended (the "Advance Agreement"), less any portion of such amounts that is required to be delivered to Purchaser pursuant to Section 10.2 below.

    (5) The term "Cash Portion" shall mean the cash amount equal to (i) $95 million, (ii) plus Wired Cash at Closing, (iii) minus Wired Borrowings at Closing, (iv) minus Wired Adjusted Working Capital Shortfall at Closing,
  (v) minus the Closing Expense Adjustment Amount, (vi) minus the Aggregate Share Value.

    (6) The term "Common Share Value" shall mean $12,538,700.

    (7) The term "Closing Expense Adjustment Amount" shall mean any amounts in excess of $2.5 million paid or payable by Ventures at or prior to the Closing pursuant to Section 12.4

    (8) The term "Series A Share Value" shall mean 78.8% of the Residual Share Value (as hereinafter defined).

    (9) The term "Series B Share Value" shall mean $20.00 times the number of shares of Ventures Series B Preferred Stock (as hereinafter defined) outstanding immediately prior to the Effective Time.

    (10) The term "Series C Share Value" shall mean the sum of:

      (i) $5.71 times the number of shares of Ventures Series C Preferred Stock (as hereinafter defined) outstanding immediately prior to the Effective Time (the "Series C Liquidation Value");

      (ii) all Series C Accrued Dividends (as hereinafter defined);

      (iii) 26.903553% of the Series B Share Value (the "Series C/B Participation Value"); and

      (iv) 21.2% of the Residual Share Value (as hereinafter defined).

    (11) The term "Series C Accrued Dividends" shall mean the sum of (i) $1,718,829 and (ii) $5,085.85 times the number of calendar days in the period beginning January 1, 1998 and ending the day prior to the Closing Date.

    (12) The term "Residual Share Value" shall mean the Aggregate Share Value less the sum of (i) the Common Share Value, (ii) the Series B Share Value,
  (iii) the Series C Liquidation Value, (iv) the Series C Accrued Dividends and (v) the Series C/B Participation Value.

    (13) The term "Tax Refund Amount" shall mean the cash amount equal to the federal and state tax refunds actually received by Purchaser with respect to the Wired Companies' pre-Closing tax periods, including without limitation refunds generated by the carryback of losses of any of the Wired Companies following the Closing, less any fees and expenses incurred by Purchaser in connection with the receipt of such refunds by Purchaser; provided, however, that such net amount shall not exceed $5 million. Notwithstanding the foregoing, the $5 million amount shall be reduced by the tax effect on Purchaser or the Wired Companies of the disallowance of any deduction claimed by Ventures or the Wired Companies with respect to pre-Closing tax periods, but such amount shall not constitute a Loss for purposes of Article 11 of this Agreement to the extent of such reduction. The computation of refunds generated by the carryback of losses of any of the Wired Companies following the Closing shall include all refunds that would reasonably be available if Purchaser had prepared its post-Closing tax returns and made its tax elections in a manner so as to maximize the dollar value of such refunds, determined solely with regard to the operations of the acquired Wired Companies on a stand-alone basis.

    (14) "Wired Cash at Closing" shall mean all cash and cash equivalents of the Wired Companies as of the Closing (including any cash held by Ventures that represents the exercise price of stock options exercised for cash after the date hereof), as reflected on the Preliminary Closing Balance Sheet (as hereinafter defined), minus an amount of cash sufficient to fund Ventures' obligation to pay the amounts identified on Schedule 1.5 (the "Cash Exclusions"); provided, however, that for purposes of calculating Wired Cash at Closing, Ventures shall be deemed to hold an incremental amount of cash equal to the sum of (A) the Marketing Program Funding Amount described in Section 6.8, (B) any amounts paid by Ventures at or prior to the Closing pursuant to Section 12.4, and (C) the aggregate exercise price of all stock options presently held by or hereafter granted to employees of the Wired Companies (but not non-employees), as described in Schedule 2.3, and Warrants (as defined in Section 2.3) to the extent such stock options and Warrants are either held unexercised at the Closing Date or net-exercised between the date hereof and the Closing Date.

    (15) "Wired Borrowings at Closing" shall mean all indebtedness for borrowed money of the Wired Companies as of the Closing, as reflected on the Preliminary Closing Balance Sheet. Obligations under capitalized leases shall not constitute Wired Borrowings at Closing.

    (16) "Wired Adjusted Working Capital Shortfall at Closing" shall mean the absolute value of the difference between (i) $432,172 and (ii) the adjusted working capital (i.e., current assets less current liabilities) of the Wired Companies as of the Closing, as reflected on the Preliminary Closing Balance Sheet; provided, however, that, for the purpose of calculating Wired Adjusted Working Capital Shortfall at Closing only, Wired Cash at Closing (together with the offsetting Cash Exclusions) and Wired Borrowings at Closing shall be disregarded, and no amounts payable by Ventures pursuant to Section 12.4 at or prior to the Closing shall be deemed to be a current liability. Notwithstanding the foregoing, Wired Adjusted Working Capital Shortfall at Closing shall be zero if the adjusted working capital described in subparagraph (ii) above is $432,172 or greater.

    (17) The final result (but not interim results) of all calculations of fractions, ratios and percentages shall be rounded to six (6) decimal places.

  (c) Not later than ten (10) business days prior to the Closing, Ventures shall prepare in good faith and deliver to Purchaser an estimated consolidated balance sheet of Ventures and the other Wired Companies as of the Closing Date (the "Preliminary Closing Balance Sheet"). Except for the fact that it is based on estimates and the absence of footnotes, the Preliminary Closing Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") on a basis consistent with that used in the preparation of the Financial Statements (as hereinafter defined). Based on the Preliminary Closing Balance Sheet, Ventures shall calculate Wired Cash at Closing and Wired Adjusted Working Capital Shortfall at Closing, and Ventures shall calculate Wired Cash at Closing and Wired Adjusted Working Capital Shortfall at Closing, and Ventures shall deliver such calculations to Purchaser with the Preliminary Closing Balance Sheet. Within five (5) business days after such delivery, Purchaser shall concur in such Preliminary Closing Balance Sheet and calculations or deliver to Ventures is proposed alternatives thereto. If Ventures and Purchaser cannot agree within two (2) business days on the appropriate values for Wired Cash at Closing and Wired Adjusted Working Capital Shortfall at Closing, then Ventures and Purchaser shall submit their respective proposed values to Arthur Andersen LLP, who shall be asked to select, for each of such items, either Ventures' or Purchaser's proposed value as the more correct value in accordance with the standards set forth herein. If both values proposed by one of the parties are selected, the other party shall pay the fees and expenses of Arthur Andersen LLP; otherwise such fees and expenses shall be shared equally between the parties. The conditions to Closing set forth in Articles 7 and 8 shall be deemed not to have been met until after the determination of Wired Cash at Closing and Wired Adjusted Working Capital Shortfall at Closing.

  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Acquisition Sub, Ventures or any stockholder of Ventures or of Acquisition Sub all outstanding shares of capital stock of Ventures, calculated on a fully-diluted, fully-converted basis as though all convertible debt and equity securities and options (whether vested or unvested) and warrants had been converted or exercised immediately prior to the Effective Time, shall be converted into, or exchanged for, the Merger Consideration, which shall be allocated as follows:

  (a) Conversion of Shares.

    (1) Each share of Common Stock, $0.001 par value per share (the "Ventures Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.7)) will be canceled and extinguished and automatically converted into that fraction of a share of the Purchaser Common Stock equal to the Common Share Value divided by the product of (A) the total number of shares of Ventures Common Stock outstanding on a fully-diluted, fully-converted basis as though all convertible debt and equity securities (excluding Ventures Series A Preferred Stock, Ventures Series B Preferred Stock and Ventures Series C Preferred Stock) and options (whether vested or unvested) and warrants (other than the Warrants) that are convertible into or exercisable for Ventures Common Stock had been converted into or exercised for Ventures Common Stock immediately prior to the Effective Time (the "Fully-diluted Common Shares Outstanding") and (B) the Average Closing Stock Price.

    (2) Each share of Series A Preferred Stock, $0.001 par value per share (the "Ventures Series A Preferred Stock"), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into (the "Series A Per Share Amount"):

      (i) that fraction of a share of Purchaser Common Stock equal to the quotient obtained by dividing (A) the sum of the Series A Share Value and the aggregate exercise price of all Warrants outstanding immediately prior to the Effective Time by (B) the product of (1) the total number of shares of Ventures Series A Preferred Stock outstanding on a fully-diluted, fully-converted basis as though all convertible debt and warrants which are convertible into or exercisable for Ventures Series A Preferred Stock had been converted into or exercised for Ventures Series A Preferred Stock immediately prior to the Effective Time (the "Fully-diluted Series A Shares Outstanding") and
    (2) the Average Closing Stock Price;

      (ii) the right to receive that fraction of the Advance Escrow Amount equal to 0.788 divided by the number of Fully-diluted Series A Shares Outstanding;

      (iii) the right to receive that fraction of the Cash Portion equal to
    0.788 divided by the number of Fully-diluted Series A Shares
    Outstanding; and

      (iv) the right to receive that fraction of the Tax Refund Amount equal to 0.788 divided by the number of Fully-diluted Series A Shares Outstanding.

    (3) Each Warrant issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and, with the consent of the holder thereof, converted into the right to receive cash and stock in amounts equal to the difference between (i) the product of the Series A Per Share Amount and the number of shares of Ventures Series A Preferred Stock issuable upon full cash exercise of such Warrant and (ii) the aggregate cash exercise price of such Warrant.

    (4) Each share of Series B Preferred Stock, $0.001 par value per share (the "Ventures Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into that fraction of a share of Purchaser Common Stock equal to the Series B Share Value divided by the product of (A) the total number of shares of Ventures Series B Preferred Stock outstanding on a fully-diluted, fully-converted basis as though all convertible debt and warrants which are convertible into or exercisable for Ventures Series B Preferred Stock has been converted into or exercised for Ventures Series B Preferred Stock immediately prior to the Effective Time and (B) the Average Closing Stock Price.

    (5) Each share of Series C Preferred Stock, $0.001 par value per share (the "Ventures Series C Preferred Stock"), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into:

      (i) that fraction of a share of Purchaser Common Stock equal to the Series C Share Value divided by the product of (A) the total number of shares of Ventures Series C Preferred Stock outstanding on a fully-diluted, fully-converted basis as though all convertible debt and warrants which are convertible into or exercisable for Ventures Series C Preferred Stock had been converted into or exercised for Ventures Series C Preferred Stock immediately prior to the Effective Time (the "Fully-diluted Series C Shares Outstanding") and (B) the Average Closing Stock Price;

      (ii) the right to receive that fraction of the Advance Escrow Amount equal to 0.212 divided by the number of Fully-diluted Series C Shares Outstanding;

      (iii) the right to receive that fraction of the Cash Portion equal to
    0.212 divided by the number of Fully-diluted Series C Shares
    Outstanding; and

      (iv) the right to receive that fraction of the Tax Refund Amount equal to 0.212 divided by the number of Fully-diluted Series C Shares Outstanding.


  (b) Stock Options and Warrants. At the Effective Time, all Options (as defined in Section 2.3) will be assumed by Purchaser in accordance with Section 5.5.

  (c) Capital Stock of Acquisition Sub. Each share of Common Stock, $0.01 par value per share, of Acquisition Sub (the "Acquisition Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. At and after the Effective Time, each certificate evidencing ownership of shares of Acquisition Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

  (d) Escrow. At the Closing, on behalf of the holders of the outstanding Ventures Capital Stock, Options and Warrants and pursuant to Article 11, Purchaser shall deposit with State Street Bank and Trust Company (the "Escrow Agent"): (1) that number of shares of Purchaser Common Stock representing 10% of the total number of shares of Purchaser Common Stock issuable pursuant to
Section 1.6(a), less 10% of that number of shares obtained by dividing the amount of Wired Cash at Closing (less the amount of Cash Portion increase, if any, specified by Purchaser pursuant to proviso (x) of Section 1.5(b)(2)) by the Average Closing Stock Price; and (2) instruments or other documentation representing Options to purchase 10% of the shares of Purchaser Common Stock issuable upon the exercise thereof (collectively, the "Escrow Shares"). The portion of the Escrow Shares deemed to have been contributed on behalf of each holder Ventures Capital Stock or Options shall be determined as follows:

    (1) Each of the holders of Ventures Common Stock (including holders of Options and Warrants to purchase Ventures Common Stock) shall be deemed to have contributed 10% of the aggregate number of shares of Purchaser Common Stock (including Purchaser Common Stock issuable upon exercise of such Options) to which each such holder is entitled under Sections 1.6(a) and 5.5.

    (2) Of the balance of the Escrow Shares:

      (i) 78.8% shall be deemed to have been contributed on behalf of the holders of Ventures Series A Preferred Stock (including holders of Options and Warrants to purchase Ventures Series A Preferred Stock) in proportion to the aggregate number of shares of Purchaser Common Stock (including Purchaser Common Stock issuable upon exercise of such Options and Warrants) to which each such holder is entitled under Sections 1.6(a) and 5.5; and

      (ii) 21.2% shall be deemed to have been contributed on behalf of the holders of Ventures Series C Preferred Stock (including holders of Options and Warrants to purchase Ventures Series C Preferred Stock) in proportion to the aggregate number of shares of Purchaser Common Stock (including Purchaser Common Stock issuable upon exercise of such Options and Warrants) to which each such holder is entitled under Sections 1.6(a) and 5.5.

  (e) Fractional Shares. No fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Ventures Common Stock, Ventures Series A Preferred Stock, Ventures Series B Preferred Stock or Ventures Series C Preferred Stock (collectively, the "Ventures Capital Stock") or Warrants (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall receive from Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (1) such fraction and (2) the Average Closing Stock Price.

  (f) Adjustments to Exchange Ratios. If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Ventures Capital Stock (or any class or series thereof) are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the exchange ratios for the Ventures Capital Stock set forth in Section 1.6(a)(1) through (4) above and, in the case of changes in the Purchaser Common Stock, the Upper Collar Limit and the Lower Collar Limit shall be appropriately adjusted. With respect to the Escrow Shares, if, between the Effective Time and the date of termination of the Escrow Fund, the outstanding shares of Purchaser Common Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the number and type of Escrow Shares shall be appropriately adjusted.

  1.7 Dissenting Shares.

  (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Ventures Capital Stock who (1) has the right under applicable law to demand dissenter's or appraisal rights for such shares, (2) has demanded and perfected such rights under applicable law and (3) as of the Effective Time, has not effectively withdrawn or lost such rights ("Dissenting Shares"), shall not be converted into Purchaser Common Stock pursuant to
Section 1.6(a), but the holder thereof shall only be entitled to such rights as are granted by applicable law.

  (b) Notwithstanding the foregoing, if any holder of shares of Ventures Capital Stock who has the right under applicable law to demand and who does demand appraisal of such shares under applicable law shall effectively withdraw or lost (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only Purchaser Common Stock in accordance with Section 1.6(a).

  (c) Ventures shall give Purchaser (1) prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served on Ventures pursuant to applicable law and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under applicable law. Ventures will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Purchaser, settle or offer to settle any such demands. It is understood and agreed that the obligation to make any payment under applicable law shall be exclusively that of the surviving corporation and that Purchaser (i) shall be under no obligation to perform and discharge any such obligation or to reimburse or make any contribution to the capital of the surviving corporation to enable it to perform or discharge any such obligation, and (ii) shall have no recourse pursuant to Article 11 of this Agreement or otherwise against the Wired Companies or their affiliates or stockholders with respect to any such demands or obligation.

  1.8 Exchange of Certificates.

  (a) Boston EquiServe, Purchaser's transfer agent, shall serve as an exchange agent in the Merger (the "Exchange Agent").

  (b) At the Effective Time, Purchaser shall (1) authorize the Exchange Agent to make available in accordance with this Article 1 the shares of Purchaser Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Ventures Capital Stock and (2) deliver to the Exchange Agent cash in the amount of the Cash Portion plus cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e).

  (c) No later than three (3) business days prior to the mailing date of the notice of meeting of stockholders (or written consent of stockholders in lieu of meeting), Purchaser shall provide Ventures with copies of the following materials: (1) a letter of transmittal in customary form and (2) instructions for use in effecting the surrender of Ventures certificates and (3) any other documents required to be signed by a holder of a certificate or certificates (the "Ventures Certificates") that immediately prior to the Effective Time represented outstanding shares of Ventures Capital Stock or warrants that were converted into shares of Purchaser Common Stock pursuant to Section 1.6(a) and cash in lieu of any fractional shares pursuant to Section 1.6(e) in order to surrender such Ventures Certificates in exchange for certificates representing the Purchaser Common Stock and portion of the Cash Portion pursuant to Section 1.6(a) and cash in lieu of any fractional shares pursuant to Section 1.6(e). Holders of Ventures Certificates who complete and validly execute and submit such documents in accordance with the instructions thereto, together with such Ventures Certificates (or affidavit of loss and indemnity in accordance with Section 1.8(e) below), to Purchaser at the Closing shall be deemed to have effected a surrender of such Ventures Certificates to the Exchange Agent for cancellation in accordance with the requirements of Section 1.8(d) below. Promptly after the Effective Time, but in no event later than ten (10) business days thereafter, Purchaser shall cause the Exchange Agent to mail to each such holder who has surrendered Ventures Certificates at the Closing (i) certificates evidencing the number of full shares of Purchaser Common Stock and portion of the Cash Portion into which the shares of Ventures Capital Stock represented by the Ventures Certificates so surrendered by such holder were converted pursuant to Section 1.6(a) and (ii) cash in lieu of any fractional shares in accordance with Section 1.6(e).

  (d) Promptly after the Effective Time, but in no event later than ten (10) business days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of Ventures Certificates that did not surrender such Certificate pursuant to Section 1.8(c), the following materials: (1) a letter of transmittal in customary form and (2) instructions for use in effecting the surrender of the Ventures Certificates in exchange for certificates representing the Purchaser Common Stock and portion of the Cash Portion pursuant to Section 1.6(a) and cash in lieu of any fractional shares pursuant to Section 1.6(e). Upon surrender of Ventures Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Ventures Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Purchaser Common Stock and portion of the Cash Portion into which their shares of Ventures Capital Stock were converted at the Effective Time and payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.6(e). Until so surrendered, outstanding Ventures Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Purchaser Common Stock and portion of the Cash Portion into which the shares of Ventures Capital Stock represented thereby were so converted and the right to receive an amount in cash in lieu of any fractional shares in accordance with Section 1.6(e).

  (e) In the event any Ventures Certificates have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Ventures Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably acceptable to Purchaser, certificates representing the shares of Purchaser Common Stock and portion of the Cash Portion into which the shares of Ventures Capital Stock represented by such Ventures Certificates were converted pursuant to Section 1.6(a) and any cash for fractional shares pursuant to Section 1.6(e). Purchaser may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Ventures Certificate to provide to Purchaser an indemnity agreement, reasonable in form and substance, against any claim that may be made against Purchaser with respect to the Ventures Certificate alleged to have been lost, stolen or destroyed.

  1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  1.10 Accounting Consequences. For financial reporting purposes, the Merger is intended to be accounted for as a purchase.

  1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Purchaser to necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and Ventures, the officers and directors of the Surviving Corporation and Purchaser shall be fully authorized (in the name of Acquisition Sub, in the name of Ventures and otherwise) to take such action.

                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF VENTURES

  Except as set forth in the Disclosure Schedule attached hereto (the "Disclosure Schedule"), of which the Schedules referred to below are a part, and in the documents and other materials identified in the Disclosure Schedule, the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement, Ventures represents and warrants to Purchaser as follows:

  2.1 Organization, Standing, Etc. of the Wired Companies; Corporate Authorization; Enforceability.


  (a) Each of the Wired Companies (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and to operate its properties. Each of the Wired Companies is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary and in which the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of the Wired Companies, taken as a whole (a "Material Adverse Effect on Wired"). With respect to each of the Wired Companies, the jurisdiction in which it is organized and qualified to do business is listed in
Schedule 2.1.

  (b) Ventures has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Ventures pursuant to this Agreement have been duly authorized by all necessary corporate and other action on the part of Ventures. This Agreement and all other documents and instruments executed or to be executed by Ventures pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Ventures.

  (c) This Agreement and all other agreements executed or to be executed by Ventures pursuant to this Agreement constitute, or will constitute, the valid and legally binding obligations of Ventures, enforceable in accordance with their respective terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

  2.2 Wired Companies; Title to Wired Companies' Shares, Etc. Schedule 2.2 contains a list of each corporation or other entity of which Ventures owns, directly or indirectly, 50% or more of the outstanding equity interests (collectively with Ventures, the "Wired Companies") and the capitalization and ownership thereof. Except as set forth in Schedule 2.2, each of the equity interests in the Wired Companies owned by Ventures is free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option, equity or right to purchase of any kind except for restrictions on transfer imposed by applicable securities laws. Except as set forth in Schedule 2.2, the Wired Companies do no own any shares of capital stock or other securities of, or have an ownership interest in, any corporation, partnership, association or other entity.

  2.3 Capitalization of Ventures. The authorized capital stock of Ventures consists of: (a) 30,000,000 shares of Preferred Stock, par value $0.001 per share, of which 15,300,000 shares have been designated Series A Preferred Stock, 700,000 shares have been designated Series B Preferred Stock, 3,800,000 shares have been designated Series C Preferred Stock and 50,000 shares have been designated Series D Preferred Stock; and (b) 45,000,000 shares of Common Stock. As of the date of this Agreement, the shares of Ventures Capital Stock that are issued and outstanding consist of 15,199,794 shares of Ventures Series A Preferred Stock, 625,000 shares of Ventures Series B Preferred Stock, 3,762,760 shares of Ventures Series C Preferred Stock, no shares of Ventures Series D Preferred Stock and 96,223 shares of Ventures Common Stock. All of the issued and outstanding shares of Ventures Capital Stock are owned of record by the persons set forth on Schedule 2.3. Each issued and outstanding share of Ventures Capital Stock has been duly authorized and validly issued and is fully paid and nonassessable. Except for warrants to purchase an aggregate of 50,000 shares of Ventures Series A Preferred Stock (the "Warrants") and options to purchase an aggregate of 2,297,430 shares of Ventures Common Stock (the "Options"), and except as set forth on Schedule 2.3, no subscriptions, options, warrants, calls or rights of any kind, directly or indirectly to purchase or otherwise acquire any shares of capital stock of any of the Wired Companies, and no securities directly or indirectly convertible into or exchangeable for any shares of capital stock of any of the Wired Companies are outstanding. The Options are held by present or former directors, officers and employees of and consultants to the Wired Companies, in the amounts and with the exercise prices and vesting schedules set forth on Schedule 2.3.

  2.4 Certificate of Incorporation and Bylaws. Copies of the certificate of incorporation and bylaws or other organizational documents of each of the Wired Companies have been made available to Purchaser, and each such copy is true, correct and complete.

  2.5 Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Ventures pursuant to this Agreement, and the consummation of the transactions contemplated hereby, will not (A) conflict with or result in any violation of or default under any provision of the charter or bylaws of any of the Wired Companies, (B) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under any note, bond security agreement, mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise or license, or give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any agreement or other instrument or obligation to which any of the Wired

Companies is a party, or by which any of the Wired Companies or any of their properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of any of the Wired Companies pursuant to the terms of any such instrument or obligation, the result of which (either individually or in the aggregate) would have a Material Adverse Effect on Wired, or (C) violate or conflict with any law, judgment, order, decree, statute, law, ordinance, rule or regulation, writ injunction, decree or other instrument of any Federal, state, local or foreign court or governmental or regulatory body, agency or authority applicable to any of the Wired Companies or by which any of their properties or assets may be bound, the result of which (either individually or in the aggregate) would have a Material Adverse Effect on Wired. Ventures has complied with all of its obligations under Section 1.5 of the Advance Agreement and Advance Magazine Publishers Inc. ("AMP") has waived any rights under
Section 1.5 to purchase Ventures or Wired Digital, Inc.

  2.5 Governmental Authorizations and Consents. Except as set forth on Schedule 2.6, no material consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority, agency, bureau or commission, or any third party, are required to be obtained or made by any of the Wired Companies in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the Merger, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the approval of Ventures' stockholders in accordance with applicable law, (c) filing the Certificate of Merger under the DGCL and (d) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Wired.

  2.7 No Violations. None of the Wired Companies is in violation of any term of its certificate of incorporation or bylaws or other charter documents or any note, bond, security agreement, mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or of any judgment, decree or order which names such entity, or of any term of any other instrument, contract or agreement, which violation either individually or when aggregated with all other such violations, would have a Material Adverse Effect on Wired. None of the Wired Companies is in violation of any law, ordinance, rule or governmental regulation applicable to it or any of its properties or of any judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, which violation either individually or when aggregated with all other such violations would have a Material Adverse Effect on Wired.

  2.8 Financial Statements. Ventures has delivered to Purchaser (a) the consolidated balance sheets of Ventures as of December 31, 1997, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, accompanied in each case by the opinion thereon of KPMG Peat Marwick LLP, independent public accountants, and (b) the unaudited consolidated balance sheet of Ventures (the "Unaudited Balance Sheet") as of August 31, 1998 (the "Balance Sheet Date") and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the eight months then ended (such financial statements, including the notes thereto, hereinafter being referred to as the "Financial Statements"). The Financial Statements are attached hereto as Schedule 2.8. All of the Financial Statements have been prepared from the books and records of Ventures and have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of Ventures as of the dates thereof and the consolidated results of its operations for the periods then ended, except that the unaudited financial statements were prepared on an interim basis, are subject to normal year-end adjustments and do not contain all the footnote disclosures required by GAAP consistently applied. None of the Wired Companies has any debts, obligations, guaranties of the obligations of others or liabilities of the type required to be disclosed in a balance sheet prepared in accordance with GAAP or the notes thereto, except for (a) debts, obligations, guaranties and liabilities reflected or reserved against in the Unaudited Balance Sheet, (b) debts, obligations, guaranties and liabilities referred to in this Agreement or any of the Schedules hereto or in any of the documents or other materials identified in the Schedules hereto (excluding obligations or liabilities arising from the breach or violation of the documents or other materials identified in the Schedules, unless such obligations or liabilities are specifically identified in the Schedules), (c) debts, obligations, guaranties and liabilities incurred or entered into in the ordinary course of business after the Balance Sheet Date, and (d) debts, obligations and liabilities directly or indirectly relating to this Agreement and the other agreements and instruments being executed and delivered in connection herewith and the transactions referred to herein and therein (including obligations to pay legal, accounting and investment banker fees and other amounts in connection therewith).

  2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 and except for (a) any transfers, borrowings, dividends or guaranties between the Wired Companies that were made, paid or incurred in the ordinary course of business, (b) transactions and other matters contemplated by this Agreement and any changes, indebtedness, agreements, encumbrances, damages, liabilities or obligations arising therefrom or relating thereto, and (c) matters disclosed in the Financial Statements, since the Balance Sheet Date, none of the Wired Companies has:

    (a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock;

    (b) issued or sold any shares of its capital stock of any class or any subscriptions, options, warrants, calls or other rights to purchase directly or indirectly any such shares or any securities directly or indirectly convertible into or exchangeable for such shares (except for sales of Ventures Capital Stock upon exercise of Warrants and Options or conversion of convertible securities outstanding on the Balance Sheet
  Date);

    (c) incurred any indebtedness for money borrowed by any of the Wired Companies or issued or sold any debt securities;

    (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible;

    (e) acquired or disposed of any material assets or properties except in the ordinary course of business and consistent with past practice, or canceled or compromised any debts or knowingly waived any claims or rights of a material nature;

    (f) granted to any officer, director or employee any increase in compensation, except in the ordinary course of its current personnel policies consistent with past practice or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Benefit Plan (as that term is hereinafter defined);

    (g) suffered any damage, destruction or loss (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on Wired;

    (h) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except for fair equivalent value or in the ordinary course of business and consistent with past practice;

    (i) experienced any Material Adverse Effect on Wired;

    (j) made any change in any accounting principle or practice or in its methods of applying any such principle or practice; or

    (k) entered into any agreement to do any of the foregoing.

  2.10 Title to Assets. Except as set forth in Schedule 2.10, each of the Wired Companies has good title to all personal property, tangible or intangible, which it purports to own, including the tangible assets reflected on the Unaudited Balance Sheet, other than (a) assets disposed of after the Balance Sheet Date in the ordinary course of business, and (b) other assets disposed of after the Balance Sheet Date and referred to in the Financial Statements. Except as set forth in Schedule 2.10, all personal property, tangible or intangible, owned by the Wired Companies is owned free and clear of all liens, mortgages, pledges, charges, security interests or encumbrances except for (a) liens for current taxes not yet due and payable, and (b) purchase money security interest and common law liens, in each case for goods purchased in the ordinary course of business, and (c) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent and do not materially detract from the value, or materially interfere with the use of, the property subject thereto or affected thereby. None of the Wired Companies owns any real property or any interest in real property, except for the leasehold interests created under the leases referred to in Schedule 2.15 hereto.

  2.11 Intellectual Property.

    (a) Except as set forth on Schedule 2.11(a), the Wired Companies own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and Internet domain names, and any applications therefor, technology, know-how, computer software programs and applications, and tangible and intangible proprietary information or material that are used in the business of the Wired Companies as currently conducted in all material respects (the "Intellectual Property Rights"), free and clear of all liens, claims and encumbrances. The Intellectual Property Rights are sufficient to carry on the business of the Wired Companies as presently conducted in all material respects.

    (b) Schedule 2.11(b) sets forth a list of patents, registered and material unregistered trademarks, trade names and service marks, Internet domain names, and any pending applications therefor, included in the Intellectual Property Rights and specifies, where applicable, the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

    (c) The present business activities or products of the Wired Companies do not infringe any intellectual property rights of others, except where such infringement would not have a Material Adverse Effect on Wired. Except as set forth on Schedule 2.11, no material claims with respect to the Intellectual Property Rights have been asserted and are pending against any of the Wired Companies as of the date of this Agreement (1) to the effect that the sale, licensing or use of any of the products of any of the Wired Companies infringes any other party's valid copyright, trademark, service mark, trade secret or other intellectual property right, (2) against the use by any of the Wired Companies of any material trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs or applications used in the Wired Companies' business as currently conducted, or (3) challenging the ownership by any of the Wired Companies, of any of the Intellectual Property Rights owned by the Wired Companies.

    (d) The Wired Companies have the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its products or their business as presently conducted where the absence of such right would have a Material Adverse Effect on Wired. The Wired Companies have taken commercially reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information. All employees and consultants of the Wired Companies involved in the design, review, evaluation or development of proprietary products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements substantially in the form provided to Purchaser or otherwise sufficient to give the Wired Companies the legal right to protect the confidentiality of the Wired Companies' trade secrets and other confidential information and to assign the interests of such employees or consultants in Intellectual Property Rights to the Wired Companies.

  2.12 Benefit Plans.

  (a) Except as set forth on Schedule 2.12, none of the Wired Companies maintains, is a party to, contributes to or is obligated to contribute to, or has liability or contingent liability for, any of the following (whether or not set forth in a written document):

    (1) Any employee benefit plan, employee pension benefit plan, employee welfare benefit plan, or multiemployer plan, all as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regardless of whether or not a plan is exempt from some or all of the otherwise applicable requirements of ERISA; or

    (2) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, debenture, supplemental pension, profit sharing, royalty pool, severance or termination pay, loan guarantee, relocation assistance, employee loan or other extensions of credit, or other similar plan, program, agreement, policy, commitment, arrangement or benefit currently in effect which is applicable to any present or former employee or his or her survivors (whether or not published or generally known).

  (b) As to each plan, program, agreement, policy, commitment, arrangement or benefit listed on Schedule 2.12 (each, a "Benefit Plan"), Ventures has furnished to Purchaser complete, accurate and current copies of the text (including amendments) of the Benefit Plan if previously reduced to writing or has provided in Schedule 2.12 a description of all material elements of the Benefit Plan if not previously reduced to writing. With respect to each employee benefit plan (as defined in section 3(3) of ERISA) listed on Schedule 2.12, Ventures has made available to Purchaser the following:

    (1) Where applicable, the most recent summary plan description, as described in section 102 of ERISA;

    (2) Any summary of material modifications which has been distributed to participants or filed with the U.S. Department of Labor but which has not been incorporated in an updated summary plan description furnished under paragraph (1) above;

    (3) The annual reports, as described in section 103 of ERISA, for the most recent three plan years for which an annual report has been prepared (including any schedules), and any financial statements and opinions required by Section 103(a)(3) of ERISA;

    (4) Where applicable, the actuarial reports for the most recent three reporting periods for which such a report has been prepared;

    (5) Any trust agreement, investment management agreement, contract with an insurance company or service provider, administration agreement or other contract, agreement or insurance policy; and

    (6) Where applicable, the most recent determination letter issued by the Internal Revenue Service ("IRS").

  (c) With respect to each Benefit Plan:

    (1) All of the currently applicable requirements of ERISA and regulations thereunder have been fully and timely complied with in all material respects and each Benefit Plan has been administered in material respects in accordance with its terms;

    (2) There is no act or omission of any of the Wired Companies, or any other person or entity, which would constitute a material violation of or material prohibited act (for which an exemption is not available) under any applicable section of ERISA or the Code, or regulations under either, and no amendment to such Benefit Plan is precluded by any waiver, extension or prior amendment described in Section 412(f)(1) of the Code;

    (3) All contributions, premiums or other payments due from any of the Wired Companies to (or under) a Benefit Plan for all periods prior to the date of this Agreement have been fully paid or adequately provided for on the books of the Wired Companies and all accruals have been made in accordance with generally accepted accounting principles;

    (4) The provisions of each Benefit Plan intended to meet the requirements of Section 401(a) of the Code meet such requirements; a favorable determination letter covering the provisions of the Tax Reform Act of 1986 has been issued by the Internal Revenue Service (the "IRS") with respect to each plan and trust; and nothing has occurred since the date of such determination letter that would adversely affect the qualification of such plan;

    (5) None of the Benefit Plans nor any fiduciary thereof has been the subject of an order or investigation or examination by a governmental agency and there are no matters pending before the IRS, the Department of Labor, or any other governmental agency pertaining to these Benefit Plans.

  (d) The Wired Companies have not maintained or contributed to or in any way directly or indirectly have any liability (whether contingent or otherwise) with respect to any Benefit Plan subject to Title IV of ERISA; except as indicated on Schedule 2.12, the Wired Companies have no obligation to provide medical or other benefits to employees or former employees of the Wired Companies or their survivors, dependents and beneficiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or applicable state medical benefits continuation statues.

  (e) Schedule 2.12(e) sets forth the names of all current employees of the Wired Companies (the "Employees") and such Employee's job title, such Employee's current salary, the amount of any bonuses or other compensation paid since January 1, 1998 to such Employee, the date of employment of such Employee and the accrued vacation time of such Employee. Except as set forth in Schedule 2.12(e), there are no outstanding loans from any Wired Company to any officer, director, employee or consultant of any Wired Company.

  (f) None of the Benefit Plans is a "multiple employer welfare plan" (as defined in Section 3(40) of ERISA), or an employee benefit pension plan maintained by more than one employer (as described in Section 413(c) of the Code).

  (g) With respect to any Benefit Plan that is an employee welfare benefit plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to Ventures or the Surviving Corporation on or at any time after the Closing Date Time.

  (h) Except as set forth in Schedule 2.12(h), no employee of Ventures will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement, except to the extent required by operation of law in the event of a termination or partial termination of the Benefit Plan.

  (i) Except as set forth in Schedule 2.12(i), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of Ventures or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Except as set forth in Schedule 2.12(i), no such person is entitled to receive any additional payment from Ventures, the Surviving Corporation or any other person in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

  (j) No person is entitled to receive a bonus or other compensation pursuant to the Wired Ventures, Inc. Employee Transaction Bonus Plan as a result of the consummation of the transactions contemplated by this Agreement.

  2.13 Litigation. Schedule 2.13 sets forth, as of the date hereof, each action, suit, proceeding or governmental investigation pending against any of the Wired Companies or their respective properties, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since the Balance Sheet Date and each action, suit, proceeding or governmental investigation known to Ventures as of the date hereof that is overtly threatened against any of the Wired Companies or other respective properties. Except as disclosed in Schedule 2.13, there are no actions, suits, proceedings or governmental investigations pending against any of the Wired Companies or their respective properties, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since the Balance Sheet Date, that have had or would reasonably be expected to have a Material Adverse Effect on Wired and, to Ventures' knowledge, no action, suit, proceeding or governmental investigation that would reasonably be expected to have a Material Adverse Effect on Wired is overtly threatened against any of the Wired Companies or their respective properties. None of the Wired Companies is subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Wired. There are no threatened strikes or work stoppages by the employees of any of the Wired Companies and, to Ventures' knowledge, there are no pending union organizing efforts with respect to such employees. No action, suit, proceeding or governmental investigation is pending or, to Ventures' knowledge, overtly threatened against any of the Wired Companies that seeks to question, delay or prevent the consummation of the transactions contemplated hereby. Ventures has not received any Officer's Certificate (as such term is defined in Section 10.2(d) of the Advance Agreement).

  2.14 Taxes. Except as set forth in Schedule 2.14, with respect to Taxes (as defined below):

    (a) Each of the Wired Companies has filed or will file or cause to be filed (or extensions of the time for filing have been or will be duly filed), within the time prescribed by law, all returns, reports and other filings ("Returns") required to be filed under federal, state, local or any foreign laws by such company for all taxable periods ending on or prior to the Closing Date and such Returns have been, or will be when filed prior to the Closing Date, accurately and completely prepared in all material respects in compliance with all laws, rules and regulations;

    (b) Each of the Wired Companies has, within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are shown on Returns filed prior to the Closing to be due on or before the Closing Date;

    (c) Since the Balance Sheet Date, Ventures has established (and until the Closing Ventures will continue to maintain) on its books and records reserves that are adequate under GAAP for the payment of all Taxes not yet due and payable; at the Closing, such reserves as adjusted in accordance with past practice will be sufficient for the then unpaid Taxes of the Wired Companies attributable to periods prior to or ending on the Closing Date;

    (d) Ventures has not filed (and will not file prior to the Closing Date) any consent agreement under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) or agreed to have
  Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign law) apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of the Wired Companies;

    (e) No deficiency or adjustment for any Taxes has been proposed or asserted in writing, or assessed against any of the Wired Companies and no federal, state or local audits or other administrative proceedings or your proceedings are presently pending with regard to any Taxes, there are no matters under discussion with any governmental authority regarding claims for the assessment or collection of Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of ) any of the Wired Companies nor are any requests for such waiver or consent pending;

    (f) Ventures has not elected to be treated as an S Corporation pursuant to Section 1362(a) of the Code;

    (g) None of the Wired Companies is, or has at any time been a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code;

    (h) There is no agreement, plan or arrangement covering any employee or independent contractor or former employee or independent contractor of the Wired Companies that, considered individually or considered collectively with any other such agreement, plan or arrangement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code;

    (i) None of the Wired Companies is or has ever been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and none of them has any liability for Taxes of any person (other than such Wired Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law);

    (j) Each of the Wired Companies has withheld amounts from its employees and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws; and

    (k) For purposes of this Agreement, "Taxes" in the plural and "Tax" in the singular shall refer to all or any taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, value added, unitary, sales, use, ad valorem, transfer, franchise, profits, license, withholding, social security, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever, including the recapture of any tax items, (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by any of the Wired Companies.

  2.15 Contracts. Ventures has made available to Purchaser a copy or description of any outstanding written or oral (a) contract or arrangement for the employment of any person by any of the Wired Companies providing for cash compensation equal to or greater than $100,000 per annum, (b) collective bargaining agreement to which any of the Wired Companies is a party, (c) mortgage, indenture, credit facility, note or installment obligation or other instrument or contract for or relating to any borrowing of an amount in excess of $50,000 by any of the Wired Companies (other than intercompany borrowings between the Wired Companies), (d) guaranty of any loan obligation in excess of $50,000 by any of the Wired Companies (excluding any endorsement made in the ordinary course of business for collection), (e) agreement between any of the Wired Companies and any holder of 5% or more of the outstanding Ventures Capital Stock or any officer or director of any Wired Company, (f) lease or real or personal property under which any of the Wired Companies is lessor, except equipment leases entered into in the ordinary course of business, (g) lease of real property under which any of the Wired Companies is lessee involving annual rentals in excess of $50,000, (h) lease of personal property under which any of the Wired Companies is lessee and under which any such entity is obligated to make annual aggregate payments of more than $50,000, (i) agreement for the purchase by any of the Wired Companies of equipment involving outstanding commitments in excess of $50,000, (j) agreement materially limiting the freedom of any of the Wired Companies to compete in any line of business, with any person or other entity or in any geographical area, (k) other agreement, contract or obligation of any of the Wired Companies calling for or involving the payment by or to any Wired Company, potential payment by or to any Wired Company or accrued obligation by such company, form the date hereof through the earliest date such agreement, contract or obligation can be terminated unilaterally without material penalty by such company, of an amount in excess of $100,000, (1) any contract, arrangement or understanding not otherwise identified on the Disclosure Schedule and relating to the acquisition, issuance or transfer of any securities, (m) any material contract, arrangement or understanding having more than one year remaining on its term and relating to the acquisition, transfer, distribution, use, development, sharing or license of any Intellectual Property Rights, and (n) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (a) through (m) of this subsection 2.15. A list or description of each of the items described in the previous sentence ("Material Contracts") is set forth on Schedule 2.15. Except as disclosed in
Schedule 2.15, all of the Material Contracts are in full force and effect and, as to each Material Contract, there does not exist thereunder any material breach on the part of any of the Wired Companies, nor (to the best knowledge of the Wired Companies) is any other party in material breach of any Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated hereunder, which (after notice, passage of time, or both) would constitute a material breach thereunder on the part of any of the Wired Companies.

  2.16 Insurance. Schedule 2.16 contains a list of all material insurance policies maintained by or on behalf of or covering any of the Wired Companies (the "Policies"), together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. Ventures has made available to Purchaser copies of all current declaration sheets relating to the Policies. Except as noted on Schedule 2.16, as of the date hereof, the Policies are in full force and effect, no notices of cancellation or nonrenewal have been received by any of the Wired Companies with respect thereto, and all premiums due thereon have been paid.

  (a) To Ventures' knowledge, during the period of time that the Wired Companies have leased or owned their respective properties, none of the Wired Companies used, generated, manufactured, installed, released, discharged, stored or disposed of any "Hazardous Materials," as defined below, on, under, in or about the site of such properties. The term "Hazardous Materials" shall mean any substance, material or waste which is regulated by any local government authority, the State of California, or the United States Government, including, without limitation, any material or substance that is (1) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of California or any other applicable law, (2) petroleum, (3) asbestos, (4) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq. (33 U.S.C. (S) 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. (S) 1317), (5) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq. (42 U.S.C. (S) 6903), or (6) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq. (42 U.S.C. (S) 9601).

  (b) The conduct of the Wired Companies' business complies in all material respects with all applicable Federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the city and county in which their business is located, the Environmental Protection Agency and all other applicable Federal, state, regional and local agencies and bureaus.

  (c) To Ventures' knowledge, none of the Wired Companies (1) has ever sent a Hazardous Material to a site that, pursuant to any applicable Federal, state or local law, ordinance and regulation pertaining to environmental matters, (A) has been placed on the "National Priorities List" of hazardous waste sites, the "CERCLIS" list, or any similar state list, or (B) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action, as defined in any applicable Federal, state or local law, ordinance and regulation pertaining to environmental matters, or to pay for the costs of cleaning up the site, (2) is not in compliance in all material respects with all applicable Federal, state or local laws, ordinances and regulations pertaining to environmental matters in all of its activities and operations,
(3) is involved in any suit or proceeding or has received any notice or request for information from any governmental agency or authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any applicable Federal, state or local law, ordinance and regulation pertaining to environmental matters, or has received notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material, or (4) has failed to timely file any report required to be filed, failed to acquire all necessary certificates, approvals and permits or failed to generate and maintain all required data, documentation and records under all applicable Federal, state or local laws, ordinances and regulations pertaining to environmental matter.

  2.18 Brokers. No agent, broker, person or firm acting on behalf of Ventures or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from and person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for Lazard Freres LLC, whose fees and expenses will be paid as provided in Section 12.4. A copy of the Lazard Freres LLC, engagement letter setting forth such fees and expenses has been made available to Purchaser.

  2.19 Statements; Proxy Statement/Prospectus. The information supplied by Ventures for inclusion in the Form S-4 Registration Statement (as defined in Section 3.7) shall not, at the time the Form S-4 Registration Statement becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Ventures for inclusion in the proxy statement/prospectus or information statement/prospectus to be sent to stockholders of Ventures in connection with a meeting of Ventures' stockholders (or, alternatively, the solicitation of written consents in lieu of a meeting) to approve and adopt this Agreement and approve the Merger (such proxy statement/prospectus or information statement/prospectus as amended or supplemented being referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Ventures stockholders or at the time of the meeting of stockholders (or, alternatively, on the date the necessary written consent under applicable law has been obtained) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Ventures makes no representation or warranty with respect to any information provided by Purchaser or Acquisition Sub that is contained in any of the foregoing documents.

  2.20 Governmental Permits. The Wired Companies have in force, and are in compliance with, in all material respects, all material governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of their business as presently conducted and where the absence of such compliance would have a Material Adverse Effect on Wired, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby.

  2.21 Major Customers. Schedule 2.21 sets forth a complete and correct list of the ten largest customers of the Wired Companies, in terms of revenue recognized in respect of such customers during the fiscal year ended December 31, 1997 and the six months ended June 30, 1998, showing the amount of revenue recognized for each such customer during such period. Except as set forth on
Schedule 2.21, as of the date hereof, to the knowledge of the Wired Companies, none of the Wired Companies has received any written notice or other written communication from any of the customers listed as customers for the six (6) months ended June 30, 1998 in Schedule 2.21 hereto terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer and the Wired Companies.

  2.22 Traffic. Schedule 2.22 attached hereto sets forth certain statistics regarding Ventures' business which are true and correct in all material respects as of the dates stated in such Schedule. Without limiting the materiality of any other representations, warranties and covenants of Ventures contained herein, Ventures specifically acknowledges that the accuracy in all material respects of this representation is material to the Purchaser's decision to enter into the transactions contemplated by this Agreement and to pay the Merger Consideration.

  2.23 Accounts Receivable. All accounts receivable of the Wired Companies (a) arose from bona fide transactions in the ordinary course of business and consistent with past practice, (b) except as set forth on Schedule 2.23, are owned by the Wired Companies free and clear of any claim, security interest, lien or other encumbrance and (c) with respect to accounts receivable owned by the Wired Companies as of the Balance Sheet Date, are accurately and fairly reflected on the Balance Sheet, or, with respect to accounts receivable of the Wired Companies created after the Balance Sheet Date, are accurately and fairly reflected in the books and records of the Wired Companies. The reserves for bad debts reflected on the Balance Sheet and in the balance sheet included in the Financial Statements are reasonable and were calculated in accordance with generally accepted accounting principles consistent with past practice.

  2.24 Bank Accounts; Powers of Attorney. Schedule 2.24 sets forth a complete and correct list showing:

    (i) all bank accounts of the Wired Companies, together with, with respect to each such account, the account number, the names of all signatories thereof, the authorized powers of each such signatory and the approximate balance thereof on the date of this Agreement; and

    (ii) the names of all persons holding powers of attorney from the Wired Companies and a summary statement of the terms thereof.

  2.25 Minute Books, Etc. The minute books, stock certificate book and stock ledger of the Wired Companies are complete and correct in all material respects. The minute books of the Wired Companies contain accurate and complete records of all formal actions taken at meetings or by written consent of the Board of Directors and stockholders of the Wired Companies and accurately reflect all formal corporate actions of the Wired Companies which are required by law to be passed upon by the Board of Directors or stockholders of the WIred Companies.

  2.26 Company Action. The Board of Directors of Ventures, by unanimous written consent or at a meeting duly called and held, has (a) determined that the Merger is fair and in the best interests of Ventures and its stockholders, (b) approved the Merger and this Agreement in accordance with the provisions of the DGCL and any applicable California law, and (c) directed that this Agreement and the Merger be submitted to Ventures' stockholders for their approval and resolved to recommend that Ventures' stockholders vote favor of the approval of this Agreement and the Merger.

  2.27 Disclosure. No representation or warranty by any of the Wired Companies contained in this Agreement, when considered together with the statements contained in the Disclosure Schedule and any certificates or other documents or instruments delivered or to be delivered by the Wired Companies pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                              AND ACQUISITION SUB
  Purchaser and Acquisition Sub jointly and severally represent and warrant to Ventures as follows:

  3.1 Organization and Standing of Purchaser. Each of Purchaser and Acquisition sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder.

  3.2 Charter and Bylaws. Purchaser has delivered or made available to Ventures a true and correct copy of the charter and Bylaws of Purchaser and Acquisition Sub, each as amended to date, and each such instrument is in full force and effect. Neither Purchaser nor Acquisition Sub is in violation of any of the provisions of its charter or Bylaws.

  3.3 Capitalization of Purchaser. The authorized capital stock of Purchaser consists of: (a) 5,000,000 shares of Preferred Stock, par value .01 per share; and (b) 100,000,000 shares of Purchaser Common Stock. As of August 31, 1998, the shares of Purchaser's capital stock that are issued and outstanding consist of 42,847,741 shares of Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock has been duly authorized and validly issued and is fully paid and nonassessable. The Purchaser Common Stock to be issued in the Merger, when issued by Purchaser pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

  3.4 Authorization. Each of Purchaser and Acquisition Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Purchaser or Acquisition Sub pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Purchaser and Acquisition Sub. This Agreement and all other documents and instruments executed or to be executed by Purchaser or Acquisition Sub pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Purchaser or Acquisition Sub.

  3.5 Enforceability. This Agreement and all other agreements executed or to be executed by Purchaser or Acquisition Sub pursuant to this Agreement constitute, or will constitute, the valid and legally binding obligations of Purchaser and Acquisition Sub, enforceable in accordance with their respective terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement moratorium or similar laws relating to or affecting the rights of creditors generally.

  3.6 Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Purchaser or Acquisition Sub pursuant to this Agreement, and the consummation of the transactions contemplated hereby, will not (A) conflict with or result in any violation of or default under any provision of the charter or bylaws of Purchaser or Acquisition Sub, (B) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under any note, bond, security agreement, mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise or license, or give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any agreement or other instrument or obligation to which Purchaser or Acquisition Sub is a party, or by which Purchaser or Acquisition Sub or any of their properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of Purchaser or Acquisition Sub pursuant to the terms of any such instrument or obligation, the result of which (either individually or in the aggregate) would have a material adverse effect on the business, operations, financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole (a "Material Adverse Effect on Purchaser"), or (C) violate or conflict with any law, judgment, order, decree, statute, law, ordinance, rule or regulation, writ injunction, decree or other instrument of any Federal, state, local or foreign court or governmental or regulatory body, agency or authority applicable to Purchaser or Acquisition Sub or by which any of their properties or assets may be bound the result of which (either individually or in the aggregate) would have a Material Adverse Effect on Purchaser.

  3.7 Government Authorizations and Consents. No material consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority, bureau, agency or commission, or any third party, are required to be obtained or made by Purchaser or Acquisition Sub in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the Merger, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act, (b) the filing of a Form S-4 Registration Statement covering the issuance of the Purchaser Common Stock issuable pursuant to Section 5.1(a) (the "Form S-4 Registration Statement") with, and the declaration of the effectiveness of the Form S-4 Registration Statement by, the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act, the filing of the Certificate of Merger in accordance with the DGCL (d) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Purchaser.

  3.8 Litigation. There are no actions, suits, proceedings or governmental investigations pending against Purchaser or Acquisition Sub or their respective properties, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since the Balance Sheet Date, that have had or would reasonably be expected to have a Material Adverse Effect on Purchaser and, to Purchaser's knowledge, no action, suit, proceeding or governmental investigation that would reasonably be expected to have a Material Adverse Effect on Purchaser has been overtly threatened against Purchaser or Acquisition Sub or their respective properties. Neither Purchaser nor Acquisition Sub is subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Purchaser. There are no threatened strikes or work stoppages by the employees or Purchaser or Acquisition Sub and, to Purchaser's knowledge, there are no pending union organizing efforts with respect to such employees. No action, suit, proceeding or governmental investigation is pending or, to Purchaser's knowledge, overtly threatened against Purchaser or Acquisition Sub that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

  3.9 Brokers. No agent, broker, person or firm acting on behalf of Purchaser, Acquisition Sub or their respective stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from and person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for Hambrecht & Quist LLC, whose fees and expenses will be paid by the Purchaser.

  3.10 Public Filings.

  (a) Purchaser has filed all forms, reports and documents required to be filed by Purchaser with the SEC since July 31, 1997 and has made available to Purchaser such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Purchaser may file subsequent to the date of this Agreement) are referred to herein as the "SEC Reports." As of their respective dates, the SEC Reports (1) were prepared in accordance with, and in compliance with, the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (2) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in ease case, any related notes thereto) contained in the SEC Reports (the "Purchaser Financials"), including any SEC Reports filed after the date hereof until the Closing, (1) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (2) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (3) present fairly in all material respects the consolidated financial position of Purchaser as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended, except that the unaudited financial statements were prepared on an interim basis, are subject to normal year-end adjustments and do not contain all the footnote disclosures required by GAAP.

  3.11 Statements; Proxy Statement/Prospectus.

  The information supplied by Purchaser for inclusion in or incorporation by reference the Form S-4 Registration Statement shall not at the time the Form S-4 Registration Statement at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Ventures stockholders or at the time of the meeting of stockholders (or, alternatively, on the date the necessary written consent under applicable law has been obtained) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Purchaser nor Acquisition Sub makes any representation or warranty with respect to any information provided by Ventures that is contained in any of the foregoing documents.

  3.12 Ownership of Ventures Stock. Purchaser does not own, beneficially or of record, any shares of Ventures Capital Stock.

  3.13 Material Adverse Effect. Since July 31, 1998, Purchaser has not experienced any Material Adverse Effect on Purchaser.

                                   ARTICLE 4

                             COVENANTS OF VENTURES

  4.1 Conduct of Business. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or referred to in the Disclosure Schedule, and except as may be necessary to carry out the transactions contemplated by this Agreement or to comply with the terms of the contracts referred to in this Agreement or the Disclosure Schedule, Ventures will carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, and perform all other obligations when due and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact its present business organization, maintain its existing insurance policies, keep available the services of its officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Purchaser acknowledges that the transactions contemplated by this Agreement and attendant publicity may adversely affect Ventures' ability to preserve intact its business and relationships and to keep available the services of employees. Except as expressly contemplated by this Agreement, none of the Wired Companies shall, without Purchaser's prior written consent:

    (a) amend its charter documents or by-laws;

    (b) enter into any agreement to dissolve, merge, consolidate or, except in the ordinary course of business, sell any material assets of the Wired Companies, or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $50,000 in the aggregate;

    (c) enter into any material transaction;

    (d) declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Ventures Capital Stock or split, combine or reclassify any Ventures Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Ventures Capital Stock;

    (e) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Ventures Capital Stock, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to agreements in effect as of the date hereof;

    (f) issue or sell, or authorize the issuance or sale of, any shares of Ventures Capital Stock or any securities convertible into or exercisable for Ventures Capital Stock other than (1) shares of Ventures Common Stock pursuant to the exercise of Options outstanding on the date hereof, (2) shares of Ventures Series A Preferred Stock pursuant to the exercise of Warrants outstanding on the date hereof and (3) certain options to be granted prior to the Closing Date as described on Schedule 2.3;

    (g) conduct its business in a manner that departs materially from the manner in which such business was being conducted prior to the date of this Agreement;

    (h) make any capital expenditures in excess of $25,000 per month in the aggregate;

    (i) adopt or amend any Benefit Plan for the benefit of employees or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its employees (except for salary increases consistent with past practice in connection with annual performance evaluations and increases pursuant to existing contractual obligations which have been disclosed to Purchaser on
  Schedule 2.12), hire any employee or consultant, or accelerate, amend or change the period of exercisability, the exercise price, or the vesting schedule of options or restricted stock granted under any stock option plan or agreements except as specifically required by the terms of such plans or agreements, or enter into any agreement to do any of the foregoing;

    (j) amend or terminate any material contract, agreement or license to which it is a party, except in the ordinary course of business;

    (k) enter into any inbound content licensing agreement providing exclusivity to the licensor or any outbound content license or distribution agreement providing exclusivity to the licensee or any other agreement in which the obligation of Ventures or any Wired Company exceeds $50,000 or any other agreement which shall not terminate or be subject to termination for convenience (without penalty or premium) within 180 days following execution;

    (l) enter into or terminate any lease of, or purchase or sell, any real property, or enter into any leases of personal property involving individually in excess of $25,000 annually or in the aggregate in excess of $100,000 annually;

    (m) accelerate receivables or delay payables inconsistent with practices followed in the operation of the business of Wired Digital, Inc. during the three months ended August 31, 1998 (after giving effect to the working capital adjustments upon which Purchaser and Ventures agreed in arriving at the working capital amount set forth in Section 1.5(b)(16) above); or

    (n) agree or commit to do any of the foregoing.

  In addition, Ventures will promptly advise Purchaser of the commencement of, or overt threat of (to the extent that such threat comes to the knowledge of the Wired Companies), any claim, action, suit, proceeding or investigation against, relating to or involving the Wired Companies or any of their directions, officers or employees, in connection with their businesses or the transactions contemplated hereby that would reasonably be expected to have a Material Adverse Effect.

  4.2 Access. Between the date of this Agreement and the Closing Date, and subject to the provisions of the Non-Disclosure Agreement between Ventures and Purchaser dated June 24, 1998 (the "Non-Disclosure Agreement"), Ventures shall, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the books, records, contracts and officers of Ventures for the purpose of enabling Purchaser to further familiarize itself, at Purchaser's sole expense, with the business, operations and legal affairs of Ventures.

  4.3 No-Shop Provision. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Wired Companies will not, and will instruct their respective officers, directors, employees, agents, representatives and affiliates not to, directly or indirectly (a) solicit or knowingly encourage submission of any Acquisition Proposal (as defined below) by any person, entity or group (other than Purchaser) or (b) participate in any discussions or negotiations with, or disclose any non-public information concerning Ventures or any of its subsidiaries to, any person, entity or group (other than Purchaser) in connection with any Acquisition Proposal with respect to Ventures or any material subsidiary. For the purposes of this Agreement, "Acquisition Proposal" means any proposal or offer for any merger, consolidation, sale of substantial assets, equity or debt financing, disposition of all or any substantial portion of the Intellectual Property Rights or similar transactions involving Ventures or any of its material subsidiaries (other than sales of assets in the ordinary course of business or as permitted by the terms of this Agreement). Upon execution of this Agreement, Ventures will immediately cease any and all existing activities, discussion or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. In the event Ventures receives any Acquisition Proposal after the date of this Agreement, it will as promptly as practicable thereafter notify Purchaser of the existence and all material terms of such Acquisition Proposal.

  4.4 Meeting of Stockholders. Promptly after the date hereof, Ventures will take all action necessary in accordance with the DGCL, other applicable law, Ventures' Certificate of Incorporation and Ventures' Bylaws to convene and hold a meeting of stockholders (or, alternatively, solicit the written consent of the requisite number of stockholders in lieu of a meeting) as promptly as practicable, and in any event within 30 days after the date on which Purchaser makes available sufficient quantities of the final Prospectus/Proxy Statement included in the Form S-4 Registration Statement, for the purpose of approving and adopting this Agreement and approving the Merger. In soliciting such proxies or written consents, the Board of Directors of Ventures will recommend to the stockholders of Ventures that they approve this Agreement and the Merger and shall use best efforts to obtain the approval of the stockholders of Ventures entitled to vote on or consent to this Agreement and the Merger in accordance with the DGCL, other applicable law, and Ventures' Certificate of Incorporation and By-laws.

  4.5 Consent of Ventures' Stockholders to Certain Payments. Ventures will use commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the requisite approval of its stockholders with respect to any payments identified on Schedule 2.12(i) made or to be made to persons who are to be employed by any of the Wired Companies as of the Effective Time.

                                   ARTICLE 5

                   COVENANTS OF PURCHASER AND ACQUISITION SUB

  5.1 Confidentiality. Purchaser and Acquisition Sub shall hold in strict confidence, and shall cause each of their respective stockholders, affiliates, directors, officers, employees, agents, attorneys, accountants and representatives and those of their respective affiliates ("Associates") to hold in strict confidence, all documents and information obtained with respect to the Wired Companies. Purchaser shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other person or entity, and Purchaser shall comply in all respects with the provisions of the Non-Disclosure Agreement. Without limiting the generality of the foregoing, and except as required by law or pursuant to valid legal process, (a) neither Purchaser nor Acquisition Sub shall disclose to any person, or permit any of its Associates to disclose to any person or entity, the existence of this Agreement or any of the terms or provisions hereof and
(b) neither Purchaser nor Acquisition Sub shall contact any customers or employees of any of the Wired Companies without the prior consent of an officer of Ventures.

  5.2 Investigation. In conducting its review of the business, operations and legal affairs of Ventures, neither Purchaser nor Acquisition Sub shall interfere in any manner with the business of operations of the Wired Companies or with the performance of any of their employees.

  5.3 Employees. Purchaser will offer each Employee who is employed by any of the Wired Companies on the Closing Date employment after the Closing Date as an employee at will and will provide such Employee with benefit plans which in the aggregate are no less favorable to such Employee that those provided from time to time by Purchaser to similarly situated employees. Purchaser's offer of employment to each of the persons named on Schedule 5.3 will include the grant of a standard Purchaser stock option covering a number of shares of Purchaser Common Stock no less than the number of shares of Ventures Common Stock set forth opposite such employee's name on Schedule 5.3, appropriately adjusted to reflect the exchange ratio of shares of Purchaser Common Stock for shares of Ventures Common Stock pursuant to this Agreement.

5.4 Indemnification. Purchaser will cause each of the Wired Companies to ensure the following;

    (a) The respective certificates of incorporation, by-laws and other governing documents of each of the Wired Companies shall contain the provisions with respect to indemnification set forth in the respective certificates of incorporation, by-laws and other governing documents of the Wired Companies on the date of this Agreement, which provisions shall not, for a period of six years from the Closing Date, be amended, repealed or otherwise modified in any manner that would adversely affect the rights therender of individuals who at or prior to the Closing Date were directors, officers, employees or agents of the Wired Companies, unless such modification is required by law.

    (b) From and after the Closing Date, each of the Wired Companies shall honor all of the indemnity agreements entered into prior to the date of this Agreement by the Wired Companies with their respective directors and officers, all of which are listed on Schedule 2.15, whether or not such persons continue in their positions with the Wired Companies following the Closing Date.

    (c) The provisions of Sections 5.3 and 5.4 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Employee and by each director and officer of the Wired Companies described in this Section 5.4 and his or her heirs, representatives and assigns.

  5.5 Stock Options.

    (a) At the Effective Time, each outstanding Option, whether or not exercisable, will be assumed by Purchaser. Each Option so assumed by Purchaser under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in Ventures' 1996 Equity Incentive Plan immediately prior to the Effective Time and the stock option agreement by which it is evidenced, except that (1) each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole sales of Purchaser Common Stock (including Escrow Shares, if applicable) into which the shares of Ventures Common Stock subject to such option would have been converted pursuant to Section 1.6(a) if such option had been exercised in its entirety immediately prior to the Effective Time, rounded down to the nearest whole share of Purchaser Common Stock, and (2) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such Option will be equal to the quotient determined by dividing (A) the aggregate exercise price of such option, less any cash in lieu of a fractional share to which the holder of the Option would have been entitled had such Option been exercised immediately prior to the Effective Time, by (B) the number of shares of Purchaser Common Stock issuable upon exercise of such Option pursuant to clause (1) above, and rounding the resulting exercise price up to the nearest whole cent. As soon as practicable following the Effective Time, Purchaser will issue to each holder of an Option a notice describing the foregoing assumption of such Option by Purchaser.

    (b) Purchaser will, within fifteen (15) business days after the Closing, file a registration statement on Form S-8 covering the shares of Purchaser Common Stock issuable upon exercise of the assumed Options and deliver prospectuses relating thereto to the holders thereof in accordance with the rules and regulations of the SEC.

  5.6 Nasdaq National Market. Purchaser shall cause appropriate notice to be filed with Nasdaq National Market with respect to the issuance of the Purchaser Common Stock in the Merger.

  5.7 Advance Agreement. Following the Closing Date, Purchaser shall take all such action as may be reasonably necessary (including, without limitation, using commercially reasonable efforts to amend the Advance Agreement), to irrevocably designate the Stockholder Representatives (as hereinafter defined) to act as agents and attorneys-in-fact on behalf of Ventures in connection with the Escrow Fund (as defined in the Adverse Agreement) established pursuant to the Advance Agreement, with sole power and full authority to do all acts and things with respect to such Escrow Fund that Ventures could otherwise do, including, without limitation, to give and receive notices and communications, to authorize delivery to Advance of cash from such Escrow Fund in satisfaction of claims by Advance, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, to demand arbitration, to comply with orders of courts and awards of arbitrators with respect to such claims, to appoint substitute Stockholder Representatives, and to take all such actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing; provided, however, that the assets subject to the authority of the Stockholder Representatives to enter into any such settlement or compromise shall be limited to the assets held in the Advance Escrow. All costs and expenses reasonably incurred by Purchaser in complying with its obligations under this Section 5.7 will be paid out of the Escrow Fund. Upon release of any funds from such Escrow fund from time to time, Ventures and the Stockholder Representatives shall promptly (but in no event later than two business days after receipt thereof) deliver all such funds to the Escrow Agent (as hereinafter defined). Ventures and the Stockholder Representatives shall take all such action as may be necessary to ensure the delivery of such funds to the former holders of Ventures Series A Preferred Stock, Warrants and Ventures Series C Preferred Stock identified in Schedule 5.7 hereto and in such proportion as is set forth thereon.

  5.8 Tax Refund Amount. Within 15 days following the receipt of any tax refund (including any offset to tax payments that would otherwise be required) applicable to any tax year of Purchaser or the Wired Companies following the Closing Date, Purchaser shall calculate the Tax Refund Amount with respect to such recently-ended tax year and shall pay such amount to the Escrow Agent for distribution to the former holders of Ventures Series A Preferred Stock and Ventures Series C Preferred Stock in such manner and proportions as are set forth in the Escrow Agreement. Purchaser shall prepare and file its post-Closing period tax returns and shall make its tax elections in a manner so as to maximize the dollar amount of any Tax Refund Amount and shall use its best efforts to take such other actions, including with respect to the manner in which Purchaser shall operate the Wired Companies and Purchaser following the Closing, as shall maximize the dollar amount of any Tax Refund Amount. Purchaser shall provide the Stockholder Representatives with copies of all tax returns filed on behalf of, or including the taxable results of, any of the Wired Companies with respect to the first three tax years of the Wired Companies following the Closing. Without limiting the materiality of any other representations, warranties and covenants of Purchaser contained herein, Purchaser specifically acknowledges that Purchaser's performance in all material respects of its obligations under this Section 5.8 is material to Ventures' decision to enter into the transactions contemplated by this Agreement.

                                   ARTICLE 6

                            COVENANTS OF ALL PARTIES

  6.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use all its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Ventures, Purchaser and Acquisition Sub each will execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

  6.2 Certain Filings. Ventures, Purchaser and Acquisition Sub shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, including without limitation filings under the HSR Act, and in seeking timely to obtain any such actions, consents, approvals or waivers.

  6.3 Public Announcements. The parties will not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby prior to or within three (3) business days after the Closing except as mutually agreed by Purchaser and Ventures, or except as may be required by law or applicable regulatory authority (including, without limitation, the rules applicable to Nasdaq National

Market companies). Prior to the issuance of any such press release or public statement determined by Purchaser or Ventures to be required by law or applicable regulatory authority, the party making such determination shall use commercially reasonable efforts to consult with the other party regarding the appropriate contents of such press release or public statement.

  6.4 Tax Returns.

  (a) Ventures shall prepare and submit to Purchaser all returns or reports of each of the Wired Companies for Taxes for any taxable period that, under applicable law, ends with or prior to the Closing Date, and shall prepare and submit to Purchaser for its review and approval (which review and approval shall not be unreasonably withheld or delayed) not later than 30 days before the due date of such return or report (or extension thereof) all returns or reports of each of the Wired Companies for Taxes for any taxable period that, under applicable law, does not end on or prior to the Closing Date but that includes any portion of the Pre-Closing Tax Period (as defined below).

    (1) Any such return or report referred to in this Section 6.4 shall be prepared on a basis consistent with returns or reports prepared for prior taxable periods. If Purchaser reasonably determines that changes or supplements are required on any return or report described in this Section 6.4, the parties shall meet in an effort to agree on any such changes.

    (2) Purchaser and Ventures shall deliver to the Stockholder Representatives such information and data concerning the operations of each of the Wired Companies as they relate to any Taxes for the Pre-Closing Tax Period and make available such knowledgeable employees of each of the Wired Companies as the Stockholder Representatives may reasonably request, including providing the information and the data required by Ventures' customary tax and accounting questionnaires, in order to enable each of the Wired Companies to complete and file all forms and reports which it may be required to file with respect to its Pre-Closing Tax Period operations and business with respect to such operations, and otherwise to enable it to satisfy accounting, tax and other legitimate requirements.

  (b) Purchaser, Ventures and the Stockholder Representatives will furnish or cause to be furnished to each other as promptly as practicable such information (including access to books and records) and assistance relating to each of the Wired Companies as is reasonably requested for the filing of any return, determining a Tax liability or right to refund, the preparation for any audit or other proceeding, the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, and the enforcement of this Agreement, and shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving any of the Wired Companies. Such parties shall execute and deliver such powers of attorney and other documents as are reasonably requested to carry out the provisions and purposes of this Agreement.

  (c) Purchaser, Ventures and their respective successors and assigns will use commercially reasonable efforts to preserve and retain all books, records, returns, schedules, work papers, and other documents (including, without limitation, appraisals and other background information) relating to any returns, claims, audits or other proceedings that relate to Pre-Closing Tax Periods of the Wired Companies until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate or until the Final Determination (as defined below) of any payments which may be required with respect to such taxable periods, whichever period is longer. Purchaser, Ventures and The Stockholder Representatives and their successors shall make such documents available to each other's representatives upon reasonable notice for purposes specified in such notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such materials as they shall deem necessary.

  (d) Each of the parties hereto agrees to permit representatives of the other parties to meet with their employees (and the employees of their successors) on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any document described in this
Section 6.4. The parties shall make available, or cause to be made available, to the representatives of the other parties sufficient work space and facilities to perform the activities described in this Section 6.4. Any information obtained pursuant to this Section 6.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims or refund or in conducting any audit or other proceeding.

  (e) The following terms, as used herein, have the following meaning:

    (1) "Final Determination" means the later to occur of: (a) a decision of the United States Tax Court, or a judgment, decree or other order by another court of competent jurisdiction, which has become final and unappealable; (b) a closing agreement under Code Section 7121; and (c) any other final disposition by reason of an agreement between the affected party or parties and the appropriate tax authority, the expiration of the application statute of limitations, or otherwise.

    (2) "Pre-Closing Tax Period" means any period ending with, on or prior to the Closing Date with respect to which any of the Wired Companies is required to report and/or pay any Tax.

  6.5 Proxy Statement and Registration Statements.

  (a) As promptly as practicable following the execution of this Agreement, Purchaser and Ventures will prepare the Proxy Statement and will prepare and file with the SEC the Form S-4 Registration Statement. Each of Ventures and Purchaser will respond to any comments of the SEC and will use its respective reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable following such filing. Ventures will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Ventures stockholders at the earliest practicable time following the time the Form S-4 Registration Statement is declared effective by the SEC.

  (b) As promptly as practicable after the date of this Agreement, each of Purchaser and Ventures will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Purchaser and Ventures will notify each other promptly upon the receipt of any comments from the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Proxy Statement or any Other Filings. Each of Ventures and Purchaser will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.5 to comply in all material respects with all applicable requirements of law the rules and regulations promulgated thereunder.

  (c) Purchaser will cause each of the shares of Purchaser Common Stock issuable pursuant to Section 1.6 to be listed for trading on the NNM at the Effective Time. Purchaser will cause each of the shares of Purchaser Common Stock issuable upon exercise of the Options to be listed for trading on the NNM on or prior to the effective date of the Form S-8 registration statement filed pursuant to Section 5.5(b).

  6.6 Tax-Free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368 of the Code.

  6.7 Tax Representation Letters. At or prior to the filing of the Form S-4 Registration Statement with the SEC and, to the extent necessary, at the Closing, Purchaser and Ventures shall each execute and deliver to Hutchins, Wheeler & Dittmar and Cooley Godward LLP management tax representation letters in the form attached hereto as Exhibit B and Exhibit C, respectively. Each of Purchaser and Ventures shall use its reasonable efforts to cause Hutchins, Wheeler & Dittmar and Cooley Godward llp, respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinion, each of such counsel shall be entitled to rely on the management tax representation letters.

  6.8 Marketing Program Funding. Purchaser and Ventures have agreed that, between the date of this Agreement and the Closing Date, Wired Digital, Inc. will carry out certain intensive marketing activities, including a television advertising campaign previously described to Purchaser, that are beyond the scope of its ordinary ongoing marketing programs. Ventures will obtain Purchaser's written approval for all expenditures in connection with such activities, and the aggregate amount of such approved expenditures (the "Marketing Program Funding Amount") shall be deemed to be Wired Cash at Closing as described in Section 1.5(b)(14). Production costs incurred prior to the date hereof are not included in the Marketing Program Funding Amount, and the cost (approximately $700,000) of television advertising during the week beginning Sunday, October 18, 1998 is included in the Marketing Program Funding Amount. Except with Purchaser's written approval, the cost of television advertising scheduled to air after the Closing Date will not be included in the Marketing Program Funding Amount.

                                   ARTICLE 7

       CONDITIONS TO OBLIGATIONS OF PURCHASER ANDACQUISITION SUB TO CLOSE

  The obligations of Purchaser and Acquisition Sub to effect the Merger and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

  7.1 Accuracy of Representations and Warranties. The representations and warranties of Ventures set forth in Article 2 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to another date, in which such case such representation or warranty shall have been accurate as of such other date or (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement.

  7.2 Performance. Ventures shall have performed, in all material respects, all obligations required by this Agreement to be performed by Ventures on or before the Closing Date.

  7.3 Certificate. Purchaser shall have received from a duly a authorized officer of Ventures a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 7.1 and 7.2 have been met.

  7.4 Employment Agreements. Elizabeth Vanderslice, Richard D. Boyce, Joel Truher, June Cohen, Mary M. Moore and Barbara Kuhr shall have entered into employment agreements in the form attached hereto as Exhibit D, and Purchaser's Nondisclosure and Developments Agreement in the form attached hereto as Exhibit E.

  7.5 No Injunction. There shall not be in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Purchaser or Acquisition Sub that prohibits the Merger or that limits or restricts the conduct or operation of the business of the Wired Companies after the Merger.

  7.6 HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

  7.7 Legal Opinion. Purchaser shall have received from Cooley Godward LLP, to counsel to Ventures, an opinion in substantially the form of Exhibit F attached hereto.

  7.8 Stockholder Approval. The Merger shall have been approved by the stockholders of Ventures in accordance with applicable law.

  7.9 Consents. All approvals, consents, waivers and authorizations required to be obtained by Ventures in connection with the Merger and the other transactions contemplated by this Agreement set forth on Schedule 7.9 shall have been obtained and shall be in full force and effect.

  7.10 Escrow Agreement. Purchaser shall have entered into the Escrow Agreement annexed as Exhibit G hereto (the "Escrow Agreement"), duly executed by the Stockholder Representatives, together with counterparts signed by the escrow agent named therein and blank stock powers executed by each of the holders with respect to such holder's portion of the Escrow Shares.

  7.11 Resignations. Purchaser shall have received resignations of all directors and officers of all subsidiaries of Ventures, effective as of the Effective Time.

  7.12 Appraisal Rights. The holders of those outstanding shares of Ventures Capital Stock representing the right to receive no more than 5% of the Merger Consideration shall have affirmatively demanded appraisal rights in respect of the Merger.

  7.13 Termination of Agreements. The agreements identified on Schedule 7.13 between Ventures and certain of its stockholders shall have been terminated, effective no later than the Effective Time.

  7.14 Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective under the Securities Act and shall not be subject to a stop order or any threatened stop order. All necessary state securities and blue sky permits, approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained.

  7.15 Tax Opinion. Purchaser shall have received a written opinion from Hutchins, Wheeler & Dittmar in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and such opinion shall not have been withdrawn; provided, however, that if Hutchins, Wheeler & Dittmar does not render such opinion or withdraws or modifies such opinion to Purchaser, this condition shall nonetheless be deemed to be satisfied if counsel to Ventures renders such opinion to Purchaser. In rendering such tax opinion, counsel shall be entitled to rely on the management tax representation letters referred to in
Section 6.7.

  7.16 Quotation on Nasdaq National Market. The Purchaser Common Stock issuable in the Merger shall have been approved for quotation on the Nasdaq National Market upon official notice of issuance thereof.

  7.17 Consent of Ventures' Stockholders to Certain Payments. Ventures shall have either (a) obtained the requisite approval of its stockholders with respect to any payments identified on Schedule 2.12(i) made or to be made to persons who are to be employed by any of the Wired Companies as of the Effective Time (the "Recipients") or (b) made available to Purchaser and the Recipients, by amendment of this Agreement or otherwise, such arrangements (including the establishment of an additional cash escrow fund in an appropriate amount) as may be necessary to indemnify Purchaser and the Recipients fully against any after-tax cost to them (including the after-tax cost of any tax "gross-up" obligation of Ventures) of Ventures' failure to obtain such approval.

                                   ARTICLE 8

                 CONDITIONS TO OBLIGATION OF VENTURES TO CLOSE

  The obligation of Ventures to effect the Merger and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Ventures):

  8.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser and Acquisition Sub set forth in Article 3 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which such case such representation or warranty shall have been accurate in all material respects of such other or (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement.

  8.2 Performance. Purchaser and Acquisition Sub shall have performed, in all material respects, all obligations required by this Agreement to be performed by Purchaser and Acquisition Sub on or before the Closing Date.

  8.3 Certificate. Ventures shall have received from a duly authorized officer of Purchaser a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 8.1 and 8.2 have been met.

  8.4 No Injunction. There shall not be in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Ventures that prohibits the Merger or that limits or restricts the conduct or operations of Purchaser after the Merger.

  8.5 HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated shall have expired or been terminated.

  8.6 Consents. The consents, licenses, approvals, releases and authorizations specified on Schedule 2.6 shall have been obtained, except where the failure to obtain such consents did not and would not reasonably be expected to result in a Material Adverse Effect on Purchaser or a material adverse effect on the transactions contemplated by this Agreement.

  8.7 Legal Opinion. Ventures shall have received from Hutchins, Wheeler & Dittmar, counsel to Purchaser, an opinion in substantially the form of Exhibit H attached hereto.

  8.8 Stockholder Approval. The Merger shall have been approved by the stockholders of Ventures in accordance with applicable law.

  8.9 Tax Opinion. Ventures shall have received a written opinion from Cooley Godward LLP in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code and such opinion shall not have been withdrawn; provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion to Ventures, this condition shall nonetheless be deemed to be satisfied if counsel to Purchaser renders such opinion to Ventures. In rendering such tax opinion, counsel shall be entitled to rely on the management tax representation letters referred to in Section 6.7.

  8.10 Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective under the Securities Act and shall not be subject to a stop order or any threatened stop order. All necessary state securities and blue sky permits, approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained.

  8.11 Quotation on Nasdaq National Market. The Purchaser Common Stock issuable in the Merger shall have been approved for quotation on the Nasdaq National Market upon official notice of issuance thereof.

                                   ARTICLE 9

                                  TERMINATION

  9.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

    (a) by mutual agreement of Ventures and Purchaser;

    (b) by Purchaser at any time after 150 days after signing (excluding the number of days, if any, elapsed during the dispute resolution proceedings relating to the Preliminary Closing Balance Sheet pursuant to Section 1.5(c)), if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Purchaser if the action of Purchaser or Acquisition Sub or any of their Associates has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

    (c) by Ventures at any time after 150 days after signing (excluding the number of days, if any, elapsed during the dispute resolution proceedings relating to the Preliminary Closing Balance Sheet pursuant to Section 1.5(c)), if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this
  Section 9.1(c) shall not be available to Ventures if the action of Ventures or any of its Associates (including those persons who have signed the Voting Agreement) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

  9.2 Effect of Termination. Upon the termination of this Agreement pursuant to
Section 9.1:

    (a) Purchaser and Acquisition Sub shall promptly cause to be returned to Ventures all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with the Purchaser's investigation of Ventures' business, operations and legal affairs, including any copies made by or supplied to Purchaser or any of Purchaser's agents of any such documents or information; and

    (b) No party hereto shall have any obligation or liability to other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 9.2 and Sections 5.1, 6.3 and 9.3 and Article 12 and by the provisions of the Non-Disclosure Agreement, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof.

  9.3 Failure to Close.

    (a) If Purchaser fails to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby this Agreement has not been terminated and all conditions of the Closing set forth in
  Article 7 have been satisfied in all material respects or waived, Purchaser shall be liable to Ventures for damages to the extent provided by law and Ventures shall be entitled to be reimbursed by Purchaser for its expenses as provided in Section 12.4.

    (b) If Ventures fails to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby this Agreement has not been terminated and all conditions of the Closing set forth in
  Article 8 have been satisfied in all material respects or waived, Ventures shall be liable to Purchaser for damages to the extent provided by law and Purchaser shall be entitled to be reimbursed by Ventures for its expenses as provided in Section 12.4.

                                   ARTICLE 10

                             ADJUSTMENT PROCEDURES

  10.1 Preparation of Final Closing Balance Sheet.

  (a) For purposes of this Article 10:

    (1) "Final Cash at Closing" shall mean all cash and cash equivalents held by the Wired Companies as of the Closing (including any cash held by Ventures that represents the exercise price of stock options exercised for cash after the date hereof), as shown on the Final Closing Balance Sheet (as hereinafter defined), minus the Cash Exclusions; provided, however, that, for purposes of calculating Final Cash at Closing, Ventures shall be deemed to hold an incremental amount of cash equal to the sum of (A) the

  Marketing Program Funding Amount described in Section 6.8, (B) any amounts paid by Ventures at or prior to the Closing pursuant to Section 12.4, and
  (C) the aggregate exercise price of all stock options presently held by or hereafter granted to employees of the Wired Companies (but not non-employees), as described in Schedule 2.3, and Warrants to the extent such stock options and Warrants are either held unexercised at the Closing Date or net-exercised between the date hereof and the Closing Date.

    (2) "Final Borrowings at Closing" shall mean all indebtedness for borrowed money of the Wired Companies as of the Closing, as shown on the Final Closing Balance Sheet.

    (3) "Final Adjusted Working Capital Shortfall at Closing" shall mean the absolute value of the difference between (i) $432,172 and (ii) the adjusted working capital (i.e., current assets less current liabilities) of the Wired Companies as of the Closing, as reflected on the Final Closing Balance Sheet; provided, however, that, for the purpose of calculating Final Adjusted Working Capital Shortfall at Closing only, Final Cash at Closing (together with the offsetting Cash Exclusions) and Final Borrowings at Closing shall be disregarded, and amounts payable by Ventures as contemplated by Section 6.8 or Section 12.4 at or prior to Closing shall not be deemed to be a current liability. Notwithstanding the foregoing, Final Adjusted Working Capital Shortfall at Closing shall be zero if the adjusted working capital described in subparagraph (ii) above is $432,172 or greater.

  (b) As soon as practicable following the Closing, Purchaser shall prepare in good faith, and shall cause Purchaser's independent auditors to review, the consolidated balance sheet of Ventures and the other Wired Companies as of the Closing Date (the "Final Closing Balance Sheet"). Except for the absence of footnotes, the Final Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with that used in the preparation of the Financial Statements. Based on the Final Closing Balance Sheet, Purchaser shall calculate, and shall cause Purchaser's independent auditors to review, Final Cash at Closing, Final Borrowings at Closing and Final Adjusted Working Capital Shortfall at Closing, and Purchaser shall deliver such calculations to the Stockholder Representatives with the Final Closing Balance Sheet. If the Stockholder Representatives have not given the Purchaser notice of their objection to the Final Closing Balance Sheet (which notice must contain a statement of the basis of the Stockholder Representatives' objection) within fifteen (15) days after delivery of such Final Closing Balance Sheet, then Final Cash at Closing and Final Adjusted Working Capital Shortfall at Closing based on the Final Closing Balance Sheet as delivered by Purchaser shall be used in computing the Escrow Adjustment Shares (as hereinafter defined).

  (c) In the event the Stockholder Representatives have provided notice of their objection in accordance with Section 10.1(b) within such fifteen (15) day period, then the issues in dispute shall be resolved in accordance with this
Section 10.1(c). First, Purchaser and the Stockholder Representatives shall attempt to resolve the issues outstanding with respect to the Final Closing Balance Sheet and the calculation of Final Cash at Closing, Final Borrowings at Closing and Final Adjusted Working Capital Shortfall at Closing. If Purchaser and the Stockholder Representatives are unable to resolve those issues within thirty (30) days of Purchaser's receipt of the Stockholders Representatives' objections, then Purchaser and the Stockholder Representatives shall submit the remaining issues in dispute to Arthur Andersen LLP, independent auditors (the "Independent Auditors"), for resolution. If issues in dispute are submitted to the Independent Auditors for resolution, (1) each party shall furnish to the Independent Auditors such workpapers and other documents and information relating to the disputed issues as the Independent Auditors may request and as are available to that party and shall be afforded the opportunity to present to the Independent Auditors and material relating to the determination and to discuss the determination with the Independent Auditors; (2) the Determination by the Independent Auditors, as set forth in a notice delivered to both Purchaser and the Stockholder Representatives by the Independent Auditors within thirty (30) days of the submission to them of the issues in dispute, shall be binding and conclusive on the parties and any determination of Final Cash at Closing, Final Borrowings at Closing and Final Adjusted Working Capital Shortfall at Closing made by the Independent Auditors in their determination of the issues in dispute shall be used in computing the Escrow Adjustment Shares; and (3) Purchaser shall bear the fees and costs of the Independent Auditors in making such determination and shall be entitled to recover 50% of such fees and cost from the Escrow Fund.

  (d) Within one (1) business day after Final Cash at Closing, Final Borrowings at Closing and Final Adjusted Working Capital Shortfall at Closing have been determined pursuant to Section 10.1(b), Section 10.1(c) or any combination thereof, the Escrow Adjustment Shares shall be calculated as follows: the number of shares of Purchaser Common Stock, rounded to the nearest full share, equal to the absolute value of the Adjusted Amount (as hereinafter defined) shall be divided by the Average Closing Stock Price. The term "Adjustment Amount" shall mean the aggregate of: (1) Final Cash at Closing minus Wired Cash at Closing minus Excess Expenses, (2) Wired Borrowings at Closing minus Final Borrowings at Closing and (3) Wired Adjusted Working Capital Shortfall at Closing minus Final Adjusted Working Capital Shortfall at Closing. The term "Excess Expenses" shall mean (i) the amount paid or payable by Ventures pursuant to Section 12.4 (except to the extent such amount was included as a Closing Expense Adjustment Amount thereby reducing the Aggregate Share Value as determined pursuant to Section 1.5(b)(2) or to the extent Purchaser has made a claim against the Escrow Fund with respect to such amount under Section 12.4), minus (ii) $2.5 million; provided that the amount in clause (i) above exceeds the amount in clause (ii) above.

  10.2 Adjustment of Escrow Fund. If the Adjustment Amount is greater than zero, Purchaser shall issue the Escrow Adjustment Shares and deposit such shares in the Escrow Fund within five (5) business days following the determination of the Escrow Adjustment Shares. If the Adjustment Amount is less than zero, then, within five (5) business days following the determination of the Escrow Adjustment Shares, Purchaser and the Stockholder Representatives shall deliver to the Escrow Agent a notice authorizing the release to the Purchaser from the Escrow Fund of the number of shares of Purchaser Common Stock equal to the Escrow Adjustment Shares. If the Adjustment Amount is negative and the amount exceeds $2 million, then, within five (5) business days following the determination of the Escrow Adjustment Shares, Purchaser and the Stockholder Representatives shall deliver to the Escrow Agent a notice instructing the Escrow Agent that: (a) it is promptly to release to Purchaser from the Escrow Fund a number of shares of Purchaser Common Stock having a value, determined as provided in the Escrow Agreement, of $2 million; and (b) if it subsequently (but before the end of the Escrow Period) receives any funds released from the Advance Escrow as contemplated by Section 5.7, an amount of such funds equal to the Adjustment Amount in excess of $2 million shall be added to the Escrow Fund and promptly released to Purchaser before any distribution of the balance, if any, of such funds to the former holders of Ventures capital stock. In the event that the cash received from the Advance Escrow is not sufficient to reimburse Purchaser for the entire Adjustment Amount, an additional number of shares of Purchaser Common Stock shall be released from the Escrow Fund such that Purchaser is reimbursed for the entire Adjustment Amount. In the event of any increase or decrease in the number of shares of Purchaser Common Stock or cash held in the Escrow Fund pursuant to this Section 10.2, the term "Escrow Fund" shall thereafter mean the Escrow Fund as adjusted.

                                   ARTICLE 11

                        CERTAIN REMEDIES AND LIMITATIONS

  11.1 Expiration of Representations, Warranties and Covenants. All of the representations and warranties of Ventures set forth in this Agreement and all of the covenants set forth in Article 4 shall terminate and expire, and shall cease to be of any force or effect, at 5:00 p.m., Massachusetts time, on the first anniversary of the Closing Date, and all liability with respect to such representations, warranties and covenants shall thereupon be extinguished. Notwithstanding the foregoing, if, prior to such date, Purchaser shall have in good faith delivered a Claim Notice (as defined below) to the Stockholder Representatives and the Escrow Agent in conformity with all of the applicable procedures set forth in the Escrow Agreement, then the specific indemnification claim set forth in such Claim Notice shall survive such date and shall not be extinguished thereby.

  11.2 Escrow Fund. At the Effective Time, Ventures' stockholders and Warrant and Option holders will be deemed to have received and deposited the Escrow Shares with the Escrow Agent without any act of any stockholder, Warrant holder or Option holder. At the Closing, the Escrow Shares, without any act of stockholder, Warrant holder or Option holder will be deposited with State Street Bank and Trust Company (or other institution acceptable to Purchaser and the Stockholder Representatives), as Escrow Agent (the "Escrow Agent"), such deposit for a period of one year from the Closing Date to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement at Purchaser's cost and expense. The Escrow Fund shall be available to compensate Purchaser and its affiliates for any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever, net of insurance proceeds actually realized or to be realized by Purchaser (collectively, "Losses"), arising out of, based upon or resulting from (1) any inaccuracy in or breach of any representation and warranty of Ventures which is contained in this Agreement or any Schedule or certificate delivered pursuant hereto or thereto; (2) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of Ventures (which covenants, agreements or undertakings were to be performed or complied with on or prior to the consummation of the Merger) which are contained in or made pursuant to the terms and conditions of this agreement; (3) any losses of Purchaser or any Wired Company (whether or not disclosed on a Schedule hereto) to the extent arising out of the Wired Companies' obligations to provide indemnification in excess of the amount of the Advance Escrow pursuant to Section 10.3(b) of the Advance Agreement or otherwise resulting from or relating to the operation or sale of the Business (as such term is defined in the Advance Agreement); or (4) any Losses resulting from the delayed form filings described in paragraph (c) of Schedule 2.12. Purchaser may not receive any payment from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed $500,000, have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Purchaser may recover from the Escrow Fund its Losses in excess of the first $500,000 (the "Deductible"); provided, however, that in no event shall the Deductible apply to the Losses resulting from any inaccuracy or breach of any representation and warranty contained in Sections 2.1(b), 2.2, 2.14 or 2.18, any Losses arising under clause (3) or (4) above, any fees and costs that Purchaser is entitled to recover pursuant to Section 10.1(c), or any negative Adjustment Amount determined pursuant to Section 10.1(d), and provided, further, that any such Losses or fees and costs or Adjustment Amount shall not be taken into account in determining whether aggregate Losses exceed the threshold of the Deductible or whether the Deductible has been satisfied for purposes of calculating Purchaser's recovery from the Escrow Fund.

  11.3 Indemnification by Purchaser. Subject to the limitations and the provisions set forth herein, Purchaser and the Surviving Corporation, jointly and severally, will indemnify and hold harmless the stockholders, Warrant holders and Option holders of Ventures from, against and in respect of the net amount (after deduction of the amount of any insurance proceeds recoverable and net of any tax benefit) of any and all Losses actually suffered by them as a direct result of the failure of any representation or warranty made by Purchaser or Acquisition Sub in Article 3 to have been true in all material respects when made.

  11.4 Defense of Third Party Actions. If either Purchaser, on the one hand, or the Stockholder Representatives, on the other hand (the "Indemnitee"), receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Escrow Fund, on the one hand, or Purchaser, on the other hand (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such matter in reasonable detail. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall be a condition precedent to any liability on the part of the Indemnifying Party under this
Article 11 with respect to such matter. The Indemnifying Party shall have the right at its option (acting through the Stockholder Representatives, if the "Indemnifying Party" is the Escrow Fund), to assume the defense of any such matter with its own counsel, but only if the Indemnifying Party simultaneously agrees to indemnify the Indemnitee for such matter. If the Indemnifying Party elects to assume the defense of and indemnification for any such matter, then:

    (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnifying Party's election to assume the defense of such matter;

  (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's agents and that the Indemnifying Party considers necessary or desirable for the defense of such matter;

  (c) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, comprise or adjustment relating to, such matter;

  (d) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such matter; and

  (e) the Indemnitee shall not admit any liability with respect to such matter.

  Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, agree to settlement of any third party claim, unless the settlement provides an unconditional release and discharge of the Indemnitee. If the Indemnifying Party elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event the Escrow Fund is the "Indemnifying Party" in connection with a matter, the Stockholder Representatives shall have the right to pay any attorneys' fees and other expenses of any defense of a matter assumed pursuant to this Section 11.4 out of the amount then available thereunder.

  11.5 Subrogation; No Contribution. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnitee, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee's affiliates may have against any other person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnitee shall permit the Indemnifying Party to use the name of the Indemnitee and the names of the Indemnitee's affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnitee shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnitee to perfect or exercise the Indemnifying Party's right of subrogation hereunder. Notwithstanding the foregoing, the Stockholder Representative, on behalf of all holders of Ventures Capital Stock, Warrants and Options, hereby waives, and acknowledges and agrees that no holder of Ventures Capital Stock, Warrants or Options shall have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Purchaser or Ventures in connection with any indemnification obligation to which such stockholder may become subject under this Agreement or the Escrow Agreement.

  11.6 Exclusivity. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article 11 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant, except for claims based on fraud.

  11.7 Retention of Records. From and after the date of this Agreement, Purchaser shall preserve, and shall cause the Surviving Corporation and the Wired Companies to preserve, all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement for a period of six years following the date of this Agreement or for such longer period as the rights of the parties hereunder may exist.

  11.8 Notice as to Representations. Without limiting any of the other obligations of the respective parties hereunder, if at any time after the date of this Agreement, Purchaser shall have any reason to believe that any representation or warranty made by Ventures hereunder may have been untrue, Purchaser shall promptly provide the Stockholder Representatives written notice to that effect, indicating the basis for Purchaser's belief that such representation or warranty may have been untrue. For purposes of this
Article 11, Ventures shall not be deemed to have breached any representation or warranty if Purchaser, prior to the Closing Date, had knowledge of the breach, or facts and circumstances constituting or resulting in a breach, of such representation or warranty, and consummated the Merger notwithstanding such knowledge.

  11.9 No Rescission. Neither Purchaser, Acquisition Sub nor Ventures shall be entitled to rescind the Merger by virtue of any failure of any party's representations and warranties herein to have been true or any breach of any party's obligations hereunder.

                                   ARTICLE 12

                                 MISCELLANEOUS

  12.1 Material Adverse Effect. Any adverse change, event or effect that is proximately caused by conditions affecting the United States economy generally shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Wired or a Material Adverse Effect on Purchaser (unless such conditions adversely affect Ventures or Purchaser, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by any industry in which Purchaser or Ventures competes shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Purchaser or Material Adverse Effect on Ventures (unless such conditions adversely affect Ventures or Purchaser, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Purchaser or a Material Adverse Effect on Wired. Any adverse change, event or effect that is proximately caused by any breach by Purchaser or Ventures of any covenant or obligation set forth in this Agreement shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Wired or Material Adverse Effect on Purchaser, respectively.

  12.2 Knowledge of Ventures. As used in this Agreement, a corporate party's "knowledge" means the actual knowledge of any director or executive officer of such party.

  12.3 Memorandum; Disclaimer of Projections. Ventures makes no representation or warranty to Purchaser or Acquisition Sub except as specifically made in this Agreement. In particular, Ventures makes no representation or warranty to Purchaser or Acquisition Sub with respect to any financial projection or forecast delivered by or on behalf of Ventures to Purchaser. Purchaser and Acquisition sub acknowledge that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) they are familiar with such uncertainties, (c) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to them and (d) they shall have no claim against Ventures or its stockholders with respect thereto.

  12.4 Expenses.

  (a) If the Merger is consummated or if this Agreement is terminated under circumstances other than those specified in Section 9.3(a) or (b), Ventures and Purchaser shall pay their own respective expenses and costs incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby. Ventures shall pay all such legal, accounting, investment banking and other fees and expenses that are payable by it in full at or prior to the Closing against appropriate invoices therefor. So that Purchaser may calculate the Aggregate Share Value pursuant to Section 1.5(b)(2), Ventures shall provide Purchaser with an estimate of amounts to be paid by Ventures at or prior to the Closing at least two days prior to the Effective Time. Notwithstanding anything to the contrary contained herein, if the Merger is consummated, and if the aggregate legal, accounting, investment banking and other fees and expenses paid or payable by Ventures and determined by Ventures to be substantially related to the preparation for, negotiation of or consummation of this Agreement or the transactions contemplated hereby exceed $2.5 million and have not otherwise been included as a Closing Expense Adjustment Amount thereby reducing the Aggregate Share Value pursuant to
Section 1.5(b)(2) or included in the definition of Excess Expenses as defined in Section 10.1(d), Purchaser shall be entitled to seek indemnification, by making a claim against the Escrow Fund pursuant to Article 11, with respect to the amount by which such fees and expenses exceed $2.5 million. The Deductible shall not apply to any such claim, and any such claim shall not be taken into account in determining whether aggregate Losses exceed the threshold of the Deductible or whether the Deductible has been satisfied for purposes of calculating Purchaser's recovery from the Escrow Fund.

  (b) If the Merger is not consummated under the circumstances described in
Section 9.3(a), Purchaser shall pay (1) all of its own expenses and costs and
(2) the reasonable expenses and costs of Ventures incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the reasonable fees and expenses of their respective counsel and investment bankers, in an aggregate amount not to exceed $200,000.

  (c) If the Merger is not consummated under the circumstances described in
Section 9.3(b), Ventures shall pay (1) all of its own expenses and costs and
(2) the reasonable expenses and costs of Purchaser incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the reasonable fees and expenses of their respective counsel and investment bankers, in an aggregate amount not to exceed $200,000.

  12.5 Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

  If to Purchaser, Acquisition Sub or the Surviving Corporation to:

    Lycos, Inc.
    400-2 Totten Pond Road
    Waltham, MA 02451
    Attention: General Counsel

    Tel: (781) 370-2700
    Fax: (781) 370-2600

  with a copy to:

    Hutchins, Wheeler & Dittmar
    A Professional Corporation
    101 Federal Street
    Boston, MA 02110
    Attention: Michael J. Riccio, Jr., Esq.

    Tel: (617) 951-6639
    Fax: (617) 951-1295

  If to Ventures, to:

    Wired Ventures, Inc.
    660 Third Street, 4th Floor
    San Francisco, CA 94107
    Attention: President

    Tel: (415) 276-8400
    Fax: (415) 276-8699

  with a copy to:

    Cooley Godward LLP
    One Maritime Plaza, 20th Floor
    San Francisco, CA 94111
    Attention: Kenneth L. Guernsey

    Tel: (415) 693-2000
    Fax: (415) 951-3699

  If to the Stockholder Representatives, to:

    H. William Jesse, Jr.
    222 Sutter Street, 8th Floor
    San Francisco, CA 94108

    Tel: (415) 274-4550
    Fax: (415) 274-4567

  and to:

    Louis Rossetto
    1732 La Vereda
    Berkeley, CA 94702

    Tel: (510) 841-7567
    Fax: (510) 841-7568

  and to:

    Paul J. Salem
    901 Fleet Center
    50 Kennedy Plaza
    Providence, RI 02903

    Tel: (401) 751-6763
    Fax: (401) 751-1790

  with a copy to:

    Cooley Godward LLP
    One Maritime Plaza, 20th Floor
    San Francisco, CA 94111
    Attention: Kenneth L. Guernsey

    Tel: (415) 693-2000
    Fax: (415) 951-3699
  or, in each case, to such other address as may be specified in writing to the other parties.

  Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this
Section 12.5.

  12.6 Assignment. No party may assign or otherwise transfer this Agreement or any of his rights hereunder to any person or entity, without the prior written consent of Purchaser, Ventures and the Stockholder Representatives, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

  12.7 Entire Agreement; Amendment; Governing Law; Etc. This Agreement (together with the Exhibits and Schedules hereto) and the Non-Disclosure Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware as it applies to contracts to be performed entirely within the State of Delaware.

  12.8 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument.

  12.9 Venue. If any legal proceeding or other action relating to this Agreement or any of the other agreements being executed and delivered in connection herewith, or any of the transactions contemplated hereby or thereby, is brought or otherwise initiated, the venue therefor shall be in the city and state in which the principal executive offices of the party who is not initiating the legal proceeding, which shall be deemed to be a convenient forum. Each of the parties hereto hereby expressly and irrevocably consents and submits to the jurisdiction of the Federal and State courts sitting in such city and state in connection with any such legal proceeding or other action.

  12.10 Third-Party Rights. The stockholders of Ventures and holders of Options and Warrants, acting solely through the Stockholder Representatives, are intended third-party beneficiaries of the obligations of Purchaser and Acquisition Sub set forth in Articles 1, 5, 6, 10, 11 and 12 of this Agreement. Except as otherwise set forth herein, the parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto and their respective successors in interest.

  12.11 Titles and Headings. Titles and headings of sections of this Agreement and the "Table of Contents" and the "Table of Exhibits" included herewith are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

  12.12 Exhibits and Schedules. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

  12.13 Pronouns. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

  12.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

  12.15 Time of Essence. Time is of the essence of this Agreement.

  12.16 Interpretation. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

  In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                                          Lycos, Inc.,
                                          a Delaware corporation

                                          By: _________________________________

                                          Its: ________________________________

                                          BF Acquisition Corp.,
                                          a Delaware corporation

                                          By: _________________________________

                                          Its: ________________________________

                                          Wired Ventures, Inc.,
                                          a Delaware corporation

                                          By: _________________________________

                                          Its: ________________________________

                                          Stockholder Representatives:

                                          _____________________________________
                                          H. William Jesse, Jr.

                                          _____________________________________
                                          Louis Rossetto

                                          _____________________________________
                                          Paul J. Salem

                                                                         ANNEX B


                                VOTING AGREEMENT

  This VOTING AGREEMENT, dated as of October 5, 1998, between the undersigned holder (the "Holder") of shares of the common stock, $.001 par value (the "Company Common Stock") of Wired Ventures, Inc., a Delaware corporation (the "Company"), the Series A Preferred Stock, $.001 par value per share (the "Company Series A Preferred Stock") of the Company, the Series B Preferred Stock, $.001 par value (the "Company Series B Preferred Stock") of the Company and/or the Series C Preferred Stock, $.001 par value (the "Company Series C Preferred Stock" and together with the Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, the "Ventures Capital Stock") of the Company and Lycos, Inc., a Delaware corporation ("Parent").

                                    RECITALS

  WHEREAS, the Company, Parent, BF Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the representatives of the shareholders of the Company propose to enter into an Agreement and Plan of Merger and Reorganization dated the date hereof (the "Merger Agreement") pursuant to which Merger Sub would be merged (the "Merger") with and into the Company, and each outstanding share of Ventures Capital Stock would be converted into the right to receive shares ("Parent Shares") of the common stock, $0.01 par value, of Parent as provided therein;

  WHEREAS, in order to induce Parent to enter into the Merger Agreement, and at the request of Parent, the Holder has agreed, to enter into this Agreement.

                                   AGREEMENT

  NOW, THEREFORE, the parties hereto agree as follows:

  1. Definitions. Capitalized terms not otherwise defined herein shall be as defined in the Merger Agreement.

  2. Representations and Warranties of Holder. The Holder represents and warrants to Parent as follows:

    (a) Ownership of Securities. The Holder is the record and beneficial owner of the number of shares of Ventures Capital Stock (together with any shares of Ventures Capital Stock hereafter acquired by the Holder, the "Subject Shares") and the number and kind of other securities of the Company (together with the Subject Shares and any other securities of the Company hereafter acquired by the Holder, the "Subject Securities") set forth on the signature page to this Agreement. The Holder has sole voting power and sole power to issue instructions with respect to the voting of the Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal right, in each case with respect to all of the Subject Securities.

    (b) Power; Binding Agreement. The Holder has the legal capacity, power and authority to enter into and perform all of the Holder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Holder will not violate any other agreement to which such Holder is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of such Holder, enforceable against the Holder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. If the Holder is married and the Subject Securities constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Holder's spouse, enforceable against such person in accordance with its terms.

    (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby and neither the execution and delivery of this Agreement by the Holder nor the consummation by the Holder of the transactions contemplated hereby nor compliance by the Holder with any of the provisions hereof shall conflict with or result in any breach of any applicable partnership or other organizational documents applicable to the Holder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any thirdparty right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Holder is a party or by which the Holder's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Holder or any of the Holder's properties or assets.

    (d) No Liens. The Subject Securities are now and at all times during the term hereof will be held by the Holder, or by a nominee or custodian for the benefit of the Holder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder and under applicable securities laws and except as provided in the Shareholders' Agreement dated December 30, 1996, as amended by Amendment No. 1 thereto dated March 23, 1998.

  3. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder shall vote or cause to be voted all of the Subject Securities that it beneficially owns on the record date of any such vote: (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries that under applicable law requires the approval of the Company's stockholders; (3) any change in a majority of the board of directors of the Company; (4) any amendment to the Company's Certificate of Incorporation other than a change necessary or desirable in connection with the Merger and acceptable to Parent, or (5) any other action that under applicable law or contract requires the approval of the Company's stockholders which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement. The Holder will retain at all times during the term hereof the right to vote the Holder's Subject Securities, in Holder's sole discretion, on all matters other than those in this Section 3 which are at any time or from time to time presented to the Company's stockholders.

  4. PROXY. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS MERGER SUB AND THE PRESIDENT OF MERGER SUB AND THE TREASURER OF MERGER SUB, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF MERGER SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF MERGER SUB, AND ANY OTHER DESIGNEE OF MERGER SUB, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SECURITIES SOLELY WITH RESPECT TO THE MATTERS IN CLAUSES (i) and
(ii) OF, AND SOLELY IN ACCORDANCE WITH SECTION 3 HEREOF.

THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE HOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY HIM OR IT WITH RESPECT TO THE SUBJECT SECURITIES.

  5. Covenants of the Holder. The Holder hereby agrees and covenants that:

    (a) No Solicitation. The Holder shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or Merger Sub and other than advising such person or entity of the existence of this Agreement) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Transaction. If the Holder receives any such inquiry or proposal, then it shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Holder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

  (b) Restriction on Transfer, Proxies and Noninterference. The Holder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Holder's Subject Securities; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Holder from performing its obligations under this Agreement.

  6. Agreement as Shareholder. Parent and the Holder acknowledge and agree that none of the provisions set forth herein shall be deemed to restrict or limit any fiduciary duty that the Holder may have as a director or an officer of the Company provided that no such duty shall excuse the Holder from its obligation to vote the Subject Securities, to the extent that they may be so voted as provided herein, and to otherwise comply with each of the terms and conditions of the Agreement.

  7. Assignment; Benefits. The rights (but not the obligations) of Parent hereunder may be assigned, in whole or in part, to Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, to the extent and for so long as it remains a direct or indirect wholly owned subsidiary of Parent. Other than as permitted in the preceding sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other party.

  This Agreement shall be binding upon, and shall inure to the benefit of, the Holder, Parent and their respective successors and permitted assigns.

  8. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

  If to the Holder, to the Holder at the address appearing on the signature page beneath the Holder's name, with a copy to:

  Cooley Godward LLP
  One Maritime Plaza, 20th Floor
  San Francisco, CA 94111
  Attention: Kenneth L. Guernsey

  If to Parent or Merger Sub:

  Lycos, Inc.
  400-2 Totten Pond Road
  Waltham, MA 02451
  Attention: Chief Financial Officer

  With a copy to:

  Hutchins, Wheeler & Dittmar
  101 Federal Street
  Boston, MA 02110
  Attention: Michael J. Riccio, Jr., Esq.

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

  9. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  10. Amendment. This Agreement may not be amended or modified, except by an instrument in writing signed by or on behalf of each of the parties hereto. This Agreement may not be waived by either party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver.

  11. Governing Law: Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably submits to the jurisdiction of any Massachusetts State or Federal court sitting in the City of Boston in any action or proceeding arising out of or related to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. Each party hereto hereby irrevocably consents to the service of process, which may be served in any such action or proceeding by certified mail, return receipt requested, by delivering a copy of such process to such party at its address specified in
Section 8 or by any other method permitted by law.

  12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

  13. Termination. This Agreement shall terminate upon the earliest to occur of
(i) the consummation of the Merger, or (ii) the termination of the Merger Agreement pursuant to Section 9.1 thereof. The date and time at which this Agreement is terminated in accordance with this Section 13 is referred to herein as the "Termination Date." Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's willful breach of this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any contract or agreement, including, without limitation, the Merger Agreement.

  IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                                          LYCOS, INC.


                                          By:__________________________________
                                                  Name: Edward M. Philip
                                              Title: Chief Operating Officer

                                          THE HOLDER:


                                          By:__________________________________
                                                           Name:
                                                          Title:

Shares of Common Stock: _____________

Shares of Preferred Stock: __________

Warrants: ___________________________

Stock Options: ______________________

                                VOTING AGREEMENT

  This VOTING AGREEMENT, dated as of October 5, 1998, between the Wired Ventures, Inc. Voting Trust (the "Trust"), Raymond M. Mathieu of Pawtucket, Rhode Island as trustee of the Trust (in his capacity as such the "Trustee") and Lycos, Inc., a Delaware corporation ("Parent").

                                    RECITALS

  WHEREAS, Wired Ventures, Inc., a Delaware corporation (the "Company"), Parent, BF Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the representatives of the shareholders of the Company propose to enter into an Agreement and Plan of Merger and Reorganization dated the date hereof (the "Merger Agreement") pursuant to which Merger Sub would be merged (the "Merger") with and into the Company, and each outstanding share of Ventures Capital Stock would be converted into the right to receive shares of the common stock, $0.01 par value, of Parent ("Parent Shares") as provided therein;

  WHEREAS, in order to induce Parent to enter into the Merger Agreement, and at the request of Parent, the Trust and the Trustee have agreed, to enter into this Agreement.

                                   AGREEMENT

  NOW, THEREFORE, the parties hereto agree as follows:

  1. Definitions. Capitalized terms not otherwise defined herein shall be as defined in the Merger Agreement.

  2. Representations and Warranties of Trustee. The Trustee represents and warrants to Parent as follows:

    (a) Ownership of Securities. The Trustee is the record owner of the number of shares of Ventures Capital Stock (together with any shares of Ventures Capital Stock hereafter acquired by the Trustee, the "Subject Shares") and the number and kind of other securities of the Company (together with the Subject Shares and any other securities of the Company hereafter acquired by the Trustee, the "Subject Securities") set forth on the signature page to this Agreement. The Trustee has sole voting power and sole power to issue instructions with respect to the voting of the Subject Securities for or against the Merger.

    (b) Power; Binding Agreement. The Trustee has the legal capacity, power and authority to enter into and perform all of the Trustee's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Trustee will not violate any other agreement to which such Trustee is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Trustee and constitutes a valid and binding agreement of such Trustee, enforceable against the Trustee in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

    (c) Trustee. The Trustee is the duly appointed trustee of the Trust pursuant to that certain Wired Ventures, Inc. Voting Trust Agreement by and among the Trustee, the Company and certain stockholders of the Company dated March 23, 1998 (the "Voting Trust Agreement") and as such has the exclusive right to vote all of the shares of Ventures Capital Stock listed on the signature page to this Agreement for or against the Merger on behalf of the persons on Schedule A attached hereto. The Merger constitutes a Board Approved Sale of the Company (as defined in the Voting Trust Agreement).

    (d) No Liens. The Subject Securities are now and at all times during the term hereof will be held by the Trustee, or by a nominee or custodian for the benefit of the Trustee, free and clear of any liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances created or granted by Trustee, except for the Voting Trust Agreement and except for any encumbrances arising hereunder and under applicable securities laws.

  3. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Trustee shall vote or cause to be voted all of the Subject Securities that it owns of record on the record date of any such vote: (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement) to the extent the Trustee is entitled to vote thereon under the Trust: (1) any merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries that under applicable law requires the approval of the Company's stockholders; (3) any change in a majority of the board of directors of the Company; (4) any amendment to the Company's Certificate of Incorporation other than a change necessary or desirable in connection with the Merger and acceptable to Parent, or (5) any other action that under applicable law or contract requires the approval of the Company's stockholders which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement. The Trustee will retain at all times during the term hereof the right to vote the Subject Securities, in Trustee's sole discretion, on all matters provided for in the Trust.

  4. PROXY. THE TRUSTEE HEREBY GRANTS TO, AND APPOINTS MERGER SUB AND THE PRESIDENT OF MERGER SUB AND THE TREASURER OF MERGER SUB, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF MERGER SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF MERGER SUB, AND ANY OTHER DESIGNEE OF MERGER SUB, EACH OF THEM INDIVIDUALLY, THE TRUSTEE'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SECURITIES SOLELY WITH RESPECT TO THE MATTERS IN CLAUSE (i) AND, TO THE EXTENT THE TRUSTEE IS ENTITLED TO VOTE THEREON UNDER THE TRUST, CLAUSE (ii) OF, AND SOLELY IN ACCORDANCE WITH SECTION 3 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE TRUSTEE WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY HIM WITH RESPECT TO THE SUBJECT SECURITIES.

  5. Covenants of the Trustee. The Trustee hereby agrees and covenants that:

    (a) No Solicitation. The Trustee shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or Merger Sub) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Transaction. If the Trustee receives any such inquiry or proposal, then he shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Trustee will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    (b) Restriction on Proxies and Noninterference. The Trustee shall not, directly or indirectly: (i) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (ii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Trustee from performing its obligations under this Agreement.

    (c) Release. The Trustee shall not, directly or indirectly release any of the Stock (as defined in the Voting Trust Agreement) from the Trust until the Termination Date (as defined herein).

    (d) Termination. The Trustee shall not, directly or indirectly, terminate the Trust prior to the Termination Date (as defined herein).

  6. Assignment; Benefits. The rights (but not the obligations) of Parent hereunder may be assigned, in whole or in part, to Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, to the extent and for so long as it remains a direct or indirect wholly owned subsidiary of Parent. Other than as permitted in the preceding sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other party.

  This Agreement shall be binding upon, and shall inure to the benefit of, the Trustee, Parent and their respective successors and permitted assigns.

  7. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

  If to the Trustee, to the Trustee at the address appearing on the signature page beneath the Trustee's name, with a copy to:

  Cooley Godward LLP
  One Maritime Plaza, 20th Floor
  San Francisco, CA 94111
  Attention: Kenneth L. Guernsey

  If to Parent or Merger Sub:

  Lycos, Inc.
  400-2 Totten Pond Road
  Waltham, MA 02451
  Attention: Chief Financial Officer

  With a copy to:

  Hutchins, Wheeler & Dittmar
  101 Federal Street
  Boston, MA 02110
  Attention: Michael J. Riccio, Jr., Esq.

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

  8. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  9. Amendment. This Agreement may not be amended or modified, except by an instrument in writing signed by or on behalf of each of the parties hereto. This Agreement may not be waived by either party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver.

  10. Governing Law: Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably submits to the jurisdiction of any Massachusetts State or Federal court sitting in the City of Boston in any action or proceeding arising out of or related to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. Each party hereto hereby irrevocably consents to the service of process, which may be served in any such action or proceeding by certified mail, return receipt requested, by delivering a copy of such process to such party at its address specified in
Section 7 or by any other method permitted by law.

  11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

  12. Termination. This Agreement shall terminate upon the earliest to occur of
(i) the consummation of the Merger, or (ii) the termination of the Merger Agreement pursuant to Section 9.1 thereof. The date and time at which this Agreement is terminated in accordance with this Section 12 is referred to herein as the "Termination Date." Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's willful breach of this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any contract or agreement, including, without limitation, the Merger Agreement.

  IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                                          LYCOS, INC.


                                          By:__________________________________
                                                  Name: Edward M. Philip
                                              Title: Chief Operating Officer

                                          WIRED VENTURES, INC. VOTING TRUST:


                                          By:__________________________________
                                                    Raymond M. Mathieu
                                                          Trustee

Shares of Common Stock:
                       -------------------

Shares of Series A Preferred Stock: 8,786,741
                                   ------------

Shares of Series B Preferred Stock: 350,000
                                   ------------

Shares of Series C Preferred Stock:
                                   ------------

                                VOTING AGREEMENT

  This VOTING AGREEMENT, dated as of October 5, 1998, between the undersigned holder (the "Holder") of shares of the common stock, $.001 par value (the "Company Common Stock") of Wired Ventures, Inc., a Delaware corporation (the "Company"), options to acquire shares of Company Common Stock (the "Stock Options"), the Series A Preferred Stock, $.001 par value per share (the "Company Series A Preferred Stock") of the Company, the Series B Preferred Stock, $.001 par value (the "Company Series B Preferred Stock") of the Company and/or the Series C Preferred Stock, $.001 par value (the "Company Series C Preferred Stock" and together with the Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, the "Ventures Capital Stock") of the Company and Lycos, Inc., a Delaware corporation ("Parent").

                                    RECITALS

  WHEREAS, the Company, Parent, BF Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the representatives of the shareholders of the Company propose to enter into an Agreement and Plan of Merger and Reorganization dated the date hereof (the "Merger Agreement") pursuant to which Merger Sub would be merged (the "Merger") with and into the Company, and each outstanding share of Ventures Capital Stock would be converted into the right to receive shares ("Parent Shares") of the common stock, $0.01 par value, of Parent as provided therein;

  WHEREAS, in order to induce Parent to enter into the Merger Agreement, and at the request of Parent, the Holder has agreed, to enter into this Agreement.

                                   AGREEMENT

  NOW, THEREFORE, the parties hereto agree as follows:

  1. Definitions. Capitalized terms not otherwise defined herein shall be as defined in the Merger Agreement.

  2. Representations and Warranties of Holder. The Holder represents and warrants to Parent as follows:

    (a) Ownership of Securities. The Holder is the record and beneficial owner of the number of shares of Ventures Capital Stock (together with any shares of Ventures Capital Stock hereafter acquired by the Holder, the "Subject Shares") and the number and kind of other securities of the Company (together with the Subject Shares and any other securities of the Company hereafter acquired by the Holder, the "Subject Securities") set forth on the signature page to this Agreement. The Holder has sole voting power and sole power to issue instructions with respect to the voting of the Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal right, in each case with respect to all of the Subject Securities.

    (b) Power; Binding Agreement. The Holder has the legal capacity, power and authority to enter into and perform all of the Holder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Holder will not violate any other agreement to which such Holder is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of such Holder, enforceable against the Holder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. If the Holder is married and the Subject Securities constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Holder's spouse, enforceable against such person in accordance with its terms.

    (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby and neither the execution and delivery of this Agreement by the Holder nor the consummation by the Holder of the transactions contemplated hereby nor compliance by the Holder with any of the provisions hereof shall conflict with or result in any breach of any applicable partnership or other organizational documents applicable to the Holder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Holder is a party or by which the Holder's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Holder or any of the Holder's properties or assets.

    (d) No Liens. The Subject Securities are now and at all times during the term hereof will be held by the Holder, or by a nominee or custodian for the benefit of the Holder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder and under applicable securities laws.

  3. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder shall vote or cause to be voted all of the Subject Securities that he or she beneficially owns on the record date of any such vote: (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and
(ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries that under applicable law requires the approval of the Company's stockholders; (3) any change in a majority of the board of directors of the Company; (4) any amendment to the Company's Certificate of Incorporation other than a change necessary or desirable in connection with the Merger and acceptable to Parent, or (5) any other action that under applicable law or contract requires the approval of the Company's stockholders which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement. The Holder will retain at all times during the term hereof the right to vote the Holder's Subject Securities, in Holder's sole discretion, on all matters other than those in this Section 3 which are at any time or from time to time presented to the Company's stockholders.

  4. PROXY. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS MERGER SUB AND THE PRESIDENT OF MERGER SUB AND THE TREASURER OF MERGER SUB, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF MERGER SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF MERGER SUB, AND ANY OTHER DESIGNEE OF MERGER SUB, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SECURITIES SOLELY WITH RESPECT TO THE MATTERS IN CLAUSES (i) and
(ii) OF, AND SOLELY IN ACCORDANCE WITH SECTION 3 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE HOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY HIM OR HER WITH RESPECT TO THE SUBJECT SECURITIES.

  5. Covenants of the Holder. The Holder hereby agrees and covenants that:

    (a) No Solicitation. The Holder shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or Merger Sub) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Transaction. If the Holder receives any such inquiry or proposal, then he or she shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Holder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    (b) Restriction on Transfer, Proxies and Noninterference. The Holder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Holder's Subject Securities; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Holder from performing its obligations under this Agreement.

    (c) Option Exercise. If requested by Parent at any time prior to the earlier of the record date for the meeting of the stockholders of the Company called for the purpose of approving the Merger or the date on which written consents to approve the Merger are first solicited by the Company (the earlier of such dates being referred to as the "Record Date"), the Holder will exercise Stock Options to purchase the number of shares of Ventures Common Stock (the "Option Shares") which will, after giving effect to the exercise of such Stock Options, represent a majority of the shares of Company Common Stock outstanding on the Record Date. The Option Shares shall be Subject Shares for purposes of this Agreement. In the event that Parent requests that the Holder exercise the Stock Options, Parent will make an interest free loan to the Holder in the amount of the aggregate exercise price necessary to purchase the Option Shares which shall be secured by a security interest in the Option Shares and which shall be repaid upon the sale of the Option Shares, or any securities issued in exchange for the Option Shares, from the proceeds of such sale.

  6. Agreement as Shareholder. Parent and the Holder acknowledge and agree that none of the provisions set forth herein shall be deemed to restrict or limit any fiduciary duty that the Holder may have as a director or an officer of the Company provided that no such duty shall excuse the Holder from its obligation to vote the Subject Securities, to the extent that they may be so voted as provided herein, and to otherwise comply with each of the terms and conditions of the Agreement.

  7. Assignment; Benefits. The rights (but not the obligations) of Parent hereunder may be assigned, in whole or in part, to Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, to the extent and for so long as it remains a direct or indirect wholly owned subsidiary of Parent. Other than as permitted in the preceding sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other party.

  This Agreement shall be binding upon, and shall inure to the benefit of, the Holder, Parent and their respective successors and permitted assigns.

  8. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

  If to the Holder, to the Holder at the address appearing on the signature page beneath the Holder's name, with a copy to:

  Cooley Godward LLP
  One Maritime Plaza, 20th Floor
  San Francisco, CA 94111
  Attention: Kenneth L. Guernsey

  If to Parent or Merger Sub:

  Lycos, Inc.
  400-2 Totten Pond Road
  Waltham, MA 02451
  Attention: Chief Financial Officer

  With a copy to:

  Hutchins, Wheeler & Dittmar
  101 Federal Street
  Boston, MA 02110
  Attention: Michael J. Riccio, Jr., Esq.

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

  9. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  10. Amendment. This Agreement may not be amended or modified, except by an instrument in writing signed by or on behalf of each of the parties hereto. This Agreement may not be waived by either party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver.

  11. Governing Law: Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably submits to the jurisdiction of any Massachusetts State or Federal court sitting in the City of Boston in any action or proceeding arising out of or related to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. Each party hereto hereby irrevocably consents to the service of process, which may be served in any such action or proceeding by certified mail, return receipt requested, by delivering a copy of such process to such party at its address specified in
Section 8 or by any other method permitted by law.

  12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

  13. Termination. This Agreement shall terminate upon the earliest to occur of
(i) the consummation of the Merger, or (ii) the termination of the Merger Agreement pursuant to Section 9.1 thereof. The date and time at which this Agreement is terminated in accordance with this Section 13 is referred to herein as the "Termination Date." Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's willful breach of this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any contract or agreement, including, without limitation, the Merger Agreement.

  IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                                          LYCOS, INC.


                                          By:__________________________________
                                                  Name: Edward M. Philip
                                              Title: Chief Operating Officer

                                          THE HOLDER:


                                          By:__________________________________
                                                           Name:
                                                          Title:

Shares of Common Stock: _____________

Shares of Preferred Stock: __________

Warrants: ___________________________

Stock Options: ______________________

                                                                         Annex C

                                ESCROW AGREEMENT

  This Agreement is made as of          by and among Lycos, Inc., a Delaware
corporation (the "Parent"), State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"), and H. William Jesse, Jr., Louis Rossetto and Paul
J. Salem, as representatives of the holders of shares of Ventures Capital Stock and options and warrants to purchase Ventures Capital Stock at the Effective Time (except such holders as shall have properly exercised their appraisal or dissenters' rights under applicable law) (the "Holders"). Capitalized terms used in this Agreement that are not otherwise defined herein shall be defined as set forth in the Agreement and Plan of Merger and Reorganization, dated as of October 5, 1998 (the "Merger Agreement") among Wave Ventures, Inc., a Delaware corporation (the "Company"), the Parent, and Acquisition Sub, a Delaware corporation (the "Subsidiary").

                                  WITNESSETH:

  Whereas, the Company, the Parent and the Subsidiary have entered into the Merger Agreement, pursuant to which the Subsidiary is being merged with and into the Company; and

  Whereas, the Merger Agreement provides that, at the Effective Time, share
certificates representing an aggregate of     shares of Common Stock of Parent,
$.01 par value per share ("Parent Common Stock"), and documents evidencing
options and warrants to purchase an aggregate of     shares of Parent Common
Stock (together with any additional such shares held by the Escrow Agent hereunder, the "Escrow Shares" or the "Escrow Fund"), shall be deposited in escrow, to be held and disposed of by the Escrow Agent as provided herein; and

  Whereas, pursuant to the Merger Agreement, each of the Holders has appointed
H. William Jesse, Jr., Louis Rossetto and Paul J. Salem (or such individuals as may succeed them pursuant to the provisions of Section 1.1 hereof) as such Holder's agents and attorneys-in-fact (such individuals or such other individuals as may succeed them being hereinafter referred to as the "Representatives") to act with full authority for such Holder and on such Holder's behalf pursuant to this Agreement; and

  Whereas, the Parent and the Representatives desire the Escrow Agent to serve as the escrow agent, and the Escrow Agent is willing to do so, upon the terms and conditions hereinafter set forth;

  Now, Therefore, it is agreed:

                                   ARTICLE 1

                 Indemnification; Appointment of Representative

  1.1 Appointment of Representative. Each of the Holders has appointed the Representatives as such Holder's agents and attorneys-in-fact to give and receive notices and communications, to authorize delivery to the Parent of Escrow Shares from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Representatives for the accomplishment of the foregoing. Such agency may be changed by the Holders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that no Representative may be removed unless Holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Representatives may be filled by approval of the Holders of a majority in interest of the Escrow Fund. No bond shall be required of the Representatives, and no Representative shall receive any compensation for his or her services. Notices or communications to or from the Representatives shall constitute notice to or from each of the Holders. The Representatives shall not be liable for any act done or omitted hereunder as Representatives while acting in good faith and in the exercise of reasonable judgment, except in the case of their bad faith, gross negligence or willful misconduct. The Holders shall severally indemnify the Representatives and hold the Representatives harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representatives and arising out of or in connection with the acceptance or administration of the Representatives' duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representatives.

  1.2 Actions of the Representatives. A decision, act, consent or instruction of a majority of the Representatives shall constitute a decision of all Holders and shall be final, binding and conclusive upon each of such Holders, and the Escrow Agent and the Parent may rely upon any such decision, act, consent or instruction of the Representatives as being the decision, act, consent or instruction of each such Holder. The Escrow Agent and the Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representatives.

                                   ARTICLE 2

              Appointment of Escrow Agent; Creation of Escrow Fund

  2.1 Appointment of Escrow Agent. The Parent and the Representatives hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as depository and administrator of the Escrow Fund, upon the terms and conditions set forth below.

  2.2 Creation of Escrow Fund. Pursuant to the Merger Agreement, at the Effective Time, Parent shall deposit in escrow with the Escrow Agent, as escrow agent, a stock certificate or certificates representing the Escrow Shares which shall be registered in the name of the Escrow Agent as Escrow Agent hereunder. The Escrow Fund shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of the Merger Agreement and this Agreement. The number of Escrow Shares beneficially owned by each Holder is set forth in Exhibit A attached hereto. The Holders hereby authorize the Parent to deliver directly to the Escrow Agent all dividends and other distributions paid in the Parent's common stock made in respect of any Escrow Shares held in the Escrow Fund, all of which dividends and distributions shall be added to and become part of the Escrow Fund held for the respective Holders on account of whose shares such dividends or distributions were paid. Any cash dividends or distributions of property (other than securities) received by the Escrow Agent in respect of the Escrow Fund shall be paid by the Escrow Agent to the Holders according to the Escrow Shares, cash or other property held by it for each Holder. The Parent, upon depositing the Escrow Shares (and upon depositing any dividends and other distributions made in respect of the Escrow Shares which are paid in securities) with the Escrow Agent in the Escrow Fund, as hereinabove provided, shall deliver to the Escrow Agent three copies of a schedule, signed by the chief financial officer or the controller of the Parent, identifying the securities being deposited by the Parent in the Escrow Fund, two copies of which schedule shall be countersigned by an appropriate officer of the Escrow Agent, acknowledging the deposit of such securities in the Escrow Fund, and returned by the Escrow Agent to, respectively, the Parent and the Representatives. The Escrow Agent shall hold the Escrow Fund in a separate account and shall invest such account (to the extent of any cash held therein) and disburse such account as hereinafter provided. The Escrow Fund, less any amounts therefrom disbursed to the Parent, shall be disbursed by the Escrow Agent to the Holders on or after the Expiration Date (as that term is hereinafter defined) in accordance with the provisions of this Agreement.

  2.3 Holder Rights. While any Escrow Shares, cash or other property are held in escrow in the Escrow Fund, and pending the disbursement thereof to the Parent or the Holders, as the case may be, in connection with any disbursement of property from the Escrow Fund in accordance with Article III hereof, the Holders will have all rights with respect thereto (including, without limitation, the right to vote such shares), except (i) the right of possession thereof, (ii) except as set forth in Section 2.5, the right to sell, assign, pledge, hypothecate or otherwise dispose of such Escrow Shares or any interest therein, and (iii) the right to receive any dividends or other distributions in respect thereof paid in securities. The Escrow Agent will vote the Escrow Shares in the manner instructed by each Holder based upon such Holder's pro rata percentage of the Escrow Shares referred to on Schedule 2.4.

  2.4 Holder Percentage Interest in Escrow Fund. Attached hereto as Schedule
2.4 is a schedule listing each Holder, such Holder's address and Social Security or other tax identification number and such Holder's interest in the Escrow Fund (expressed as a percentage, based on the number of Escrow Shares delivered to the Escrow Agent at the Effective Time on behalf of such Holder). At the time of its delivery to the Escrow Agent of any shares of its common stock, the Parent shall notify the Escrow Agent of the Holder's account for which such shares are delivered.

  2.5 Sale of Escrow Shares. The Representatives may direct the Escrow Agent to sell Escrow Shares, at any price that is at least equal to the Average Closing Stock Price, by delivery to the Escrow Agent of a notice stating the number of Escrow Shares to be sold and the minimum price per share to be realized from such sale. To the extent directed to do so by the Representatives, the Escrow Agent shall promptly upon receipt of such notice (provided that the minimum price per share indicated may be realized), sell such number of Escrow Shares as is designated by the Representatives, at no more than the usual and customary brokerage commissions, and shall add the proceeds of such sale to the Escrow Fund; provided, however, that to the extent such proceeds per share exceed the Average Closing Stock Price, such excess amounts shall not be added to the Escrow Fund and shall be promptly paid in the form of checks issued by and drawn on the Escrow Agent and distributed to the Holders, in the proportions indicated on Schedule 2.4, by first class mail or expedited courier service to each Holder at the address indicated on such Schedule, or such other address as shall have been specified in a written notice to the Escrow Agent from the relevant Holder or the Representatives.

                                   ARTICLE 3

                           DISPOSITION OF ESCROW FUND

  3.1 Escrow Period; Distribution Upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Massachusetts time, on the first anniversary of the Closing Date (the period from the Effective Time to such anniversary being referred to herein as the "Escrow Period," and the last day of the Escrow Period being referred to herein as the "Expiration Date"); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that, together with the aggregate amount remaining in the Escrow Fund, is necessary in the reasonable judgment of Parent, subject to the objection of the Representatives and the subsequent arbitration of the matter in the manner provided in Section
3.4 hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Holders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of amounts from the Escrow Fund to the Holders pursuant to this Section 3.1 shall be made in proportion to their respective original contributions to the Escrow Fund.

  3.2 Claims Upon Escrow Fund. Claims for Losses may be made pursuant to
Section 11.2 of the Merger Agreement up to a maximum of the product of the number of Escrow Shares multiplied by the Average Closing Stock Price. Upon the occurrence of an event which the Parent asserts constitutes a Loss for which Parent may properly claim indemnity under Section 11.2 of the Merger Agreement (an "Indemnity Claim") on or before the last day of the Escrow Period, the Parent shall deliver to the Escrow Agent a certificate signed by any officer of Parent (an "Officer's Certificate"): (1) stating the aggregate amount of Parent's Losses or an estimate thereof, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or arose, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other matter to which such item is related. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer's Certificate, the Escrow Agent shall, subject to the provisions of Section 3.3 hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, an amount equal to the amount of such Losses (1) in cash, (2) if no cash is remaining in the Escrow Fund, then that number of shares of Parent Common Stock held in the Escrow Fund equal to the quotient obtained by dividing (i) the amount of such Losses by (ii) the Average Closing Stock Price, or, (3) if the Escrow Fund consists of both cash and shares of Parent Common Stock, then the amount of such Losses in cash and shares of Parent Common Stock (determined as described in clause (2) above) pro rata in accordance with the relative value of the cash and shares of Parent Common Stock (valued at the Average Closing Stock Price) constituting the Escrow Fund at the time of payment.

  3.3 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Representatives and for a period of 30 days after such delivery, the Escrow Agent shall make no delivery to Parent of any amount from the Escrow Fund pursuant to Section 3.2 unless the Escrow Agent shall have received written authorization from the Representatives to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with Section 3.2 hereof; provided, however, that no such payment or delivery may be made if the Representatives shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period.

  3.4 Resolution of Conflicts; Arbitration. In case the Representatives shall so object in writing to any claim or claims made in any Officer's Certificate, the Representatives and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, if the Representatives and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute an amount from the Escrow Fund in accordance with the terms thereof.

  If no such agreement can be reached after good faith negotiation, either Parent or the Representatives may demand arbitration of the matter unless the amount of the damage or loss is at issue pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years' relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent jurisdiction, sitting in law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement (the "Arbitration Award"), and notwithstanding anything in
Section 3.3 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in the City and County of Denver, Colorado under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. Except as provided below, the non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration. In the event Parent is awarded less than 50% of the disputed amount (excluding any amounts not in dispute), then Parent shall pay its own expenses in addition to one-half the fees of each arbitrator and one half of the administrative costs of the arbitration.

  3.5 Notice to Withhold on Expiration Date. On or prior to the Expiration Date, the Parent shall notify the Escrow Agent and the Representatives of the amount, if any, in Parent's reasonable judgment, to be retained after the Expiration Date on account of Indemnity Claims concerning facts or circumstances existing prior to the termination of the Escrow Period and concerning which the Parent has delivered to the Escrow Agent, prior to termination of the Escrow Period, the Officer's Certificate specified in
Section 3.2 hereof, which Indemnity Claims are not, at such time, absolute as to liability or liquidated as to amount. Such notice to contain the information specified in Section 3.2 to the extent it requires supplementation or change based on the Parent's then knowledge, whereupon the Escrow Agent shall, subject to the objection of the Representatives and the subsequent arbitration of the matter in the manner provided in Section 3.4 hereof, retain an amount in the Escrow Fund having a value (determined in accordance with Section 3.2 hereof) equal to the amount set forth in the notice given by the Parent pursuant to this Section 3.5. In the event the Parent does not timely provide the notice required by this Section 3.5, all remaining property held in the Escrow Fund shall be distributed by the Escrow Agent to the Holders promptly after the Expiration Date.

  3.6 Distribution Following Expiration Date. As soon as practicable following the Expiration Date, such number of Escrow Shares and such cash and other property as shall remain in the Escrow Fund, less all amounts in the Escrow Fund retained pursuant to Section 3.5 hereof, shall be released from the provisions of this Agreement and distributed promptly by the Escrow Agent to the Holders, in the proportions indicated on Schedule 2.4, by first class mail or expedited courier service to each Holder at the address indicated on such Schedule, or such other address as shall have been specified in a written notice to the Escrow Agent from the relevant Holder or the Representatives, with any cash amounts paid in the form of a check issued by and drawn on the Escrow Agent.

  3.7 Retention of Escrow Fund After Expiration Date. Upon receipt of a notice pursuant to Section 3.5 hereof, the Escrow Agent shall continue to hold after the Expiration Date, with respect to each Indemnity Claim included in such notice, the amount specified by such notice in respect of such Indemnity Claim determined pursuant to Section 3.5 until such time as the Escrow Agent receives a written agreement signed by the Representatives and the Parent stating the amount, if any, which the Parent is entitled to receive from the Escrow Fund in connection with such Indemnity Claim, or a copy of an Arbitration Award with respect to such Indemnity Claim, at which time the Escrow Agent shall return to the Parent, with respect to such Indemnity Claim, cash from the Escrow Fund or Escrow Shares having a value (determined in accordance with the final sentence of Section 3.2 hereof) equal to the amount specified in such agreement or Arbitration Award and shall distribute to the Holders, in the proportions indicated on Schedule 2.4, such property, if any, which the Escrow Agent was holding after the Expiration Date pursuant to Section 3.5 by reason of such Indemnity Claim and which is in excess of the amount so distributed to the Parent with respect thereto; provided, however, that to the extent the distribution of such property from the Escrow Fund to the Holders would cause the value of the property remaining in the Escrow Fund after such distribution to fall below the amount (determined pursuant to Section 3.5) of all still unresolved Indemnity Claims identified in the Section 3.5 notice, such property shall be retained by the Escrow Agent in the Escrow Fund and shall be available for distribution to the Parent upon the resolution of any unresolved Indemnity Claims, and such property shall not be distributed to the Holders until such time, if any, as such distribution can be made without causing the value of all property remaining in the Escrow Fund to fall below the amount of all remaining unresolved Indemnity Claims identified in the Section 3.5 notice.

  3.8 Allocation of Escrow Shares Distributed to the Parent. In the event amounts from the Escrow Fund are retained by the Escrow Agent or distributed to the Parent pursuant to any provisions of this Article III, such amounts from the Escrow Fund shall be taken from the amounts in such Escrow Fund deposited by each Holder in proportion to such Holder's percentage interest in the Escrow Fund as set forth on Schedule 2.4.

  3.9 Adjustment of Escrow Fund. Promptly upon receipt by the Escrow Agent of a notice from the Parent and the Representatives indicating that the Adjustment Amount, as determined pursuant to Section 10.1 of the Merger Agreement, is negative and authorizing release to the Parent of an amount from the Escrow Fund, the Escrow Agent shall release to the Parent that number of shares of Parent Common Stock from the Escrow Fund equal to the Escrow Adjustment Shares an amount equal to the Adjustment Amount in cash shares of Parent Common Stock or both as determined as set forth in Section 3.2; provided, however, that such Adjustment Amount shall not exceed $2 million.

  3.10 Advance Escrow. Promptly after receipt by the Escrow Agent of any funds released from the Advance Escrow as contemplated by Section 5.7 of the Merger Agreement, the Escrow Agent shall (i) comply with any instruction previously received from the Parent and the Representatives pursuant to Section 10.2 of the Merger Agreement with respect to addition of some or all of such funds to the Escrow Fund, in which case, a portion of the Advance Escrow equal to the Adjustment Amount in excess of $2 million shall be promptly paid to Parent in accordance with such instructions, and (ii) distribute any portion of such funds not subject to any such instruction to the former holders of Ventures Series A Preferred Stock and Ventures Series C Preferred Stock identified on
Schedule 5.7 to the Merger Agreement in the proportions specified thereon.

  3.11 Tax Refund Amount. Promptly after receipt by the Escrow Agent of any funds from Purchaser as contemplated by Section 5.8 of the Merger Agreement, the Escrow Agent shall distribute such funds to the former holders of Ventures Series A Preferred Stock and Ventures Series C Preferred Stock identified on
Schedule 5.7 to the Merger Agreement in the proportions specified thereon.

                                   ARTICLE 4

                    Investment of Escrow Fund and Accounting

  4.1 Investment of Escrow Fund. All cash held in the Escrow Fund shall be invested by the Escrow Agent in interest-bearing securities of, or guaranteed by, the United States Government with maturities of not more than 30 days, or in such other investments as the Parent and the Representative may agree in a writing delivered to the Escrow Agent. All interest and other income earned on the Escrow Fund shall be added to and become part of the Escrow Fund, and the distribution thereof shall be subject to the terms of this Agreement.

  4.2 Accounting. In the event cash is held in the Escrow Fund, the Escrow Agent shall supply a written account to the Parent and the Representatives at the end of each month prior to the Expiration Date in which there is cash in the Escrow Fund (and thereafter to the extent any amounts remain in escrow pursuant to Section 3.5 hereof) listing all transactions with respect to the Escrow Fund during the immediately preceding month.

  4.3 Tax Reporting. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund shall be allocable one-half to Parent and one-half to the Holders in the proportions set forth on Schedule 2.4 as such proportions may be modified due to the receipt by the Escrow Agent of any additional Escrow Shares.

  4.4 Certification of Tax Identification Number. The Holders agree to provide the Escrow Agent with their respective certified tax identification numbers by signing and delivering a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent within 30 days from the date hereof. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund in accordance with the Internal Revenue Code of 1986, as amended from time to time.

                                   ARTICLE 5

                                Representatives

  5.1 Expenses. Any out-of-pocket fees and expenses incurred by the Representatives shall be paid out of the Escrow Fund in preference to other distributions from such Escrow Fund, and shall be payable from the proceeds of the sales of shares made pursuant to Section 5.2 below; provided, however, that under no circumstances will the Representatives have personal liability for any such fees and expenses.

  5.2 Sale of Escrow Shares. To the extent directed to do so by the Representatives, the Escrow Agent shall sell a portion of the Escrow Shares during the term of this Agreement and shall apply the proceeds of such sale to pay expenses incurred by the Representatives on behalf of the Holders as provided in Section 5.1 above.

                                   ARTICLE 6

                                  Escrow Agent

  6.1 Escrow Agent Duties, Protections, Indemnifications, Etc.

  (a) The other parties hereto acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it;
(iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for making any investigation into the facts or matters set forth therein or otherwise determining the accuracy or rightfulness thereof; and (iv) may consult counsel satisfactory to it, including house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

  (b) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. Subject to the limitations contained in Section 6.1(e), the Parent and Holders, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct.

  (c) Subject to the limitations contained in Section 6.1(e), the Holders, severally and not jointly, agree to assume any and all obligations imposed on each of them now or hereafter by any applicable tax law with respect to the payment of Escrow Funds to such Holders under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Escrow Agreement. The Holders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement. The Holders, severally and not jointly, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges with respect to the Holders, including without limitation the withholding or deduction of the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including costs and expenses (including reasonable fees and expenses), interest and penalties, except in the event of the Escrow Agent's gross negligence, bad faith or willful misconduct.

  (d) The Parent agrees to pay or reimburse the Escrow Agent up to $1,400 for any legal fees and expenses incurred in connection with the preparation of this Agreement and to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the attached fee schedule, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement from Parent on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

  (e) The provisions of paragraphs (b), (c) and (d) shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. As between the Parent and Holders, the indemnification obligations of Parent and the Holders shall be paid first from the Escrow Fund and, after the Escrow Fund has been exhausted or otherwise committed, the remaining indemnification obligations shall be paid by Parent and not by the Holders.

  6.2 Disputes. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from any party hereto with respect to the Escrow Fund which, in its opinion, are in conflict with any of the provisions of this Agreement or the Merger Agreement, it shall be entitled to refrain from taking any action until such time as there has been a final determination of the rights of the Parent and the Representatives with respect to the Escrow Fund (or relevant portion thereof). For purposes of this
Section 6.2 there shall be deemed to have been a final determination of the rights of the Parent and the Representative with respect to the Escrow Fund (or relevant portion thereof) at such time as Escrow Agent shall receive (i) an executed counterpart of an agreement between the Representatives and the Parent or (ii) a copy of an Arbitration Award, which provides for the disposition of the Escrow Fund (or relevant portion thereof).

  6.3 Resignation. The Escrow Agent may at any time resign and be discharged of the duties imposed hereunder (but without prejudice for any liability for bad faith, gross negligence or willful misconduct hereunder) by giving notice to the Representatives and the Parent at least 60 business days prior to the date specified for such resignation to take effect, in which case, upon the effective date of such resignation:

    (a) all property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated in writing by the Parent and the Representatives, whereupon the Escrow Agent's obligations hereunder shall cease and terminate;

    (b) if no such person has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, subject to clause (c) below; and

    (c) the Escrow Agent's sole responsibility thereafter shall be to keep all property then held by it (and to make the investments as hereinbefore provided) and to account for and deliver the same to the successor escrow agent designated in writing by the Parent and the Representatives or, if no such successor escrow agent shall have been so designated, in accordance with the directions of an Arbitration Award, and the provisions of Section 6.1(d) and Section 6.1(e) shall remain in effect.

  6.4 Removal of Escrow Agent. The Parent and the Representatives may, upon at least 30 business days prior written notice to the Escrow Agent executed by each of them, dismiss the Escrow Agent hereunder and appoint a successor. In such event, the Escrow Agent shall promptly account for and deliver to the successor escrow agent named in such notice the then balance of the Escrow Fund, including all investments thereof and accrued income thereon. Upon acceptance thereof and of such accounting by such successor escrow agent, and upon reimbursement to the Escrow Agent of all expenses and other amounts due to it hereunder through the date of such accounting and delivery, the Escrow Agent shall be released and discharged from all of its duties and obligations hereunder, but without prejudice to any liability of the Escrow Agent for its bad faith, gross negligence or willful misconduct hereunder.

                                   ARTICLE 7

                                 MISCELLANEOUS

  7.1 Term. This Agreement shall continue in force until the final distribution of all amounts held by the Escrow Agent hereunder.

  7.2 Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

  If to Parent:

    Lycos, Inc.
    400-2 Totten Pond Road
    Waltham, MA 02451
    Attention: General Counsel

    Tel: (781) 370-2700
    Fax: (781) 370-2600

  with a copy to:

    Hutchins, Wheeler & Dittmar
    A Professional Corporation
    101 Federal Street
    Boston, MA 02110
    Attention: Michael J. Riccio, Jr., Esq.

    Tel: (617) 951-6639
    Fax: (617) 951-1295

  If to the Representatives, to:

    H. William Jesse, Jr.
    222 Sutter Street, 8th Floor
    San Francisco, CA 94108

    Tel: (415) 274-4550
    Fax: (415) 274-4567
  and to:

    Louis Rossetto
    1732 La Vereda
    Berkeley, CA 94702

    Tel: (510) 841-7567
    Fax: (510) 841-7568

  and to:

    Paul J. Salem
    901 Fleet Center
    50 Kennedy Plaza
    Providence, RI 02903

    Tel: (401) 751-6763
    Fax: (401) 751-1790

  with a copy to:

    Cooley Godward LLP
    One Maritime Plaza, 20th Floor
    San Francisco, CA 94111
    Attention: Kenneth L. Guernsey

    Tel: (415) 693-2000
    Fax: (415) 951-3699

  If to Escrow Agent, to:

    State Street Bank & Trust Company
    Two International Place
    Boston, MA 02110
    Attention: Corporate Trust Department--Lycos Escrow

  or, in each case, to such other address as may be specified in writing to the other parties.

  Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this
Section 7.2.

  7.3 Assignment. No party may assign or otherwise transfer this Agreement or any of his rights hereunder to any person or entity, without the prior written consent of the Parent, the Escrow Agent and the Representatives, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

  7.4 Entire Agreement; Amendment; Governing Law; Etc. This Agreement (together with the Exhibits and Schedules hereto), the Merger Agreement and the Non-Disclosure Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware as it applies to contracts to be performed entirely within the State of California.

  7.5 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument.

  7.6 Venue. If any legal proceeding or other action relating to this Agreement or any of the other agreements being executed and delivered in connection herewith, or any of the transactions contemplated hereby or thereby, is brought or otherwise initiated, the venue therefor shall be in the city and state in which the principal executive offices of the party who is not initiating the legal proceeding, which shall be deemed to be a convenient forum. Each of the parties hereto hereby expressly and irrevocably consents and submits to the jurisdiction of the Federal and State courts sitting in such city and state in connection with any such legal proceeding or other action.

  7.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

  7.8 Exhibits and Schedules. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

  7.9 Pronouns. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

  7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

  7.11 Time of Essence. Time is of the essence of this Agreement.

  7.12 Interpretation. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

                           COUNTERPART SIGNATURE PAGE
                              TO ESCROW AGREEMENT

  In Witness Whereof, the parties hereto have executed this Agreement as of the date first above set forth.

                                          Lycos, Inc.

                                          By: _________________________________

                                          State Street Bank and Trust Company

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Stockholder Representatives:

                                          _____________________________________
                                          H. William Jesse, Jr.

                                          _____________________________________
                                          Louis Rossetto

                                          _____________________________________
                                          Paul J. Salem

                                                                         ANNEX D

                                  [LETTERHEAD]

                                                                 October 5, 1998

Board of Directors
Wired Ventures, Inc.
660 Third Street
San Francisco, CA 94107

Ladies and Gentlemen:

  We understand that Wired Ventures, Inc. (the "Company"), Lycos, Inc. ("Parent") and BF Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"). Pursuant to the Agreement, upon consummation of the Merger, the security holders of the Company will receive aggregate consideration (the "Merger Consideration") comprised of (i) $5.0 million in cash contingent upon certain events (the "Tax Refund Amount") and (ii) shares of the common stock, par value $.01 per share, of Parent ("Parent Common Stock") with a value of approximately $130.0 million, based on the average closing price of Parent Common Stock for the 20 consecutive trading days ending on the third trading day preceding consummation of the Merger (the "Average Closing Stock Price"); provided, however, that the Average Closing Stock Price shall not be greater than 135% of the Parent Common Stock closing price on the date immediately prior to the date hereof or less than 65% of such closing price. The terms and conditions of the Merger are more fully set forth in the Agreement.

  You have requested our opinion as to the fairness in the aggregate of the Merger Consideration to the stockholders of the Company taken as a whole, from a financial point of view. In connection with this opinion, we have:

  (i) Reviewed the financial terms and conditions of the Agreement;

  (ii) Analyzed certain historical business and financial information relating to the Company and Parent;

  (iii) Reviewed various internal financial forecasts and other financial and operating data provided to us by the Company relating to its business and financial performance;

  (iv) Reviewed analysts' financial forecasts regarding Parent with Parent in order to elicit Parent's views of its future financial performance, Parent having informed us that it does not have a current forecast;

  (v) Held discussions with certain members of the senior managements of the Company and Parent with respect to the past and current business operations and financial condition and the prospects of the Company and Parent, respectively, the strategic objectives of each, certain possible strategic, financial and operating benefits that may be realized following the Merger and the Company's competitive position;

  (vi) Reviewed the pro forma impact of the Merger on the earnings per share of Parent;

  (vii) Reviewed the historical stock prices and trading volumes of the Parent Common Stock;

  (viii) Reviewed publicly available commentary of the research analysts following Parent and the Internet sector generally;

  (ix) Participated in discussions with the Company's Board of Directors and its legal and other advisors; and

  (x) Considered such other financial studies, analyses and investigations as we deemed appropriate.

  We note that while we reviewed public information with respect to certain other companies in the Internet sector and the financial terms, to the extent publicly available, of certain business combinations involving companies in the Internet sector, there was no such company or transaction that we considered comparable to the Company or the Merger.

  We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Parent, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates in the case of the Company and judgments of the managements of the Company and Parent as to the financial performance of the Company and Parent, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

  Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we took into account the Company's commercial assessment regarding the timing of a transaction and the Company's ability to access the capital markets.

  In rendering our opinion, we have assumed that (i) the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company, (ii) obtaining the necessary regulatory approvals for the Merger will not have a material adverse effect on the Company or Parent, (iii) the Merger Consideration will not be reduced as a result of the adjustment, indemnification or escrow provisions of the Agreement and (iv) the full amount of the Tax Refund Amount will be paid to security holders of the Company. In addition, we are not expressing any opinion as to
(a) the prices at which the Parent Common Stock may trade following the date of this opinion or (b) the manner in which the Merger Consideration is allocated among the different classes of Company securities or among the different holders of such securities.

  Lazard Freres & Co. LLC is acting as investment banker to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, all of which is contingent upon the consummation of the Merger. As you know, certain managing directors of our Firm are limited partners of Providence Equity Partners LP, a significant stockholder of the Company. We have in the past provided investment banking services to the Company for which we expect to receive customary fees.

  Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors, and our opinion is rendered in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except for the inclusion of this letter in its entirety in the proxy statement/prospectus distributed to the security holders of the Company in connection with the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

  Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair in the aggregate to the stockholders of the Company taken as a whole, from a financial point of view.

Very truly yours,

Lazard Freres & Co. LLC

        /s/ Richard P. Emerson
By: _________________________________
          Richard P. Emerson
           Managing Director

                                                                         ANNEX E

                      DELAWARE CODE TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

(S) 262 Appraisal rights.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such a merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

  As permitted by Section 145 of the Delaware General Corporation Law, Lycos' Amended and Restated Certificate of Incorporation, as amended, included a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Delaware General Corporation Law and Lycos' Amended and Restated By-laws provide for indemnification of Lycos' directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Lycos, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful.

  Lycos has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of Lycos are also insured against certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by Lycos.

  Lycos has entered into separate indemnification agreements with its directors and officers. The indemnification agreements create certain indemnification obligations of Lycos in favor of the directors and officers and, as permitted by applicable law, will clarify and expand the circumstances under which a director or officer will be indemnified.

Item 21. Exhibits

   Exhibit
    Number    Description of Exhibits
   -------    -----------------------
     2.1      Agreement and Plan of Merger and Reorganization dated as of
              November 25, 1998 by and among Registrant, BF Acquisition Corp.,
              Wired Ventures, Inc., and H. William Jesse, Jr., Louis Rossetto
              and Paul J. Salem as Stockholder Representatives (filed as Annex
              A to the Proxy Statement/Prospectus forming a part of this
              Registration Statement).
     3.1*     Restated Certificate of Incorporation of the Registrant dated as of April 4, 1996.
     3.2*     Amended and Restated By-Laws of Registrant.
     3.3      Certificate of Amendment of Restated Certificate of Incorporation
              of the Registrant dated August 13, 1998.
     4.1*     Specimen Certificate of Registrant's Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form
              S-1 (Reg. No. 333-1354)).
     5.1s     Opinion of Hutchins, Wheeler & Dittmar, A Professional
              Corporation, as to the legality of the securities to be
              registered.
     8.1s     Opinion of Hutchins, Wheeler & Dittmar, A Professional
              Corporation, as to federal income tax consequences.
     8.2s     Opinion of Cooley Godward LLP, as to federal income tax
              consequences.
     9.1s     Wired Ventures, Inc. Voting Trust Agreement.
    10.1*     Subscription Agreement between Registrant and CMG@Ventures, dated
              June 16, 1995.
    10.2*     Subscription Agreement between Registrant and CMU, dated June 16,
              1995.
    10.3*     Subscription Agreement between Registrant and Dr. Mauldin, dated
              June 16, 1995.
    10.4*     Subscription Agreement between Registrant and Dr. Mauldin, dated
              February 9, 1996.
    10.5*     Subscription Agreement between Registrant and CMU, dated February
              9, 1996.
    10.6*     License Agreement among CMU, CMGI, CMG@Ventures, and Registrant, dated June 16, 1995, as amended.

 Exhibit
 Number       Description of Exhibits
 -------      -----------------------
 10.7*        Amendment and Waiver to License Agreement among CMU, CMGI,
              CMG@Ventures, Registrant and Dr. Mauldin, dated February 9, 1996.
 10.8*        Stockholders' Agreement between Registrant and Christopher Kitze, dated October 12, 1995.
 10.9*        Right of First Refusal Agreement between Registrant and
              Christopher Kitze, dated October 12, 1995.
 10.10*       Registration Rights Agreement among Registrant, CMU, CMG@Ventures and Dr. Mauldin, dated February 9, 1996.
 10.11*       Consulting, Non-Compete, Invention and Non-Disclosure Agreement
              between Registrant and Dr. Mauldin, dated June 16, 1995.
 10.12*       Non-Competition, Non-Disclosure and Developments Agreement
              between Point Communications Corporation and Christopher Kitze,
              dated October 12, 1995.
 10.13*       Letter Agreement between Robert J. Davis and Registrant dated
              October 12, 1995.
 10.14*       Lycos, Inc. 1995 Stock Option Plan.
 10.15*       Lycos, Inc. 1996 Stock Option Plan.
 10.16*       Lycos, Inc. 1996 Non-Employee Director Stock Option Plan.
 10.17*       Lycos, Inc. 1996 Employee Stock Purchase Plan.
 10.18*       Option Agreement between Registrant and Christopher Kitze, dated
              October 12, 1995.
 10.19*       Option Agreement between Registrant and Dr. Mauldin, dated
              February 9, 1996.
 10.20*       Option Agreement between Registrant and CMU, dated February 9,
              1996.
 10.21*       Letter Agreement between Fleet Bank of Massachusetts, N.A. and
              Registrant, dated January 31, 1996.
 10.22*       Office lease between Everett Realty Company and Point
              Communications, dated July 13, 1995.
 10.23*       Office lease between Rosewood III Associates, L.P. and
              Registrant, dated August 29, 1995, as amended.
 10.24*       Office lease between Wilpen, Inc. and Registrant dated October
              19, 1995.
 10.25*       Form of Indemnity Agreement between Registrant and its executive officers and directors.
 10.26*       Amendment to License Agreement among CMU, CMGI and Registrant, dated March 4, 1996.
 10.27**      Agreement between Registrant and Netscape Communications
              Corporation dated as of March 29, 1996.
 10.28***+    Agreement between Registrant and Netscape Communications
              Corporation dated as of April 1, 1997.
 10.29***+    Agreement between Registrant and Bertelsmann Internet Services
              GmbH dated as of May 1, 1997.
 10.30***+    Agreement between Registrant and GTE New Media Services dated as of November 18, 1996.
 10.31***     Office sublease between Praxis International and Registrant dated
              December 4, 1996.
 10.32*****+  Agreement between Registrant and Barnes and Noble.com, Inc. dated
              July 31, 1997.
 10.33****    Leggat McCall Properties Lease, dated January 30, 1998.

 Exhibit
 Number       Description of Exhibits
 -------      -----------------------
  10.34****+  Agreement between Registrant and Netscape Communications
              Corporation dated as of May 19, 1998.
  21.1s       Subsidiaries of the Registrant include:
              a.Tripod, Inc., a Delaware corporation, doing business as
              "Tripod;"
              b.WiseWire, Inc., a Pennsylvania corporation, doing business as
              "WiseWire;"
              c.WhoWhere, Inc., a California corporation, doing business as
              "WhoWhere;"
              d.GuestWorld, Inc., a Delaware corporation, doing business as
              "GuestWorld"; and
              e.BF Acquisition Corp., a Delaware corporation, doing business as
              "BF Acquisition Corp."
  23.1s       Consent of Hutchins, Wheeler & Dittmar, A Professional
              Corporation (set forth in Exhibit 5.1).
  23.2s       Consent of Cooley Godward LLP (set forth in Exhibit 8.2).
  23.3        Consent of KPMG Peat Marwick LLP, Independent Auditors of the
              Registrant.
  23.4        Consent of KPMG LLP, Independent Auditors of Ventures.
  24.1s       The power of attorney of officers and directors of the Registrant is set forth on the signature page of this Registration
              Statement.
  27.1        Financial Data Schedule.
  99.1s       Consent of Lazard Freres & Co. LLC (filed as Annex D to the Proxy
              Statement/Prospectus forming a part of this Registration
              Statement).
  99.2s       Form of Proxy for Special Meeting of Stockholders of Ventures.

--------
s   Previously filed.
* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-1354).
** Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1996 (File No. 0-27830).
*** Incorporated by reference from the Registrant's Quarterly Report on Form
    10-Q for the quarterly period ended April 30, 1997 (File No. 0-27830).
**** Incorporated by reference from the Registrant's Quarterly Report on Form
     10-Q for the quarterly period ended April 30, 1998 (File No. 0-27830). *****Incorporated by reference from the Registrant's Annual Report on Form 10-K for the annual period ended July 31, 1998.
+Confidential material omitted and filed separately with the Securities and Exchange Commission.

Item 22. Undertakings

A. Undertaking Regarding Filings Incorporating Subsequent Securities Exchange Act of 1934 Documents by Reference

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Undertaking in Respect of Indemnification

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

C. Undertaking Regarding 145(a) Transaction

  The undersigned registrant hereby undertakes as follows:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 19(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D. Undertaking in Response to Providing Information

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E. Undertaking Regarding Post-Effective Amendments

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 15th day of April, 1999.

                                          Lycos, Inc.

                                                     /s/ Robert J. Davis
                                          By: _________________________________
                                                      Robert J. Davis
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
        /s/ Robert J. Davis          President, Chief Executive      April 15, 1999
____________________________________  Officer and Director
          Robert J. Davis             (Principal Executive
                                      Officer)

        /s/ Edward M. Philip         Chief Operating Officer and     April 15, 1999
____________________________________  Chief Financial Officer
          Edward M. Philip            (Principal Financial and
                                      Accounting Officer)

                 *                   Director                        April 15, 1999
____________________________________
        John M. Connors, Jr.

                 *                   Director                        April 15, 1999
____________________________________
           Daniel J. Nova

                 *                   Director                        April 15, 1999
____________________________________
          Richard H. Sabot


   /s/ Edward M. Philip
*By: __________________________
  Edward M. Philip
  Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number       Description of Exhibits
 -------      -----------------------
   2.1*       Agreement and Plan of Merger and Reorganization dated as of
              November 25, 1998 by and among Registrant, BF Acquisition Corp.,
              Wired Ventures, Inc., and H. William Jesse, Jr., Louis Rossetto
              and Paul J. Salem as Stockholder Representatives (filed as Annex
              A to the Proxy Statement/Prospectus forming a part of this
              Registration Statement).
   3.1*       Restated Certificate of Incorporation of the Registrant dated as of April 4, 1996.
   3.2*       Amended and Restated By-Laws of Registrant.
   3.3        Certificate of Amendment of Restated Certificate of Incorporation
              of the Registrant dated August 13, 1998.
   4.1*       Specimen Certificate of Registrant's Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form
              S-1 (Reg. No. 333-1354)).
   5.1s       Opinion of Hutchins, Wheeler & Dittmar, A Professional
              Corporation, as to the legality of the securities to be
              registered.
   8.1s       Opinion of Hutchins, Wheeler & Dittmar, A Professional
              Corporation, as to federal income tax consequences.
   8.2s       Opinion of Cooley Godward LLP, as to federal income tax
              consequences.
   9.1s       Wired Ventures, Inc. Voting Trust Agreement.
  10.1*       Subscription Agreement between Registrant and CMG@Ventures, dated
              June 16, 1995.
  10.2*       Subscription Agreement between Registrant and CMU, dated June 16,
              1995.
  10.3*       Subscription Agreement between Registrant and Dr. Mauldin, dated
              June 16, 1995.
  10.4*       Subscription Agreement between Registrant and Dr. Mauldin, dated
              February 9, 1996.
  10.5*       Subscription Agreement between Registrant and CMU, dated February
              9, 1996.
  10.6*       License Agreement among CMU, CMGI, CMG@Ventures, and Registrant, dated June 16, 1995, as amended.
  10.7*       Amendment and Waiver to License Agreement among CMU, CMGI,
              CMG@Ventures, Registrant and Dr. Mauldin, dated February 9, 1996.
  10.8*       Stockholders' Agreement between Registrant and Christopher Kitze, dated October 12, 1995.
  10.9*       Right of First Refusal Agreement between Registrant and
              Christopher Kitze, dated October 12, 1995.
  10.10*      Registration Rights Agreement among Registrant, CMU, CMG@Ventures and Dr. Mauldin, dated February 9, 1996.
  10.11*      Consulting, Non-Compete, Invention and Non-Disclosure Agreement
              between Registrant and Dr. Mauldin, dated June 16, 1995.
  10.12*      Non-Competition, Non-Disclosure and Developments Agreement
              between Point Communications Corporation and Christopher Kitze,
              dated October 12, 1995.
  10.13*      Letter Agreement between Robert J. Davis and Registrant dated
              October 12, 1995.
  10.14*      Lycos, Inc. 1995 Stock Option Plan.
  10.15*      Lycos, Inc. 1996 Stock Option Plan.
  10.16*      Lycos, Inc. 1996 Non-Employee Director Stock Option Plan.
  10.17*      Lycos, Inc. 1996 Employee Stock Purchase Plan.
  10.18*      Option Agreement between Registrant and Christopher Kitze, dated
              October 12, 1995.

 Exhibit
 Number       Description of Exhibits
 -------      -----------------------
 10.19*       Option Agreement between Registrant and Dr. Mauldin, dated
              February 9, 1996.
 10.20*       Option Agreement between Registrant and CMU, dated February 9,
              1996.
 10.21*       Letter Agreement between Fleet Bank of Massachusetts, N.A. and
              Registrant, dated January 31, 1996.
 10.22*       Office lease between Everett Realty Company and Point
              Communications, dated July 13, 1995.
 10.23*       Office lease between Rosewood III Associates, L.P. and
              Registrant, dated August 29, 1995, as amended.
 10.24*       Office lease between Wilpen, Inc. and Registrant dated October
              19, 1995.
 10.25*       Form of Indemnity Agreement between Registrant and its executive officers and directors.
 10.26*       Amendment to License Agreement among CMU, CMGI and Registrant, dated March 4, 1996.
 10.27**      Agreement between Registrant and Netscape Communications
              Corporation dated as of March 29, 1996.
 10.28***+    Agreement between Registrant and Netscape Communications
              Corporation dated as of April 1, 1997.
 10.29***+    Agreement between Registrant and Bertelsmann Internet Services
              GmbH dated as of May 1, 1997.
 10.30***+    Agreement between Registrant and GTE New Media Services dated as of November 18, 1996.
 10.31***     Office sublease between Praxis International and Registrant dated
              December 4, 1996.
 10.32*****+  Agreement between Registrant and Barnes and Noble.com, Inc. dated
              July 31, 1997.
 10.33****    Leggat McCall Properties Lease, dated January 30, 1998.
 10.34****+   Agreement between Registrant and Netscape Communications
              Corporation dated as of May 19, 1998.
 21.1s        Subsidiaries of the Registrant include:
              a.Tripod, Inc., a Delaware corporation, doing business as
              "Tripod;"
              b.WiseWire, Inc., a Pennsylvania corporation, doing business as
              "WiseWire;"
              c.WhoWhere, Inc., a California corporation, doing business as
              "WhoWhere;"
              d.GuestWorld, Inc., a Delaware corporation, doing business as
              "GuestWorld"; and
              e.BF Acquisition Corp., a Delaware corporation, doing business as
              "BF Acquisition Corp."
 23.1s        Consent of Hutchins, Wheeler & Dittmar, A Professional
              Corporation (set forth in Exhibit 5.1).
 23.2s        Consent of Cooley Godward LLP (set forth in Exhibit 8.2).
 23.3         Consent of KPMG Peat Marwick LLP, Independent Auditors of the
              Registrant.
 23.4         Consent of KPMG LLP, Independent Auditors of Ventures.
 24.1s        The power of attorney of officers and directors of the Registrant is set forth on the signature page of this Registration
              Statement.
 27.1         Financial Data Schedule.
 99.1s        Consent of Lazard Freres & Co. LLC (filed as Annex IV to the
              Proxy Statement/Prospectus forming a part of this Registration
              Statement).
 99.2s        Form of Proxy for Special Meeting of Stockholders of Ventures.

--------
sPreviously filed.
* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-1354).
** Incorporated by reference from the Registrant's Quarterly Report on Form 10-
     Q for the quarterly period ended April 30, 1996 (File No. 0-27830).

***Incorporated by reference from the Registrant's Quarterly Report on Form 10-
    Q for the quarterly period ended April 30, 1997 (File No. 0-27830). ****Incorporated by reference from the Registrant's Quarterly Report on Form
    10-Q for the quarterly period ended April 30, 1998 (File No. 0-27830). *****Incorporated by reference from the Registrant's Annual Report on Form 10-K for the annual period ended July 31, 1998.
+Confidential material omitted and filed separately with the Securities and Exchange Commission.